     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 2000


                                                      REGISTRATION NO. 333-36544
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          THERMO ELECTRON CORPORATION

             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                          3569                    04-2209186
 (State or Other Jurisdiction of        (Primary Standard          (I.R.S. Employer
 Incorporation or Organization)     Industrial Classification    Identification No.)
                                          Code Number)

                                81 WYMAN STREET
                       WALTHAM, MASSACHUSETTS 02454-9046
                                 (781) 622-1000
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                          SANDRA L. LAMBERT, SECRETARY
                          THERMO ELECTRON CORPORATION
                                81 WYMAN STREET
                       WALTHAM, MASSACHUSETTS 02454-9046
                                 (781) 622-1000

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                         ------------------------------

                                   COPIES TO:

      SETH H. HOOGASIAN, ESQ.                      NEIL H. ARONSON, ESQ.
          GENERAL COUNSEL                       MINTZ, LEVIN, COHN, FERRIS,
    THERMO ELECTRON CORPORATION                    GLOVSKY & POPEO, P.C.
          81 WYMAN STREET                           ONE FINANCIAL CENTER
 WALTHAM, MASSACHUSETTS 02454-9046            BOSTON, MASSACHUSETTS 02111-2621
           (781) 622-1000                              (617) 542-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and upon the effective time of the merger (the "Merger") of Ecotek Acquisition Inc., a wholly-owned subsidiary of the Registrant, with and into Thermo Ecotek Corporation, which is expected to occur on the twentieth business day following the mailing of the information statement-prospectus included in this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS INFORMATION STATEMENT-PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS INFORMATION STATEMENT-PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 11, 2000


                           THERMO ECOTEK CORPORATION

                             INFORMATION STATEMENT

                            ------------------------

                          THERMO ELECTRON CORPORATION

                                   PROSPECTUS

    We are sending you this information statement-prospectus to describe the proposed merger between Thermo Ecotek Corporation and a subsidiary of Thermo Electron Corporation. As used in this information statement-prospectus, "we," "us" and "our" refer to Thermo Electron. Thermo Ecotek has not reviewed or approved this information statement-prospectus. If we complete this merger, Ecotek Acquisition Inc., a wholly-owned subsidiary of Thermo Electron, will merge with and into Thermo Ecotek Corporation, and unless you seek to exercise your appraisal rights, your shares of Thermo Ecotek common stock will be converted into shares of Thermo Electron common stock. For each of your shares of Thermo Ecotek common stock, you will receive 0.431 shares of Thermo Electron common stock. We will round the total number of shares of Thermo Electron common stock you receive down to the nearest whole number of shares, and you will receive a cash payment for any remaining fraction of a share.

    The board of directors of Thermo Electron has voted to merge Ecotek Acquisition into Thermo Ecotek. As of May 31, 2000, Thermo Electron owned approximately 93.6% of all outstanding shares of common stock of Thermo Ecotek. Prior to the merger, Thermo Electron will transfer all of the shares of Thermo Ecotek common stock that it owns to Ecotek Acquisition. Because Thermo Electron will cause the board of directors of Ecotek Acquisition to approve the merger, no further action by Thermo Ecotek stockholders is necessary to complete the merger. WE ARE NOT ASKING YOU FOR A PROXY TO VOTE YOUR SHARES AND YOU ARE REQUESTED NOT TO SEND US A PROXY TO VOTE YOUR SHARES. We expect the merger will be completed on the 20(th) business day following the mailing of this information statement-prospectus.


    This information statement-prospectus is also Thermo Electron's prospectus for the shares of Thermo Electron common stock that it will issue to Thermo Ecotek stockholders in the merger. Thermo Electron common stock trades on the New York Stock Exchange under the symbol "TMO." Thermo Ecotek common stock trades on the American Stock Exchange under the symbol "TCK." On July 10, 2000, the last reported sale price for Thermo Electron's common stock was $24.00 and the last reported sale price for Thermo Ecotek's common stock was $9.875.


    PLEASE CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS INFORMATION STATEMENT-PROSPECTUS REGARDING THERMO ECOTEK, THERMO ELECTRON AND THE MERGER, INCLUDING IN PARTICULAR THE DISCUSSION IN THE SECTION CALLED "RISK FACTORS" ON PAGES 11-16.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR THE SECURITIES TO BE ISSUED UNDER THIS INFORMATION STATEMENT-PROSPECTUS OR DETERMINED IF THIS INFORMATION STATEMENT-PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This information statement-prospectus is dated             , 2000 and was
first mailed to stockholders of Thermo Ecotek on or about             , 2000.

                       SOURCES OF ADDITIONAL INFORMATION

    THIS INFORMATION STATEMENT-PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THERMO ELECTRON OR THERMO ECOTEK THAT IS NOT INCLUDED OR DELIVERED WITH THIS DOCUMENT. SUCH INFORMATION IS AVAILABLE WITHOUT CHARGE TO THERMO ECOTEK STOCKHOLDERS UPON WRITTEN OR ORAL REQUEST. CONTACT SANDRA L. LAMBERT, CORPORATE SECRETARY, THERMO ELECTRON CORPORATION, 81 WYMAN STREET, WALTHAM, MASSACHUSETTS 02454 (TELEPHONE: (781) 622-1000;
FACSIMILE: (781) 768-6620). TO OBTAIN TIMELY DELIVERY OF REQUESTED DOCUMENTS PRIOR TO THE TIME BY WHICH YOU MUST EXERCISE YOUR APPRAISAL RIGHTS TO AVOID WAIVING THEM, YOU MUST REQUEST THE INCORPORATED INFORMATION NO LATER THAN
      , 2000. ALSO SEE "WHERE YOU CAN FIND MORE INFORMATION" IN THIS INFORMATION STATEMENT-PROSPECTUS.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY.....................................................       1

RISK FACTORS................................................      11

THE MERGER..................................................      17

FEDERAL INCOME TAX CONSEQUENCES.............................      32

INFORMATION ABOUT THERMO ELECTRON, THERMO ECOTEK AND
  ECOTEK ACQUISITION........................................      34

COMPARISON OF RIGHTS OF HOLDERS OF THERMO ECOTEK AND
  THERMO ELECTRON COMMON STOCK..............................      35

MATERIAL CONTRACTS..........................................      43

LEGAL OPINION...............................................      43

EXPERTS.....................................................      43

STOCKHOLDER PROPOSALS.......................................      43

WHERE YOU CAN FIND MORE INFORMATION.........................      44

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS............      46

INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS........     F-1

APPENDIX A--Section 262 of the Delaware General Corporation
  Law.......................................................     A-1

APPENDIX B--Annual Report on Form 10-K of Thermo Ecotek for
  the Fiscal Year Ended October 2, 1999, as Amended.........     B-1

APPENDIX C--Quarterly Report on Form 10-Q of Thermo Ecotek
  for the Quarter Ended April 1, 2000.......................     C-1

                                    SUMMARY

    As used in this information statement-prospectus, "we," "us" and "our" refer to Thermo Electron. Thermo Ecotek has not reviewed or approved this information statement-prospectus.

    This summary highlights selected information from this information statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. In addition, we incorporate by reference important business and financial information about Thermo Electron and Thermo Ecotek into this information statement-prospectus. You can obtain that information without charge by following the instructions in the section entitled "WHERE YOU CAN FIND MORE INFORMATION" on page 44 of this information statement-prospectus. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

PARTIES TO THE MERGER (SEE PAGE 34)

THERMO ELECTRON

    Thermo Electron develops, manufactures and sells measurement and detection instruments that its customers use to monitor, collect and analyze data. Thermo Electron, through its majority-owned subsidiary Thermo Ecotek, also operates electric power generation facilities.

    On January 31, 2000, Thermo Electron announced that its board of directors had authorized management to proceed with a major reorganization of the operations of Thermo Electron and its subsidiaries, including Thermo Ecotek. As part of this reorganization, Thermo Electron plans to:

    - acquire the minority interests in most of its public subsidiaries;

    - spin off its business that serves the health care industry with a range of medical products for diagnosis and monitoring, and its paper recycling and papermaking equipment business; and

    - sell various non-core businesses.

    The primary goal of the reorganization plan is for Thermo Electron and each of its spun-off subsidiaries to focus on their core businesses. The purpose of the merger described in this information statement-prospectus is to allow Thermo Electron to acquire the minority public interest in Thermo Ecotek as part of Thermo Electron's reorganization. Although we no longer consider Thermo Ecotek a core business under our new strategy, we expect to retain Thermo Ecotek after the merger while we continue to evaluate how to best exit that business and create maximum value for our stockholders.

    Thermo Electron's principal executive offices are located at 81 Wyman Street, Waltham, Massachusetts 02454-9046, and its telephone number is
(781) 622-1000.

THERMO ECOTEK

    Thermo Ecotek operates independent electric power generation facilities as well as a natural gas gathering, processing, storage and marketing business.

    As part of Thermo Electron's corporate reorganization, announced on January 31, 2000, Thermo Ecotek expects to sell its biopesticides subsidiary, Thermo Trilogy Corporation, which manufactures and sells environmentally friendly pest control products.

    Thermo Ecotek's principal executive offices are located at 245 Winter Street, Waltham, Massachusetts 02451-8709, and its telephone number is
(781) 622-1000.

ECOTEK ACQUISITION

    Ecotek Acquisition is a newly-formed Delaware corporation organized by Thermo Electron for the sole purpose of effecting the merger. Ecotek Acquisition has not conducted any prior business.

    Ecotek Acquisition's principal executive offices are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

NO STOCKHOLDER APPROVAL REQUIRED; THERMO ELECTRON AND ECOTEK ACQUISITION BOARD
  APPROVAL (SEE PAGE 17)

    We are not asking you to vote on the merger. At a meeting held on January 28, 2000, the board of directors of Thermo Electron resolved to acquire, by merger, the minority interest in Thermo Ecotek. Thermo Electron intends to acquire this minority interest by merging Ecotek Acquisition, a wholly-owned subsidiary of Thermo Electron, into Thermo Ecotek. As of May 31, 2000, Thermo Electron owned approximately 93.6% of the outstanding voting stock of Thermo Ecotek. Prior to the merger, Thermo Electron will transfer all of the shares of Thermo Ecotek stock that it owns to Ecotek Acquisition. Thermo Electron will cause the board of directors of Ecotek Acquisition to resolve that the merger will be effective on the filing of a certificate of ownership and merger in Delaware, which is expected to occur on the 20(th) business day following the mailing of this information statement-prospectus. Because Ecotek Acquisition will own approximately 93.6% of the outstanding voting stock of Thermo Ecotek, the resolution will be sufficient to authorize the merger under Delaware law, Thermo Ecotek's certificate of incorporation and Thermo Ecotek's bylaws.

    Though no stockholder vote is required, we note that directors and officers of Thermo Electron beneficially own approximately 2.5% of the voting securities of Thermo Electron. The directors and officers of Thermo Ecotek own approximately 1.7% of the voting securities of Thermo Ecotek.

THE MERGER (SEE PAGE 17)

    As a result of the contemplated transaction, Thermo Ecotek will become a wholly-owned subsidiary of Thermo Electron and Thermo Ecotek stockholders will have their shares of Thermo Ecotek common stock converted into shares of Thermo Electron common stock.

    Unless you exercise your appraisal rights, each share of Thermo Ecotek common stock that you own will be converted into 0.431 shares of Thermo Electron common stock. Thermo Electron will not issue any fractional shares. Instead, each Thermo Ecotek stockholder who would otherwise have been entitled to receive a fractional share of Thermo Electron common stock will receive cash in place of that fractional share.

    The exchange ratio (which affects the number of shares you will receive) will not change. The value of the shares you will receive may fluctuate between the date of this information statement-prospectus and the completion of the merger, based upon changes in the market price for Thermo Electron common stock.

FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 32)

    The merger is intended to qualify as a reorganization under the Internal Revenue Code, with the result that no gain or loss will generally be recognized by you as a Thermo Ecotek stockholder from your receipt of shares of Thermo Electron common stock in the merger. However, if the Internal Revenue Service succeeds in establishing a contrary view, you will recognize taxable gain or loss based on the difference between the value of the Thermo Electron shares you receive in the merger and the tax basis of the Thermo Ecotek shares you exchange. In general, Thermo Ecotek stockholders will recognize taxable gain from cash received in lieu of fractional shares in the merger. You should consult your own tax advisor for a full understanding of the merger's tax consequences. Additionally, no gain or loss will generally be recognized by Thermo Ecotek, Thermo Electron or Ecotek Acquisition as a result of the merger. Please read the section called "FEDERAL INCOME TAX CONSEQUENCES" for a fuller discussion of the tax consequences of the merger.

EXCHANGE OF SHARES (SEE PAGE 25)

    You will receive detailed instructions regarding the surrender of your stock certificates from Thermo Electron's exchange agent promptly following the effective time of the merger. You will receive certificates for Thermo Electron common stock as soon as practicable after the exchange agent receives your Thermo Ecotek stock certificates and other required documents. Please do not send any stock certificates to Thermo Electron, Thermo Ecotek or the exchange agent until you receive these instructions. If you are the record owner of your shares, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker or other nominee, your broker may charge you a fee. You should consult your broker or nominee to determine whether any charges will apply.

EFFECT OF THE MERGER ON THERMO ECOTEK STOCK OPTIONS AND DEBENTURES (SEE PAGE 26)

    Thermo Electron will assume Thermo Ecotek's stock option plans and any outstanding options to purchase shares of Thermo Ecotek common stock under these plans at the effective time of the merger. Thermo Ecotek's options will be exercisable for Thermo Electron common stock after the merger. The number of shares of Thermo Electron common stock underlying each option will equal the number of shares of Thermo Ecotek common stock underlying the option before the merger, multiplied by the exchange ratio. The exercise price for each assumed option will be calculated by dividing the exercise price of each Thermo Ecotek stock option before the merger by the exchange ratio, rounded up to the nearest whole cent.

    After the merger, Thermo Ecotek's non-interest bearing subordinated convertible debentures due March 15, 2001 and its 4.875% subordinated convertible debentures due April 15, 2004, will be convertible into shares of Thermo Electron common stock, instead of Thermo Ecotek common stock. The debentures are now convertible into Thermo Ecotek common stock at a price of $13.56 and $16.50 per share, respectively. A total of $1,820,000 principal amount of the non-interest bearing debentures and a total of $44,950,000 principal amount of the 4.875% debentures was outstanding as of May 31, 2000. Holders of the debentures will not have the right to require Thermo Ecotek to redeem the debentures as a result of the merger. With an exchange ratio of 0.431, the non-interest bearing debentures would be convertible into 57,852 shares of Thermo Electron common stock at a conversion price of $31.46 per share and the 4.875% debentures would be convertible into 1,174,243 shares of Thermo Electron common stock at a conversion price of $38.28 per share. See "THE MERGER--Effect of the Merger on Thermo Ecotek Stock Options and Debentures."

PURPOSES AND REASONS FOR THE MERGER (SEE PAGE 19)

    The purpose of the merger is to acquire all of the outstanding shares of Thermo Ecotek common stock as part of our overall reorganization. In deciding to undertake the merger, Thermo Electron considered the following factors, among others:

    - recent public capital market trends affecting small companies;

    - the latest trends in Thermo Ecotek's markets, primarily the independent electric power generation and biopesticides industries;

    - Thermo Ecotek's debt, including debt owed to Thermo Electron;

    - reducing the public information available to competitors about Thermo Ecotek's business, which would result from Thermo Ecotek no longer having to file reports with the Securities and Exchange Commission; and

    - the costs of being a public company, including elimination of fees associated with SEC reporting and the related legal and accounting fees, that Thermo Electron anticipates could result in savings of approximately $450,000 per year.

    Thermo Electron also considered the advantages and disadvantages of some alternatives to taking Thermo Ecotek private, including leaving Thermo Ecotek as a public majority-owned subsidiary. Thermo Electron considered the following factors, among others:

    - the relative lack of liquidity for Thermo Ecotek's common stock;

    - the impact on its own common stock of the issuance of shares to Thermo Ecotek's stockholders; and

    - the advancement of Thermo Electron's proposed corporate reorganization.

CONFLICTS OF INTEREST (SEE PAGE 22)

    In setting the exchange ratio, Thermo Electron's financial interest was adverse to the interest of the public stockholders of Thermo Ecotek. Thermo Electron set the exchange ratio on its own and without any negotiations with Thermo Ecotek.

    You should be aware that officers and directors of Thermo Ecotek may have interests in the merger that are different from, or in addition to, yours. These interests include ownership of Thermo Ecotek common stock and options to purchase Thermo Ecotek common stock, ownership of Thermo Electron common stock and options to purchase Thermo Electron common stock, and indemnification arrangements between the directors and Thermo Ecotek and Thermo Electron.

    In addition, four of Thermo Electron's officers and directors are also officers and directors of Thermo Ecotek and have interests that are in addition to, or different from, your interests.

CONDITIONS TO THE MERGER (SEE PAGE 27)

    A few limited conditions must be satisfied before the merger will be completed. These include:

    - the receipt by Thermo Electron of a tax opinion that the merger, more likely than not, will be treated for federal income tax purposes as a tax-free reorganization under Section 368(a) of the Internal Revenue Code; and

    - the effectiveness of the registration statement of which this information statement-prospectus forms a part.

ACCOUNTING TREATMENT (SEE PAGE 28)

    The merger, if completed, will be accounted for as the acquisition of a minority interest by Thermo Electron using the purchase method of accounting.

FEDERAL AND STATE REGULATORY REQUIREMENTS (SEE PAGE 28)

    Except for filing a certificate of ownership and merger in Delaware and except for compliance with federal and state securities laws, Thermo Electron is not aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with, or approval that must be obtained, in connection with the merger.

RESTRICTIONS ON THE ABILITY TO SELL THERMO ELECTRON STOCK (SEE PAGE 28)

    All shares of Thermo Electron common stock you receive in the merger will be freely transferable unless you are considered an "affiliate" of Thermo Electron under the Securities Act of 1933. Shares of Thermo Electron common stock held by its affiliates may only be sold under a registration statement or an exemption under the Securities Act.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS OF THERMO ECOTEK (SEE PAGE 29)

    If you object to the merger, Delaware law permits you to seek relief as a dissenting stockholder and have the "fair value" of your shares of Thermo Ecotek common stock determined by a court and paid to you in cash. This value may be more or less than the market value of the 0.431 shares of Thermo Electron common stock issuable for each share of Thermo Ecotek common stock in the merger. See "THE MERGER--Dissenters' and Appraisal Rights."

    The relevant provisions of Delaware law are technical in nature and complex. If you wish to exercise appraisal rights and obtain appraisal of the fair value of your shares, you may wish to consult with legal counsel because the failure to comply strictly with these provisions may result in waiver or forfeiture of your appraisal rights.

DIFFERENCES BETWEEN YOUR RIGHTS AS A THERMO ECOTEK STOCKHOLDER AND AS A THERMO
  ELECTRON STOCKHOLDER (SEE PAGE 35)

    There are differences between the rights you have as a holder of Thermo Ecotek common stock and the rights you will have as a holder of Thermo Electron common stock. For a description of these differences, please see the section called "COMPARISON OF RIGHTS OF HOLDERS OF THERMO ECOTEK AND THERMO ELECTRON COMMON STOCK."

FORWARD LOOKING STATEMENTS IN THIS INFORMATION STATEMENT-PROSPECTUS (SEE PAGE
  46)

    This information statement-prospectus and the documents incorporated by reference into this information statement-prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "RISK FACTORS" on pages 11-16.

                SELECTED FINANCIAL INFORMATION--THERMO ELECTRON

    The selected financial information presented below as of and for the fiscal years ended January 1, 2000, and January 2, 1999, and for the fiscal year ended January 3, 1998, has been derived from Thermo Electron's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report incorporated by reference into this information statement-prospectus. The selected financial information presented below as of January 3, 1998, and as of and for the fiscal years ended
December 28, 1996, and December 30, 1995, has been derived from Thermo Electron's consolidated financial statements, which have been audited by Arthur Andersen LLP, but have not been included or incorporated by reference herein. This information should be read in conjunction with Thermo Electron's consolidated financial statements and related notes incorporated by reference into this information statement-prospectus. The selected financial information as of and for the three months ended April 1, 2000, and April 3, 1999, has not been audited but, in our opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the three months ended April 1, 2000, are not necessarily indicative of results for the entire year.

                                               THREE MONTHS
                                                  ENDED
                                                                                           FISCAL YEAR(1)
                                           APRIL 1,    APRIL 3,    --------------------------------------------------------------
                                             2000        1999       1999(2)      1998(3)        1997       1996(4)        1995
                                          ----------   ---------   ----------   ----------   ----------   ----------   ----------
                                                                              (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues................................  $  598,929   $555,750    $2,471,193   $2,055,805   $1,979,602   $1,573,005   $1,059,064
Income (Loss) from Continuing Operations
  Before Extraordinary Items............      15,291     18,069       (14,580)     114,676      174,665      164,172       76,167
Net Income (Loss).......................      15,823     28,299      (174,573)     181,901      239,328      190,816      139,582
Earnings (Loss) per Share from
  Continuing
  Operations Before Extraordinary Items:
      Basic.............................         .10        .11          (.09)         .71         1.15         1.16          .60
      Diluted...........................         .09        .11          (.11)         .67         1.05         1.03          .55
Earnings (Loss) per Share:
      Basic.............................         .10        .18         (1.10)        1.12         1.57         1.35         1.10
      Diluted...........................         .09        .17         (1.13)        1.08         1.41         1.17          .95

BALANCE SHEET DATA (AT END OF PERIOD):
Working Capital.........................  $1,629,388               $1,450,858   $2,163,010   $2,001,963   $2,218,617   $1,317,146
Total Assets............................   5,177,187                5,181,842    5,421,060    4,961,046    4,546,942    3,247,952
Long Term Obligations...................   1,570,323                1,565,974    1,808,582    1,518,687    1,531,668    1,079,761
Minority Interest.......................     364,900                  364,278      399,512      464,191      364,163      200,868
Common Stock of Subsidiaries Subject to
  Redemption............................       7,692                    7,692       40,500       40,500        2,613           --
Shareholders' Investment................   2,014,251                2,014,486    2,254,802    2,007,862    1,755,576    1,311,311

OTHER DATA (UNAUDITED):
Book Value per Share....................  $    12.84               $    12.87   $    14.23   $    12.62   $    11.71   $     9.82
Cash Dividend Declared per Share........          --                       --           --           --           --           --

------------------------------

(1) Thermo Electron's 1999, 1998, 1997, 1996, and 1995 fiscal years ended January 1, 2000, January 2, 1999, January 3, 1998, December 28, 1996, and December 30, 1995, respectively.

(2) Reflects a $182.4 million pretax charge for restructuring and related costs.

(3) Reflects a $32.5 million pretax charge for restructuring and related costs, the issuance of $150.0 million principal amount of Thermo Electron's notes, and Thermo Electron's public offering of common stock for net proceeds of $290.1 million.

(4) Reflects the issuance of $585.0 million principal amount of Thermo Electron's convertible debentures.

                 SELECTED FINANCIAL INFORMATION--THERMO ECOTEK

    The selected financial information presented below as of and for the fiscal years ended October 2, 1999, and October 3, 1998, and for the fiscal year ended September 27, 1997, has been derived from Thermo Ecotek's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included in this information statement-prospectus. The selected financial information presented below as of the fiscal year ended September 27, 1997, as of and for the fiscal year ended September 28, 1996, and as of and for the nine month period ended September 30, 1995, has been derived from Thermo Ecotek's consolidated financial statements, which have been audited by Arthur Andersen LLP, but have not been included or incorporated by reference herein. This information should be read in conjunction with Thermo Ecotek's consolidated financial statements and related notes included in this information statement-prospectus. The selected financial information as of and for the six months ended April 1, 2000, and April 3, 1999, and for the fiscal year ended September 30, 1995, has not been audited but, in the opinion of Thermo Ecotek, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the six months ended April 1, 2000, are not necessarily indicative of results for the entire year.

                                                                                                                          NINE
                                                                                                                         MONTHS
                                         SIX MONTHS ENDED                           YEAR ENDED                          ENDED(6)
                                        -------------------   -------------------------------------------------------   ---------
                                        APR. 1,    APR. 3,    OCT. 2,    OCT. 3,    SEPT. 27,   SEPT. 28,   SEPT. 30,   SEPT. 30,
                                        2000(1)      1999     1999(2)    1998(3)     1997(4)     1996(5)      1995        1995
                                        --------   --------   --------   --------   ---------   ---------   ---------   ---------
                                                                 (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues..............................  $ 64,559   $ 81,411   $178,338   $175,943   $164,261    $148,389    $139,319    $107,139
Income (Loss) from Continuing
  Operations..........................     3,502      4,938    (56,957)    23,510     22,505      18,126      12,540      10,264
Net Income (Loss).....................    (9,593)     4,264    (59,420)    31,209     22,545      17,780      12,540      10,264
Earnings (Loss) per Share from
  Continuing Operations:
      Basic...........................       .10        .14      (1.58)       .80        .91         .77         .58         .46
      Diluted.........................       .10        .14      (1.58)       .65        .64         .54         .43         .34
Earnings (Loss) per Share:
      Basic...........................      (.27)       .12      (1.65)      1.07        .92         .76         .58         .46
      Diluted.........................      (.27)       .12      (1.65)       .86        .64         .54         .43         .34

BALANCE SHEET DATA (AT END OF PERIOD):
Working Capital.......................  $203,645              $117,688   $ 97,982   $103,826    $ 81,463                $ 58,361
Total Assets..........................   419,268               442,814    488,077    479,100     448,058                 390,476
Long-term Obligations.................    78,345                61,270     93,446    204,690     209,281                 202,360
Shareholders' Investment..............   185,700               190,981    249,562    147,328     129,687                  92,985

OTHER DATA:
Book Value per Share..................  $   5.16              $   5.31   $   6.96   $   6.01    $   5.35                $   4.00
Cash Dividends........................        --                    --         --         --          --                      --

------------------------------

(1) Reflects a provision for loss on disposal of discontinued operations of $12.6 million, net of an income tax benefit of $2.7 million.

(2) Reflects a $127.8 million pretax charge for restructuring and related costs, consisting of restructuring costs of $125.7 million and other expense of $2.1 million. Also reflects $13.5 million of unusual income.

(3) Reflects the conversion by Thermo Electron of $68.5 million principal amount of 4% subordinated convertible debentures.

(4) Reflects the April 1997 issuance of $50.0 million principal amount of 4.875% subordinated convertible debentures.

(5) Reflects the March 1996 issuance of $37.0 million principal amount of noninterest-bearing subordinated convertible debentures.

(6) In June 1995, Thermo Ecotek changed its fiscal year end from the Saturday nearest December 31 to the Saturday nearest September 30. Accordingly, Thermo Ecotek's 39-week transition period ended September 30, 1995, is presented. References to fiscal 1999, 1998, 1997, and 1996 are for the fiscal years ended October 2, 1999, October 3, 1998, September 27, 1997, and September 28, 1996.

          UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION

    The following table presents unaudited pro forma combined selected financial information for Thermo Electron and Thermo Ecotek, historical selected financial information for Thermo Electron and Thermo Ecotek, and unaudited pro forma combined per share data for Thermo Electron and Thermo Ecotek. The historical financial information is derived from the financial statements of Thermo Electron and Thermo Ecotek, included in or incorporated by reference into this information statement-prospectus. The pro forma information is derived from the pro forma combined condensed financial information included elsewhere in this information statement-prospectus. The unaudited pro forma consolidated condensed statement of operations data sets forth the results of continuing operations for the three months ended April 1, 2000, and the year ended January 1, 2000, as if the merger had become effective at the beginning of calendar 1999. The unaudited pro forma consolidated condensed balance sheet data sets forth the financial position as of April 1, 2000, as if the merger had become effective on April 1, 2000.

    This data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the merger been consummated prior to the periods indicated.

                                                             THREE MONTHS ENDED    FISCAL YEAR ENDED
                                                                APRIL 1, 2000       JANUARY 1, 2000
                                                             -------------------   ------------------
                                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
PRO FORMA COMBINED:
STATEMENT OF OPERATIONS DATA:
  Revenues.................................................      $  598,929             $2,417,193
  Income (Loss) from Continuing Operations Before
    Extraordinary Items....................................          15,303                (18,563)
BALANCE SHEET DATA (AT END OF PERIOD):
  Working Capital..........................................      $1,629,388
  Total Assets.............................................       5,186,138
  Long-term Obligations....................................       1,570,323
  Minority Interest........................................         352,317
  Common Stock of Subsidiary Subject to Redemption.........           7,692
  Shareholders' Investment.................................       2,035,785

PER SHARE DATA:
THERMO ELECTRON (HISTORICAL):
  Book Value per Common Share..............................      $    12.84
  Cash Dividends Declared per Share........................              --                     --
  Income (Loss) per Share from Continuing Operations Before
    Extraordinary Items:
      Basic................................................      $      .10             $     (.09)
      Diluted..............................................      $      .09             $     (.11)

PRO FORMA:
COMBINED PER SHARE OF THERMO ELECTRON STOCK:
  Book Value per Common Share..............................      $    12.89
  Cash Dividends Declared per Share........................              --                     --
  Income (Loss) per Share from Continuing Operations Before
    Extraordinary Items:
      Basic................................................      $      .10             $     (.12)
      Diluted..............................................      $      .09             $     (.14)

                                                             THREE MONTHS ENDED    FISCAL YEAR ENDED
                                                                APRIL 1, 2000       JANUARY 1, 2000
                                                             -------------------   ------------------
                                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
COMBINED PER THERMO ELECTRON SHARE EQUIVALENT (1):
  Book Value per Common Share..............................      $     5.56
  Cash Dividends Declared per Share........................              --                     --
  Income (Loss) per Share from Continuing Operations Before
    Extraordinary Items:
      Basic................................................      $      .04             $     (.05)
      Diluted..............................................      $      .04             $     (.06)

                                                              SIX MONTHS ENDED     FISCAL YEAR ENDED
                                                                APRIL 1, 2000       OCTOBER 2, 1999
                                                             -------------------   ------------------
THERMO ECOTEK (HISTORICAL):
  Book Value per Common Share..............................      $     5.16
  Cash Dividends Declared Per Share........................              --                     --
  Basic and Diluted Earnings (Loss) per Share from
    Continuing Operations..................................      $      .10             $    (1.58)

------------------------

(1) Pro forma combined per Thermo Electron share equivalent data has been calculated based on the pro forma combined data for Thermo Electron common stock, multiplied by the exchange ratio of 0.431. The exchange ratio is the
    0.431 shares of Thermo Electron common stock you would have received for each share of Thermo Ecotek common stock in the merger.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

    Thermo Electron's common stock is traded on the New York Stock Exchange under the symbol "TMO." Thermo Ecotek's common stock is traded on the American Stock Exchange under the symbol "TCK."

    The following table presents the closing prices per share of Thermo Ecotek's common stock and the closing prices per share of Thermo Electron's common stock on the following dates;

    - May 21, 1999, the last trading day before the May 24, 1999 public announcement of Thermo Electron's proposal, with no price having been determined, to take Thermo Ecotek private;

    - January 28, 2000, the last trading day before the public announcement that Thermo Electron would acquire the minority interest in Thermo Ecotek at an exchange ratio of 0.431; and


    - July 10, 2000, the last trading day before the date of this information statement-prospectus.


    The chart also presents, in the line entitled "Equivalent Per Share Price," the price per share of Thermo Ecotek common stock based upon the exchange ratio of 0.431 shares of Thermo Electron common stock for each share of Thermo Ecotek common stock.


                                                                          STOCK/DATE
                                                                          ----------
                                                        MAY 21, 1999   JANUARY 28, 2000   JULY 10, 2000
                                                        ------------   ----------------   -------------
Thermo Ecotek.........................................     $  8.50          $ 6.25          $  9.875
Thermo Electron.......................................      19.625           16.25             24.00
Equivalent Per Share Price............................        8.46            7.00             10.34


    You should obtain current stock price quotations for Thermo Electron's common stock and Thermo Ecotek's common stock.

                                  RISK FACTORS

    As used in this information statement-prospectus, "we," "us" and "our" refer to Thermo Electron. Thermo Ecotek has not reviewed or approved this information statement-prospectus.

    If you hold your shares of Thermo Ecotek common stock until the merger, you will receive shares of Thermo Electron common stock in the proposed merger in exchange for your Thermo Ecotek shares and will become a stockholder of Thermo Electron. The following important factors, among others, in some cases have affected, and in the future could affect, Thermo Electron's actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Thermo Electron. In addition to the other information contained in or incorporated by reference into this information statement-prospectus, you should carefully consider the following risk factors in deciding whether to exercise appraisal rights.

RISK RELATED TO THE MERGER

BECAUSE WE WILL NOT ADJUST THE EXCHANGE RATIO TO REFLECT CHANGES IN OUR OR THERMO ECOTEK'S STOCK PRICE, THE FIXED EXCHANGE RATIO USED IN THE MERGER MAY PROVE UNFAVORABLE TO YOU.

    We have fixed the exchange ratio at 0.431 shares of Thermo Electron common stock for each share of Thermo Ecotek common stock. We will not adjust the exchange ratio to reflect fluctuations in the market value of shares of Thermo Electron common stock or Thermo Ecotek common stock. If you do not properly exercise your appraisal rights in connection with the merger, you will be locked into the exchange ratio and you will not be able to capture gains from possible increases in the value of Thermo Ecotek common stock. You may incur losses from possible decreases in the value of Thermo Electron common stock.

WHILE THERMO ELECTRON WILL RECEIVE AN OPINION OF COUNSEL THAT THE MERGER MORE LIKELY THAN NOT WILL QUALIFY AS A TAX-FREE REORGANIZATION UNDER THE INTERNAL REVENUE CODE, THE INTERNAL REVENUE SERVICE MAY TAKE A CONTRARY VIEW.

    If the Internal Revenue Service succeeds in establishing that the merger does not qualify as a tax-free reorganization, you will recognize taxable gain or loss at the time of the merger based on the difference between the value of the Thermo Electron shares you receive in the merger and the tax basis of the Thermo Ecotek shares you exchange.

RISKS RELATED TO THERMO ELECTRON'S REORGANIZATION

BECAUSE THERMO ELECTRON'S REORGANIZATION IS VERY COMPLEX AND WILL REQUIRE THIRD PARTY AND GOVERNMENTAL CONSENTS AND APPROVALS, IT MAY NOT BE ABLE TO SUCCESSFULLY COMPLETE THIS REORGANIZATION OR TO DO SO ON THE TIME SCHEDULE IT CONTEMPLATES.

    Thermo Electron's reorganization consists of:

    - the acquisition of the public minority interest in most of its subsidiaries that have minority investors;

    - the spin-off to its stockholders of two of its businesses; and

    - the sale of a variety of non-core businesses.

In order to accomplish these objectives, Thermo Electron will need to obtain a variety of third party and governmental consents and approvals. In particular, in addition to the Internal Revenue Service ruling discussed below, Thermo Electron will need to obtain:

    - approval of the spin-offs and some of the other transactions by its board of directors;

    - when Thermo Electron makes a tender or exchange offer, the tender by minority stockholders of enough shares to allow it to own at least 90% of the target subsidiary's outstanding shares; and

    - the receipt of any necessary third party contractual consents.

    We must also make various filings with the SEC relating to the reorganization that must comply with the SEC's rules.

    If Thermo Electron does not receive these consents and approvals and make the required filings with the SEC in compliance with its rules, it may not be able to effect all aspects of its reorganization. If Thermo Electron is not able to effect all aspects of its reorganization, it may not be able to achieve all of the anticipated benefits of the reorganization. Until Thermo Electron completes the entire reorganization, it will continue to own and operate a diverse group of businesses, some of which may continue to have minority stockholders.

    Thermo Electron's reorganization is time-consuming and expensive, and consumes management resources. The failure of Thermo Electron's management to complete the proposed reorganization in a timely manner could negatively affect the public market's confidence in its management, which in turn may adversely affect the market price of Thermo Electron common stock.

THERMO ELECTRON DOES NOT EXPECT TO PROCEED WITH ITS TWO PLANNED SPIN-OFFS UNTIL IT RECEIVES A FAVORABLE RULING FROM THE INTERNAL REVENUE SERVICE, WHICH THE INTERNAL REVENUE SERVICE MAY NOT ISSUE OR MAY TAKE A SUBSTANTIAL PERIOD OF TIME TO ISSUE.

    Thermo Electron does not expect to spin off its paper recycling and paper making equipment business and its business that serves the health care industry with a range of medical products for diagnosis and monitoring unless it obtains a favorable ruling from the Internal Revenue Service. The Internal Revenue Service may not grant the necessary ruling or may seek to impose conditions to the granting of the ruling that are not acceptable to Thermo Electron. Thermo Electron does not expect the Internal Revenue Service to issue a tax ruling before the end of 2000, and additional delays are possible.

AS PART OF THERMO ELECTRON'S REORGANIZATION, IT SEEKS TO DIVEST A SIGNIFICANT NUMBER OF BUSINESSES; THERMO ELECTRON MAY NOT SUCCEED IN SELLING ALL OF THESE BUSINESSES IN A TIMELY MANNER OR AT PRICES IT CONSIDERS ACCEPTABLE.

    Thermo Electron plans to sell a significant number of businesses as part of its reorganization. This process will entail a number of risks:

    - Thermo Electron may not find buyers for all of these businesses.

    - The timing of these dispositions is uncertain.

    - Thermo Electron cannot be certain that the terms, including price, for the sale of these businesses will be acceptable to it.

    - Each of these sales will be subject to various conditions, including conditions in the agreements governing the transaction and the receipt of necessary governmental approvals.

EVEN IF THERMO ELECTRON SUCCEEDS IN COMPLETING ITS REORGANIZATION, IT WILL FACE A NUMBER OF CHALLENGES IN INTEGRATING ITS INSTRUMENT BUSINESS.

    Currently Thermo Electron operates its instrument business directly and through its Thermo Instrument Systems Inc. and Thermedics Inc. subsidiaries. Thermo Electron has conducted these operations largely as autonomous, unaffiliated businesses. As part of its reorganization, Thermo

Electron plans to manage these operations in a more coordinated manner. The following factors may make it difficult to successfully integrate and consolidate Thermo Electron's instrument operations:

    - Thermo Electron's success in integrating these businesses will depend on its ability to coordinate geographically separate organizations and integrate personnel with different business backgrounds and corporate cultures.

    - Thermo Electron's ability to combine these businesses will require coordination of administrative, sales and marketing, distribution and accounting and finance functions and expansion of information and management systems.

    - The integration process could disrupt Thermo Electron's instrument business.

    - Retaining key employees of these businesses may be difficult.

THERMO ELECTRON'S REORGANIZATION CONTEMPLATES THE ISSUANCE OF A SIGNIFICANT NUMBER OF ADDITIONAL SHARES OF ITS COMMON STOCK, WHICH MAY DEPRESS THE MARKET PRICE OF ITS SHARES.

    Thermo Electron expects to issue a substantial number of shares of its common stock or securities exercisable for shares of its common stock in connection with its reorganization. At May 31, 2000, 155,547,567 shares of Thermo Electron common stock were outstanding. The number of shares of Thermo Electron common stock outstanding may increase by as many as 55.2 million shares because, as part of Thermo Electron's reorganization:

    - Thermo Electron plans to exchange shares of its common stock for the common stock held by minority stockholders in a number of its public subsidiaries, including Thermo Ecotek. Thermo Electron expects to issue a total of approximately 22.3 million shares of its common stock in these transactions.

    - Thermo Electron plans to assume employee stock options in these transactions, including the merger with Thermo Ecotek, covering approximately 15.3 million shares of its common stock. In addition, Thermo Electron may be required to issue additional stock options to retain its key employees.

    - The debentures issued by some of Thermo Electron's subsidiaries, including Thermo Ecotek, will become convertible into shares of Thermo Electron common stock. Based on the total principal amounts outstanding of these debentures and the conversion prices at May 31, 2000, Thermo Electron expects these debentures to be convertible into approximately
      17.6 million shares of its common stock.

    The increase in the number of outstanding shares of Thermo Electron common stock, as well as the potential future issuance of shares of Thermo Electron common stock upon conversion of debentures or exercise of employee stock options, may depress the market price of Thermo Electron common stock.

THERMO ELECTRON IS UNABLE TO PREDICT THE LIQUIDITY OR PROSPECTIVE PERFORMANCE OF THE COMMON STOCK OF THE COMPANIES THAT IT INTENDS TO SPIN OFF.

    Thermo Electron is unable to predict the liquidity or market performance of the shares of the businesses it plans to spin off. Although Thermo Fibertek, the company that conducts its paper recycling and paper making equipment business, has publicly traded shares, the historic prices of these shares may not be representative of the trading price of Thermo Fibertek's common stock after the number of shares held by its stockholders other than Thermo Electron increases as a result of the spin-off. Thermo Electron currently conducts its business that serves the health care industry with a range of medical products for diagnosis and monitoring both directly and through subsidiaries. There is currently no public trading market for the shares of the company that will conduct this business following the proposed spin-off. The businesses that Thermo Electron is spinning off may not have the financial resources and management skills necessary to succeed as independent entities.

AS A RESULT OF THE SPIN-OFF OF THERMO FIBERTEK AND ITS SUBSIDIARIES, THERMO ELECTRON WILL REMAIN AS THE GUARANTOR OF INDEBTEDNESS AND STOCK REDEMPTION RIGHTS OF THESE COMPANIES EVEN THOUGH IT WILL NO LONGER CONTROL THEIR BUSINESS OR OPERATIONS.

    Thermo Electron has guaranteed the payment of principal and interest on $153 million principal amount of debentures issued by Thermo Fibertek Inc. These debentures mature in July 2004. Thermo Electron has also guaranteed the financial obligations of Thermo Fibergen Inc., a subsidiary of Thermo Fibertek, under stock redemption rights granted by Thermo Fibergen. Thermo Electron is contingently liable for $60.1 million under these stock redemption rights, which terminate in September 2000 and the remainder of which terminate in September 2001. Thermo Electron will remain liable as a guarantor for these obligations following the spin-offs, although it will no longer control the business or operations of Thermo Fibertek or its subsidiaries.

RISKS RELATED TO THERMO ELECTRON'S BUSINESS AND FINANCIAL CONDITION

THERMO ELECTRON'S STOCK PRICE MAY BE VOLATILE, WHICH COULD CAUSE YOU TO LOSE PART OR ALL OF YOUR INVESTMENT.


    The market price for Thermo Electron common stock can be very volatile. As of July 10, 2000, the 52-week range of the market price of Thermo Electron common stock was $12.75 to $26.875 per share. The market price for Thermo Electron common stock may be affected by a number of factors, including:


    - the risks described in this information statement-prospectus;

    - Thermo Electron's financial results; and

    - general market conditions.

    In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of Thermo Electron common stock.

WE HAVE ACQUIRED SEVERAL COMPANIES AND BUSINESSES; AS A RESULT WE HAVE RECORDED SIGNIFICANT GOODWILL ON OUR BALANCE SHEET, WHICH WE MUST CONTINUALLY EVALUATE FOR POTENTIAL IMPAIRMENT.

    We have acquired significant intangible assets, including approximately
$1.2 billion of cost in excess of net assets of acquired companies, or goodwill, that we have recorded on our balance sheet as of January 1, 2000. We amortize this goodwill principally over 40 year periods. We assess the future useful life of the goodwill we have on our books whenever events or changes in circumstances indicate that the current useful life has diminished. These events or circumstances generally include operating losses or a significant decline in earnings associated with the acquired business or asset. Goodwill amortization from our continuing operations was $35 million in fiscal 1999. In addition, in fiscal 1999 we wrote off $29 million of goodwill attributable to our continuing operations that we determined was impaired in connection with the planned sale of our power electronics and test equipment business.

    We expect to record additional goodwill in 2000 as a result of our acquisition of the minority interests in most of our publicly-traded subsidiaries. Our ability to realize the value of this asset will depend on future cash flows of the businesses in which we acquire these interests. These cash flows in turn depend in part on how well we can integrate these businesses.

IT MAY BE DIFFICULT FOR THERMO ELECTRON TO EXPAND BECAUSE SOME OF THE MARKETS FOR ITS PRODUCTS ARE NOT GROWING.

    Some of the markets in which Thermo Electron competes have been flat or declining over the past several years. To address this issue, Thermo Electron is pursuing a number of strategies to improve its internal growth, including:

    - finding new markets for its products;

    - developing new applications for its technologies;

    - combining sales and marketing operations in appropriate markets to compete more effectively;

    - actively funding research and development; and

    - strengthening its presence in selected geographic markets.

    Thermo Electron may not be able to successfully implement these strategies, and these strategies may not result in growth of Thermo Electron's business.

THERMO ELECTRON HAS SIGNIFICANT INTERNATIONAL OPERATIONS, WHICH ENTAIL THE RISK THAT EXCHANGE RATE FLUCTUATIONS MAY NEGATIVELY AFFECT DEMAND FOR ITS PRODUCTS AND ITS PROFITABILITY.

    Thermo Electron is a global company with substantial operations outside the United States. Thermo Electron intends to continue expanding its presence in international markets. In 1999, Thermo Electron's international revenues from continuing operations (including export revenues from the United States) accounted for approximately 63% of its total revenues. International revenues are subject to the risk that changes in exchange rates may adversely affect demand for products and the profitability in U.S. dollars of products and services provided by Thermo Electron in foreign markets, where payment for Thermo Electron's products and services is made in the local currency. For example, in the first quarter of fiscal 2000, the unfavorable effects of currency translation decreased revenues of Thermo Electron's continuing operations by $15.6 million.

THERMO ELECTRON MUST DEVELOP NEW PRODUCTS, ADAPT TO RAPID AND SIGNIFICANT TECHNOLOGICAL CHANGE AND RESPOND TO INTRODUCTIONS OF NEW PRODUCTS IN ORDER TO REMAIN COMPETITIVE.

    Our growth strategy includes significant investment in product development. We intend to increase our investment in research and development. We sell our products in several industries that are characterized by rapid and significant technological changes, frequent new product and service introductions and enhancements and evolving industry standards. Without the timely introduction of new products, services and enhancements, our products and services will likely become technologically obsolete over time, in which case our revenue and operating results would suffer.

    Our customers use many of our products to develop, test and manufacture their new products. As a result, we must anticipate industry trends and develop products in advance of the commercialization of our customers' products. If we fail to adequately predict our customers' needs and future activities, we may invest heavily in research and development of products and services that do not lead to significant revenue.

    Many of our products and products under development are technologically innovative and require significant planning, design, development and testing at the technological, product and manufacturing-process levels. These activities require us to make significant investments.

    Products in our markets undergo rapid and significant technological change because of quickly changing industry standards and the introduction of new products and technologies that make existing products and technologies uncompetitive or obsolete. Our competition may adapt more quickly to new technologies and changes in our customers' requirements than we can. The products we are currently developing, or those we will develop in the future, may not be technologically feasible or accepted by the marketplace, and our products or technologies could become uncompetitive or obsolete.

CHANGES IN GOVERNMENTAL REGULATIONS MAY REDUCE DEMAND FOR THERMO ELECTRON'S PRODUCTS OR INCREASE ITS EXPENSES.

    Thermo Electron competes in many markets in which it and its customers must comply with federal, state, local, and foreign regulations, such as environmental, health and safety, and food and drug regulations. Thermo Electron develops, configures, and markets its products to meet customer needs created by those regulations. These regulations may change in response to new scientific evidence or political or economic considerations. Any significant change in regulations could reduce demand for Thermo Electron's products. For example, many of Thermo Electron's instruments are marketed to the pharmaceutical industry for use in discovering and developing drugs. Changes in the Food and Drug Administration's regulation of the drug discovery and development process could have an adverse effect on the demand for these products.

DEMAND FOR SOME OF THERMO ELECTRON'S PRODUCTS DEPENDS ON THE CAPITAL SPENDING POLICIES OF ITS CUSTOMERS AND ON GOVERNMENT FUNDING POLICIES.

    Thermo Electron's customers include manufacturers of semiconductors and products incorporating semiconductors, pharmaceutical and chemical companies, laboratories, universities, healthcare providers, government agencies, and public and private research institutions. Many factors, including public policy spending priorities, available resources, and economic cycles, have a significant effect on the capital spending policies of these entities. These policies in turn can have a significant effect on the demand for Thermo Electron's products. For example, a reduction in discretionary capital spending by petrochemical, oil and gas, and mining companies, due to difficult market conditions, has adversely affected Thermo Electron's businesses operating in the process control industry. Similarly, softness in the semiconductor industry has resulted in lower revenues at some of Thermo Electron's businesses. Also, Thermo Electron's Thermedics Detection Inc. subsidiary has experienced lower demand for its detection instruments as a result of a shift in the process of recycling plastic containers in Europe, from sanitizing and reusing recyclables, to melting and re-forming plastic containers.

                                   THE MERGER

GENERAL

    We are furnishing this information statement-prospectus to you in connection with the proposed merger of Ecotek Acquisition, a wholly-owned subsidiary of Thermo Electron, with and into Thermo Ecotek. As used in this information statement-prospectus, "we," "us" and "our" refer to Thermo Electron. Thermo Ecotek has not reviewed or approved this information statement-prospectus.

    In the merger, each outstanding share of Thermo Ecotek common stock will be converted into 0.431 shares of Thermo Electron common stock. If the shares of Thermo Electron common stock that you would receive in the merger includes a fraction of a share of Thermo Electron common stock, Thermo Electron will instead pay you an amount in cash equal to that fractional interest rather than give you a fractional share of Thermo Electron common stock.

    This information statement-prospectus is to inform you of the merger. Your vote is not required for the merger. At a meeting held on January 28, 2000, the board of directors of Thermo Electron resolved to acquire, by merger, the minority interest in Thermo Ecotek. Thermo Electron intends to acquire this minority interest by merging Ecotek Acquisition, a wholly-owned subsidiary of Thermo Electron, into Thermo Ecotek. As of May 31, 2000, Thermo Electron owned approximately 93.6% of the outstanding voting stock of Thermo Ecotek. Prior to the merger, Thermo Electron will transfer all of the shares of Thermo Ecotek stock that it owns to Ecotek Acquisition. Thermo Electron will cause the board of directors of Ecotek Acquisition to resolve that the merger will be effective on the filing of a certificate of ownership and merger in Delaware, which is expected to occur on the 20(th) business day following the mailing of this information statement-prospectus. Because Ecotek Acquisition will own approximately 93.6% of the outstanding voting stock of Thermo Ecotek, the resolution will be sufficient to authorize the merger under Delaware law, Thermo Ecotek's certificate of incorporation and Thermo Ecotek's bylaws.

    This information statement-prospectus also constitutes a prospectus of Thermo Electron, which is a part of the registration statement on Form S-4 filed by Thermo Electron with the Securities and Exchange Commission under the Securities Act of 1933 in order to register the shares of Thermo Electron common stock to be issued to Thermo Ecotek's stockholders in the merger based on the exchange ratio of 0.431. The total number of shares of Thermo Electron common stock Thermo Electron will issue in the merger, based on the outstanding number of shares of Thermo Ecotek common stock on May 31, 2000, is approximately 992,447.

BACKGROUND: THERMO ELECTRON SPIN-OUTS AND REORGANIZATION PLANS

    Thermo Electron initially began the process of "spinning out" subsidiaries, or selling a minority interest in its wholly-owned subsidiaries to the public, with the spin-out of Thermedics Inc. in 1983. Over the next fifteen years, Thermo Electron spun out twenty additional subsidiaries and acquired the majority interest in two companies that were already publicly traded when they were acquired. The purposes of the spin-out process included incentivizing management and employees of the subsidiary with subsidiary-level stock options and other stock-based compensation, and allowing greater access to the capital markets at the subsidiary level. However, Thermo Electron ultimately determined that the creation of its many subsidiaries had generated confusion among the public as to its structure and the relationship among the various companies involved.

    In August 1998, Thermo Electron announced a comprehensive reorganization plan, the goals of which included the following:

    - reducing the complexity of Thermo Electron's corporate structure by taking private certain of its publicly traded subsidiaries;

    - improving competitiveness and improving management coordination;

    - retaining and growing businesses that Thermo Electron believed had the most growth and are the most profitable.

    In May 1999, Thermo Electron announced its plan to expand its reorganization plan by taking private four additional public subsidiaries, including Thermo Ecotek. The announcement indicated that the transaction involving Thermo Ecotek would be effected through an exchange of Thermo Electron common stock for the common stock of Thermo Ecotek.

    On January 31, 2000, Thermo Electron announced a revised reorganization plan, which was the result of a thorough re-evaluation of Thermo Electron's businesses and corporate structure. The reorganization plan calls for Thermo Electron to take the following steps:

    - acquire the public minority interest in most of its subsidiaries that have minority investors;

    - spin off its business that serves the health care industry with a range of medical products for diagnosis and monitoring and its paper recycling and paper making equipment business as dividends to Thermo Electron stockholders; and

    - sell several non-core businesses.

    The primary goal of the reorganization is for Thermo Electron and each of its spun-off subsidiaries to focus on their core businesses. The revised reorganization plan also includes the proposed sale of Thermo Ecotek's Thermo Trilogy subsidiary.

    The component of the reorganization plan that involves taking some subsidiaries private will reduce Thermo Electron's working capital by approximately $325 million (of $1.45 billion in working capital at January 1, 2000). The results of operations of the businesses to be sold or spun off as part of the reorganization are classified as discontinued operations in Thermo Electron's financial statements included in its Annual Report on Form 10-K for the year ended January 1, 2000. Revenues and loss from discontinued operations were $1.83 billion and $111.5 million, respectively, in 1999. In addition, Thermo Electron recorded a provision in 1999 of $50 million for the loss on disposal of discontinued operations.


    As of July 10, 2000, the status of the reorganization was as follows:


    - We had acquired for cash the publicly held minority equity interests in 13 of our subsidiaries;

    - We had filed registration statements with the SEC relating to the acquisitions of the publicly held minority equity interests in four of our subsidiaries, including Thermo Ecotek, for shares of our common stock in mergers;


    - We had completed exchange offers for the publicly held minority equity interests in two of our subsidiaries, Thermo Instrument Systems Inc. and Thermedics Inc.;


    - We were seeking buyers for two of our publicly traded subsidiaries;

    - We had filed a ruling request with the IRS relating to the two proposed spin-offs; and

    - We were evaluating our options for our subsidiary, Spectra-Physics Lasers, Inc.

We currently expect that we will complete the acquisitions of minority interests in our subsidiaries in the third quarter of 2000 and the spin-offs at the end of 2000 or early in 2001.


    In addition, as of July 10, 2000, we had sold businesses with total 1999 revenues of approximately $246.4 million under our reorganization plan. We received total gross proceeds, including both cash and non-cash consideration, of approximately $235.7 million from these sales.

    If we complete our reorganization as described above, we will not have any public subsidiaries, unless we decide to keep Spectra-Physics Lasers as a public subsidiary.

    We have acquired the minority public interest in some of our subsidiaries for cash, while in other cases we are issuing our common stock in exchange offers or mergers. The primary factor in our decision whether to offer the minority stockholders cash or our common stock was the outstanding principal amount, if any, and due date, of that subsidiary's convertible debentures. In a stock-for-stock merger or exchange offer, these debentures become convertible into our common stock. If we take the subsidiary private in a cash transaction, we must repay these debentures immediately.

BACKGROUND: THE MERGER

    The purpose of the merger is to enable Thermo Electron to acquire the public minority interest in Thermo Ecotek as part of its overall reorganization and to provide the public stockholders of Thermo Ecotek other than Thermo Electron with
0.431 shares of Thermo Electron common stock for each share of Thermo Ecotek common stock held by them, with a cash payment for fractional shares. Throughout this information statement-prospectus, the term "public stockholders" refers to all Thermo Ecotek stockholders other than Thermo Electron. Although we no longer consider Thermo Ecotek a core business under our new strategy, we expect to retain Thermo Ecotek after the merger while we continue to evaluate how to best exit this business and create maximum value for our stockholders. Thermo Electron expects to sell Thermo Ecotek's Thermo Trilogy subsidiary.

    In August 1998, Thermo Electron announced a comprehensive reorganization and, in May 1999, it expanded and modified the reorganization plan. In connection with the modified reorganization plan, Thermo Electron announced it intended to acquire the minority interest in Thermo Ecotek through a negotiated long-form merger with Thermo Ecotek. In November 1999, the board of directors of Thermo Ecotek decided that, because Thermo Electron controlled approximately 93.6% of the outstanding common stock of Thermo Ecotek, it wanted to appoint a special committee to act on behalf of and in the interests of its public stockholders to evaluate the merits of and negotiate the proposed transaction. The special committee would also make a recommendation to the full board of directors of Thermo Ecotek on whether or not to approve the transaction. The board appointed William H. Keough to act as the sole member of the special committee. The board authorized the single member committee to retain a legal advisor, an investment bank to provide a fairness opinion and any other professional advisors that the single member committee decided were necessary or appropriate to assist it in carrying out its duties. In January 2000, prior to commencement of negotiations with the single member committee, Thermo Electron decided to structure the merger as a short-form merger rather than pursue a negotiated merger in order to expedite the merger and to complete it within the same time frame as other proposed reorganization transactions. As a result, Thermo Ecotek voted to disband the single member committee.

PURPOSE AND REASONS FOR THE MERGER

    The purpose of the merger is to acquire all of the outstanding shares of Thermo Ecotek common stock as part of Thermo Electron's reorganization. In deciding to acquire all of the outstanding shares of Thermo Ecotek common stock at this time, Thermo Electron considered the following factors:

    - recent public capital market trends affecting small companies;

    - the latest trends in Thermo Ecotek's markets;

    - Thermo Ecotek's debt, including debt owed to Thermo Electron;

    - reducing the public information available to competitors about Thermo Ecotek's business, which would result from Thermo Ecotek no longer having to file reports with the SEC;

    - eliminating other burdens on management from public reporting and other tasks required of public companies, including, for example, the dedication of time and resources of management and of the board to stockholder and analyst inquiries, and investor and public relations;

    - the costs of being a public company, including elimination of fees associated with SEC reporting and the related legal and accounting fees, that Thermo Electron anticipates could result in savings of approximately $450,000 per year; and

    - the ability of Thermo Ecotek's management to focus on long-term business goals, as opposed to quarterly earnings, as a private company.

PROJECTED FINANCIAL DATA

    Thermo Ecotek does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. In connection with the merger, however, we had access to Thermo Ecotek's projections for its fiscal year ending September 30, 2000. These projections were prepared by management of Thermo Ecotek in the course of its regular business planning.

    We have included a summary of these Thermo Ecotek projections below. These projections do not reflect any of the effects of the merger or other changes that may in the future be appropriate concerning Thermo Ecotek and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing. Furthermore, these projections include the results from Thermo Ecotek's Thermo Trilogy subsidiary. We treat Thermo Trilogy as discontinued operations in Thermo Ecotek's financial statements that are included in this information statement-prospectus because of Thermo Ecotek's plan to sell this business. We and Thermo Ecotek believe that the assumptions were reasonable at the time Thermo Ecotek prepared the projections, given the information known by our and Thermo Ecotek's management.

    Thermo Ecotek did not prepare its projections for fiscal 2000 with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither Thermo Ecotek's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in these projections nor have they expressed any opinion or given any form of assurance on this information or its achievability. They assume no responsibility for, and disclaim any association with, this prospective financial information.

    In preparing its projections for fiscal 2000, Thermo Ecotek necessarily made numerous assumptions, many of which are beyond our or Thermo Ecotek's control and may prove not to have been, or may no longer be, accurate. Except as otherwise indicated, this information does not reflect revised prospects for Thermo Ecotek's business, changes in general business and economic conditions or any other transaction or event that has occurred or that may occur and that Thermo Ecotek did not anticipate at the time it prepared this information, including the proposed sale of Thermo Trilogy. Accordingly, this information is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below, and you should not regard our including these projections in this information statement-prospectus as a representation that they will be achieved.

    THE THERMO ECOTEK PROJECTIONS FOR FISCAL 2000 ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE FINANCIAL RESULTS AND STOCKHOLDER VALUE OF THERMO ECOTEK MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN THESE PROJECTIONS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND THERMO ECOTEK'S ABILITY TO CONTROL OR PREDICT. YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE PROJECTIONS. THERMO ECOTEK'S FUTURE FINANCIAL RESULTS MAY VARY MATERIALLY FROM THESE PROJECTIONS. NEITHER THERMO ECOTEK NOR WE INTEND TO UPDATE OR REVISE THESE PROJECTIONS.

                           THERMO ECOTEK PROJECTIONS
                                 (IN THOUSANDS)

                                                               FISCAL
                                                                YEAR
                                                                2000
                                                              --------
SELECTED INCOME STATEMENT DATA:
Revenues....................................................  $166,951
                                                              --------
Costs and Operating Expenses:
  Cost of revenues..........................................   124,864
  Operating expenses........................................    28,015
                                                              --------
                                                               152,879
                                                              --------
Operating Income............................................    14,072
Interest Income.............................................     3,650
Interest Expense............................................    (3,435)
Equity in Loss of Affiliates................................       120
Gain on Sale of Investments.................................        --
Other Expense, Net..........................................        80
                                                              --------
Income Before Provision for Income Taxes and Minority
  Interest..................................................    14,487
Provision for Income Taxes..................................     5,180
Minority Interest Expense...................................     1,500
                                                              --------
Net Income..................................................  $  7,807
                                                              ========
SELECTED BALANCE SHEET DATA:
Accounts Receivable, Net....................................  $ 57,898
Inventories.................................................    19,940
Prepaid Income Taxes and Other Current Assets...............     3,481
                                                              --------
Total Current Assets Excluding Cash and Investments.........    81,319
                                                              --------
Property, Plant and Equipment:
  Balance, beginning of year................................   203,606
  Additions.................................................    47,591
  Depreciation expense......................................   (16,533)
  Sales and retirements.....................................   (90,000)
                                                              --------
  Balance, End of Year......................................   144,664
                                                              --------
Cost in Excess of Net Assets of Acquired Companies..........       762

CONFLICTS OF INTEREST

    THERMO ELECTRON. In setting the exchange ratio, Thermo Electron's financial interest was adverse to the financial interest of the public stockholders of Thermo Ecotek. Thermo Electron set the exchange ratio on its own and without any negotiations with Thermo Ecoteck.

    THERMO ELECTRON'S DIRECTORS. Some of the members of Thermo Electron's board of directors own, or hold options to purchase, shares of Thermo Electron common stock and/or shares of common stock of Thermo Ecotek. These positions and equity interests presented these directors with actual or potential conflicts of interest in determining the exchange ratio and the other terms of the merger.

    Officers and directors of Thermo Ecotek who own shares of Thermo Ecotek common stock will receive shares of Thermo Electron common stock on the same terms as all of the Thermo Ecotek public stockholders.

    Several members of the board of directors and executive officers of Thermo Ecotek are directors or officers of Thermo Electron and its other affiliates, as set forth below:

    - Brian D. Holt, the president, chief executive officer and a director of Thermo Ecotek, is also the chief operating officer, energy and environment, of Thermo Electron and a director of Thermo TerraTech Inc., The Randers Killam Group Inc. and ThermoRetec Corporation.

    - Theo Melas-Kyriazi is the chief financial officer of both Thermo Ecotek and Thermo Electron.

    - Frank Jungers, the chairman of Thermo Ecotek's board of directors, is also a director of Thermo Electron and ThermoQuest Corporation.

    - William A. Rainville, a director of Thermo Ecotek, is also the chief operating officer, recycling and resource recovery, of Thermo Electron and a director of Thermo Fibergen Inc., Thermo Fibertek, Thermo TerraTech and ThermoRetec.

    Consequently, these directors and officers receive or have received compensation not only from Thermo Ecotek but also from Thermo Electron and/or its other affiliates.

    As of May 31, 2000, members of the board of directors and the executive officers of Thermo Ecotek collectively owned a total of 188,297 shares of Thermo Ecotek common stock. These individuals will receive approximately 81,156 shares of Thermo Electron common stock in the merger, based on the exchange ratio of 0.431.

    In addition, as of May 31, 2000, members of the board of directors and the executive officers of Thermo Ecotek collectively held options to acquire a total of 421,800 shares of Thermo Ecotek common stock, with exercise prices ranging from $5.50 to $19.33 per share, which will be assumed by Thermo Electron and be converted into options to acquire shares of Thermo Electron common stock on the same terms as all the other holders of Thermo Ecotek stock options. See "--Effect of the Merger on Thermo Ecotek Stock Options and Debentures."

    As of April 1, 2000, deferred units equal to 3,961 shares of Thermo Ecotek common stock have accumulated under Thermo Ecotek's deferred compensation plan for directors, which units will be converted into the right to receive 1,707 shares of Thermo Electron common stock (based on an exchange ratio of 0.431). See "--Deferred Compensation Plan for Directors."

    INDEMNIFICATION AGREEMENTS. Thermo Electron has entered into separate indemnification agreements with each of the members of the board of directors of Thermo Ecotek. These agreements provide for indemnification of and advancement of expenses to Thermo Ecotek directors directly by Thermo Electron in the event that a director, because of his or her status as a director or officer of Thermo Ecotek, or service as a director, officer or fiduciary of another company at the request of Thermo Electron, is made or threatened to be made a party to any action, suit or other proceeding, whether civil, criminal, administrative or investigative, if the director acted in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of Thermo Electron. In addition, with respect to any criminal action or proceeding, indemnification shall be made only if the director also had no reasonable cause to believe his or her conduct was unlawful. In the case of any threatened, pending or completed action, suit or proceeding by or in the right of Thermo Electron, indemnification shall be made to the maximum extent permitted under Delaware law.

    We entered into these indemnification agreements with Thermo Ecotek's officers and directors so that the indemnified officers and directors would have supplemental protection in the event that indemnification directly from Thermo Ecotek was not available either because of legal restricions or because Thermo Ecotek did not have the funds to cover the obligation.

EFFECTS OF THE MERGER

    Upon completion of the merger, Thermo Electron will have complete control over the conduct of Thermo Ecotek's business and will have a 100% interest in the net book value and net earnings of Thermo Ecotek. In addition, Thermo Electron will receive the benefit of complete control over any future increases in the value of Thermo Ecotek and will bear the complete risk of any losses incurred in the operation of Thermo Ecotek and any decrease in the value of Thermo Ecotek.

    Upon completion of the merger, the public stockholders will no longer have any interest in, and will not be stockholders of, Thermo Ecotek and will not participate in Thermo Ecotek's future earnings and potential growth and will no longer bear the risk of any decreases in the value of Thermo Ecotek. Once the merger is consummated, public trading of Thermo Ecotek common stock will cease. Thermo Electron intends to have the shares of Thermo Ecotek common stock delisted from the American Stock Exchange promptly following the effective date of the merger. Thermo Electron also intends to deregister the shares of Thermo Ecotek under the Exchange Act. As a result, Thermo Ecotek will no longer be required under the federal securities laws to file reports with the SEC and will no longer be subject to the proxy rules under the Exchange Act.

    As a condition to the completion of the merger, Thermo Electron will receive an opinion from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. that the merger, more likely than not, will be treated for federal income tax purposes as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. Provided that the merger does qualify as a reorganization, no gain or loss will generally be recognized for federal income tax purposes by Thermo Ecotek stockholders upon their receipt of shares of Thermo Electron common stock in exchange for their shares of Thermo Ecotek common stock, except to the extent of cash received in lieu of fractional shares. The opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. is subject to the limitations and qualifications set forth in the opinion, a copy of which is filed as Exhibit 8.1 to the registration statement of which this information statement-prospectus forms a part, and is based upon factual assumptions made by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and representations made by Thermo Electron, Thermo Ecotek and Ecotek Acquisition. Furthermore, the tax opinion is not binding on the Internal Revenue Service. If the Internal Revenue Service succeeds in establishing that the merger does not qualify as a tax-free reorganization, you will recognize taxable gain or loss at the time of the merger based on the difference between the value of the Thermo Electron shares you receive in the merger and the tax basis of the Thermo Ecotek shares you exchange. IN VIEW OF THE COMPLEXITIES OF FEDERAL INCOME AND OTHER TAX LAWS, YOU SHOULD CONSULT WITH A TAX ADVISOR REGARDING, AMONG OTHER THINGS, THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES OF THE MERGER APPLICABLE TO YOUR SPECIFIC CIRCUMSTANCES. See "FEDERAL INCOME TAX CONSEQUENCES."

CONDUCT OF THERMO ECOTEK'S BUSINESS AFTER THE MERGER

    Although we no longer consider Thermo Ecotek a core business under our new strategy, we expect to retain Thermo Ecotek after the merger while we continue to evaluate how to best exit this business and create maximum value for our stockholders. Thermo Electron does not currently have any commitment or agreement for the sale of any of Thermo Ecotek's businesses. Additionally, Thermo Electron does not currently contemplate any material change in the composition of Thermo Ecotek's current management, except that Thermo Electron intends to appoint a Board of Directors of Thermo Ecotek comprised solely of members of Thermo Ecotek's management after the merger.

    In connection with its reorganization, Thermo Electron currently intends to acquire all of the outstanding common stock of Thermo Ecotek that it does not currently own. If such transaction is completed, Thermo Ecotek will become a wholly-owned subsidiary of Thermo Electron.

    Except as otherwise described in this information statement-prospectus, Thermo Electron does not have, as of the date of this information statement-prospectus, any specific plans or proposals for:

    - any extraordinary corporate transaction involving Thermo Ecotek after the completion of the merger;

    - any sale or transfer of a material amount of assets currently held by Thermo Ecotek after the completion of the merger, other than the sale of its Thermo Trilogy subsidiary;

    - any change in the Board of Directors or management of Thermo Ecotek;

    - any material change in Thermo Ecotek's dividend rate or policy; or

    - any other material change in Thermo Ecotek's corporate structure or business.

CONDUCT OF THE BUSINESS OF THERMO ECOTEK IF THE MERGER IS NOT CONSUMMATED

    It the merger is not consummated, the board of directors expects that Thermo Ecotek's current management will continue to operate Thermo Ecotek's business substantially as currently operated, while we continue to evaluate how to best exit this business and create maximum value for Thermo Electron's stockholders. See "--Conduct of Thermo Ecotek's Business After the Merger." No other alternatives are currently being considered.

CONVERSION OF SECURITIES

    At the effective time of the merger, each share of Thermo Ecotek common stock, other than shares held in treasury by Thermo Ecotek, shares held by Thermo Electron and shares held by Thermo Ecotek's public stockholders, if any, who are entitled and who properly exercise their dissenters' rights under the Delaware General Corporation Law, as described below under "--Dissenters' and Appraisal Rights," will be automatically converted into the right to receive
0.431 shares of Thermo Electron common stock, subject to adjustment as set forth below. From and after the effective time, all shares of Thermo Ecotek common stock will no longer be outstanding and will be canceled and retired and will cease to exist. As soon as reasonably practicable after the effective time of the merger, Thermo Electron's exchange agent will send a letter of transmittal and instructions with respect to the surrender by Thermo Ecotek stockholders of their Thermo Ecotek stock certificates to each former Thermo Ecotek stockholder.

    Each holder of a stock certificate formerly representing shares of Thermo Ecotek common stock will after the effective time cease to have any rights with respect to the shares, other than the right to receive shares of Thermo Electron common stock for their shares of Thermo Ecotek common stock upon surrender of the stock certificate or in the case of stockholders who are entitled to and who properly exercise their dissenters' rights, the right to receive payment of the fair value of their shares. Holders of certificates previously representing shares of Thermo Ecotek stock will not be paid dividends or other distributions payable to holders of record of shares of Thermo Electron common stock as of any record date after the effective time of the merger, until their certificates are surrendered to the exchange agent. When their certificates are surrendered, any unpaid dividends with a record date after the effective time of the merger but prior to such surrender with respect to whole shares of Thermo Electron common stock and any cash in lieu of fractional shares of Thermo Electron common stock payable as described below will be paid without interest.

    In the merger, Thermo Ecotek stockholders will receive 0.431 shares of Thermo Electron common stock for each share of Thermo Ecotek common stock owned by them, rounded down to the nearest whole share, without interest, plus cash for any fractional share of Thermo Electron common stock. Holders of what would have been a fractional share of Thermo Electron common stock will receive cash equal to the closing price of Thermo Electron's common stock on the trading day preceding the closing date, multiplied by the fraction of the share of Thermo Electron common stock they would have received, rounded up to the nearest whole cent.

    Based on the exchange ratio of 0.431 shares of Thermo Electron common stock for every share of Thermo Ecotek common stock, Thermo Ecotek public stockholders would hold approximately 0.6% of the outstanding Thermo Electron common stock following the merger. Assuming both an exchange ratio of 0.431 and the exercise of all outstanding Thermo Ecotek stock options and debentures, which will, after the merger, be exercisable for or convertible into Thermo Electron common stock, Thermo Ecotek public stockholders would hold approximately 1.7% of the outstanding Thermo Electron common stock following the merger.

    You will not receive interest on the consideration payable upon the surrender of your stock certificates. Payment of the exchange ratio to a person who is not the registered holder of a stock certificate is conditioned upon the surrendered certificate being properly endorsed and otherwise in proper form for transfer, as determined by the exchange agent. Further, the person requesting payment will be required to pay any transfer or other taxes required because of the payment to a person other than the registered holder of the stock certificate, or establish to the satisfaction of the exchange agent that any necessary tax has been paid or is not payable. Six months after the effective time, Thermo Electron may require the exchange agent to deliver to it any shares of Thermo Electron common stock and any cash in lieu of fractional shares made available to the exchange agent which have not been disbursed to Thermo Ecotek common stockholders. Neither the exchange agent nor any party to the merger will be liable to any holder of stock certificates formerly representing shares for any amount paid pursuant to any applicable abandoned property, escheat or similar law.

    At the effective time, each share of common stock of Ecotek Acquisition will automatically be converted into one share of common stock of the surviving corporation. All shares held in treasury by Thermo Ecotek will, at the effective time, be canceled and cease to exist.

EFFECT OF THE MERGER ON THERMO ECOTEK STOCK OPTIONS AND DEBENTURES

    Thermo Ecotek has, from time to time, issued options to acquire shares of Thermo Ecotek common stock pursuant to Thermo Ecotek's Incentive Stock Option Plan, Directors Stock Option Plan, Amended and Restated Equity Incentive Plan and Amended and Restated Nonqualified Stock Option Plan. On the effective date of the merger, each outstanding option to acquire Thermo Ecotek shares under Thermo Ecotek's stock option plans, whether or not exercisable, will be assumed by Thermo Electron. Each stock option will continue to have, and be subject to, the same terms and conditions, including the vesting of shares issuable upon the exercise thereof, as were applicable to the stock option immediately prior to the effective date of the merger, except that:

    - each Thermo Ecotek stock option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Thermo Electron common stock equal to the product of the number of shares of Thermo Ecotek common stock that were issuable upon exercise of such stock option immediately prior to the effective date of the merger multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Thermo Electron common stock, and

    - the per share exercise price for the shares of Thermo Electron common stock issuable upon exercise of such assumed stock option will be equal to the quotient determined by dividing the exercise price per share of Thermo Ecotek common stock at which such stock option was exercisable immediately prior to the effective date of the merger by the exchange ratio, rounded up to the nearest whole cent.

    On the effective date of the merger, each outstanding option to purchase shares of Thermo Ecotek common stock under Thermo Ecotek's employees' stock purchase plan will also be assumed by Thermo

Electron. Each employee stock purchase plan stock option so assumed by Thermo Electron will continue to have, and be subject to, the same terms and conditions as set forth in the employee stock purchase plan immediately prior to the effective date of the merger, except that:

    - the assumed employee stock purchase plan stock option shall be exercisable for shares of Thermo Electron;

    - the purchase price per share of Thermo Electron common stock shall be the lower of (a) 85% of (x) the per share market value of the shares of Thermo Ecotek common stock on the grant date of the employee stock purchase plan stock option divided by (y) the exchange ratio, with the resulting price rounded up to the nearest whole cent, and (b) 85% of the market value of Thermo Electron common stock as of the exercise date of the employee stock purchase plan stock option; and

    - the $25,000 limit under Section 9.2(i) of the employee stock purchase plan shall be applied by taking into account Thermo Electron's assumption of the employee stock purchase plan stock options in accordance with
      Section 423(b)(8) of the Internal Revenue Code of 1986, as amended, and applicable regulations.

    After the merger, Thermo Ecotek's non-interest bearing subordinated convertible debentures due March 15, 2001 and its 4.875% subordinated convertible debentures due April 15, 2004, will be convertible into shares of Thermo Electron common stock, instead of Thermo Ecotek common stock. The debentures are now convertible into Thermo Ecotek common stock at a price of $13.56 and $16.50 per share, respectively. A total of $1,820,000 principal amount of the non-interest bearing debentures and a total of $44,950,000 principal amount of the 4.875% debentures was outstanding as of May 31, 2000. Holders of the debentures will not have the right to require Thermo Ecotek to redeem the debentures as a result of the merger. With an exchange ratio of 0.431, the non-interest bearing debentures would be convertible into 57,852 shares of Thermo Electron common stock at a conversion price of $31.46 per share and the 4.875% debentures would be convertible into 1,174,243 shares of Thermo Electron common stock at a conversion price of $38.28 per share.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

    On the effective date of the merger, Thermo Ecotek's deferred compensation plan for directors will terminate, and Thermo Ecotek will distribute to each participant Thermo Electron common stock in an amount equal to the balance of stock units credited as of the effective date of the merger multiplied by the exchange ratio or the equivalent value of Thermo Electron common stock in cash. Mr. Jungers currently has deferred units equal to 3,961 shares of Thermo Ecotek common stock under the deferred compensation plan. As a result, based on the exchange ratio of 0.431, he will receive 1,707 shares of Thermo Electron common stock on the effective date of the merger.

TRANSFER OF SHARES

    Shares of Thermo Ecotek common stock will not be transferred on the stock transfer books at or after the effective time. If certificates representing such shares are presented to Thermo Ecotek after the effective time, the shares will be canceled and exchanged for shares of Thermo Electron common stock and cash in lieu of fractional shares.

CONDITIONS TO THE MERGER

    The completion of the merger depends upon meeting a number of conditions, including the following:

    - the absence of any statute, injunction or other order that has the effect of making the merger illegal or otherwise prohibits consummation of the merger;

    - the effectiveness of the registration statement of which this information statement-prospectus forms a part and the absence of an order suspending the effectiveness of the registration statement;

    - the authorization for issuance on the New York Stock Exchange of all shares of Thermo Electron common stock issuable under the merger;

    - the receipt by Thermo Electron of a tax opinion that the merger, more likely than not, will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

    - no event that would result in the issuance of the rights to purchase Thermo Electron's Series B Junior Participating Preferred Stock shall have occurred.

ACCOUNTING TREATMENT

    The merger, if completed, will be accounted for as the acquisition of a minority interest by Thermo Electron using the purchase method of accounting.

REGULATORY APPROVALS

    There are no federal or state regulatory approvals required that have not already been obtained, nor any regulatory requirements not already complied with, in connection with the consummation of the merger by Thermo Electron, Ecotek Acquisition or Thermo Ecotek, except for (1) the requirements of the Delaware General Corporation Law relating to completion of the merger and
(2) the requirements of the federal and state securities laws.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF THERMO ECOTEK AND THERMO
  ELECTRON

    The shares of Thermo Electron common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for shares of Thermo Electron common stock issued to any person who is deemed to be an "affiliate" of either of Thermo Electron or Thermo Ecotek at the time of the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Thermo Electron or Thermo Ecotek and may include some of Thermo Electron's and Thermo Ecotek's respective officers and directors, as well as the principal stockholders of Thermo Electron or Thermo Ecotek. Affiliates may not sell their shares of Thermo Electron common stock acquired in the merger except pursuant to:

    - an effective registration statement under the Securities Act covering the resale of those shares;

    - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

    - any other applicable exemption under the Securities Act.

    Thermo Electron's registration statement on Form S-4, of which this information statement-prospectus forms a part, does not cover the resale of shares of Thermo Electron common stock to be received by affiliates in the merger.

LISTING ON THE NEW YORK STOCK EXCHANGE OF THERMO ELECTRON COMMON STOCK TO BE
  ISSUED IN THE MERGER

    Thermo Electron will use its best efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on the New York Stock Exchange before the completion of the merger.

DISSENTERS' AND APPRAISAL RIGHTS

    If the merger is consummated, a holder of record of Thermo Ecotek stock on the date of making a demand for appraisal, as described below, will be entitled to have those shares appraised by the Delaware Court of Chancery under
Section 262 of the Delaware corporation statute and to receive payment for the "fair value" of those shares instead of the consideration provided for in the merger. In order to be eligible to receive this payment, however, a stockholder must (1) continue to hold his or her shares through the time of the merger and
(2) strictly comply with the procedures discussed under Section 262.

    THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES IN SECTION 262. FAILURE TO FOLLOW ANY OF THESE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS UNDER
SECTION 262. THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL PROVISIONS OF
SECTION 262. The following summary is not a complete statement of Section 262 of the Delaware corporation statute, and is qualified in its entirety by reference to Section 262, which is incorporated herein by reference, together with any amendments to the laws that may be adopted after the date of this information statement-prospectus. A copy of Section 262 is attached as Appendix A to this information statement-prospectus.

    NOTICE REQUIREMENTS. Under Section 262, where a merger is accomplished pursuant to Section 253 of the Delaware General Corporation Law, either before or within ten days after the effective date of the merger, Thermo Ecotek, as the surviving corporation, is required to notify each stockholder of Thermo Ecotek entitled to appraisal rights of the merger and that appraisal rights are available to the stockholder. Such notice must also include a copy of
Section 262 and, if given on or after the effective date of the merger, specify the effective date of the merger.

    DEMAND FOR APPRAISAL. In order to exercise appraisal rights, a stockholder must, within twenty days after the date of mailing of the required notice, demand in writing from the surviving corporation an appraisal of his, her or its shares of Thermo Ecotek common stock. Such demand will be sufficient if it reasonably informs Thermo Ecotek of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of his, her or its shares of Thermo Ecotek common stock. Failure to make such demand on or before the expiration of such twenty day period will foreclose a stockholder's rights to appraisal. All demands should be delivered to Thermo Ecotek Corporation, c/o Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts, 02454, Attention: Corporate Secretary.

    Only a record holder of shares of Thermo Ecotek stock on the date of making a written demand for appraisal who continuously holds those shares through the time of the merger is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder's name appears on the holder's stock certificates representing shares of Thermo Ecotek stock. If Thermo Ecotek stock is owned of record in a fiduciary capacity by a trustee, guardian or custodian, the demand should be made in that capacity. If Thermo Ecotek stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record.

    An authorized agent, including an agent for one or more joint owners, may execute the demand for appraisal for a holder of record; that agent, however, must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares. If a stockholder holds shares of Thermo Ecotek stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

    A record holder such as a broker, fiduciary, depository or other nominee who holds shares of Thermo Ecotek stock as a nominee for more than one beneficial owner, some of whom desire to demand appraisal, may exercise appraisal rights on behalf of those beneficial owners with respect to the shares of Thermo Ecotek stock held for those beneficial owners. In that case, the written demand for appraisal should state the number of shares of Thermo Ecotek stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of Thermo Ecotek stock held in the name of the record owner.

    BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS WITHIN
TWENTY DAYS OF THE MAILING OF THE REQUIRED NOTICE.

    FILING OF PETITION. Within 120 days after the effective date of the merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from Thermo Ecotek a statement setting forth the aggregate number of shares of common stock with respect to which demands for appraisal were received by Thermo Ecotek and the number of holders of such shares. Thermo Ecotek must mail this statement within ten days after it receives the written request or within ten days after the expiration of the period for the delivery of demands as described above, whichever is later.

    Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with the requirements of
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Thermo Ecotek stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on Thermo Electron. If no petition is filed by either Thermo Ecotek or any dissenting shareholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease.

    Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation is under no obligation to, and has no present intention to, take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDER'S RIGHT TO AN APPRAISAL TO CEASE.

    HEARING IN CHANCERY COURT. If a petition for an appraisal is filed in a timely manner, at the hearing on the petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of Thermo Ecotek stock owned by those stockholders. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. The court will determine the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, to be paid, if any, upon the fair value. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable.

    Although Thermo Ecotek believes that the consideration to be received by its stockholders for their shares of Thermo Ecotek common stock is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the court and stockholders should recognize that such an appraisal could result in a determination of a value that is higher or lower than, or the same as, the merger consideration. Moreover, Thermo Electron does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Thermo Ecotek common stock is less than the merger consideration.

    DETERMINATION OF FAIR VALUE. In determining "fair value," the Delaware Court is required to take into account all relevant factors. In WEINBERGER V. UOP, INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.

    Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In CEDE & CO. V. TECHNICOLOR, INC., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In WEINBERGER, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

    EXPENSES. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney's fees and the fees and expenses of experts) be charged pro rata against the value of all shares of Thermo Ecotek stock entitled to appraisal. In the absence of a court determination or assessment, each party bears its own expenses.

    NO RIGHT TO VOTE OR RECEIVE DIVIDENDS. Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the merger, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on Thermo Ecotek stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the merger.

    WITHDRAWAL. A stockholder may withdraw a demand for appraisal and accept Thermo Electron common stock at any time within 60 days after the effective date of the merger, or thereafter may withdraw a demand for appraisal with the written approval of Thermo Ecotek. Notwithstanding the foregoing, if an appraisal proceeding is properly instituted, it may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the Court of Chancery's deeming the terms to be just. If, after the merger, a holder of Thermo Ecotek stock who had demanded appraisal for his shares fails to perfect or loses his right to appraisal, those shares will be treated as if they were converted into Thermo Electron common stock at the time of the merger.

    IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DELAWARE CORPORATE LAW, ANY THERMO ECOTEK STOCKHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT A LEGAL ADVISOR.

                        FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material United States federal income tax considerations relevant to the merger that are applicable to holders of Thermo Ecotek common stock. This discussion is based on currently existing provisions of the Internal Revenue Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Thermo Electron, Thermo Ecotek or Thermo Ecotek stockholders as described herein.

    Thermo Ecotek stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Thermo Ecotek stockholders in light of their particular circumstances, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who own their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not own their stock as a capital asset and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation. In addition, this discussion does not address the following topics:

    - the tax consequences of the merger under foreign, state or local tax laws;

    - the tax consequences of the assumption by Thermo Electron of outstanding options to acquire Thermo Ecotek common stock; or

    - the tax consequences to holders of the debentures.

    Accordingly, Thermo Ecotek stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger.

    As a condition to the consummation of the merger, Thermo Electron will receive an opinion from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. that the merger, more likely than not, will be treated for federal income tax purposes as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. In addition, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. has issued an opinion in connection with the filing of this registration statement, attached as Exhibit 8.1 to the registration statement of which this information statement-prospectus forms a part. This opinion addresses the same federal tax matters that will be the subject of the opinion to be delivered at the closing of the merger, but is based upon the law as in effect on the date of the registration statement and on the assumption that the merger will in fact be completed. The opinion that is attached as an exhibit is, and the closing opinion will be, subject to the assumptions, limitations and qualifications set forth in the opinion, and is or will be based upon factual representations made by the Thermo Electron, Ecotek Acquisition and Thermo Ecotek, including, without limitation, the matters discussed below.

    Regulations under Section 368 require, in order to obtain tax-free reorganization status, that at least one historic business of Thermo Ecotek be continued following the merger or, alternatively, that a significant portion of Thermo Ecotek's historic business assets be used in a business following the merger. The regulations contain an example in which, as part of the plan of reorganization, the business of the acquired company is immediately sold, resulting in failure to qualify for tax-free reorganization treatment.

    Thermo Electron has indicated its intent to sell Thermo Ecotek's Thermo Trilogy subsidiary, and in March 2000, Thermo Ecotek suspended operations at its Delano, California electric power generation facilities. However, Thermo Electron intends to continue to operate Thermo Ecotek's other businesses, including its other electric power-generating facilities, while Thermo Electron continues to evaluate how to best exit these businesses and obtain maximum value for stockholders. There is no current plan or agreement to sell such other businesses immediately or on any fixed timetable.

    The opinions of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. are summarized as follows:

    The merger, more likely than not, will be treated for federal income tax purposes as a tax-free reorganization under Section 368(a) and will result in the following federal income tax consequences, subject to the assumptions, limitations and qualifications referred to in this section and in the tax opinion:

    - No gain or loss will be recognized by Thermo Electron, Ecotek Acquisition or Thermo Ecotek as a result of the merger;

    - No gain or loss will be recognized by Thermo Ecotek stockholders upon the exchange of Thermo Ecotek common stock solely for Thermo Electron common stock in the merger, except to the extent of cash received in lieu of a fractional share of Thermo Electron common stock;

    - A Thermo Ecotek stockholder receiving cash in lieu of a fractional share of Thermo Electron common stock in the merger will recognize gain or loss measured by the difference between the amount of cash received and the basis in such fractional share;

    - The tax basis of Thermo Electron common stock received by Thermo Ecotek stockholders in the merger will be equal to the tax basis of Thermo Ecotek common stock exchanged therefor in the merger, excluding any basis allocable to a fractional share of Thermo Electron common stock for which cash was received and gain recognized;

    - The holding period for the shares of Thermo Electron common stock received by each Thermo Ecotek stockholder in the merger will include the holding period for the shares of Thermo Ecotek common stock exchanged therefor in the merger, provided that the shares of Thermo Ecotek common stock are held as capital assets at the effective time; and

    - In general, a Thermo Ecotek stockholder who exercises statutory appraisal rights will recognize gain or loss measured by the difference between the amount of cash received and the basis in the Thermo Ecotek common stock exchanged therefor. Any such stockholder should consult with its tax advisor for a full understanding of the tax consequences of the receipt of cash in respect of appraisal rights pursuant to the merger.

    The parties will not request a ruling from the Internal Revenue Service in connection with the merger. Thermo Ecotek stockholders should be aware that the Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. tax opinions described above do not bind the Internal Revenue Service and the IRS is therefore not precluded from successfully asserting a contrary opinion. A successful IRS challenge to the reorganization status of the merger would result in Thermo Ecotek stockholders recognizing taxable gain or loss with respect to each share of Thermo Ecotek common stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the effective time, of Thermo Electron common stock received in exchange therefor. In such event, a stockholder's tax basis in Thermo Electron common stock so received would equal its fair market value as of the effective time, and the stockholder's holding period for such stock would begin the day after the merger.

                INFORMATION ABOUT THERMO ELECTRON, THERMO ECOTEK
                             AND ECOTEK ACQUISITION

THERMO ELECTRON

    Thermo Electron develops, manufactures and sells measurement and detection instruments that its customers use to monitor, collect, and analyze data. Thermo Electron, through its majority-owned subsidiary Thermo Ecotek, also operates electric power generation facilities.

    On January 31, 2000, Thermo Electron announced that its board of directors had authorized management to proceed with a major reorganization of the operations of Thermo Electron and its subsidiaries, including Thermo Ecotek. As part of this reorganization, Thermo Electron plans to:

    - acquire the minority interests in most of its public subsidiaries;

    - spin off its business that serves the health care industry with a range of medical products for diagnosis and monitoring, and its paper recycling and papermaking equipment business; and

    - sell various non-core businesses.

    The primary goal of the reorganization plan is for Thermo Electron and each of its spun-off subsidiaries to focus on their core businesses. The purpose of the merger described in this information statement-prospectus is to allow Thermo Electron to acquire the minority public interest in Thermo Ecotek as part of Thermo Electron's reorganization.

    Although we no longer consider Thermo Ecotek a core business under our new strategy, we expect to retain Thermo Ecotek after the merger while we continue to evaluate how to best exit that business and create maximum value for our stockholders.

    Thermo Electron's principal executive offices are located at 81 Wyman Street, Waltham, Massachusetts 02454-9046, and its telephone number is
(781) 622-1000.

THERMO ECOTEK

    Thermo Ecotek operates independent electric power-generating facilities through joint ventures, limited partnerships, or wholly owned subsidiaries as well as a natural gas gathering, processing, storage and marketing business. As part of Thermo Electron's corporate reorganization, announced on January 31, 2000, Thermo Ecotek expects to sell its biopesticides subsidiary, Thermo Trilogy Corporation.

    Thermo Ecotek's principal executive offices are located at 245 Winter Street, Waltham, Massachusetts 02451-8709, and its telephone number is
(781) 622-1000.

ECOTEK ACQUISITION

    Ecotek Acquisition is a newly-formed Delaware corporation organized by Thermo Electron for the sole purpose of effecting the merger. Ecotek Acquisition has not conducted any prior business.

    Ecotek Acquisition's principal executive offices are located at 81 Wyman Street, Waltham, Massachusetts 02454-9046, and its telephone number is
(781) 622-1000.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                 THERMO ECOTEK AND THERMO ELECTRON COMMON STOCK

    This section of the information statement-prospectus describes differences between the rights of holders of Thermo Ecotek common stock and Thermo Electron common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Thermo Ecotek and being a stockholder of Thermo Electron.

    As a stockholder of Thermo Ecotek, your rights are governed by Thermo Ecotek's Certificate of Incorporation and Thermo Ecotek's Bylaws. After completion of the merger, you will become a stockholder of Thermo Electron. As a Thermo Electron stockholder, your rights will be governed by Thermo Electron's Certificate of Incorporation and Thermo Electron's Bylaws. Thermo Electron and Thermo Ecotek are each incorporated under the laws of the State of Delaware and accordingly, your rights as a stockholder will continue to be governed by the Delaware General Corporation Law after completion of the merger.

CLASSES OF COMMON STOCK OF THERMO ECOTEK AND THERMO ELECTRON

    Thermo Electron and Thermo Ecotek each has only one class of common stock issued and outstanding. There are 350,000,000 shares of Thermo Electron common stock authorized, and Thermo Ecotek currently has 50,000,000 shares of common stock authorized. As of May 31, 2000, there were 155,547,567 outstanding shares of Thermo Electron common stock, and an aggregate of 35,466,101 shares reserved for issuance upon conversion of convertible debentures and exercise of options. As of May 31, 2000, there were 35,996,592 outstanding shares of Thermo Ecotek common stock, and an aggregate of 3,807,305 shares reserved for issuance upon conversion of convertible debentures and exercise of options.

    Thermo Electron and Thermo Ecotek each has a large number of shares available for issuance that has been authorized but not yet issued. Each of Thermo Electron and Thermo Ecotek can issue up to its authorized number of shares of common stock without going to stockholders to ask for approval of an increase in its authorized shares, except in the following circumstances. Each of Thermo Electron and Thermo Ecotek is subject to the stockholder approval requirements of the stock exchanges on which its common stock is traded relating to issuance of common stock. The New York Stock Exchange, on which Thermo Electron common stock is listed, requires that Thermo Electron obtain stockholder approval for the listing of shares in the following cases:

    - issuing more than 20% of its outstanding common stock in a transaction or series of related transactions, other than a public offering for cash or a private financing involving the sale of common stock for cash at a price at least equal to the greater of book or market value of the common stock; or

    - issuing more than one percent of its common stock to a director, officer or substantial securityholder of Thermo Electron, or any of their affiliates, except that in the case of substantial securityholders only, the limit is increased to five percent if the sale of stock is for cash at a price at least equal to the greater of book or market value of the common stock.

    The American Stock Exchange, on which the Thermo Ecotek common stock is listed, requires that Thermo Ecotek obtain stockholder approval for the listing of shares in the following cases:

    - issuing more than 20% of its common stock for cash for less than the greater of book or market value of the common stock;

    - issuing more than five percent of its common stock in an acquisition if any director, officer or substantial securityholder of Thermo Ecotek individually has a five percent, or, collectively, a ten percent interest in the company or assets being acquired or the consideration to be paid in the acquisition; or

    - issuing more than 20% of its common stock in an acquisition.

    In addition, the Delaware General Corporation Law would require Thermo Electron and Thermo Ecotek to obtain stockholder approval to authorize a merger in which Thermo Electron or Thermo Ecotek, as the case may be, was (1) the surviving corporation and (2) obligated under the merger agreement to issue more than 20% of its shares outstanding immediately before the effective date of the merger.

    Accordingly, there are restrictions on the number of shares Thermo Electron and Thermo Ecotek can issue without stockholder approval in these circumstances.

    Thermo Electron has authorized a class of 50,000 shares of preferred stock, of which Thermo Electron currently has 40,000 shares designated as Series B junior participating preferred stock. The preferred stock is described below under "Preferred Stock."

CLASSIFIED BOARD OF DIRECTORS

    Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. Thermo Electron's board of directors is divided into three classes, as nearly equal in size as possible, with one class elected annually. Thermo Electron directors are elected for a term of three years. The term of each director is subject to the election and qualification of the director's successor and to the director's earlier death, resignation or removal. Thermo Electron's classified board of directors may make it more difficult for a third party to gain control of Thermo Electron.

    Thermo Ecotek's board of directors is not divided into different classes. Members of Thermo Ecotek's board of directors are elected by a majority of the votes cast at the annual meeting of the stockholders. Thermo Ecotek directors are elected until the next annual meeting of the stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

    The classified structure of Thermo Electron's board of directors serves to ensure continuity and stability in a corporation's leadership in part because, at any time, at least two-thirds of the board has had prior experience on the board. The structure also would moderate the pace of any change in control of Thermo Electron because all directors' terms do not expire at the same time, which extends the time required to elect a majority of the board.

NUMBER OF DIRECTORS

    Thermo Electron's board of directors currently consists of nine directors. The number of directors on Thermo Electron's board is determined by resolution of the board, but cannot be less than three.

    Thermo Ecotek's board of directors currently consists of five directors. The number of directors on Thermo Ecotek's board cannot be less than three nor more than thirteen. The exact number of directors is fixed from time to time by the board of directors or by the stockholders at an annual meeting.

    Because there are more directors on Thermo Electron's board than there are on Thermo Ecotek's board, more votes must be obtained in order for a vote to be approved or denied by Thermo Electron's board.

REMOVAL OF DIRECTORS

    Thermo Ecotek directors, or the entire Thermo Ecotek board, may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Thermo Ecotek common stock then entitled to vote at an election of directors.

    Neither the Certificate of Incorporation nor the Bylaws of Thermo Electron contain an explicit procedure for the removal of a member of the board of directors. Delaware law provides that unless otherwise provided in the certificate of incorporation of a company, a director of a classified board such as Thermo Electron's can be removed only for cause, by the holders of a majority of the shares then entitled to vote at an election of directors of such company. This means that, unlike for removal of a member of Thermo Ecotek's board, there must be a good reason for removing a member of Thermo Electron's board, and that members of Thermo Electron's board cannot simply be removed for no reason. This may make it harder to remove a member of Thermo Electron's board than it would be to remove a member of Thermo Ecotek's board.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Except as otherwise required by the Certificate of Incorporation or the Delaware General Corporation Law, any vacancies in Thermo Electron's and Thermo Ecotek's boards of directors, however occurring, or any newly-created directorship resulting from an increase in the number of seats on the board of directors, may be filled by vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Newly created directorships for Thermo Ecotek may also be filled by stockholders at the annual meeting or at a special meeting called for that purpose. Vacancies in Thermo Electron's Board may not be filled by stockholders. Newly created directorships or decreases in directorships in Thermo Electron's board of directors will be apportioned among the classes of directors so as to make all classes as nearly equal in number as practicable.

    To the extent reasonably possible, any newly created Thermo Electron directorship will be added to the class of directors whose term of office is to expire at the latest date following the creation of that directorship, unless otherwise provided for by resolution of the majority of the directors then in office. Any newly eliminated Thermo Electron directorship will be subtracted from the class whose office is to expire at the earliest date following the elimination of the directorship, unless otherwise provided for by resolution of the majority of the directors then in office.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    Thermo Electron stockholders may take action at annual or special meetings of stockholders, or by the written consent of stockholders having no less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote on the matter were present and voted.

    Thermo Ecotek stockholders may take action at annual or special meetings of stockholders, or by the written consent of stockholders having not less than 50% of all of the stock entitled to vote on the action if a meeting were held provided that no written consent shall have less than the minimum number of votes required by law for approval of the proposed action and that prompt notice be given to all stockholders of the taking of an action without a meeting if by less than unanimous consent.

ABILITY TO CALL SPECIAL MEETINGS

    Special meetings of Thermo Electron stockholders may be called only by Thermo Electron's board of directors, the chairman of the board of directors, or its chief executive officer. Special meetings of Thermo Ecotek stockholders may be called only by Thermo Ecotek's board of directors, the chairman of the board of directors, its president, or any vice president. This means that more people are allowed to call a special stockholders' meeting for Thermo Ecotek stockholders than are allowed to call a special stockholders' meeting for Thermo Electron stockholders. This could mean that it would be easier to call a special stockholders' meeting at Thermo Ecotek than at Thermo Electron, since more people have the ability to make the decision to call the meeting.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

    Thermo Electron's Bylaws allow stockholders to nominate candidates for election to Thermo Electron's board of directors or to propose business to be transacted at an annual stockholder meeting. However, such nominations and proposals may only be made by a stockholder who has given timely written notice to the secretary of Thermo Electron before the annual stockholder meeting in the manner described below.

    Under Thermo Electron's Bylaws, to be timely, notice of stockholder nominations or proposals to be made at an annual stockholder meeting must be delivered to the secretary of Thermo Electron not less than 60 days nor more than 75 days before the first anniversary of the date on which Thermo Electron first mailed its proxy materials for the preceding year's annual stockholder meeting. However, if the date of the annual meeting is moved ahead more than 30 days before or delayed by more than 30 days after the anniversary of the preceding year's annual stockholder meeting, notice to be timely must be delivered not later than the close of business on the later of (1) the 90(th) day prior to such annual meeting or (2) the tenth day following the day on which public announcement of the date of such meeting is first made.

    Stockholder nominations and proposals will not be brought before any Thermo Electron stockholder meeting unless the nomination or proposal was brought before the meeting in accordance with Thermo Electron's stockholder advance notice procedure, as set forth in the Bylaws.

    Thermo Ecotek does not have a provision in its Certificate of Incorporation or Bylaws requiring advance notice or a specific procedural process for stockholder nominations of candidates for election to the board of directors or for stockholder proposals before Thermo Ecotek's annual stockholder meeting.

AMENDMENT OF CERTIFICATE OF INCORPORATION

    Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation. Neither Thermo Electron nor Thermo Ecotek currently has a higher vote required by its Certificate of Incorporation in order to amend such documents.

AMENDMENT OF BYLAWS

    Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer that power upon the board of directors. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated that power.

    Thermo Electron's board of directors is authorized to alter, amend and repeal Thermo Electron's Bylaws or to make new Bylaws. Thermo Electron's Bylaws may also be altered, amended and repealed, or new Bylaws may be made, by the affirmative vote of the holders of a majority of the shares of capital stock of Thermo Electron issued and outstanding and entitled to vote, voting together as a single class, except that the affirmative vote of the holders of at least two-thirds of the shares of capital stock of Thermo Electron issued and outstanding and entitled to vote is required to alter, amend or repeal, or make new Bylaws inconsistent with, Article II, on matters relating to directors, or Article VI, on amendments to the Bylaws, of the Bylaws.

    Thermo Ecotek's board of directors is authorized to alter, amend and repeal Thermo Ecotek's Bylaws at any meeting of the board. Its Bylaws do not contain any supermajority voting requirements for amendments. This means that a lower shareholder vote is required to change sections of Thermo Ecotek's Bylaws than is required to change Article II and Article VI of Thermo Electron's Bylaws. However, since Thermo Electron controls the stockholder vote at Thermo Ecotek because of its ownership of more than 50% of Thermo Ecotek's outstanding common stock, the fact that a lower stockholder vote is required to change the Bylaws at Thermo Ecotek than at Thermo Electron does not have any practical effect as far as unaffiliated stockholders are concerned.

DELAWARE ANTI-TAKEOVER STATUTE

    Thermo Electron and Thermo Ecotek are both subject to Section 203 of the Delaware General Corporation Law, which may make it more difficult for a person who would be an "interested stockholder," as defined in Section 203, in each company to effect various business combinations with either company for a three-year period after becoming an interested stockholder. Under Delaware law, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. The respective certificates of incorporation and bylaws of Thermo Electron and Thermo Ecotek exclude neither company from the restrictions imposed by Section 203.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Delaware law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, which they had no reasonable cause to believe was unlawful.

    Thermo Electron's Certificate of Incorporation and Thermo Ecotek's Bylaws each provide for the indemnification of their respective officers and directors. The indemnification provisions state that any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action or suit brought by Thermo Electron or Thermo Ecotek, because that person either:

    - is or was a director or officer of Thermo Electron or Thermo Ecotek, or an employee or agent of Thermo Ecotek; or

    - is or was serving at the request of Thermo Electron or Thermo Ecotek, as a director or officer, or employee or agent, in the case of Thermo Ecotek, of another corporation, partnership, joint venture, trust or other enterprise;

will be indemnified against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, to the fullest extent permitted by Delaware law. These indemnification rights are not exclusive of any other right to which persons seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    In the case of any action or suit by Thermo Electron or Thermo Ecotek to procure a judgment in its favor, no indemnification will be made (1) except for expenses, including attorneys' fees, or (2) relating to any claim, issue or matter as to which the director or officer has been judged to be liable to Thermo Electron or Thermo Ecotek, unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the director or officer is entitled to indemnity for such expenses which the court finds proper.

    Additionally, each of Thermo Electron and Thermo Ecotek may pay expenses incurred by its directors or officers in defending a civil or criminal action, suit or proceeding in advance of the final disposition of that action, suit or proceeding. However, those payments will be made only if the company receives an undertaking by or on behalf of the director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the company.

PREFERRED STOCK

    Thermo Electron's board of directors may, without further action of Thermo Electron's stockholders, issue up to 50,000 shares of preferred stock, in one or more classes and one or more series and fix the number of shares in any class or series. In a certificate of designation filed on January 31, 1996, 40,000 shares of the preferred stock were designated as Series B junior participating preferred stock. The terms of the Series B junior participating preferred stock are described in "Stockholder Rights Plan," below. Thermo Electron's board may fix the rights and preferences of any class or series of the remaining 10,000 shares of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, maturity dates, redemption prices and liquidation preferences. The rights of the holders of Thermo Electron's common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Also, any issuance of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of Thermo Electron.

    Thermo Ecotek does not have any shares of preferred stock authorized. This means that, if Thermo Ecotek ever wanted to issue any shares of preferred stock, it would have to hold a stockholder meeting in order to get approval for the amendment to its certificate of incorporation that would be required in order to create a class of preferred stock.

STOCKHOLDER RIGHTS PLAN

    Under Delaware law, every corporation may create and issue rights entitling the holders of the rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of the shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights.

    Thermo Electron has entered into a rights agreement dated as of January 19, 1996 between Thermo Electron and BankBoston, N.A. as rights agent. As with most stockholder rights agreements, the terms of Thermo Electron's rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of Thermo Electron's common stock and to exercisability. The purpose of Thermo Electron's stockholder rights agreement is to encourage potential acquirors of a large percentage of Thermo Electron's common stock to initiate negotiations with the board of directors relating to the acquisition, rather than to proceed without the approval of the board. As described in more detail below, the rights would cause substantial dilution to any party attempting to acquire Thermo Electron unless the board of directors has found the transaction to be fair and in the best interests of stockholders.

    On January 19, 1996, Thermo Electron's board declared a dividend distribution of one right for each outstanding share of Thermo Electron common stock to stockholders of record at the close of business on January 29, 1996. Each right entitles the registered holder to purchase from Thermo Electron a unit consisting of one ten-thousandth of a share of Series B junior participating preferred stock at a purchase price of $250.00 in cash per unit, subject to adjustment. The following is a summary description of the terms of the rights. Please read the rights agreement for the complete description of the terms of the rights.

    Initially, the rights attach to all outstanding Thermo Electron common stock certificates and no separate rights certificates will be distributed. The rights will separate from Thermo Electron common stock, and a distribution date will occur, upon the earlier of the following events:

    - ten days after a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Thermo Electron common stock; or

    - ten business days following the start of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of Thermo Electron common stock.

    Until the distribution date:

    - the rights will be evidenced by Thermo Electron common stock certificates and will be transferred only with Thermo Electron common stock certificates;

    - new Thermo Electron common stock certificates will incorporate the rights agreement by reference; and

    - the surrender for transfer of any certificates of Thermo Electron common stock will also transfer the rights associated with Thermo Electron common stock represented by the certificate.

    The rights are not exercisable until the distribution date and will expire at the close of business on January 29, 2006, unless earlier redeemed or exchanged by Thermo Electron as described below.

    If a person acquires 15% or more of the shares of Thermo Electron common stock, except as part of an offer for all of the outstanding shares of Thermo Electron common stock that the board of directors has approved, if, each holder of a right will thereafter have the right to exercise the right for a number of shares of Thermo Electron common stock or, in some circumstances, cash, property or other securities of Thermo Electron, equal to the exercise price of the right divided by one-half of the current market price of Thermo Electron common stock on the date of the acquisition. However, rights are not exercisable following the acquisition until the rights are no longer redeemable by Thermo Electron as described below. Notwithstanding any of the foregoing, after the acquisition, all rights that are, or, as described in the rights agreement, were, beneficially owned by any acquiring person will be null and void. The event set forth in this paragraph is referred to as a "section 11(a)(ii) event."

    For example, at an exercise price of $250.00 per right, each holder of rights, other than acquiring persons or parties related to them, would be able to purchase, for $250.00, a number of shares of Thermo Electron common stock, or other consideration, as noted above, equal to $250.00 divided by one-half of the current market price of Thermo Electron common stock. Assuming that Thermo Electron common stock had a per share value of $50.00 at that time, holders of each valid right would be entitled to purchase ten shares of Thermo Electron common stock for $250.00.

    If, at any time after a person has become an acquiring person:

    - Thermo Electron is acquired in a merger or other transaction in which Thermo Electron is not the surviving corporation, or its common stock is changed or exchanged, other than a merger which follows an offer that is approved by the board of directors; or

    - 50% or more of Thermo Electron's assets or earning power is sold or transferred;

each holder of a valid right shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company equal to the exercise price of the right divided by one-half of the current market price of that company's common stock at the date the event occurs.

    For example, at an exercise price of $250.00 per right, each holder of rights, following an event described in the last paragraph, would be able to purchase, for $250.00, a number of shares of common stock of the acquiring company equal to $250.00 divided by one-half of the current market price of that company's common stock. Assuming that the common stock had a per share value of $100.00 at that time, holders of each valid right would be entitled to purchase five shares of common stock of the acquiring company for $250.00.

    At any time after a section 11(a)(ii) event, Thermo Electron's board may exchange all or a part of the rights, other than rights owned by the acquiring person that have become void, at an exchange ratio of one share of Thermo Electron common stock, or one ten-thousandth of a share of preferred stock, per right, subject to adjustment.

    The preferred stock purchasable upon exercise of the rights will not be redeemable. The rights of the preferred stock are protected by customary antidilution provisions and, in light of Thermo Electron's stock dividend in 1996, currently provide for the following:

    - a minimum preferential quarterly dividend payment of $100 per share and an aggregate dividend per share of preferred stock of 15,000 times the dividend declared per share of Thermo Electron common stock;

    - an aggregate payment per share of preferred stock, in the event of liquidation, of 15,000 times the payment made per share of Thermo Electron's common stock, with a minimum preferential liquidating payment of $100 per share;

    - 15,000 votes per share of preferred stock, voting together with Thermo Electron common stock; and

    - in the event of any merger, consolidation or other transaction in which Thermo Electron common stock is changed or exchanged, each share of preferred stock will be entitled to 15,000 times the amount received per share of Thermo Electron common stock.

    Because of the nature of the preferred stock's dividend, liquidation and voting rights, the value of one ten-thousandth of a share of preferred stock purchasable upon exercise of each right should approximate the value of one share of Thermo Electron common stock.

    At any time until ten days after the stock acquisition date, Thermo Electron may redeem the rights in whole, but not in part, at a price of $.01 per right, payable in cash or stock. Immediately upon the decision of the board of directors to redeem the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.01 redemption price.

    Until a right is exercised, holders of rights, as such, will have no rights as a stockholder of Thermo Electron, including the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to Thermo Electron, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for Thermo Electron common stock or other consideration or for common stock of the acquiring company as set forth above.

    The rights are intended to have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Thermo Electron without conditioning the offer on a substantial number of rights being acquired. The rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of Thermo Electron and its stockholders, as determined by a majority of the board of directors. The rights should not interfere with any merger or other business combination that is approved by the board of directors of Thermo Electron since the board of directors can decide, at any time prior to the close of business on the earlier of (1) the tenth day following the stock acquisition date or
(2) January 29, 2006, and in other specified circumstances, redeem all of the then outstanding rights at the redemption price.

    Thermo Ecotek has not entered into a stockholder's rights agreement. Accordingly, it does not have the protections against takeovers that are given by stockholder rights agreements. However, as noted above in this section under "Delaware Anti-Takeover Statute," Thermo Ecotek is subject to Section 203 of the Delaware General Corporation Law, which may inhibit unsolicited takeover attempts.

                               MATERIAL CONTRACTS

    Except as set forth in, or incorporated by reference in, this information statement-prospectus, since October 4, 1998, there have been no material contracts, arrangements, understandings, relationships, negotiations or transactions between us, on the one hand, and Thermo Ecotek or any of its officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

                                 LEGAL OPINION


    The validity of the shares of Thermo Electron common stock offered by this information statement-prospectus will be passed upon for Thermo Electron by Seth
H. Hoogasian, Esq. Mr. Hoogasian is a full-time employee of Thermo Electron, is an officer of Thermo Ecotek and Thermo Electron, and, as of July 10, 2000, owns or has the right to acquire 421,171 shares of Thermo Electron common stock, and 71,973 shares of the common stock of Thermo Electron's subsidiaries.


                                    EXPERTS

    The financial statements of Thermo Electron and Thermo Ecotek included in or incorporated by reference in this information statement-prospectus and the financial statement schedules included in or incorporated by reference in the registration statement of which this information statement-prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are included in or incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

                             STOCKHOLDER PROPOSALS

    If the merger is not completed, Thermo Ecotek will set a date for its 2000 annual meeting of stockholders. Pursuant to Rule 14a-8 under the Exchange Act, Thermo Ecotek stockholders may present proper proposals for inclusion in Thermo Ecotek's proxy statement and for consideration at its 2000 annual meeting of stockholders, in the event the merger is not completed, by submitting the proposals to Thermo Ecotek in a timely manner. In order to be included for the 2000 annual meeting, stockholder proposals must be received by Thermo Ecotek within a reasonable time before the meeting, and must otherwise comply with the requirements of Rule 14a-8.

                      WHERE YOU CAN FIND MORE INFORMATION

    THIS INFORMATION STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE, INCLUDING IMPORTANT BUSINESS AND FINANCIAL INFORMATION, WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS INFORMATION STATEMENT-PROSPECTUS.

    All documents filed by Thermo Electron pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this information statement-prospectus and before the effective date of the merger are incorporated by reference into and are deemed to be a part of this information statement-prospectus from the date of filing of those documents.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT.

THERMO ECOTEK

    The following documents, filed by Thermo Ecotek (File No. 1-13572) with the SEC, are hereby incorporated by reference into this information statement-prospectus:

    - Annual Report on Form 10-K for the fiscal year ended October 2, 1999, as amended by Form 10-K/A filed on May 4, 2000;

    - Current Report on Form 8-K filed on February 1, 2000 regarding the announcement that Thermo Ecotek will be merged into Thermo Electron;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended January 1,
      2000;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000; and

    - Current Report on Form 8-K filed on May 2, 2000 regarding financial results for the quarter ended April 1, 2000.

THERMO ELECTRON

    The following documents, filed by Thermo Electron (File No. 1-8002) with the SEC, are hereby incorporated by reference into this information statement-prospectus:

    - Annual Report on Form 10-K for the fiscal year ended January 1, 2000, as amended by Form 10-K/A filed on June 27, 2000;

    - Current Report on Form 8-K filed on February 1, 2000 regarding Thermo Electron's proposed reorganization plan;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000;

    - Proxy Statement dated April 19, 2000, filed with the SEC on April 21,
      2000;

    - Current Report on Form 8-K filed on May 2, 2000 regarding financial results for the quarter ended April 1, 2000;

    - Current Report on Form 8-K filed on June 14, 2000 regarding financial results for the quarter and fiscal year ended January 1, 2000;


    - Current Report on Form 8-K filed on June 30, 2000 regarding the completion of Thermo Electron's previously announced exchange offers for Thermo Instrument Systems Inc. and Thermedics Inc.;



    - Current Report on Form 8-K filed on July 11, 2000 regarding the appointment of Marijn Dekkers as Chief Operating Officer;

    - The description of Thermo Electron common stock which is contained in Thermo Electron's Registration Statement on Form 8-A filed under the Exchange Act on September 9, 1999; and



    - The description of Thermo Electron's preferred stock purchase rights which is contained in Thermo Electron's Registration Statement on Form 8-A filed under the Exchange Act on June 21, 1999.


    Any statement contained in a document incorporated or deemed to be incorporated by reference into this information statement-prospectus will be deemed to be modified or superseded for purposes of this information statement-prospectus to the extent that a statement contained in this information statement-prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this information statement-prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this information statement-prospectus.

    The documents incorporated by reference into this information statement-prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this information statement-prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this information statement-prospectus are not themselves specifically incorporated by reference in this information statement-prospectus, then such exhibits will not
be provided. ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY       , 2000 TO ENSURE
TIMELY DELIVERY OF THE DOCUMENTS.

    Requests for documents relating to Thermo Ecotek or Thermo Electron should be directed to: Sandra L. Lambert, Corporate Secretary, Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454 (telephone:
(781) 622-1000; facsimile: (781) 768-6620).

    Thermo Electron and Thermo Ecotek file reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza                Citicorp Center                Seven World Trade Center
Room 1024                      500 West Madison Street        13th Floor
450 Fifth Street, N.W.         Suite 1400                     New York, New York 10048
Washington, D.C. 20549         Chicago, Illinois 60661

    Reports, proxy statements and other information concerning Thermo Ecotek may be inspected at:

             The American Stock Exchange
             86 Trinity Place
             New York, New York 10006-1881

    Reports, proxy statements and other information concerning Thermo Electron may be inspected at:

             The New York Stock Exchange
             20 Broad Street
             New York, New York 10005

    Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room at the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains an Internet site that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

    Thermo Electron has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Thermo Electron common stock to be issued to Thermo Ecotek stockholders in the merger. This information statement-prospectus constitutes the prospectus of Thermo Electron filed as part of the registration statement. This information statement-prospectus does not contain all of the information set forth in the registration statement because Thermo Electron has omitted parts of the registration statement in accordance with the SEC's rules. The registration statement and its exhibits are available for inspection and copying as set forth above.

    Copies of Thermo Ecotek's Annual Report on Form 10-K for the fiscal year ended October 2, 1999 (including the Exhibit 13 filed with Amendment No. 1 to its Annual Report on Form 10-K for the fiscal year ended October 2, 1999) and its Quarterly Report on Form 10-Q for the quarter ended April 1, 2000 are attached to this information statement-prospectus as Appendices B and C, respectively. Please read each of such documents in their entirety for the important information they contain regarding the business of Thermo Ecotek.

    If you have any questions about the merger, you should call our information agent, D.F. King & Co., Inc. If you are a banker or broker, call collect at
(212) 269-5550. All others should call toll-free at (800) 290-6433.

    THIS INFORMATION STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS INFORMATION STATEMENT-PROSPECTUS, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS INFORMATION STATEMENT-PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS INFORMATION STATEMENT-PROSPECTUS BY REFERENCE OR IN THE AFFAIRS OF THERMO ELECTRON OR THERMO ECOTEK SINCE THE DATE OF THIS INFORMATION STATEMENT-PROSPECTUS.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    This information statement-prospectus and the information that we incorporate by reference into this information statement-prospectus include statements that are subject to risks and uncertainties and are based on the beliefs and assumptions of our and Thermo Ecotek's management, based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of our and Thermo Ecotek's operations set forth:

    - under "Summary," "Risk Factors," "Information About Thermo Electron, Thermo Ecotek and Ecotek Acquisition" "The Merger" and "Unaudited Pro Forma Combined Selected Financial Information" in this information statement-prospectus;

    - under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our and Thermo Ecotek's Annual Reports on Form 10-K that we incorporate by reference into this information statement-prospectus; and

    - under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our and Thermo Ecotek's Quarterly Reports on Form 10-Q that we incorporate by reference into this information statement-prospectus.

    Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Thermo Electron and Thermo Ecotek may differ materially from those expressed in the forward-looking statements. Many of the important factors that will determine these results and values are beyond our ability to control or predict. You should not put undue reliance on any forward-looking statements. For a discussion of important factors that may cause actual results to differ materially from those suggested by the forward-looking statements, you should read carefully the section of this information statement-prospectus captioned "Risk Factors" that starts on page 11.

                          THERMO ELECTRON CORPORATION

              INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                                                                PAGE
                                                              --------
Pro Forma Consolidated Condensed Financial Information of
  Thermo Electron Corporation (Unaudited)...................     F-2

Pro Forma Consolidated Condensed Statement of Continuing
  Operations for the
  three months ended April 1, 2000..........................     F-3

Pro Forma Consolidated Condensed Statement of Continuing
  Operations for the
  year ended January 1, 2000................................     F-4

Pro Forma Consolidated Condensed Balance Sheet as of
  April 1, 2000.............................................     F-5

Notes to Pro Forma Consolidated Condensed Financial
  Statements................................................     F-6

                          THERMO ELECTRON CORPORATION

             PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The following unaudited pro forma consolidated condensed statement of continuing operations sets forth the results of continuing operations for the three months ended April 1, 2000, and the year ended January 1, 2000, as if the merger had become effective at the beginning of calendar 1999. The following unaudited pro forma consolidated condensed balance sheet sets forth the financial position as of April 1, 2000, as if the merger had become effective on April 1, 2000. For purposes of determining the number of shares of Thermo Electron that will be issued in the merger, an exchange ratio of .431 shares of Thermo Electron common stock for each share of Thermo Ecotek common stock not already owned by Thermo Electron has been used. The pro forma results of continuing operations are not necessarily indicative of future operations or the actual results that would have occurred had the merger become effective at the beginning of calendar 1999.

                          THERMO ELECTRON CORPORATION

      PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF CONTINUING OPERATIONS

                        THREE MONTHS ENDED APRIL 1, 2000

                                  (UNAUDITED)

                                                                           PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                            -----------   ------------   -----------
                                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues                                                    $  598,929      $    --      $  598,929
                                                            ----------      -------      ----------
Costs and Operating Expenses:
  Cost of revenues........................................     325,183           --         325,183
  Selling, general, and administrative expenses...........     173,682           56         173,738
  Research and development expenses.......................      48,446           --          48,446
  Restructuring and other unusual costs, net..............      (7,700)          --          (7,700)
                                                            ----------      -------      ----------
                                                               539,611           56         539,667
                                                            ----------      -------      ----------
Operating Income..........................................      59,318          (56)         59,262
Other Expense, Net........................................     (21,172)          --         (21,172)
                                                            ----------      -------      ----------
Income from Continuing Operations Before Income Taxes,
  Minority Interest, and Extraordinary Items..............      38,146          (56)         38,090
Income Tax Provision......................................      16,728           --          16,728
Minority Interest Expense.................................       6,127          (68)          6,059
                                                            ----------      -------      ----------
Income from Continuing Operations Before Extraordinary
  Items...................................................  $   15,291      $    12      $   15,303
                                                            ==========      =======      ==========
Earnings per share from Continuing Operations Before
  Extraordinary Items:
  Basic...................................................  $      .10                   $      .10
                                                            ==========                   ==========
  Diluted.................................................  $      .09                   $      .09
                                                            ==========                   ==========
Weighted Average Shares:
  Basic...................................................     156,813          987         157,800
                                                            ==========      =======      ==========
  Diluted.................................................     157,464          987         158,451
                                                            ==========      =======      ==========

                          THERMO ELECTRON CORPORATION

      PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF CONTINUING OPERATIONS

                           YEAR ENDED JANUARY 1, 2000

                                  (UNAUDITED)

                                                                           PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                            -----------   ------------   -----------
                                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues                                                    $2,471,193      $    --      $2,471,193
                                                            ----------      -------      ----------
Costs and Operating Expenses:
  Cost of revenues........................................   1,378,494           --       1,378,494
  Selling, general, and administrative expenses...........     673,004          224         673,228
  Research and development expenses.......................     171,100           --         171,100
  Restructuring and other unusual costs, net..............     149,589           --         149,589
                                                            ----------      -------      ----------
                                                             2,372,187          224       2,372,411
                                                            ----------      -------      ----------
Operating Income..........................................      99,006         (224)         98,782
Other Expense, Net........................................     (61,520)          --         (61,520)
                                                            ----------      -------      ----------
Income from Continuing Operations Before Income Taxes,
  Minority Interest, and Extraordinary Items..............      37,486         (224)         37,262
Income Tax Provision......................................      33,073           --          33,073
Minority Interest Expense.................................      18,993        3,759          22,752
                                                            ----------      -------      ----------
Loss from Continuing Operations Before Extraordinary
  Items...................................................  $  (14,580)     $(3,983)     $  (18,563)
                                                            ==========      =======      ==========
Loss per Share from Continuing Operations Before
  Extraordinary Items:
  Basic...................................................  $     (.09)                  $     (.12)
                                                            ==========                   ==========
  Diluted.................................................  $     (.11)                  $     (.14)
                                                            ==========                   ==========
Basic and Diluted Weighted Average Shares.................     157,987          987         158,974
                                                            ==========      =======      ==========

                          THERMO ELECTRON CORPORATION

                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                                 APRIL 1, 2000

                                  (UNAUDITED)

                                                                          PRO FORMA
                                                            HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                            ----------   -----------   ----------
                                                                       (IN THOUSANDS)
                          ASSETS
Current Assets:
  Cash and cash equivalents...............................  $  533,471     $     --    $  533,471
  Short-term available-for-sale investments, at quoted
    market value..........................................     426,015           --       426,015
  Accounts receivable, net................................     534,569           --       534,569
  Other current assets....................................     690,103           --       690,103
  Net assets of discontinued operations...................     502,629           --       502,629
                                                            ----------     --------    ----------
                                                             2,686,787           --     2,686,787
                                                            ----------     --------    ----------
Property, Plant, and Equipment, at Cost, Net..............     424,874           --       424,874
                                                            ----------     --------    ----------
Other Assets..............................................     233,486           --       233,486
                                                            ----------     --------    ----------
Cost in Excess of Net Assets of Acquired Companies........   1,206,238        8,951     1,215,189
                                                            ----------     --------    ----------
Long-term Net Assets of Discontinued Operations...........     625,802           --       625,802
                                                            ----------     --------    ----------
                                                            $5,177,187     $  8,951    $5,186,138
                                                            ==========     ========    ==========
         LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities.......................................  $1,057,399     $     --    $1,057,399
                                                            ----------     --------    ----------
Deferred Income Taxes and Other Deferred Items............     162,622           --       162,622
                                                            ----------     --------    ----------
Long-term Obligations:
  Subordinated convertible obligations....................   1,184,033           --     1,184,033
  Other...................................................     386,290           --       386,290
                                                            ----------     --------    ----------
                                                             1,570,323           --     1,570,323
                                                            ----------     --------    ----------
Minority Interest.........................................     364,900      (12,583)      352,317
                                                            ----------     --------    ----------
Common Stock of Subsidiary Subject to Redemption..........       7,692           --         7,692
                                                            ----------     --------    ----------
Shareholders' Investment:
  Common stock............................................     167,990          987       168,977
  Capital in excess of par value..........................   1,061,754       20,547     1,082,301
  Retained earnings.......................................   1,057,791           --     1,057,791
  Treasury stock at cost..................................    (193,457)          --      (193,457)
  Deferred compensation...................................      (6,917)          --        (6,917)
  Accumulated other comprehensive items...................     (72,910)          --       (72,910)
                                                            ----------     --------    ----------
                                                             2,014,251       21,534     2,035,785
                                                            ----------     --------    ----------
                                                            $5,177,187     $  8,951    $5,186,138
                                                            ==========     ========    ==========

                          THERMO ELECTRON CORPORATION
         NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1-- PRO FORMA ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF CONTINUING OPERATIONS (IN THOUSANDS EXCEPT IN TEXT)

                                                                  THREE
                                                                 MONTHS
                                                                  ENDED         YEAR ENDED
                                                              APRIL 1, 2000   JANUARY 1, 2000
                                                              -------------   ---------------
                                                                      DEBIT (CREDIT)
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES
Amortization of cost in excess of net assets of acquired
  companies created by the acquisition of additional shares
  of Thermo Ecotek..........................................      $ 56            $   224
                                                                  ----            -------
MINORITY INTEREST EXPENSE
Reversal of minority interest expense in Thermo Ecotek's net income for the three months ended April 1, 2000, and a
  reversal of minority interest income for the year ended
  January 1, 2000, as a result of Thermo Electron's
  increased ownership of Thermo Ecotek......................      $(68)           $ 3,759
                                                                  ----            -------
WEIGHTED AVERAGE SHARES
Increase in weighted average shares outstanding due to the
  assumed issuance of 986,569 shares of Thermo Electron's
  common stock for the acquisition of additional shares of
  Thermo Ecotek as of the beginning of calendar 1999........       987                987
                                                                  ----            -------

NOTE 2-- PRO FORMA ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (IN THOUSANDS EXCEPT IN TEXT)

                                                                    APRIL 1, 2000
                                                                    --------------
                                                                    DEBIT (CREDIT)
COST IN EXCESS OF NET ASSETS OF ACQUIRED COMPANIES
Increase in cost in excess of net assets of acquired
  companies as a result of Thermo Electron's increased
  ownership of Thermo Ecotek................................           $  8,951
                                                                       --------
MINORITY INTEREST
Decrease in minority interest as a result of Thermo
  Electron's increased ownership of Thermo Ecotek...........             12,583
                                                                       --------
COMMON STOCK
Increase in common stock due to the assumed issuance of
  986,569 shares of Thermo Electron's common stock for the
  acquisition of additional shares of Thermo Ecotek.........               (987)
                                                                       --------
CAPITAL IN EXCESS OF PAR VALUE
Increase in capital in excess of par value as a result of
  Thermo Electron's increased ownership of Thermo Ecotek and the conversion of outstanding stock options of Thermo
  Ecotek into stock options of Thermo Electron..............            (20,547)
                                                                       --------

                                   APPENDIX A
              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

262. APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger "or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed, by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by or more publications at least week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. 98, eff. 7-1-98.)

                                   APPENDIX B
                  ANNUAL REPORT ON FORM 10-K OF THERMO ECOTEK
             FOR THE FISCAL YEAR ENDED OCTOBER 2, 1999, AS AMENDED

    The Amended Exhibit 13 included herein was filed as an exhibit to Amendment No. 1 on Form 10-K/A and has been restated to reflect a decision by Thermo Electron to sell Thermo Ecotek's Thermo Trilogy subsidiary, which has been classified as discontinued operations. This amended information replaces the corresponding information filed originally in Exhibit 13 to Form 10-K.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                  FORM 10-K/A

(MARK ONE)

   /X/     Annual Report Pursuant to Section 13 or 15(d) of the
           Securities Exchange Act of 1934 for the fiscal year ended
           October 2, 1999

   / /     Transition Report Pursuant to Section 13 or 15(d) of the
           Securities Exchange Act of 1934

                         Commission file number 1-13572
                            ------------------------

                           THERMO ECOTEK CORPORATION

             (Exact name of Registrant as specified in its charter)

               DELAWARE                                     04-3072335
     (State or other jurisdiction              (I.R.S. Employer Identification No.)
   of incorporation or organization)

           245 WINTER STREET
        Waltham, Massachusetts                              02454-9046
    (Address of principal executive                         (Zip Code)
               offices)

       Registrant's telephone number, including area code: (781) 622-1000

          Securities registered pursuant to Section 12(b) of the Act:

             Title of each class                   Name of exchange on which registered
---------------------------------------------  ---------------------------------------------
        Common Stock, $.10 par value                      American Stock Exchange

          Securities registered pursuant to Section 12(g) of the Act:

                                      None
                            ------------------------

    Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to the filing requirements for at least the past 90 days. Yes /X/ No / /

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference into Part III of this Form 10-K or any amendment to this Form 10-K. / /

    The aggregate market value of the voting stock held by nonaffiliates of the Registrant as of October 29, 1999, was approximately $15,823,000.

    As of October 29, 1999, the Registrant had 35,967,902 shares of Common Stock outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE

    Portions of the Registrant's Annual Report to Shareholders for the fiscal year ended October 2, 1999, are incorporated by reference into Parts I and II.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

Item 1. BUSINESS

(a) GENERAL DEVELOPMENT OF BUSINESS

    Thermo Ecotek Corporation (the Company or the Registrant) is an environmental company that operates in two segments: Energy and Biopesticides. The Energy segment operates independent electric power-generation facilities through joint ventures, limited partnerships, or wholly owned subsidiaries (the Operating Companies), as well as a natural gas business (Star Natural Gas). Until May 1999, the Energy segment also operated a subbituminous coal-beneficiation facility (the K-Fuel Facility). The Biopesticides segment manufactures and sells naturally derived pesticides through the Company's majority-owned subsidiary, Thermo Trilogy Corporation.

    Initially, the Company designed, developed, and acted as general contractor for the construction of cogeneration plants fueled by natural gas and diesel. These turnkey facilities were generally sold to third-party operators upon completion and had a total generating capacity of approximately 60 megawatts. In the mid-1980s, the Company began developing biomass-fueled power plants to take advantage of a favorable regulatory environment and attractive power-sales agreements. Biomass plants use environmentally responsible fuels, including wood and agricultural wastes. The Company currently operates seven biomass facilities in the U.S. with a total electric generating capacity of 140 megawatts.

    While the Company's U.S. biomass energy business is expected to continue to generate revenues for the foreseeable future, the Company expects the aggregate revenues and profitability associated with this business to decline significantly beginning in fiscal 2000 due to the expiration or termination of power-sales agreements at the biomass facilities. In anticipation of this decline, the Company has explored other options for its biomass facilities, including disposal or repowering. Such efforts will continue in fiscal 2000. In addition, within the next few years, the Company expects a substantial portion of its revenues to be derived from other business ventures such as repowering, natural gas gathering and storage, and/or biopesticides. A major portion of the Company's efforts will be focused on developing and acquiring new power projects, including repowering existing power plants and natural gas gathering and storage projects.

    In May 1999, the Company entered into an agreement to terminate the power-sales agreement for its Delano I and Delano II facilities in California, effective December 31, 1999. The Company recorded a charge of $51.0 million as a result of entering this agreement. In September 1999, the Company entered into an agreement to terminate the power-sales agreement for its Gorbell facility in Maine. The Company recorded nonrecurring income of $13.5 million as a result of entering this agreement.

    In January 1998, the Company, through a wholly owned subsidiary's participation in a joint venture, indirectly acquired a majority interest in the assets of a 12-megawatt energy center near Tabor, Czech Republic, along with the business of five auxiliary boilers in the town of Pribram, Czech Republic. During fiscal 1999*, the Company completed an expansion of the facility to 50-megawatt capacity.

    In September 1999, the Company, through a wholly owned subsidiary's participation in a joint venture, acquired a 58-megawatt energy center in Premnitz, Germany, for $4.5 million, including the assumption of debt. The Company is exploring the possibility of expanding the capacity of the facility.

    During fiscal 1998, the Company established its Star Natural Gas subsidiary in Dallas, Texas, to pursue opportunities in the natural gas gathering, processing, storage, and marketing business. In May 1999, Star acquired one gas gathering and two gas processing plants (the gas facilities) for $8.6 million in cash and future contingent payments based on the performance of the gas facilities.

------------------------

* References to fiscal 1999, 1998, and 1997 herein are for the years ended October 2, 1999, October 3, 1998, and September 27, 1997.

    In August 1995, the Company, through two wholly owned subsidiaries, entered into a Limited Partnership Agreement with KFx Wyoming, Inc., a subsidiary of KFx, Inc., (the K-Fuel Partnership) to develop, construct, and operate a subbituminous coal-beneficiation plant to be constructed near Gillette, Wyoming. The K-Fuel Partnership was granted, in exchange for certain future contingent royalty payments, a nonexclusive right and license to use certain patented clean coal technology to create a low-moisture, high-energy fuel with reduced sulfur that will help coal-burning utilities meet the SO(2) emission restrictions contained in the Clean Air Act through fuel switching or blending. The K-Fuel Partnership procured a 24-acre site for construction of the plant and began construction in August 1995 under a third-party, turnkey construction contract. In return for a 95% equity interest in the K-Fuel Partnership, the Company provided approximately $68 million for the design, construction, and operation of the plant. In May 1999, following significant investments of resources in attempts to correct operational problems that arose during construction, the Company made a decision to cease further efforts and hold the K-Fuel Facility for sale. As a result, the Company recorded restructuring charges totaling
$68.0 million. See Note 10 to Consolidated Financial Statements in the Registrant's 1999 Annual Report to Shareholders (Note 9 to Amended Exhibit 13 included herein), which information is incorporated herein by reference.

    Through its Thermo Trilogy subsidiary, the Company develops, manufactures, and markets environmentally friendly products used for pest control. Derived from naturally occurring microorganisms, biopesticides safely and effectively control insects, diseases, and mites on numerous crops. In fiscal 1998, Thermo Trilogy issued shares of its common stock in private placements for net proceeds of $14.9 million.

    The Company operated as a division of Thermo Electron Corporation's Energy Systems Division from 1979 until its incorporation as Thermo Energy Systems Corporation in November 1989. At October 2, 1999, Thermo Electron owned approximately 94% of the Company's outstanding common stock, giving Thermo Electron the power to elect all Directors of the Company. Thermo Electron is a leading provider of analytical and monitoring instruments, used in everything from life sciences research to food and beverage production, and a recognized leader in heart-assist devices, respiratory-care equipment, neurodiagnostics, and mammography systems. In addition, Thermo Electron develops and operates power plants, offers a range of environmental consulting and resource management services, is a major producer of paper-recycling equipment, provides water-clarification and fiber-recovery products and services, and conducts a broad range of advanced technology R&D.

    During fiscal 1999, Thermo Electron expanded its proposed reorganization plan involving certain of Thermo Electron's subsidiaries, including the Company. Under this plan, the Company would be merged into Thermo Electron. As a result, the Company would become a wholly owned subsidiary of Thermo Electron. The public shareholders of the Company would receive common stock of Thermo Electron in exchange for their shares. This proposal is subject to numerous conditions, as outlined in Note 18 to Consolidated Financial Statements in the Registrant's 1999 Annual Report to Shareholders, which information is incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

    Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Annual Report on Form 10-K. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed under the heading "Forward-looking Statements" in the Registrant's Fiscal 1999 Annual Report to Shareholders, which statements are incorporated herein by reference.

(b) FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

    Financial Information concerning the Company's industry segments is summarized in Note 14 to Consolidated Financial Statements in the Registrant's 1999 Annual Report to Shareholders, which information is incorporated herein by reference. (This information is not included in the Amended Exhibit 13 included herein since it has been restated to reflect the classification of the Biopesticides segment as discontinued and, as a result, the Company operates in one segment.)

(c) DESCRIPTION OF BUSINESS

    (i) PRINCIPAL PRODUCTS AND SERVICES

ENERGY

    OPERATING PROJECTS

    The following table summarizes certain information relating to the Company's projects currently in operation. With the exception of the Mendota plant, at the end of each leased facility's applicable lease term, the Company has the option to renew the lease for a specified period or purchase the facility at fair market value. The Mendota plant may be purchased for a fixed amount on December 31, 1999, the end of its lease term. The Company has notified the lessor of its intent to purchase the facility for $4.8 million.

                                                             OWNERSHIP
                                               PLANT SIZE   OF OPERATING
PROJECT                         LOCATION        (NET MW)      COMPANY      INSERVICE DATE    LEASE/OWN
-------                      ---------------   ----------   ------------   ---------------   ---------
Hemphill...................  New Hampshire     13.6              67%       December 1987     Lease
Gorbell....................  Maine             13.6             100%       December 1987     Own
Whitefield.................  New Hampshire     13.6             100%       July 1988         Own
Mendota....................  California        25               100%       May 1990          Lease
Woodland...................  California        25               100%       May 1990          Lease
Delano I...................  California        27               100%       January 1991      Own
Delano II..................  California        22               100%       January 1994      Own
Tabor......................  Czech Republic    50                87%       January 1998*     Own
Premnitz...................  Germany           58                65%       September 1999*   Own

*   Represents date facility was acquired by the Company.

    HEMPHILL. The Hemphill facility is a 13.6-megawatt wood waste plant located on a 50-acre site in Springfield, New Hampshire. The Operating Company is a joint venture in which the Company has a 67% interest. The generating equipment at the Hemphill facility is owned by BankBoston Leasing Services Inc., which leases the facility to the Operating Company through March 2003, with an option to renew or purchase the facility at fair market value. Public Service of New Hampshire (PSNH) purchases power produced by the plant at a fixed rate under a rate order issued by the New Hampshire Public Utility Commission (NHPUC) expiring in 2006. The Operating Company purchases wood waste pursuant to two contracts with affiliates of the Company's joint venture partner, each of which expires in 2003. The contracts provide for the supply of wood waste to the Operating Company at market prices. In 1990, a plan of reorganization (the Plan) for PSNH was approved by the U.S. Bankruptcy Court for the District of New Hampshire. Pursuant to the Plan, Northeast Utilities (NU) acquired the assets of PSNH. An agreement between NU and the State of New Hampshire contains language to the effect that PSNH will seek to renegotiate some of the terms of certain rate orders with small power producers, including the Whitefield (discussed below) and Hemphill Operating Companies, and that the state will support PSNH in such efforts. PSNH reached agreements in principle with these two Operating Companies to settle the renegotiation of their rate orders. The settlement agreements were subject to the approval of the NHPUC on terms acceptable to both PSNH and the Operating

Companies. The principal terms of the agreement generally called for the two Operating Companies to reduce the amount of power sold annually to PSNH to 70% of the plants' capacities, and to reduce the price per kilowatt paid by PSNH to $0.06 per kilowatt hour, escalating three percent per year for the remainder of the term of the original, applicable rate order. In consideration of these reductions, the Operating Companies would receive certain cash settlement payments, paid over several years. In May 1998, the NHPUC issued a written ruling rejecting these settlement agreements. Certain members of the N.H. Legislature filed a motion requesting that the NHPUC reconsider its ruling and instead provide that the settlement agreements be left open. The NHPUC approved this request in July 1998. No further action has occurred on the settlement agreements. Rejection of the Company's rate orders would result in a claim for damages by the Company and could be the subject of lengthy litigation.

    In January 1997, NU disclosed in a filing with the Securities and Exchange Commission that if a proposed deregulation plan for the New Hampshire electric utility industry were adopted, PSNH could default on certain financial obligations and seek bankruptcy protection. In February 1997, the NHPUC voted to adopt a deregulation plan, and in March 1997, PSNH filed suit to block the plan. In March 1997, the federal district court issued a temporary restraining order which prohibits the NHPUC from implementing the deregulation plan as it affects PSNH, pending a determination by the court as to whether PSNH's claim could then be heard by the court. In April 1997, the court ruled that it could hear the case and ordered that the restraining order continue indefinitely pending the outcome of the suit. In addition, in March 1997, the Company, along with a group of other biomass power producers, filed a motion with the NHPUC seeking clarification of the NHPUC's proposed deregulation plan regarding several issues, including purchase requirements and payment of current rate order prices with respect to the Company's energy output. In March 1998, the NHPUC addressed the Operating Companies' motion and stated it was not the NHPUC's intent in the February 1997 order to impair any of the Operating Companies' legal rights in their rate orders. In August 1999, PSNH and the State reached a comprehensive settlement agreement which was filed with the NHPUC. The NHPUC has stayed its dockets concerning the deregulation plan pending review of this settlement agreement. The federal district court lawsuit has also been stayed pending settlement agreement review. If the NHPUC approves the settlement agreement as filed, then the NHPUC deregulation plan docket, other related dockets, and the federal district court lawsuits will be dismissed. The PSNH/State settlement agreement purports not to make any changes in the Operating Companies' rate orders. It does provide for PSNH to resell the power from the Operating Companies to assist in mitigating the cost of that power. No assurances may be made as to the outcome of this matter. An unfavorable resolution of this matter, including the bankruptcy of PSNH, could have a material adverse effect on the Company's results of operations and financial position.

    GORBELL. The Gorbell facility is a 13.6-megawatt wood waste plant located on a 56-acre site in Athens, Maine. The design of the facility is substantially similar to the Hemphill plant. The Operating Company is a joint venture in which the Company had a 60% interest until September 1999 and 100% thereafter. In September 1999, the Company entered into an agreement to terminate the facility's power-sales agreement. Under the terms of the agreement, the Company received a payment in lieu of operating under the original agreement. The Company obtained ownership of the Gorbell facility in this transaction and is currently operating it under a short-term power-sales agreement, expiring December 31, 1999, although it has not determined if it will be economically beneficial to operate the plant after that time. See Note 10 to the Registrant's Annual Report to Shareholders (Note 9 to Amended Exhibit 13 included herein), which information is incorporated herein by reference.

    WHITEFIELD. The Whitefield facility is a 13.6-megawatt wood waste plant located on a 46-acre site in Whitefield, New Hampshire. The power produced by the plant is sold to PSNH at established rates under a power-sales agreement that expires in 2005. This plant is also subject to a dispute with PSNH (See "Hemphill" above). Fuel is purchased at a fixed price pursuant to an agreement expiring in 2001.

The Whitefield facility was originally owned by Chrysler Capital Corp., and leased to the Operating Company. The Company purchased the Whitefield facility in August 1992.

    MENDOTA. The Mendota facility is a 25-megawatt agricultural and urban wood waste plant located on an 80-acre site in Mendota, California. The Operating Company is a limited partnership, 100% of which is owned by the Company. The generating equipment is owned by Chrysler Capital Corp., which leases the equipment to the Operating Company through December 1999, at which point the Company intends to exercise its option to purchase the equipment for $4.8 million. In June 1995, the Operating Company amended the facility lease which resulted in the agreement being treated as a capital lease. The power generated by the plant is sold to Pacific Gas & Electric (PG&E) under a standard offer #4 (SO#4) contract expiring in 2014. Under the contract, PG&E was required to purchase the plant's electricity at predetermined prices for a fixed period, and at a price equal to PG&E's avoided cost for the remainder of the contract. Payments for capacity are fixed throughout the life of the contract. PG&E stopped paying for power purchased under this contract at fixed cost rates in July 1999, although the Company believes that this change from fixed cost rates occurred six months earlier than the power-sales agreement provided. The Company is considering its alternatives concerning this dispute. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into Item 7 herein. Approximately 9% of the fuel for the plant is purchased pursuant to long-term contracts terminating between calendar 1999 and 2002, under which prices increase in accordance with prescribed schedules or market-based indices. The remainder of the plant's fuel is purchased by the Operating Company on the spot market.

    The power-sales agreements between the Mendota and Woodland (discussed below) Operating Companies and PG&E allowed PG&E to curtail the quantity of power purchased under these agreements by up to 2,000 hours of generating capacity annually. PG&E normally exercised its curtailment rights during periods when cheaper hydroelectric power was available, which generally occurred following periods of heavy rain or snow. Curtailment reduces the power payment received by the Operating Companies and, therefore, has an adverse effect on the financial results of those Operating Companies. In November 1997, the Company renegotiated PG&E's curtailment rights limiting PG&E to 1,000 hours per calendar year effective January 1, 1998. The limitations on PG&E's curtailment rights ended at the same time as the fixed-price portion of its power-sales agreements with Mendota and Woodland. The Company experienced approximately 1,030, 1,560, and 1,720 hours of aggregate utility-imposed curtailments at the two plants during fiscal 1999, 1998, and 1997, respectively.

    WOODLAND. The Woodland facility is a 25-megawatt agricultural and urban wood waste plant located on a 38-acre site in Woodland, California. The design of the plant is essentially the same as the Mendota plant. The Operating Company is a limited partnership, 100% of which is owned by the Company. The generating equipment is owned by BankBoston Leasing Services Inc., which leases the equipment to the Operating Company through March 2010, with an option to renew or purchase the equipment for fair value. The electricity generated by the plant is sold to PG&E under an SO#4 contract expiring in 2014, at predetermined prices for a fixed period. Payments for capacity are fixed throughout the life of the contract. PG&E stopped paying for power purchased under this contract at fixed cost rates in August 1999, although the Company believes that this change from fixed cost rates occurred six months earlier than the power-sales agreement provided (See "Mendota" above). Approximately 31% of the fuel for the plant is purchased pursuant to long-term contracts terminating in 2000, under which prices increase in accordance with prescribed schedules or market-based indices. The remaining fuel is purchased by the Operating Company on the spot market.

    The Operating Company has conditions in its nonrecourse lease agreement that require the funding of a "power reserve" in years prior to 2000, based on projections of operating cash flow shortfalls in 2000 and thereafter. The power reserve represents funds available to make lease payments in the event that revenues are not sufficient after the plant converts to avoided cost rates in March 2000. This funding requirement will significantly limit future profit distributions the Operating

Company may make to the Company. Accordingly, beginning in the first quarter of fiscal 1997, the Company has expensed the funding of reserves required under Woodland's nonrecourse lease agreement to cover projected shortfalls in lease payments beginning in 2000. Consequently, the results of the Woodland plant were approximately breakeven in fiscal 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into Item 7 herein.

    DELANO I. The Delano I facility is a 27-megawatt agricultural andurban wood waste plant located on a 124-acre site in Delano, California. Southern California Edison (SCE) purchases power under an SO#4 contract which was to have expired in 2020. Under the contract energy prices were predetermined until September 2000, and then paid at avoided cost for the remainder of the contract. Approximately 6% of the fuel supply is purchased pursuant to long-term contracts with terms expiring at various dates through 2004 under which prices increase in accordance with prescribed schedules or market-based indices. The remaining fuel is purchased by the Operating Company on the spot market. The Delano I generating equipment was originally owned by Westinghouse Credit Corporation and leased to the Company. In December 1993, the Company purchased Delano I for $21.5 million in cash and the assumption of $66.9 million original principal amount of nonrecourse, long-term tax-exempt bonds issued by the California Pollution Control Finance Authority (CPCFA). As of October 2, 1999,
$27.2 million principal amount was outstanding on these bonds. These bonds effectively bear interest at a rate of 8.3%, with principal and interest payable semi-annually until maturity in 2000. The cash portion of the purchase price was funded by borrowings from Thermo Electron.

    DELANO II. In January 1994, the Delano Operating Company commenced operation of phase II of the Delano project, a 22-megawatt agricultural and urban wood waste plant located on the same site as Delano I. The facility is wholly owned by the Delano Operating Company. Power generated by the Delano II facility is also purchased by SCE under the Delano I contract described above, under which prices were to have been fixed until September 2000. Fuel is also purchased pursuant to the same contracts as Delano I. The Delano II facility is owned by the Company and is subject to $66 million principal amount of nonrecourse, long-term tax-exempt bonds issued by CPCFA. As of October 2, 1999, $6.5 million principal amount was outstanding on these bonds. These bonds effectively bear interest at a rate of 6%, with principal and interest payable semi-annually until maturity in 2000.

    In May 1999, the Company entered into an agreement to terminate the Delano facilities' power-sales agreement effective December 31, 1999. The terms of the agreement call for the Company to receive payments in lieu of operating under the current agreement. As a result of entering into the new agreement, the Company recorded a charge of $51.0 million. See Note 10 to Consolidated Financial Statements in the Registrant's Fiscal 1999 Annual Report to Shareholders (Note 9 to Amended Exhibit 13 included herein), which information is incorporated herein by reference. The Company is considering its options for the Delano facilities, including continuing operations at the plant or disposal.

    CZECH REPUBLIC. In January 1996, the Company, through a wholly owned subsidiary, signed a joint development agreement with a Czech power-development company, EMD Praha Spol s.r.o. The Company owns a 65% interest in this joint venture. The initial focus is on expansion and environmental retrofit of existing Czech energy centers. To support this effort, the Company has opened an office in Prague. The development of projects through the joint venture will be subject to a number of conditions including negotiation of definitive agreements for power sale, fuel supply, construction, and other agreements with third parties. In January 1998, the Company entered into a new joint venture arrangement, superseding the original arrangement, and in connection therewith, indirectly acquired a majority interest in two Czech energy centers near the towns of Tabor and Pribram. At the time of acquisition, the Tabor facility provided 12 megawatts of electrical output and 165 tons per hour of thermal production. In fiscal 1999, the Company completed an expansion and modernization of the energy center to provide approximately 50 megawatts of electrical output to be sold to the local power distribution company and an adjacent industrial customer. At the Pribram facility, the joint venture has purchased five auxiliary boilers that provide thermal service during peak hours. In addition, the Company is exploring other projects relating to expanding and retrofitting existing Czech energy centers through the joint venture.

    GERMANY. In September 1999, the Company, through a wholly owned subsidiary's participation in a joint venture, acquired a heating plant and steam distribution system in Premnitz, Germany. The Company owns a 65% interest in this joint venture. The Company is researching opportunities to modernize the facility and expand it from its current 58-megawatt capacity.

    PROJECTS IN DEVELOPMENT

    The State of California's Public Utility Commission (CPUC) mandated the restructuring of California's electric utility industry beginning in March 1998. Following that mandate, the electric power market in California became more competitive, allowing the Company to acquire two power-generation facilities and related sites in California for approximately $9.5 million in cash and the assumption of certain liabilities. These natural gas-fired facilities, built in the 1950s, had been designated "non must run" by the California Independent System Operator, meaning they were not essential for assuring the reliable operation of the California power grid. These acquisitions--the 126-megawatt San Bernadino (Mountainview) facility and the 154-megawatt Highgrove (Riverside) facility--pose an opportunity for repowering with new equipment and technology. The Company operated these facilities from July to September 1999. The Company has begun development efforts associated with the expansion of operating capacity at the Mountainview facility. The Company intends to repower and expand the facility to approximately 1,100-megawatt capacity and expects that this project will cost approximately $570 million, which the Company expects to finance principally through nonrecourse debt. Expected completion is in fiscal 2003. No assurance can be given that the Company will successfully complete such projects on a timely basis or at all. In addition, to sell power from these facilities, the Company must ensure that it will not be subject to regulation as a holding company under PUHCA and that all necessary approvals from the Federal Energy Regulatory Commission (FERC) and/or CPUC are obtained. In fiscal 1998, the Company obtained Exempt Wholesale Generator status with respect to these facilities.

    In January 1999, the Company received an exclusive opportunity to develop, construct, and operate a gas turbine, combined-cycle, 210-megawatt electricity-generating facility from the city of Lake Worth, Florida. The estimated cost of this project is expected to be $105 million. The city has also allowed the Company to provide steam to its existing 26.5-megawatt steam turbine. The facility will be built on the site of a Florida municipal electric utility, allowing the Company to connect to the region's natural gas and electricity networks and use the pre-existing steam turbine infrastructure.

    The Company had been exploring opportunities in Italy but in fiscal 1999 reached an agreement with a joint venture partner to sell the Company's interest in projects there to the partner.

    During fiscal 1999, the Company, through Star's 90% participation in a joint venture, began development efforts for a gas storage facility in Adams County, Colorado. This facility would have an operating capacity of approximately nine billion cubic feet and is expected to cost approximately $35 million. The Company expects to seek nonrecourse financing to fund this project.

BIOPESTICIDES

    The Company's Thermo Trilogy subsidiary produces a broad range of biopesticide products. Products produced by Thermo Trilogy include botanical extracts from the seed of tropical neem trees, microbial-based pesticides (fungal-based insecticides and fungicides, bacculovirus, beneficial nematodes, and Bts), insect pheromone-based products such as traps and lures, and disease-free sugarcane planting stock. As compared to conventional chemical pesticides, most of Thermo Trilogy's products are derived from natural origins with minimal or no toxicity, and are environmentally friendly as they have minimal or no residue and do not harm beneficial insects. Thermo Trilogy's products are used primarily by agricultural farmers, consumers, and pest-control operators and are sold through various distribution channels worldwide.

    Market acceptance of the Company's biopesticide products depends in part on educating customers on the benefits of the Company's products compared to conventional chemical pesticides. Although response from customers to date has been positive, there is no assurance that the Company will be able to obtain satisfactory levels of market acceptance. Thermo Trilogy's business was adversely affected in fiscal 1999 by a downturn in agriculture prices and a related decrease in industry spending.

REGULATORY MATTERS

    The Company is subject to energy and environmental laws and regulations at the federal, state, local, and international levels in connection with the development, ownership, and operation of its plants. Federal laws and regulations govern power purchase and sale transactions with regulated utility companies, the types of fuel that may be used by a plant, the ownership of a plant, the plant's efficiency, and the type and use of combustion and pollution-control technology at a plant. State utility regulatory commissions must establish the rates and, in some instances, other terms and conditions under which public utilities purchase electric power from nonutility generators. Under certain circumstances where specific exemptions are otherwise unavailable, state utility regulatory commissions may have broad jurisdiction over nonutility electric power plants. Energy-producing projects also are subject to federal, state, local, and international laws, as well as administrative regulations governing the emissions and other substances produced by a plant, and geographical location, zoning, and land use. Further, the Company's natural gas business activities are subject to regulation at the federal and state level. In addition, the Company is subject to environmental and other laws and regulations at the federal, state, and international level regarding the manufacture, use, and sale of its biopesticide products.

    PUBLIC UTILITY REGULATORY POLICIES ACT OF 1978, AS AMENDED (PURPA). The U.S. market for nonutility generators selling electricity at wholesale rates developed after the passage of PURPA. Prior to the passage of PURPA, regulated utilities were the primary producers of electric power. PURPA was passed in the wake of the energy crises of the 1970s as a means to increase energy efficiency and foster the development of alternative power-generation technologies. The 1978 enactment of PURPA and the adoption of regulations thereunder by FERC provided incentives for the development of cogeneration and small power-production facilities.

    A domestic electricity-generating project must be a Qualifying Facility
(QF), in order to take advantage of certain rate and regulatory incentives provided by PURPA. To qualify as a QF, a plant must be a cogeneration facility or small power producer (less than 80 megawatts) that burns waste or alternative fuels, must satisfy certain engineering standards, and an electric utility, an electric utility holding company, or its subsidiary must not own more than 50% of the economic interest in the plant. PURPA exempts QFs from the Public Utility Holding Company Act of 1935 (PUHCA), most provisions of the Federal Power Act (the FPA) and, except under certain limited circumstances, state laws concerning rates or financial regulation of electric utilities. The Company believes that each of the domestic operating plants that the Company currently owns and/or operates meets the requirements under PURPA necessary for QF status.

    PURPA provides two primary benefits to QFs. First, most QFs are relieved of compliance with certain extensive federal, state, and local regulations that control the development, financial structure, and operation of any energy-producing plant and the prices and terms on which energy may be sold by the plant. Second, FERC's regulations promulgated under PURPA require that electric utilities purchase electricity generated by QFs at a price based on the purchasing utility's full "avoided cost."

This is defined as the incremental cost to an electric utility of electric energy or capacity that the utility would have to generate itself or purchase from another source if it did not have power available from the QF. FERC regulations also permit QFs and utilities to negotiate agreements for utility purchases of power at rates lower than the utility's avoided costs. While all of the Company's existing domestic operating projects initially had long-term power-sales agreements at rates equal to or greater than the utilities' current avoided costs, the majority of these contracts have recently either transitioned to avoided cost rates or have been terminated. Further, the current practice is for most power-sales agreements to be awarded at a rate below avoided cost, due to increasing competition for utility contracts. Moreover, whereas in the 1980s power-sales agreements were often entered into as a result of negotiations between a nonutility generator and a utility, increasingly, these agreements are the subject of competitive bidding, which tends to lower the price that a nonutility generator may receive for power. Currently, the demand for the construction of cogeneration plants has significantly diminished in the U.S.; therefore, the Company does not anticipate entering into any new construction projects of this type in the near future.

    The Company and its operating plants must continue to comply with certain regulatory requirements in order to maintain QF status; therefore, the Company endeavors to design its projects, monitor its compliance with applicable regulations, and choose its customers in a manner that minimizes the risks of losing QF status for its projects. If an Operating Company were unable to qualify as a QF or lost its QF status, the facility could be subject to regulation as a public utility under the FPA and state laws and the Company could become a public utility holding company by owning or controlling 10% or more of a facility that would no longer be exempt from PUHCA, unless the Operating Company qualified as an EWG under the National Energy Policy Act of 1992 (see "National Energy Policy Act" below). A loss of QF status could result in defaults under the Operating Company leases, power-sales agreements, and other contracts, which could have a material adverse effect on the Company.

    PUHCA. Under the PUHCA, any corporation, partnership, or other legal entity that directly or indirectly owns, or controls the power to vote, 10% or more of the outstanding voting securities of a "public utility company," or a company that is a "holding company" of a public utility company, is subject to registration with the Securities and Exchange Commission and regulation under PUHCA, unless eligible for an exemption. PURPA provides that companies that only own QFs are not public utility holding companies under PUHCA. A holding company of a public utility company that is subject to registration is required by PUHCA to limit its utility operations to a single integrated utility system and to such other businesses as are reasonably incidental or economically necessary or appropriate to the operation of such integrated public utility system. Approval by the Securities and Exchange Commission is required for nearly all important financial and business dealings of a registered holding company.

    FPA. The FPA grants FERC exclusive rate-making jurisdiction over wholesale sales of electricity in interstate commerce. FERC has jurisdiction to establish rates, to amend, revoke, or modify previously approved rates, and has jurisdiction over certain corporate-related transactions. These rates may be based on a cost-of-service approach or may be determined through competitive bidding or negotiation, or, lastly, may be based on other criteria as long as FERC finds the rates are "just and reasonable" and in the public interest. While QFs under PURPA are exempt from the rate-making and certain other provisions of the FPA, projects not qualifying for QF status would be subject to the FPA and to FERC rate-making jurisdiction which may limit their flexibility in negotiations with power purchasers.

    NATIONAL ENERGY POLICY ACT. In 1992, Congress enacted comprehensive new energy policy legislation in its passage of the National Energy Policy Act. This law is primarily designed to foster competition in energy production and provide competitive access to the transmission grid. To achieve these goals, the National Energy Policy Act amended PUHCA to create EWGs, a new class of generating facility that is exempt from public utility regulation under PUHCA. An EWG is an entity determined by FERC to be exclusively engaged, directly or indirectly, in the business of owning and/or operating certain eligible facilities and selling energy wholesale. EWGs may own generating facilities of any size, use any fuel source, and may be owned by utilities or nonutilities. EWGs generally may not own transmission facilities. Domestic EWGs may not make retail sales of electric energy. The National Energy Policy Act also provides new authority to FERC to mandate that owners of electric transmission lines provide wheeling access to nonutility generators at just and reasonable rates. Previously limited, wheeling rights enhance the ability of nonutility generators to negotiate transmission access and encourage development of facilities whose most feasible siting lies outside the purchasing utility's service area. In 1996, FERC enhanced this transmission access by issuing its Order Nos. 888 and 889. Order No. 888 required utilities to provide third parties wholesale open access to transmission facilities on terms comparable to those that apply when utilities use their own systems. Order No. 889 required transmission-owning utilities to adopt procedures for an open access, same time information system regarding their services. The Company believes that the National Energy Policy Act could benefit the Company by expanding its ability to own and operate facilities that do not qualify for QF status. However, this legislation may also result in increased competition by allowing utilities and others to develop such facilities without being subject to the constraints of PUHCA.

    STATE REGULATION. State public utility commissions (PUCs) have broad authority to regulate the rates, expenses, financings, and power-sale transactions of regulated electric utilities. Since a power-sales agreement will become a part of a utility's expenses (and therefore will be reflected in its rates), sale agreements with nonutility generators typically fall under the regulatory purview of PUCs. Recognizing the competitive nature of the acquisition process, most PUCs will permit utilities to "pass through" expenses associated with an independent power contract to the utility's retail customers.

    Nonutility generators (including EWGs) that are not QFs under PURPA are considered to be public utilities in many states, and are subject to broad regulation by PUCs, ranging from the requirement of certificates of public convenience and necessity to regulation of organizational, accounting, financial, and other corporate matters. Although FERC generally has exclusive jurisdiction over the rates charged by such a producer to its wholesale customers, PUCs have the ability, in practice, to influence the establishment of such rates by asserting jurisdiction over the purchasing utility's ability to pass through the resulting cost of the purchased power to its retail customers. In addition, states may assert jurisdiction over the siting and construction of facilities, and over the issuance of securities and the sale or other transfer of assets by these facilities.

    Certain states have adopted or are considering legislation that will remove many of the restrictions that currently limit the ability of nonutility generators to sell electrical power directly to industrial and commercial customers. The Company believes that the removal of these restrictions will result in greater competition and greater opportunities to negotiate power-sale agreements with industrial and commercial customers and may result in state PUCs attempting to reduce, or forcing the renegotiation of, fixed rates or contracts. Although the Company believes that the trend in the power market is toward deregulation, to date, only a few states have passed any such legislation, and there can be no assurance that any further similar legislation will ultimately be passed.

    OTHER REGULATORY MATTERS. Different aspects of the Company's natural gas business activities are subject to regulation at the federal and state level. FERC has jurisdiction over, among other things, the construction and operation of pipeline and related facilities used in the transportation and sale of natural gas in interstate commerce, including the construction, extension, expansion, or abandonment of such facilities. FERC also has jurisdiction over the rates and charges for the transportation of natural gas in interstate commerce and the sale by a natural gas company of natural gas in interstate commerce for resale. FERC thus would regulate any interstate transportation business in which the Company engages. The Company does not anticipate engaging in interstate pipeline transportation subject to

FERC jurisdiction. Natural gas marketers and brokers generally are not subject to federal or state regulation. Natural gas storage activities that are in interstate commerce also fall within FERC's transportation jurisdiction. FERC must grant prior approval for the construction or abandonment of interstate storage facilities, and also regulates the rates and charges of interstate storage services. If storage facilities are not engaged in interstate commerce, FERC has no jurisdiction. Various states do, however, regulate such intrastate storage activities. Furthermore, FERC generally does not have jurisdiction over gas gathering activities, and the Company will attempt to obtain, and maintain, FERC nonjurisdiction status for any gas gathering activities. However, various states regulate the rates and terms of service of gas gathering companies.

    EPA AND RELATED-STATE REGULATION. No pesticide may be manufactured, used, or sold without federal and state approvals. Such approvals, called registrations, must be obtained for each individual product formulation for use on specific pests for specific crops. Adding new uses, pests, crops, or formulations requires submission of additional applications or data for approval.

    The U.S. Environmental Protection Agency (EPA) regulates pesticides under the Federal Insecticide, Fungicide, and Rodenticide Act and implementing EPA regulations. To obtain a pesticide registration from the EPA, the applicant must submit extensive field test data evidencing product effectiveness, nontargeted organism testing, environmental impact studies, residue chemistry, and toxicity studies on plants and animals. Initial product registrations can take many years to obtain, and an applicant may incur considerable additional delay and expense if the EPA requests further testing and data. To promote the development and use of biopesticides, the EPA has established special guidelines for their registration which are set out in subdivision M of the EPA's Pesticide Assessment Guidelines which generally require less time and expense than that required for synthetic pesticides.

    As a part of the pesticide registration process, the applicant must submit labeling data describing the chemical composition of the pesticide, concentrations, manufacturer directions for application, pest and crop use, and cautionary and warning statements to be put on all packaging of the pesticides. All pesticide packages must contain the approved label and no changes can be made to the label without EPA approval.

    Pesticide registrations must also be obtained from each state where the pesticide will be sold. Some states, such as California, which represents an important market for the Company's products, have their own extensive testing and pesticide registration procedures and may impose additional restrictions on the use of the pesticide in such state beyond those imposed by the EPA regulations. Other states simply follow the EPA registration and labeling guidelines.

    Foreign countries may also require extensive testing and data submission before pesticides can be manufactured or sold in such foreign country. The relevant regulations vary from country to country and may be stricter and more difficult and costly to comply with than EPA's regulations. A number of the Company's products are registered for sale in foreign countries.

    The Company's activities may also be subject to regulation under other state, federal, and foreign government laws and regulations governing employee and public health and safety, environmental pollution, clean water, disposal of hazardous wastes, manufacture of chemicals, product liability, food and agriculture applications, and public disclosure of the use of chemicals.

    (ii) NEW PRODUCTS

    Not applicable.

    (iii) RAW MATERIALS

ENERGY

    Fuel and operating supplies purchased by the Company's independent power projects are either available from a number of different suppliers or from alternative sources that could be developed without a material adverse effect on the Company. To date, the Company has experienced no difficulties in obtaining these materials.

BIOPESTICIDES

    Thermo Trilogy relies on overseas producers of the raw materials for its neem-based products and on third parties to manufacture some of its products. In particular, Thermo Trilogy's sole supplier of neem products is P.J. Margo
Pvt. Ltd., a joint venture in India in which Thermo Trilogy holds a 50% interest, pursuant to an exclusive supply contract that expires in 2001. To date, Thermo Trilogy has experienced no difficulties in obtaining these raw materials; however, there is no assurance that Thermo Trilogy will have an uninterrupted supply of raw materials or that third-party manufacturers will produce the products at competitive prices.

    (iv) PATENTS, LICENSES, AND TRADEMARKS

BIOPESTICIDES

    The Company has numerous U.S. patents and corresponding foreign patents in various areas related to process development, fermentation, formulation, or applications of current commercial products. Additionally, various patent applications are pending in the U.S. and foreign countries. The Company also relies on trade secrets and proprietary know-how which it seeks to protect through confidentiality agreements with employees, collaborators, and consultants. The Company's patent portfolio includes several patents related to Bt technology. The Company has obtained licenses or sublicenses for a number of patent families in areas related to Bt strain construction and formulation development. The Company also relies on trade secret protection for its extensive know-how in quality control.

    The Company also has additional patents that have been granted for neem oil and azadirachtin technologies. The Company also has patent positions covering nematode and fungi technologies.

    The Company has an exclusive license for the fungus PFR-97. Additionally, the Company has a sublicense agreement for a unique strain of a bacculovirus from Novartis.

    (v) SEASONAL INFLUENCES

ENERGY

    The Energy segment earns a disproportionately high share of its income in May through October due to rate structures under the power-sale agreements relating to its California plants, which provide strong incentives to operate during this period of high demand. Conversely, the Energy segment historically has operated at a marginal profit during its second fiscal quarter due to the rate structure under these agreements.

BIOPESTICIDES

    The Biopesticide segment currently markets its products predominantly for use in the northern hemisphere, where the growing season generally runs from March to October. Therefore, the seasonal nature of agriculture will cause the Biopesticide segment's product sales to be concentrated during such period and will result in substantial variations in quarter-to-quarter results.

    (vi) WORKING CAPITAL REQUIREMENTS

    There are no special inventory requirements or credit terms extended to customers that would have a material adverse effect on the Company's working capital.

    (vii) DEPENDENCY ON A SINGLE CUSTOMER

ENERGY

    The Company derived 10% or more of its revenues during the past three years from its three most significant electric utility customers: PSNH, SCE, and PG&E. Revenues from these three customers as a percentage of total revenues were approximately 16%, 30%, and 26%, respectively, in fiscal 1999.

    (viii) BACKLOG

BIOPESTICIDES

    The Company maintains minimal backlog. Most orders for its biopesticide products are shipped out of inventory within a short period of time.

    (ix) GOVERNMENT CONTRACTS

    Not applicable.

    (x) COMPETITION

ENERGY

    The worldwide independent power market now consists of numerous companies, ranging from small startups to multinational industrial companies. In addition, a number of regulated utilities have created subsidiaries that compete as nonutility generators. Nonutility generators often specialize in market "niches," such as a specific technology or fuel (i.e., gas-fired cogeneration, refuse-to-energy, hydropower, geothermal, wind, solar, wood, or coal) or a specific region of the country where they believe they have a market advantage. However, many nonutility generators seek to develop projects powered by the best fuel available. Many companies in this market have substantially greater financial, technical, and operational resources than the Company. The Company competes primarily on the basis of project experience, technical expertise, capital resources, and power pricing.

BIOPESTICIDES

    The Company currently has virtually no competition in the neem- and azadirachtin-based product market in the U.S. In the microbial pesticides market (Bts, viruses, fungi) the Company has a number of competitors, including major chemical companies. The pheromone market is fragmented and is comprised of dozens of small operating companies. The Company has a significant share of the nematode market. The Company's products compete primarily based on performance, quality, and price.

    (xi) RESEARCH AND DEVELOPMENT

    Research and development expenses for the Company were $2,671,000, $2,398,000, and $1,638,000 in fiscal 1999, 1998, and 1997, respectively.

    (xii) ENVIRONMENTAL PROTECTION REGULATION

    The construction and operation of power projects are subject to extensive federal, state, and local laws and regulations adopted for the protection of health, safety, and the environment, and to regulate land use. The laws and regulations applicable to the Company primarily involve discharges and emissions into the water and air, and the use of water, but can also include wetlands preservation, endangered species, waste disposal, and noise regulation. These laws and regulations in many cases require a lengthy and complex process of obtaining licenses, permits, and approvals from federal, state, and local agencies. If such laws and regulations are changed and the Company's facilities are not grandfathered, extensive modifications to project technologies and facilities could be required.

    The Company does not believe that it will be required to make material capital expenditures to comply with existing environmental regulations.

    (xiii) NUMBER OF EMPLOYEES

    As of October 2, 1999, the Company employed, directly and through its Operating Companies and subsidiary, a total of 533 employees. None of the employees of the Company or the Operating Companies is represented by a labor union, and the Company considers its relations with its employees to be good.

(d) FINANCIAL INFORMATION ABOUT EXPORTS BY DOMESTIC OPERATIONS AND ABOUT FOREIGN OPERATIONS

    Not applicable.

(e) EXECUTIVE OFFICERS OF THE REGISTRANT

   NAME                            AGE      PRESENT TITLE (FISCAL YEAR FIRST BECAME EXECUTIVE OFFICER)
   ----                          --------   ----------------------------------------------------------
   Brian D. Holt...............     50      Chief Executive Officer and President (1994)
   Theo Melas-Kyriazi..........     40      Chief Financial Officer (1999)
   Parimal S. Patel............     56      Executive Vice President (1989)
   Floyd M. Gent...............     50      Vice President; President, Clean Fuels Division (1994)
   John T. Miller..............     53      Vice President; President, Clean Power Division (1998)
   Randall W. Miselis..........     46      Vice President, Accounting and Administration (1996)
   Paul F. Kelleher............     57      Chief Accounting Officer (1989)

    All of the Company's executive officers are elected annually by the Board of Directors and serve until their successors are elected and qualified. All executive officers, except Messrs. Melas-Kyriazi, Miller, and Miselis have held comparable positions for at least five years either with the Company or Thermo Electron. Mr. Melas-Kyriazi was appointed Chief Financial Officer of the Company and Thermo Electron on January 1, 1999. Mr. Melas-Kyriazi joined Thermo Electron in 1986 as Assistant Treasurer, and became Treasurer in 1988. In 1994, he was named President and Chief Executive Officer of ThermoSpectra Corporation, a public subsidiary of Thermo Instrument Systems Inc. In 1998, he became Vice President of Corporate Strategy for Thermo Electron. Mr. Miller has been a Vice President of the Company since March 1998. Prior to joining the Company, he served as President and Chief Executive Officer of Pacific Generation Company from 1994 to 1998, overseeing its expansion into international generation projects. From 1990 to 1994, he served as Vice President of Business Development of Pacific Generation Company, and from 1987 to 1990, he served as its Vice President of Operations. Mr. Miselis has been Vice President of Accounting and Administration since January 1996 and has worked for the Company in various accounting capacities since November 1988. Messrs. Melas-Kyriazi and Kelleher are full-time employees of Thermo Electron, but devote such time to the affairs of the Company as the Company's needs reasonably require.

Item 2. PROPERTIES

ENERGY

    The Company's corporate headquarters are located in Waltham, Massachusetts, and consist of approximately 15,000 square feet that are occupied pursuant to a lease expiring in 2003. The Company also leases office space in Prague, Czech Republic; Roseville, California; Houston, Texas; and Dallas, Texas. The Company's other properties consist of the power plants described under "Operating Projects" and "Projects in Development." The Company owns all of the land on which the plants are built. The K-Fuel Facility is located on approximately 80 acres of land inside the rail loop in Fort Union Mine, in Campbell County, Wyoming, approximately five miles northeast of Gillette, Wyoming. The K-Fuel Facility is comprised of three buildings totaling approximately 7,100 square feet.

    The Company's California plants are located in areas where there is a risk of potentially significant earthquake activity. Projects that the Company develops in the future may also be located in areas where there is earthquake risk. The Company's earthquake insurance is not sufficient to cover all potential losses and there can be no assurance that such insurance will continue to be available on reasonable terms.

BIOPESTICIDES

    Thermo Trilogy's corporate headquarters are located in Columbia, Maryland, where it leases 25,000 square feet of space for office, laboratory, and warehouse use. Thermo Trilogy also leases a 26,000 square foot building, in which it has built a fermentation/formulation facility, in Decatur, Illinois. Thermo Trilogy owns an 80,000 square foot fermentation/formulation facility in Wasco, California. Thermo Trilogy's wholly owned subsidiary in the U.K. leases a 20,000 square foot pheromone trap and lure manufacturing facility.

Item 3. LEGAL PROCEEDINGS

    Not applicable.

Item 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    Not applicable.

                                    PART II

Item 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

    Information concerning the market and market price for the Registrant's Common Stock, $.10 par value, and dividend policy is included under the sections labeled "Common Stock Market Information" and "Dividend Policy" in the Registrant's Fiscal 1999 Annual Report to Shareholders and is incorporated herein by reference.

Item 6. SELECTED FINANCIAL DATA

    The information required under this item is included under the sections labeled "Selected Financial Information" and "Dividend Policy" in the Registrant's Fiscal 1999 Annual Report to Shareholders and is incorporated herein by reference.

Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The information required under this item is included under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Registrant's Fiscal 1999 Annual Report to Shareholders and is incorporated herein by reference.

Item 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    The information required under this item is included under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Registrant's Fiscal 1999 Annual Report to Shareholders and is incorporated herein by reference.

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

    The Registrant's Consolidated Financial Statements and Supplementary Data are included in the Registrant's Fiscal 1999 Annual Report to Shareholders and are incorporated herein by reference.

Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

    Not applicable.

                                    PART III

Item 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

DIRECTORS

    Set forth below are the names of the directors; their ages; their offices in the Company, if any; their principal occupation or employment for the past five years; the length of their tenure as directors; and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Company's Common Stock; the common stock of Thermo Electron, a provider of products and services in measurement instrumentation, biomedical devices, energy, resource recovery, and emerging technologies; and the common stock of its majority-owned subsidiary, Thermo Trilogy, is reported in Item 12--Security Ownership of Certain Beneficial Owners and Management.

JERRY P. DAVIS................  Mr. Davis, 66, has been a director of the Company since its inception in 1989. He also served as the chairman of the
                                board of the Company from February 1994 to January 1997, and as the Company's president and chief executive officer from
                                1989 to February 1994. Mr. Davis was also a vice president of Thermo Electron from January 1986 to December 1996.

GEORGE N. HATSOPOULOS.........  Dr. Hatsopoulos, 72, has been a director of the Company since its inception in 1989. He was the chairman of the
                                board and chief executive officer of Thermo Electron from
                                1956 to June 1, 1999. He also served as the president of
                                Thermo Electron from 1956 to January 1997. He currently
                                serves as non-executive chairman of the board of Thermo
                                Electron. Dr. Hatsopoulos is also a director of
                                Photoelectron Corporation, Thermedics Inc., Thermo Electron,
                                Thermo Fibertek Inc., Thermo Instrument Systems Inc., and
                                ThermoTrex Corporation.

BRIAN D. HOLT.................  Mr. Holt, 50, has been a director of the Company since
                                January 1995 and president and chief executive officer of
                                the Company since February 1994. He has been the chief
                                operating officer, energy and environment, of Thermo
                                Electron since September 1998. From March 1996 to September
                                1998, he was a vice president of Thermo Electron. For more than five years prior to his appointment as an officer of
                                the Company, he was president and chief executive officer of
                                Pacific Generation Company, a financier, builder, owner, and operator of independent power facilities. Mr. Holt is also a director of Thermo TerraTech Inc., The Randers Killam Group
                                Inc., and ThermoRetec Corporation.

FRANK JUNGERS.................  Mr. Jungers, 73, has been a director of the Company since its inception in 1989 and its chairman of the board since
                                January 1997. He has been a self-employed consultant on
                                business and energy matters since 1977. He was employed by the Arabian American Oil Company from 1974 to 1977 as
                                chairman and chief executive officer. Mr. Jungers is also a director of The AES Corporation, Donaldson, Lufkin &
                                Jenrette, Thermo Electron, ThermoQuest Corporation, ONIX
                                Systems Inc., and Statia Terminals Corp.

WILLIAM H. KEOUGH.............  Mr. Keough, 62, has been a director of the Company since
                                November 1999. He was the senior vice president, chief
                                financial officer, and treasurer of the Pioneer Group, Inc.
                                from 1986 to November 1998. The Pioneer Group Inc. operates various financial services businesses, including global
                                asset management, mutual fund distribution and servicing,
                                venture capital investing, and the natural resources
                                industry.

WILLIAM A. RAINVILLE..........  Mr. Rainville, 57, has been a director of the Company since
                                November 1995. He has been president and chief executive
                                officer of Thermo Fibertek, a majority-owned subsidiary of
                                Thermo Electron that develops and manufactures equipment and products for the papermaking and paper-recycling industries, since its inception in 1991. He has been chief operating
                                officer, recycling and resource recovery systems, of Thermo
                                Electron since September 1998. Prior to that time, Mr.
                                Rainville had been a senior vice president of Thermo
                                Electron from March 1993 to September 1998 and a vice
                                president of Thermo Electron from 1986 to 1993. From 1984 to
                                January 1993, Mr. Rainville was the president and chief
                                executive officer of Thermo Electron Web Systems Inc., a
                                subsidiary of Thermo Fibertek. Mr. Rainville is also a
                                director of Thermo Fibergen Inc., Thermo Fibertek, Thermo
                                TerraTech, and ThermoRetec.

EXECUTIVE OFFICERS

    Reference is made to Item 1(e) of this report for information regarding the Executive Officers of the Company.

Item 11. EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    CASH COMPENSATION

    Outside directors receive an annual retainer of $4,000 and a fee of $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly.
Dr. Hatsopoulos, Mr. Holt, and Mr. Rainville are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Company for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

    In November 1999, the board of directors established a special committee (the Special Committee) for the purpose of evaluating the merits and negotiating the terms of the proposed transaction with Thermo Electron pursuant to which the Company would be taken private. Mr. Keough was appointed the sole member of the Special Committee.

    Mr. Keough, as a member of the Special Committee, receives a one-time retainer of $20,000, a fee of $1,000 per day for attending regular meetings of the Special Committee, and $500 per day for participating in meetings of the Special Committee held by means of conference telephone.

    DEFERRED COMPENSATION PLAN FOR DIRECTORS

    Under the Company's deferred compensation plan for directors (the Deferred Compensation Plan), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies, or retires from his principal occupation. In the event of a change in control or proposed change in control of the Company that is not approved by the board of directors, deferred amounts become payable immediately. Any of the following is deemed to be a change of control: (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors", which term is defined to include directors who were members of Thermo Electron's board on July 1, 1999, or who subsequent to that date were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization, or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Company's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 37,500 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of October 2, 1999, deferred units equal to approximately 5,847 full shares of Common Stock were accumulated for current directors under the Deferred Compensation Plan.

    DIRECTORS STOCK OPTION PLAN

    The Company's directors stock option plan (the Directors Plan) provides for the grant of stock options to purchase shares of Common Stock of the Company and its majority-owned subsidiaries to outside directors as additional compensation for their service as directors. Under the Directors Plan, outside directors are automatically granted options to purchase 1,000 shares of Common Stock annually. The annual grant is made at the close of business on the date of each Annual Meeting of the Stockholders of the Company to each outside director then holding office. Options evidencing annual grants are immediately exercisable at any time from and after the grant date of the option and prior to the earliest to occur of (i) the expiration of the option on the third anniversary of the grant date;
(ii) two years after the director ceases to serve as a director of the Company; or (iii) the date of dissolution or liquidation of the Company. Shares acquired upon exercise of the options are subject to repurchase by the Company at the exercise price if the recipient ceases to serve as a director of the Company or another Thermo Electron company prior to the first anniversary of the grant date.

    The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of October 2, 1999, options to purchase 90,200 shares of Common Stock had been granted and were outstanding under the Directors Plan, 3,000 options had lapsed, 73,000 options had been exercised, and options to purchase 137,800 shares of Common Stock were reserved and available for grant.

    COMPENSATION OF THE CHAIRMAN OF THE BOARD

    Mr. Jungers was appointed the chairman of the board of the Company in January 1997. Mr. Jungers is not an employee of the Company or of any other company affiliated with Thermo Electron. For his service as chairman of the board, Mr. Jungers receives an additional meeting fee equal to $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone. He also receives an additional option to purchase 1,000 shares of the Common Stock at an exercise price equal to the average closing price for the five days preceding and including the date of grant, which is awarded at the first regular meeting of the board of directors following the Annual Meeting of the Stockholders in conjunction with his reappointment as chairman of the board.

STOCK OWNERSHIP POLICIES FOR DIRECTORS

    The human resources committee of the board of directors (the Committee) has established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level within a three-year period. The chief executive officer of the Company is required to comply with a separate stock holding policy established by the Committee, which is described below.

    In addition, the Committee has adopted a policy requiring directors to hold shares of the Company's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described below.

SUMMARY COMPENSATION TABLE

    The following table summarizes compensation during the last three fiscal years for services to the Company in all capacities, except as otherwise indicated below, awarded to, earned by, or paid to the Company's chief executive officer and its four other most highly compensated executive officers who were employed by the Company as of the end of the fiscal year. These executive officers are together referred to as the "named executive officers."

    The Company is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Company, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Company's affairs is provided to the Company under the Corporate Services Agreement between the Company and Thermo Electron. See

Item 13--Certain Relationships and Related Transactions. Accordingly, the compensation for these individuals is not reported in the following table.

SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------------------
                                                                                LONG-TERM COMPENSATION
                                                             ANNUAL          ----------------------------
                                                          COMPENSATION       RESTRICTED       SECURITIES
                                                      --------------------   ----------       -----------
                                            FISCAL                             STOCK          UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR      SALARY    BONUS (1)   AWARD (2)        OPTIONS (3)       COMPENSATION (4)
---------------------------                --------   --------   ---------   ----------       -----------       ----------------
Brian D. Holt (5)........................    1999     $159,115        n/a     $58,800(TCK)          --              $ 7,200
  Chief Executive Officer and President      1998     $198,000   $108,000                           --              $ 6,429
                                             1997     $182,250    $189,000                      60,000(TCK)         $ 6,107
                                                                                                40,000(TRIL)

Parimal S. Patel.........................    1999     $173,400   $ 78,000     $21,470(TMO)       8,000(TCK)         $ 7,200
  Executive Vice President                                                                       2,500(TMO)
                                             1998     $170,000   $ 68,400                        2,700(TCK)         $ 6,850
                                                                                                 5,300(TMO)
                                             1997     $167,000   $ 51,500                       15,800(TCK)         $ 6,993
                                                                                                 2,400(TMO)
                                                                                                 2,500(TRIL)

John T. Miller (6).......................    1999     $165,000   $ 65,000     $14,313(TMO)      10,000(TCK)         $34,401(7)
  Vice President; President,                 1998     $ 76,154   $ 65,000                       38,000(TCK)         $19,500(7)
  Clean Power Division                                                                          16,300(TMO)
                                                                                                 5,000(TRIL)

Floyd M. Gent............................    1999     $150,000   $ 56,300     $ 8,588(TMO)       2,700(TCK)         $ 7,550
  Vice President; President,                 1998     $138,700   $ 55,800                          600(TCK)         $ 5,847
  Clean Fuels Division                                                                           3,000(TMO)
                                             1997     $133,000   $ 10,500                          100(TMO)         $ 7,359
                                                                                                 2,500(TRIL)

Randall W. Miselis.......................    1999     $110,700   $ 33,200     $ 4,294(TMO)         400(TCK)         $ 6,710
  Vice President, Accounting &               1998     $100,600   $ 38,400                          400(TCK)         $ 7,200
  Administration                                                                                   100(TMO)
                                             1997     $ 93,000   $ 29,100                          100(TCK)         $ 5,643
                                                                                                 2,500(TRIL)

------------------------

(1) Beginning with fiscal 1997, the Company changed its compensation practices to determine bonuses for the named executive officers, other than the chief executive officer, based on fiscal year performance rather than calendar year performance. Accordingly, for all named executive officers other than Mr. Holt, the bonuses for fiscal 1997 represent the prorated bonus paid for performance during the nine-month period from January 1, 1997, through September 27, 1997. Due to Mr. Holt's position as chief operating officer, environmental and energy, of Thermo Electron, his bonus will continue to be determined and paid based on performance for the calendar year. Mr. Holt's bonus for 1999 has not been determined as of the date hereof.

(2) In fiscal 1999, Mr. Holt was awarded 5,600 shares of restricted stock of the Company with a value of $58,800 on the grant date, and Messrs. Patel, Miller, Gent, and Miselis were granted 1,500, 1,000, 600, and 300 shares, respectively, of restricted stock of Thermo Electron with a value of $21,470, $14,313, $8,588, and $4,294, respectively, on the grant date.
    Mr. Holt's restricted stock awards vest in their entirety on January 27, 2002. The restricted stock awarded to Messrs. Patel, Miller, Gent, and Miselis vest in their entirety on September 22, 2002. Holders of restricted stock are eligible for dividend payments. At the end of fiscal 1999, Mr. Holt held 5,600 shares of restricted stock with an aggregate value of $51,800 and Messrs. Patel, Miller, Gent, and Miselis held 1,500, 1,000, 600, and 300 shares, respectively, of restricted stock with an aggregate value of $20,344, $13,563, $8,138, and $4,069, respectively.

(3) Options granted by the Company are designated in the table as "TCK." In addition, the named executive officers have also been granted options to purchase common stock of the Thermo Electron and its majority-owned subsidiaries from time to time as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO) and Thermo Trilogy Corporation (designated in the table as
    TRIL). Mr. Holt was appointed an officer of Thermo Electron in March 1996 and has been granted options to purchase common stock of Thermo Electron since that date. These options are not reported in the table as they were granted as compensation for service in a capacity other than in his capacity as the chief executive officer of the Company.

(4) Except as indicated in footnote (7) below, represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan.

(5) Mr. Holt was appointed chief executive officer of the Company in February 1994, vice president of Thermo Electron in March 1996, and chief operating officer, energy and environmental, of Thermo Electron in September 1998. Mr. Holt has also been responsible for certain operations of Thermo Electron since the commencement of his employment in February 1994, and a portion of his annual cash compensation (salary and bonus) has been allocated to and paid by Thermo Electron in each of the fiscal years reported for the time he devoted to these responsibilities. The annual cash compensation (salary and bonus) reported in the table for Mr. Holt represents the amount paid by the Company for Mr. Holt's services as its chief executive officer. For calendar 1999, 1998, and 1997, approximately 60%, 90%, and 90%, respectively, of Mr. Holt's salary earned in all capacities throughout the Thermo Electron organization was paid by the Company for his services as its chief executive officer. For calendar 1999, 1998, and 1997, approximately 60%, 90%, and 82%, respectively, of Mr. Holt's total bonus earned in all capacities throughout the Thermo Electron organization was or will be paid by the Company for his performance as the Company's chief executive officer. Mr. Holt's bonus is determined and paid based upon performance for the calendar year.

(6) Mr. Miller was appointed vice president; president, clean power division of the Company, effective as of March 23, 1998.

(7) In addition to the matching contributions set forth in footnote (4) above, this amount includes $4,500 of temporary living expenses and $15,000 of travel and relocation expenses for fiscal 1998 and $13,500 of temporary living expenses and $20,901 of relocation expenses for fiscal 1999.

STOCK OPTIONS GRANTED DURING FISCAL 1999

    The following table sets forth information concerning individual grants of stock options made during fiscal 1999 to the Company's named executive officers. It has not been the Company's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1999.

OPTION GRANTS IN FISCAL 1999
---------------------------------------------------------------------------------------------------------------------
                                                                                               POTENTIAL REALIZABLE
                                                       PERCENT OF                                VALUE AT ASSUMED
                                 NUMBER OF               TOTAL                                 ANNUAL RATES OF STOCK
                                 SECURITIES             OPTIONS                               PRICE APPRECIATION FOR
                             UNDERLYING OPTIONS        GRANTED TO    EXERCISE                     OPTION TERM (2)
                                GRANTED AND           EMPLOYEES IN   PRICE PER   EXPIRATION   -----------------------
NAME                            COMPANY (1)           FISCAL YEAR      SHARE        DATE         5%            10%
----                         ------------------       ------------   ---------   ----------   --------       --------
Brian D. Holt..............            --                    --           --            --         --             --

Parimal S. Patel...........         3,000(TCK)             3.6%       $10.54      12/03/01    $ 4,980        $10,466
                                    5,000(TCK)             6.0%       $10.54      12/03/03    $14,560        $32,174
                                    2,500(TMO)            0.05%(3)    $14.81      09/22/04    $10,230        $22,604

John T. Miller.............        10,000(TCK)            12.0%       $10.54      12/03/03    $29,120        $64,348

Floyd M. Gent..............           700(TCK)             0.8%       $10.54      12/03/01    $ 1,160        $ 2,442
                                    2,000(TCK)             2.4%       $10.54      12/03/03    $ 5,820        $12,870

Randall W. Miselis.........           400(TCK)             0.5%       $10.54      12/03/01    $   660        $ 1,395

------------------------

(1) As part of Thermo Electron's stock option program, options have been granted during fiscal 1999 to the named executive officers to purchase the common stock of the Company and Thermo Electron. All of the options granted during the fiscal year are immediately exercisable at the date of grant. In all cases, the shares acquired upon exercise are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a three- to seven-year period, depending on the option term, which may vary from three to seven years, provided the optionee continues to be employed by the granting company or any other Thermo Electron company. The granting company may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. Please see footnote (3) under Summary Compensation Table above for the company abbreviations used in this table.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the applicable corporation, the optionee's continued employment through the option period, and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron or its subsidiaries other than the Company as part of Thermo Electron's compensation program and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

STOCK OPTIONS EXERCISED DURING FISCAL 1999 AND FISCAL YEAR-END OPTION VALUES

    The following table reports certain information regarding stock option exercises during fiscal 1999 and outstanding stock options held at the end of fiscal 1999 by the Company's named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1999.

AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND FISCAL 1999 YEAR-END OPTION VALUES
-------------------------------------------------------------------------------------------------------------------
                                                                                                      VALUE OF
                                                                                                     UNEXERCISED
                                                                              NUMBER OF             IN-THE-MONEY
                                                                             UNEXERCISED          OPTIONS AT FISCAL
                                                                          OPTIONS AT FISCAL             YEAR-
                                               SHARES                          YEAR-END                  END
                                             ACQUIRED ON      VALUE         (EXERCISABLE/           (EXERCISABLE/
NAME                           COMPANY (1)    EXERCISE     REALIZED (2)   UNEXERCISABLE) (1)       UNEXERCISABLE)
----                           -----------   -----------   ------------   ------------------      -----------------
Brian D. Holt(3).............    TCK                --            --             210,000/0            $ 513,000/--
                                 TMO                --            --             138,750/0(4)         $       0/--
                                 TBA                --            --               2,000/0            $  15,750/--
                                 TFG                --            --               2,000/0            $   2,500/--
                                 TLZ                --            --               5,000/0            $       0/--
                                 TLT                --            --                   0/2,000               --/$0(5)
                                 TOC                --            --               6,000/0            $       0/--
                                 TMQ                --            --               6,000/0            $       0/--
                                 TSR                --            --               2,000/0            $       0/--
                                TRIL                --            --                   0/40,000              --/$0(5)
                                 TXM                --            --               4,000/0            $       0/--
Parimal S. Patel.............    TCK                --            --              49,000/0            $  84,375/--
                                 TMO                --            --              29,362/0(4)         $   1,248/--
                                 TFT             2,700       $12,320                  --/--                  --/--
                                TRIL                --            --                   0/2,500               --/$0(5)
John T. Miller...............    TCK                --            --              48,000/0            $       0/--
                                 TMO                --            --              16,300/0            $       0/--
                                TRIL                --            --                   0/5,000               --/$0(5)
Floyd M. Gent................    TCK                --            --              55,800/0            $ 170,625/--
                                 TMO                --            --              33,100/0            $       0/--
                                TRIL                --            --                   0/2,500               --/$0(5)
Randall W. Miselis...........    TCK                --            --              45,900/0            $  52,500/--
                                 TMO                --            --              15,100/0            $       0/--
                                TRIL                --            --                   0/2,500               --/$0(5)

------------------------

(1) All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of fiscal year-end, except options to purchase the common stock of ThermoLyte Corporation and Thermo Trilogy Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under
    Section 12 of the Exchange Act or (ii) nine years from the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly-traded companies, the repurchase rights generally lapse ratably over a one- to ten-year period, depending on the option term, which may vary from five to twelve years, provided that the optionee continues to be employed by the granting company or another Thermo Electron company. For companies that are not publicly-traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting company may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. Please see footnote (3) under Summary Compensation Table above for the company abbreviations used in this table. In addition, company abbreviations used in this table and not defined in footnote (3) are defined as follows: Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibertek Inc. (designated in the table as TFT), Thermo Fibergen Inc. (designated in the table as TFG), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR), and Trex Medical Corporation (designated in the table as TXM).

(2) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the named executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(3) As an officer of Thermo Electron, Mr. Holt also holds unexercised options to purchase common stock of Thermo Electron and its subsidiaries other than the Company. These options are not reported in the table as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Company.

(4) Options to purchase 67,500 and 15,000 shares of the common stock of Thermo Electron granted to Mr. Holt and Mr. Patel, respectively, are subject to the same terms described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date

(5) No public market existed for the shares underlying these options as of October 2, 1999. Accordingly, no value in excess of exercise price has been attributed to these options.

EXECUTIVE RETENTION AGREEMENTS

    Thermo Electron has entered into agreements with certain executive officers and key employees of Thermo Electron and its subsidiaries that provide severance benefits if there is a change in control of Thermo Electron and their employment is terminated by Thermo Electron "without cause" or by the individual for "good reason," as those terms are defined therein, within 18 months thereafter. For purposes of these agreements, a change in control exists upon (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors," which term is defined to include directors who were members of Thermo Electron's board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election;
(iii) the consummation of a merger, consolidation, reorganization, recapitalization, or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or
(iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron.

    In 1998, Thermo Electron authorized an executive retention agreement with each of Brian D. Holt, Floyd M. Gent, and John T. Miller. This agreement provides that in the event the individual's employment is terminated under the circumstances described above, the individual would be entitled to a lump sum payment equal to the sum of (a) in the case of Mr. Holt, two times, and in the case of Messrs. Gent and Miller, one times his highest annual base salary in any 12 month period during the prior five-year period, plus (b) in the case of Mr. Holt, two times and in the case of Messrs. Gent and Miller, one times his highest annual bonus in any 12-month period during the prior five-year period. In addition, the individual would be provided benefits for a period of, in the case of Mr. Holt, two years, and in the case of Messrs. Gent and Miller, one year after such termination substantially equivalent to the benefits package the individual would have been otherwise entitled to receive if he was not terminated. Further, all repurchase rights of Thermo Electron and its subsidiaries shall lapse in their entirety with respect to all options and restricted stock that the individual holds in Thermo Electron and its subsidiaries, including the Company, as of the date of the change in control. Finally, the individual would be entitled to a cash payment equal to, in the case of Mr. Holt, $20,000, and in the case of Messrs. Gent and Miller, $15,000, to be used toward outplacement services.

    Assuming that the severance benefits would have been payable as of October 2, 1999, the lump sum salary and bonus payment under such agreement to Messrs. Holt, Gent and Miller would have been approximately $1,040,000, $234,500, and $230,000, respectively. In the event that payments under these agreements are deemed to be so called "excess parachute payments" under the applicable provisions of the Internal Revenue Code of 1986, as amended (the Internal Revenue Code), the individuals would be entitled to receive a gross-up payment equal to the amount of any excise tax payable by such individual with respect to such payment, plus the amount of all other additional taxes imposed on such individual attributable to the receipt of such gross-up payment.

STOCK OWNERSHIP POLICIES

    The Committee established a stock holding policy for executive officers of the Company that required executive officers to own a multiple of their compensation in shares of Common Stock. For the chief executive officer, the multiple is one times his base salary and reference incentive compensation for the fiscal year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy has been amended to apply only to the chief executive officer.

    In order to assist executive officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Company is authorized to make interest-free loans to executive officers to enable them to purchase shares of Common Stock in the open market. This plan was also amended to apply only to the chief executive officer. The loans are required to be repaid upon the earlier of demand or the tenth anniversary of the date of the loan, unless otherwise determined by the Committee.

    The Committee also has a policy requiring its executive officers to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.

Item 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and each majority-owned subsidiary of the Company, as of October 2, 1999, with respect to (i) each director,
(ii) each executive officer named in the summary compensation table set forth in
Item 11--Executive Compensation (the named executive officers) and (iii) all directors and current executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock, as of October 2, 1999, with respect to each person who was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

    While certain directors or executive officers of the Company are also directors and executive officers of Thermo Electron or its subsidiaries other than the Company, all such persons disclaim beneficial ownership of the shares of Common Stock beneficially owned by Thermo Electron.

                                                     THERMO ECOTEK    THERMO ELECTRON   THERMO TRILOGY
NAME (1)                                            CORPORATION (2)   CORPORATION (3)   CORPORATION (4)
--------                                            ---------------   ---------------   ---------------
Thermo Electron Corporation (5)...................     33,865,203              N/A              N/A
Jerry P. Davis....................................        101,426           32,670                0
Floyd M. Gent.....................................         60,380           33,100                0
George N. Hatsopoulos.............................         25,579        3,889,697                0
Brian D. Holt.....................................        215,600          287,941                0
Frank Jungers.....................................         49,706          176,302            3,000
William H. Keough.................................              0                0                0
John T. Miller....................................         48,000           16,500                0
Randall W. Miselis................................         47,706           15,855                0
Parimal S. Patel..................................         88,868           58,874                0
William A. Rainville..............................          4,467          360,752                0
All directors and current executive officers as a
  group (12 persons)..............................        649,232        5,386,885            3,000

------------------------

(1) Except as reflected in the footnotes to this table, shares of Common Stock of the Company and of the common stock of Thermo Electron and Thermo Trilogy beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of the Common Stock beneficially owned by Mr. Davis, Mr. Gent,
    Dr. Hatsopoulos, Mr. Holt, Mr. Jungers, Mr. Miller, Mr. Miselis, Mr. Patel, and all directors and executive officers as a group include 10,000, 55,800, 15,000, 210,000, 6,000, 48,000, 45,900, 49,000, and 447,200 shares, respectively, that such person or group has the right to acquire within 60 days of October 2, 1999, through the exercise of stock options. Shares of the Common Stock beneficially owned by Mr. Jungers and all directors and executive officers as a group include 3,156 shares allocated through October 2, 1999, to his account maintained pursuant to the Company's Deferred Compensation Plan for Directors. Shares beneficially owned by
    Mr. Davis include 91,426 shares held by Mr. Davis' spouse. Shares beneficially owned by Mr. Jungers include 500 shares held by Mr. Jungers' spouse. No director or named executive officer beneficially owned more than 1% of the Common Stock as of October 2, 1999; all directors and current executive officers as a group beneficially owned 1.80% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermo Electron beneficially owned by Mr. Davis, Mr. Gent, Dr. Hatsopoulos, Mr. Holt, Mr. Jungers, Mr. Miller, Mr. Miselis, Mr. Patel, Mr. Rainville, and all directors and executive officers as a group include 5,377, 33,100, 2,206,486, 284,948, 9,693,
    16,300, 15,100, 29,362, 294,630, and 3,338,081 shares, respectively, that such person or group has the right to acquire within 60 days of October 2, 1999, through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Mr. Davis, Dr. Hatsopoulos, and all directors and executive officers as a group include 1,716, 2,266 and 6,479 full shares, respectively, allocated to accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, were, as of October 2, 1999, executive officers of Thermo Electron. Shares of the common stock of Thermo Electron beneficially owned by Mr. Jungers and all directors and executive officers as a group include

    80,427 full shares allocated through October 2, 1999, to Mr. Junger's account maintained pursuant to Thermo Electron's deferred compensation plan for Directors. Shares beneficially owned by Mr. Davis include 25,577 shares held by Mr. Davis' spouse. Shares beneficially owned by Dr. Hatsopoulos include 144,437 shares held by his spouse, 330,747 shares held by a family trust of which his spouse is the trustee and 566,262 shares held by a family limited partnership indirectly controlled by Dr. Hatsopoulos. Shares beneficially owned by Dr. Hatsopoulos also include 50,000 shares that a family trust, of which Dr. Hatsopoulos' spouse is the trustee, has the right to acquire within 60 days of October 2, 1999, and 2,149,500 shares that a family limited partnership indirectly controlled by Dr. Hatsopoulos has the right to acquire within 60 days of October 2, 1999, through the exercise of stock options. Dr. Hatsopoulos disclaims beneficial interest in the shares owned by the family limited partnership except to the extent of his pecuniary interest therein. Shares beneficially owned by Mr. Jungers include 4,500 shares held by Mr. Jungers' spouse. No director or named executive officer beneficially owned more than 1% of the common stock of Thermo Electron as of October 2, 1999, except for Dr. Hatsopoulos, who beneficially owned 2.42% of such common stock; all directors and current executive officers as a group beneficially owned 3.37% of the common stock of Thermo Electron outstanding as of such date.

(4) The beneficial ownership of shares of the common stock of Thermo Trilogy is presented as of October 2, 1999. As of October 2, 1999, no director or executive officer beneficially owned more than 1% of the outstanding common stock of Thermo Trilogy; all directors and current executive officers as a group beneficially owned less than 1% of Thermo Trilogy common stock outstanding as of such date.

(5) Thermo Electron beneficially owned 93.68% of the Common Stock as of October 2, 1999. Shares beneficially owned by Thermo Electron include 171,272 shares issuable upon conversion of $2,826,000 in principal amount of the Company's 4 7/8% Subordinated Convertible Debentures due 2004. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02454-9046. As of October 2, 1999, Thermo Electron had the power to elect all of the members of the Company's board of directors.

    SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, (the Exchange Act) requires the Company's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Company's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1999, except in the following instances: Mr. Jungers, a director of the Company, filed one transaction late, reporting the exempt grant of stock options. Thermo Electron filed one Form 4 late, reporting a total of six transactions associated with the cancellation and grant of options to purchase Common Stock granted to employees under its stock option program.

Item 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Thermo Electron has, from time to time, caused its subsidiaries to sell minority interests to investors, resulting in several majority-owned, private and publicly-held subsidiaries. Thermo Electron has created the Company as a majority-owned, publicly-held subsidiary. The Company and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries."

    Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Company, have adopted the Thermo Electron Corporate Charter (the Charter) to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

    To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the Thermo Group) to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and the Thermo Subsidiaries.

    The Charter currently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Company, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

    As provided in the Charter, the Company and Thermo Electron have entered into a Corporate Services Agreement (the Services Agreement) under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and financial and other services to the Company. The Company was assessed an annual fee equal to 0.8% of the Company's revenues for these services in fiscal 1999. The annual fee will remain at 0.8% of the Company's revenues for fiscal 2000. The fee is reviewed annually and may be changed by mutual agreement of the Company and Thermo Electron. During fiscal 1999, Thermo Electron assessed the Company $1.6 million in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Company. In fiscal 1999, the Company was billed an additional $18,100 by Thermo Electron for certain administrative services required by the Company that were not covered by the Services Agreement. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Company upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Company ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Company will be required to pay a termination fee equal to the fee that was paid by the Company for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Company or as required in order to meet the Company's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Company a fee equal to the market rate for comparable services if such services are provided to the Company following termination.

    The Company and Thermo Electron have a Tax Allocation Agreement (Tax Allocation Agreement) under which the Company is included in the consolidated federal and certain state income tax returns filed by Thermo Electron. The Tax Allocation Agreement provides that Thermo Electron charges or pays the Company amounts based on the Company's relative contribution to Thermo Electron's tax liability. If in any year the Company incurs a loss or generates a tax credit, Thermo Electron shall pay the Company the amount of such benefit realized by Thermo Electron attributable to such loss or tax credit on the earlier of
(i) the year in which the Company would have obtained a tax benefit from such loss or tax credit of the Company had filed separate federal income tax returns or (ii) the year in which the applicable carry-forward period with respect to such loss or tax credit expires. As of October 2, 1999, the aggregate net amount due to the Company from Thermo Electron pursuant to the Tax Allocation Agreement is approximately $5.6 million.

    At October 2, 1999, the Company owed Thermo Electron and its other subsidiaries an aggregate of approximately $0.7 million for amounts due under the Services Agreement and related administrative charges and for miscellaneous items, net of amounts owed to the Company for miscellaneous items. The largest amount of net indebtedness owed by the Company to Thermo Electron and its other subsidiaries since October 3, 1998, was approximately $2.8 million. These amounts do not bear interest and are expected to be paid in the normal course of business.

    As of October 2, 1999, $17.8 million of the Company's cash equivalents were invested in a cash management arrangement with Thermo Electron, which was effective June 1999. Under the cash management arrangement, the Company lends its excess cash to Thermo Electron and has the contractual right to withdraw its invested funds upon 30 days' prior notice. Thermo Electron is contractually required to maintain cash, cash equivalents and/or immediately available bank lines of credit equal to at least 50% of all the funds invested under the arrangement by all Thermo Electron subsidiaries other than wholly-owned subsidiaries. The Company's funds invested in the cash management arrangement earn a rate equal to the 30-day Dealer Commercial Paper Rate as reported in THE WALL STREET JOURNAL plus 50 basis points, set at the beginning of each month.

    Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. Under this plan, the Company would be merged into Thermo Electron. As a result, the Company would become a wholly owned subsidiary of Thermo Electron. The public shareholders of the Company would receive common stock in Thermo Electron in exchange for their shares. The completion of this transaction is subject to numerous conditions, including the establishment of a price and exchange ratio; confirmation of anticipated tax consequences; the negotiation and execution of a definitive merger agreement; the receipt of a fairness opinion from an investment banking firm that the transaction is fair to the Company's shareholders (other than Thermo Electron) from a financial point of view; the approval of the Company's Board of Directors, including its independent directors; and completion of review by the Securities and Exchange Commission of any necessary documents regarding the proposed transactions.

STOCK HOLDING ASSISTANCE PLAN

    The Committee established a stock holding policy that requires the chief executive officer to acquire and hold a minimum number of shares of Common Stock. In order to assist the chief executive officer in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Company may make interest-free loans to the chief executive officer, to enable him to purchase the Common Stock in the open market. No such loans are currently outstanding under the plan.

Item 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a, d) FINANCIAL STATEMENTS AND SCHEDULE

    (1) The consolidated financial statements set forth in the list below are filed as part of this Report.

    (2) The consolidated financial statement schedule set forth in the list below is filed as part of this Report.

    (3) Exhibits filed herewith or incorporated herein by reference are set forth in Item 14(c) below.

    LIST OF FINANCIAL STATEMENTS AND SCHEDULE REFERENCED IN THIS ITEM 14

    Information incorporated by reference from Exhibit 13 filed herewith:

       Consolidated Statement of Operations
       Consolidated Balance Sheet
       Consolidated Statement of Cash Flows
       Consolidated Statement of Comprehensive Income and Shareholders'
       Investment
       Notes to Consolidated Financial Statements
       Report of Independent Public Accountants

    Financial Statement Schedules filed herewith:

       Schedule I: Condensed Financial Information of the Registrant

       Schedule II: Valuation and Qualifying Accounts

    All other schedules are omitted because they are not applicable or not required, or because the required information is shown either in the financial statements or in the notes thereto.

(b) REPORTS ON FORM 8-K

    None.

(c) EXHIBITS

    See Exhibit Index on the page immediately preceding exhibits.

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

Date:  December 15, 1999                               THERMO ECOTEK CORPORATION

                                                       By:  /s/ BRIAN D. HOLT
                                                            -----------------------------------------
                                                            Brian D. Holt
                                                            PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated, as of December 15, 1999.

SIGNATURE                                        TITLE
---------                                        -----
By:  /s/ BRIAN D. HOLT                           President, Chief Executive Officer,
     ---------------------------------             and Director
     Brian D. Holt

By:  /s/ THEO MELAS-KYRIAZI                      Chief Financial Officer
     ---------------------------------
     Theo Melas-Kyriazi

By:  /s/ PAUL F. KELLEHER                        Chief Accounting Officer
     ---------------------------------
     Paul F. Kelleher

By:  /s/ FRANK JUNGERS                           Chairman of the Board and Director
     ---------------------------------
     Frank Jungers

By:  /s/ JERRY P. DAVIS                          Director
     ---------------------------------
     Jerry P. Davis

By:  /s/ DR. GEORGE N. HATSOPOULOS               Director
     ---------------------------------
     Dr. George N. Hatsopoulos

By:  /s/ WILLIAM H. KEOUGH                       Director
     ---------------------------------
     William H. Keough

By:  /s/ WILLIAM A. RAINVILLE                    Director
     ---------------------------------
     William A. Rainville

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Thermo Ecotek Corporation:

    We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements included in Thermo Ecotek Corporation's Annual Report to Shareholders incorporated by reference in this Form 10-K, and have issued our report thereon dated November 8, 1999. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in Item 14 on page B-32 herein is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the consolidated financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                        Arthur Andersen LLP

Boston, Massachusetts
November 8, 1999

SCHEDULE I

                           THERMO ECOTEK CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                          UNCONSOLIDATED BALANCE SHEET

                                                              OCTOBER 2,   OCTOBER 3,
                                                                 1999         1998
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
                                       ASSETS
Current Assets:
  Cash and cash equivalents.................................   $     --     $ 22,732
  Advance to affiliate......................................     17,766           --
  Accounts and notes receivable from subsidiaries...........        613        1,910
  Prepaid income taxes and prepaid expenses.................     41,288       11,548
  Current portion of note receivable and other current
    assets..................................................      2,732          330
                                                               --------     --------
                                                                 62,399       36,520
                                                               --------     --------
Investment in Subsidiaries (on the equity method)...........    228,129      319,279
                                                               --------     --------
Office Equipment, at Cost...................................        448          322
Less: Accumulated Depreciation..............................       (149)         (96)
                                                               --------     --------
                                                                    299          226
                                                               --------     --------
Long-term Available-for-sale Investment, at Quoted Market
  Value
  (amortized cost of $6,379 and $8,504).....................      6,111        8,502
                                                               --------     --------
Deferred Debt Expense.......................................        891        1,090
                                                               --------     --------
                                                               $297,829     $365,617
                                                               ========     ========
                      LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
  Accounts payable..........................................   $    276     $     --
  Accrued expenses..........................................      3,761        9,366
  Due to parent company.....................................        507        2,251
                                                               --------     --------
                                                                  4,544       11,617
                                                               --------     --------
Long-term Obligations:
  Noninterest-bearing subordinated convertible debentures...      1,820        2,450
  4.875% Subordinated convertible debentures................     44,950       44,950
                                                               --------     --------
                                                                 46,770       47,400
                                                               --------     --------
Deferred Income Taxes.......................................     55,951       56,968
                                                               --------     --------
Shareholders' Investment:
  Common stock..............................................      3,787        3,782
  Capital in excess of par value............................    175,895      175,673
  Retained earnings.........................................     39,382       98,802
  Treasury stock............................................    (28,084)     (28,735)
  Deferred compensation.....................................        (46)          --
  Accumulated other comprehensive items.....................       (370)         110
                                                               --------     --------
                                                                190,564      249,632
                                                               --------     --------
                                                               $297,829     $365,617
                                                               ========     ========

SCHEDULE I

                           THERMO ECOTEK CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                     STATEMENT OF UNCONSOLIDATED OPERATIONS

                                                                            YEAR ENDED
                                                              ---------------------------------------
                                                              OCTOBER 2,   OCTOBER 3,   SEPTEMBER 27,
                                                                 1999         1998          1997
                                                              ----------   ----------   -------------
                                                                          (IN THOUSANDS)
REVENUES....................................................   $     --     $  1,962      $  8,200
Equity in Earnings (Loss) of Subsidiaries...................    (83,019)      50,401        39,817
                                                               --------     --------      --------
                                                                (83,019)      52,363        48,017
                                                               --------     --------      --------
General and Administrative Expenses.........................     10,196       10,379        10,219
                                                               --------     --------      --------
Operating Income (Loss).....................................    (93,215)      41,984        37,798
Interest Expense, Net.......................................     (1,021)      (1,342)         (838)
Gain on Issuance of Stock by Subsidiary.....................         --        6,269            --
                                                               --------     --------      --------
Income (Loss) Before Income Taxes...........................    (94,236)      46,911        36,960
Income Tax (Provision) Benefit..............................     34,816      (15,702)      (14,415)
                                                               --------     --------      --------
NET INCOME (LOSS)...........................................   $(59,420)    $ 31,209      $ 22,545
                                                               ========     ========      ========

SCHEDULE I

                           THERMO ECOTEK CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                     STATEMENT OF UNCONSOLIDATED CASH FLOWS

                                                                            YEAR ENDED
                                                              ---------------------------------------
                                                              OCTOBER 2,   OCTOBER 3,   SEPTEMBER 27,
                                                                 1999         1998          1997
                                                              ----------   ----------   -------------
                                                                          (IN THOUSANDS)
Operating Activities:
  Net income (loss).........................................   $(59,420)    $ 31,209      $ 22,545
  Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
    Depreciation and amortization...........................        265          258           513
    Deferred revenue........................................         --           --        (8,200)
    Deferred income tax expense (benefit)...................    (30,183)       7,315        10,715
    Equity in (earnings) loss of subsidiaries...............     83,019      (50,401)      (39,817)
    Gain on issuance of stock by subsidiary.................         --       (6,269)           --
    Changes in current accounts, excluding the
      effect of acquisitions:
      Accounts and notes receivable from subsidiaries.......      1,204        2,139          (906)
      Other assets..........................................       (768)          94            55
      Accounts payable......................................        637         (551)           48
      Accrued expenses......................................     (5,576)         101            99
      Due (to) from parent company..........................     (1,744)         (98)        3,471
                                                               --------     --------      --------
        Net cash used in operating activities...............    (12,566)     (16,203)      (11,477)
                                                               --------     --------      --------
Investing Activities:
  Acquisitions, net of cash acquired........................    (12,615)     (19,100)      (10,865)
  Purchase of available-for-sale investments................         --           --        (2,500)
  Advances to affiliate, net................................    (17,766)          --            --
  Purchases of property, plant, and equipment...............       (126)        (219)          (15)
  Distribution from (investment in) subsidiaries............     20,115      (16,361)       13,315
                                                               --------     --------      --------
        Net cash used in investing activities...............    (10,392)     (35,680)          (65)
                                                               --------     --------      --------
Financing Activities:
  Net proceeds from issuance of subordinated
    convertible debentures..................................         --           --        48,470
  Purchases of Company common stock.........................         --      (10,248)      (19,743)
  Net proceeds from issuance of Company and
    subsidiary common stock.................................        189       15,458          (417)
                                                               --------     --------      --------
        Net cash provided by financing activities...........        189        5,210        28,310
                                                               --------     --------      --------
Exchange Rate Effect on Cash................................         37          (60)          (31)
                                                               --------     --------      --------
Increase (Decrease) in Cash and Cash Equivalents............    (22,732)     (46,733)       16,737
Cash and Cash Equivalents at Beginning of Year..............     22,732       69,465        52,728
                                                               --------     --------      --------
Cash and Cash Equivalents at End of Year....................   $     --     $ 22,732      $ 69,465
                                                               ========     ========      ========

SCHEDULE II

                           THERMO ECOTEK CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                                              BALANCE AT   PROVISION    ACCOUNTS   BALANCE
                                                              BEGINNING    CHARGED TO   WRITTEN     AT END
DESCRIPTION                                                    OF YEAR      EXPENSE       OFF      OF YEAR
-----------                                                   ----------   ----------   --------   --------
Allowance for Doubtful Accounts
Year Ended October 2, 1999..................................      $50         $87         $(20)      $117
Year Ended October 3, 1998..................................      $--         $50         $ --       $ 50

                                                              BALANCE AT   PROVISION COSTS    ACTIVITY    BALANCE
                                                              BEGINNING      CHARGED TO      CHARGED TO    AT END
DESCRIPTION                                                    OF YEAR       EXPENSE (B)      RESERVE     OF YEAR
-----------                                                   ----------   ---------------   ----------   --------
Accrued Restructuring Costs (a)
Year Ended October 2, 1999..................................  $      --         $7,914          $(157)     $7,757

------------------------

(a) The nature of activity in this account is described in Note 10 to Consolidated Financial Statements in the Registrant's Fiscal 1999 Annual Report to Shareholders (Note 9 to Amended Exhibit 13 included herein).

(b) Excludes noncash charges of $118.4 million, primarily for the write-off of property, plant, and equipment.

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
          2.1           Asset Purchase Agreement among Thermo Trilogy Corporation,
                        Thermo Ecotek International Holdings, Inc., and W.R. Grace &
                        Co.--Conn. dated March 5, 1996 (filed as Exhibit 2 to the
                        Registrant's Quarterly Report on Form 10-Q for the quarter ended March 30, 1996 [File No. 1-13572] and incorporated
                        herein by reference).

          2.2           Asset Purchase Agreement among Thermo Trilogy Corporation, biosys, inc., Crop Genetics International Corporation, and
                        AgriDyne Technologies, Inc. dated December 24, 1996 (filed as Exhibit 2 to the Registrant's Current Report on Form 8-K
                        filed January 31, 1997 [File No. 1-3572] and incorporated
                        herein by reference).

          3.1           Certificate of Incorporation, as amended, of the Registrant
                        (filed as Exhibit 3.1 to the Registrant's Registration
                        Statement on Form S-1 [Reg. No. 33-86682] and incorporated herein by reference).

          3.2           By-Laws of the Registrant (filed as Exhibit 3.2 to the
                        Registrant's Transition Report on Form 10-K for the nine months ended September 30, 1995 [File No. 1-13572] and incorporated herein by reference).

          4.1           Fiscal Agency Agreement dated as of March 14, 1996, among
                        the Registrant, Thermo Electron Corporation, and Chemical
                        Bank as fiscal agent, relating to $37 million principal
                        amount of noninterest-bearing subordinated convertible
                        debentures due 2001 (filed as Exhibit 4 to the Registrant's
                        Quarterly Report on Form 10-Q for the quarter ended March
                        30, 1996 [File No. 1-13572] and incorporated herein by
                        reference).

          4.2           Fiscal Agency Agreement dated as of April 15, 1997, among
                        the Registrant, Thermo Electron Corporation, and Bankers
                        Trust Company as fiscal agent, relating to $50 million
                        principal amount of 4 7/8% Convertible Subordinated
                        Debentures due 2004 (filed as Exhibit 4 to the Registrant's
                        Quarterly Report on Form 10-Q for the quarter ended March
                        29, 1997 [File No. 1-13572] and incorporated herein by
                        reference).

         10.1           Asset Transfer Agreement between Thermo Electron Corporation and the Registrant dated January 2, 1990 (filed as Exhibit
                        10.1 to the Registrant's Registration Statement on Form S-1
                        [Reg. No. 33-86682] and incorporated herein by reference).

         10.2           Corporate Services Agreement dated January 3, 1993, between
                        Thermo Electron Corporation and the Registrant (filed as
                        Exhibit 10.2 to the Registrant's Registration Statement on
                        Form S-1 [Reg. No. 33-86682] and incorporated herein by
                        reference).

         10.3 Thermo Electron Corporate Charter as amended and restated effective January 3, 1993 (filed as Exhibit 10.3 to the
                        Registrant's Registration Statement on Form S-1 [Reg. No.
                        33-86682]and incorporated herein by reference).

         10.4           Amended and Restated Tax Allocation Agreement dated as of
                        December 4, 1996, between Thermo Electron and the Registrant
                        (filed as Exhibit 10.4 to the Registrant's Report on Form
                        10-K for the fiscal year ended September 28, 1996 [File No.
                        1-13572] and incorporated herein by reference).

         10.5           Purchase and sale of $38,500,000 principal amount 4%
                        subordinated convertible note due 2001 (filed as Exhibit
                        10.8 to the Registrant's Registration Statement on Form S-1
                        [Reg. No. 33-86682] and incorporated herein by reference).

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
         10.6           Purchase and sale of $30,000,000 principal amount 4%
                        subordinated convertible note due 2001 (filed as Exhibit
                        10.9 to the Registrant's Registration Statement on Form S-1
                        [Reg. No. 33-86682] and incorporated herein by reference).

         10.7           Power Purchase Agreement between Mendota Biomass Power, Ltd.
                        and Pacific Gas and Electric Company dated May 7, 1984
                        (filed as Exhibit 10.10 to the Registrant's Registration
                        Statement on Form S-1 [Reg. No. 33-86682] and incorporated herein by reference).

         10.8           Project Lease between Chrysler Capital Corporation and
                        Mendota Biomass Power, Ltd. dated October 30, 1989 (filed as
                        Exhibit 10.11 to the Registrant's Registration Statement on
                        Form S-1 [Reg. No. 33-86682] and incorporated herein by
                        reference).

         10.9           First Amendment to Project Lease between Chrysler Capital
                        Corporation and Mendota Biomass Power, Ltd., dated June 30,
                        1995 (filed as Exhibit 1 to the Registrant's Current Report on Form 8-K dated June 30, 1995 and incorporated herein by reference).

        10.10 Mendota Biomass Power, Ltd. Limited Partnership Agreement dated December 10, 1986 (filed as Exhibit 10.12 to the
                        Registrant's Registration Statement on Form S-1 [Reg. No.
                        33-86682] and incorporated herein by reference).

        10.11           Rate Order and Interconnection Agreement between Whitefield
                        Power and Light Company and Public Service Company of New
                        Hampshire dated September 4, 1986 (filed as Exhibit 10.13 to the Registrant's Registration Statement on Form S-1 [Reg.
                        No. 33-86682] and incorporated herein by reference).

        10.12           Wood Supply Contract between North County Procurement, Inc.
                        and Whitefield Power and Light Company dated June 4, 1993
                        (filed as Exhibit 10.14 to the Registrant's Registration
                        Statement on Form S-1 [Reg. No. 33-86682] and incorporated herein by reference).

        10.13           Joint Venture Agreement establishing Gorbell Thermo Electron
                        Power Company dated September 13, 1985 (filed as Exhibit
                        10.19 to the Registrant's Registration Statement on Form S-1
                        [Reg. No. 33-86682] and incorporated herein by reference).

        10.14           Leasing Agreement between BankBoston Leasing Services, Inc.
                        and Hemphill Power and Light Company dated December 23, 1987
                        (filed as Exhibit 10.20 to the Registrant's Registration
                        Statement on Form S-1 [Reg. No. 33-86682] and incorporated herein by reference).

        10.15           Rate Order Support Agreement between Hemphill Power and
                        Light Company and Thermo Electron dated December 23, 1987
                        (filed as Exhibit 10.21 to the Registrant's Registration
                        Statement on Form S-1 [Reg. No. 33-86682] and incorporated herein by reference).

        10.16           Wood Supply Contract between Durgin & Crowell Lumber
                        Company, Inc. and Hemphill Power and Light Company dated
                        June 4, 1985 (filed as Exhibit 10.22 to the Registrant's
                        Registration Statement on Form S-1 [Reg. No. 33-86682] and incorporated herein by reference).

        10.17           Fuel Supply Contract between Springfield Management Company and Hemphill Power and Light Company dated June 4, 1985, as amended (filed as Exhibit 10.23 to the Registrant's
                        Registration Statement on Form S-1 [Reg. No. 33-86682] and
                        incorporated herein by reference).

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
        10.18           Rate Order and Interconnection Agreement between Hemphill
                        Power and Light Company and Public Service Company of New
                        Hampshire dated June 26, 1986 (filed as Exhibit 10.24 to the
                        Registrant's Registration Statement on Form S-1 [Reg. No.
                        33-86682] and incorporated herein by reference).

        10.19           Joint Venture Agreement establishing Hemphill Power and
                        Light Company dated June 4, 1985 (filed as Exhibit 10.25 to the Registrant's Registration Statement on Form S-1 [Reg.
                        No. 33-86682]and incorporated herein by reference).

        10.20           Letter Agreement dated July 15, 1988, among the partners of
                        Hemphill Power and Light Company amending various agreements
                        (filed as Exhibit 10.26 to the Registrant's Registration
                        Statement on Form S-1 [Reg. No. 33-86682] and incorporated herein by reference).

        10.21           Letter Agreement dated January 1, 1990, between the partners of Hemphill Power and Light Company (filed as Exhibit 10.27 to the Registrant's Registration Statement on Form S-1 [Reg.
                        No. 33-86682]and incorporated herein by reference).

        10.22           Assignment and Assumption Agreement of Delano II plant by
                        Delano Energy Company, Inc. dated December 1, 1993 (filed as
                        Exhibit 10.28 to the Registrant's Registration Statement on
                        Form S-1 [Reg. No. 33-86682] and incorporated herein by
                        reference).

        10.23           Loan Agreement between California Pollution Control
                        Financing Authority ("CPCFA") and Delano Energy Company,
                        Inc. dated August 1, 1989, as supplemented on May 1, 1990
                        (Delano I; filed as Exhibit 10.29 to the Registrant's
                        Registration Statement on Form S-1 [Reg. No. 33-86682] and incorporated herein by reference).

        10.24           Indenture of Trust between CPCFA and Bankers Trust Company dated August 1, 1990, as supplemented on May 1, 1990 (Delano
                        I; filed as Exhibit 10.30 to the Registrant's Registration
                        Statement on Form S-1 [Reg. No. 33-86682] and incorporated herein by reference).

        10.25 Indenture of Trust between CPCFA and Bankers Trust Company dated October, 1991 (Delano II; filed as Exhibit 10.31 to the Registrant's Registration Statement on Form S-1 [Reg.
                        No. 33-86682]and incorporated herein by reference).

        10.26           Loan Agreement between CPCFA and Delano Energy Company, Inc.
                        dated October 1, 1991 (filed as Exhibit 10.32 to the
                        Registrant's Registration Statement on Form S-1 [Reg. No.
                        33-86682] and incorporated herein by reference).

        10.27           Power Purchase Contract between Southern California Edison
                        Co. and Signal Delano Energy Company, Inc. dated July 31,
                        1987 (filed as Exhibit 10.33 to the Registrant's
                        Registration Statement on Form S-1 [Reg. No. 33-86682] and incorporated herein by reference).

        10.28           Amended Restated Reimbursement Agreement among Chemical
                        Trust Company of California ("CTCC"), Delano Energy Company,
                        Inc. and ABN AMRO Bank N.V. and other banks dated December
                        31, 1993 (filed as Exhibit 10.34 to the Registrant's
                        Registration Statement on Form S-1 [Reg. No. 33-86682] and
                        incorporated herein by reference).

        10.29           Amended and Restated Lease Agreement between CTCC and Delano
                        Energy Company, Inc. dated December 31, 1993 (filed as
                        Exhibit 10.35 to the Registrant's Registration Statement on
                        Form S-1 [Reg. No. 33-86682] and incorporated herein by
                        reference).

        10.30           Biomass Fuel Supply Contract between the Registrant and
                        Delano Energy Company, Inc. dated December 31, 1993 (filed as Exhibit 10.36 to the Registrant's Registration Statement
                        on Form S-1 [Reg. No. 33-86682] and incorporated herein by reference).

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
        10.31           Power Purchase Agreement between Woodland Biomass Power,
                        Ltd. and Pacific Gas & Electric Company dated May 7, 1987
                        (filed as Exhibit 10.38 to the Registrant's Registration
                        Statement on Form S-1 [Reg. No. 33-86682] and incorporated herein by reference).

        10.32           Stock Purchase Agreement dated as of August 18, 1995,
                        between the Registrant and KFx, Inc. (filed as Exhibit 10.40 to the Registrant's Transition Report on Form 10-K for the
                        nine months ended September 30, 1995 [File No. 1-13572] and incorporated herein by reference). Pursuant to Item
                        601(b)(2) of Regulation S-K, schedules to this Agreement
                        have been omitted. The Company hereby undertakes to furnish supplementally a copy of such schedules to the commission
                        upon request.

        10.33 Stock Purchase Warrant issued by KFx, Inc. to the Company dated August 18, 1995 (filed as Exhibit 10.41 to the
                        Registrant's Transition Report on Form 10-K for the nine months ended September 30, 1995 [File No. 1-13572] and incorporated herein by reference).

        10.34 Stock Purchase Warrant issued by KFx, Inc. to the Company dated August 18, 1995 (filed as Exhibit 10.42 to the
                        Registrant's Transition Report on Form 10-K for the nine months ended September 30, 1995 [File No. 1-13572] and incorporated herein by reference).

        10.35           Limited Partnership Agreement of KFx Fuel Partners, L.P.
                        dated as of August 18, 1995 (filed as Exhibit 10.43 to the
                        Registrant's Transition Report on Form 10-K for the nine
                        months ended September 30, 1995 [File No. 1-13572] and
                        incorporated herein by reference). (Certain portions of this
                        Exhibit have been omitted subject to an application for
                        confidential treatment filed with the Commission pursuant to
                        Rule 24b-2 under the Securities Exchange Act of 1934.)

        10.36           Turnkey Design and Construction Agreement dated as of August
                        18, 1995, between KFx Fuel Partners, L.P. and Walsh
                        Construction Company, a Division of Guy F. Atkinson Company
                        (filed as Exhibit 10.44 to the Registrant's Transition
                        Report on Form 10-K for the nine months ended September 30,
                        1995 [File No. 1-13572] and incorporated herein by
                        reference). (Certain portions of this Exhibit have been
                        omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the
                        Securities Exchange Act of 1934.)

        10.37           Lease Agreement between Manufacturers Hanover Trust Company of California and Woodland Biomass Power, Ltd. dated
                        December 29, 1989 (filed as Exhibit 10.39 to the
                        Registrant's Registration Statement on Form S-1 [Reg. No.
                        33-86682] and incorporated herein by reference).

        10.38           First Amendment to Power Purchase Agreement dated November
                        6, 1997, between Woodland Biomass Power, Ltd. and Pacific
                        Gas and Electric Company (filed as Exhibit 10.3 to the
                        Registrant's Quarterly Report on Form 10-Q for the quarter ended January 3, 1998 [File No. 1-13572] and incorporated
                        herein by reference). (Certain portions of this Exhibit have been omitted subject to an application for confidential
                        treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.)

        10.39           Second Amendment to Power Purchase Agreement dated November
                        6, 1997, between Mendota Biomass Power, Ltd. and Pacific Gas and Electric Company (filed as Exhibit 10.4 to the
                        Registrant's Quarterly Report on Form 10-Q for the quarter ended January 3, 1998 [File No. 1-13572] and incorporated
                        herein by reference). (Certain portions of this Exhibit have been omitted subject to an application for confidential
                        treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.)

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
        10.40*          Purchase Agreement dated October 25, 1999, between
                        Mountainview Power Company and General Electric Company for
                        four PG 7241 FA Combustion Turbine Generators for the
                        Mountainview Generation Project.

        10.41*          Contract Termination Agreement between Southern California
                        Edison Company and Delano Energy Co., Inc.

        10.42           Incentive Stock Option Plan of the Registrant (filed as
                        Exhibit 10.44 to the Registrant's Registration Statement on
                        Form S-1 [Reg. No 33-86682] and incorporated herein by
                        reference). (Maximum number of shares issuable in the
                        aggregate under this plan and the Registrant's Nonqualified
                        Stock Option Plan is 1,350,000 shares, after adjustment to reflect share increase approved in December 1993 and 3-for-2 stock split effected in October 1996.)

        10.43           Amended and Restated Directors Stock Option Plan of the
                        Registrant (filed as Exhibit 10.3 to the Registrant's
                        Quarterly Report on Form 10-Q for the quarter ended July 3,
                        1999 [File No. 1-13572] and incorporated herein by
                        reference).

        10.44           Amended and Restated Deferred Compensation Plan for
                        Directors of the Registrant (filed as Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999 [File No. 1-13572] and incorporated herein by reference).

        10.45           Amended and Restated Equity Incentive Plan of the Registrant
                        (filed as Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999 [File No.
                        1-13572] and incorporated herein by reference).

        10.46           Amended and Restated Nonqualified Stock Option Plan of the
                        Registrant (filed as Exhibit 10.6 to the Registrant's
                        Quarterly Report on Form 10-Q for the quarter ended July 3,
                        1999 [File No. 1-13572] and incorporated herein by
                        reference). (Maximum number of shares issuable in the
                        aggregate under this plan and the Registrant's Incentive
                        Stock Option Plan is 1,350,000 shares, after giving effect to share increase approved in December 1993 and 3-for-2
                        stock split effected in October 1996.)

        10.47           Amended and Restated Thermo Ecotek Corporation--Thermo
                        Trilogy Corporation Nonqualified Stock Option Plan (filed as
                        Exhibit 10.7 to the Registrant's Quarterly Report on Form
                        10-Q for the quarter ended July 3, 1999 [File No. 1-13572]
                        and incorporated herein by reference).

        10.48           Thermo Trilogy Corporation Equity Incentive Plan (filed as
                        Exhibit 10.52 to the Registrant's Report on Form 10-K for
                        the fiscal year ended September 28, 1996 [File No. 1-13572]
                        and incorporated herein by reference).

                        In addition to the stock-based compensation plans of the
                        Registrant, the executive officers of the Registrant may be granted awards under stock-based compensation plans of
                        Thermo Electron Corporation, for services rendered to the
                        Registrant. The terms of such plans are substantially the
                        same as those of the Registrant's Equity Incentive Plan.

        10.49           Form of Indemnification Agreement between the Registrant and its officers and directors (filed as Exhibit 10.43 to the
                        Registrant's Registration Statement on Form S-1 [Reg. No.
                        33-86682]and incorporated herein by reference).

        10.50           Restated Stock Holding Assistance Plan and Form of
                        Promissory Note (filed as Exhibit 10.54 to the Registrant's
                        Annual Report on Form 10-K for the fiscal year ended
                        September 27, 1997 [File No. 1-13572] and incorporated
                        herein by reference).

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
        10.51           Master Cash Management, Guarantee Reimbursement and Loan
                        Agreement dated as of June 1, 1999, between the Registrant and Thermo Electron Corporation (filed as Exhibit 10.1 to
                        the Registrant's Quarterly Report on Form 10-Q for the
                        quarter ended July 3, 1999 [File No. 1-13572] and
                        incorporated herein by reference).

        10.52           Master Cash Management, Guarantee Reimbursement and Loan
                        Agreement dated as of June 1, 1999, between Thermo Trilogy
                        Corporation and Thermo Electron Corporation (filed as
                        Exhibit 10.2 to the Registrant's Quarterly Report on Form
                        10-Q for the quarter ended July 3, 1999 [File No. 1-13572] and incorporated herein by reference).

           13           Annual Report to Shareholders for the fiscal year ended
                        October 2, 1999 (only those portions incorporated herein by reference).

           21           Subsidiaries of the Registrant.

           23           Consent of Arthur Andersen LLP.

           27           Financial Data Schedule.

------------------------

* Confidential treatment requested as to certain portions of the document, which portions have been omitted and filed separately with the Securities and Exchange Commission.

                                                              AMENDED EXHIBIT 13

                           Thermo Ecotek Corporation
                       Consolidated Financial Statements
                                Fiscal Year 1999

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                           YEAR ENDED
                                                             ---------------------------------------
                                                             OCTOBER 2,   OCTOBER 3,   SEPTEMBER 27,
                                                                1999         1998          1997
                                                             ----------   ----------   -------------
                                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
REVENUES (Notes 11 and 13).................................   $178,338     $175,943      $164,261
                                                              --------     --------      --------
Costs and Operating Expenses:
  Cost of revenues (includes $4,302, $4,668, and $4,545 to
    related parties; Notes 7 and 8)........................    133,119      116,275       106,827
  Selling, general, and administrative expenses (includes
    $1,427, $1,490, and $1,643 to related parties; Notes 7
    and 8).................................................     16,271       13,302        10,349
  Restructuring and unusual costs, net (Note 9)............    112,242           --            --
                                                              --------     --------      --------
                                                               261,632      129,577       117,176
                                                              --------     --------      --------
Operating Income (Loss)....................................    (83,294)      46,366        47,085
Interest Income............................................      2,721        4,087         5,089
Interest Expense (includes $379, $1,644, and $2,740 to
  parent company)..........................................     (7,252)     (11,040)      (13,926)
Other Expense (Note 9).....................................     (2,125)          --            --
                                                              --------     --------      --------
Income (Loss) from Continuing Operations Before Income
  Taxes and Minority Interest..............................    (89,950)      39,413        38,248
Income Tax (Provision) Benefit (Note 6)....................     32,673      (14,530)      (14,409)
Minority Interest (Expense) Income (Note 9)................        320       (1,373)       (1,334)
                                                              --------     --------      --------
Income (Loss) from Continuing Operations...................    (56,957)      23,510        22,505
Income (Loss) from Discontinued Operations (net of income
  tax provision (benefit) and minority interest of
  $(2,830), $1,480, and $6 in fiscal 1999 and 1998; Note
  18)......................................................     (2,463)       7,699            40
                                                              --------     --------      --------
NET INCOME (LOSS)..........................................   $(59,420)    $ 31,209      $ 22,545
                                                              ========     ========      ========
EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS (Note
  16):
  Basic....................................................   $  (1.58)    $    .80      $    .91
                                                              ========     ========      ========
  Diluted..................................................   $  (1.58)    $    .65      $    .64
                                                              ========     ========      ========
EARNINGS (LOSS) PER SHARE (Note 16):
  Basic....................................................   $  (1.65)    $   1.07      $    .92
                                                              ========     ========      ========
  Diluted..................................................   $  (1.65)    $    .86      $    .64
                                                              ========     ========      ========
WEIGHTED AVERAGE SHARES (Note 16):
  Basic....................................................     35,944       29,299        24,613
                                                              ========     ========      ========
  Diluted..................................................     35,944       39,152        38,740
                                                              ========     ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

                           CONSOLIDATED BALANCE SHEET

                                                              OCTOBER 2,   OCTOBER 3,
                                                                 1999         1998
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
                                       ASSETS
Current Assets:
  Cash and cash equivalents (includes $21,207 under
    repurchase agreement with parent company in fiscal
    1998)...................................................   $ 20,002     $ 40,569
  Advance to affiliate......................................     17,766           --
  Restricted funds..........................................     28,024       24,536
  Accounts receivable and unbilled revenues.................     57,980       35,636
  Inventories...............................................      7,292        9,743
  Deferred tax asset (Note 6)...............................     37,384        9,449
  Other current assets......................................      2,573        1,928
  Net assets of discontinued operations (Note 18)...........     39,280       36,773
                                                               --------     --------
                                                                210,301      158,634
                                                               --------     --------
Property, Plant, and Equipment, Net (Note 9)................    188,207      285,982
                                                               --------     --------
Long-term Available-for-sale Investment, at Quoted Market
  Value (amortized cost of $6,379 and $8,504; Notes 2 and
  9)........................................................      6,111        8,502
                                                               --------     --------
Restricted Funds............................................     30,205       26,051
                                                               --------     --------
Other Assets................................................      7,990        8,908
                                                               --------     --------
                                                               $442,814     $488,077
                                                               ========     ========
                      LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
  Short-term obligations and current portion of long-term
    obligations (includes advance from affiliate of $4,972
    in fiscal 1999; Note 12)................................   $ 37,752     $ 28,032
  Accounts payable..........................................     30,252        8,413
  Accrued restructuring costs (Note 9)......................      7,473           --
  Accrued income taxes (Note 6).............................      2,681        7,824
  Other accrued expenses....................................     14,082       16,383
  Due to parent company.....................................        373           --
                                                               --------     --------
                                                                 92,613       60,652
                                                               --------     --------
Long-term Obligations (Note 12):
  Nonrecourse tax-exempt obligations........................     14,500       33,700
  Subordinated convertible debentures (includes $2,826 due
    to parent company in fiscal 1999).......................     46,770       47,400
  Capital lease obligations.................................         --       12,346
                                                               --------     --------
                                                                 61,270       93,446
                                                               --------     --------
Deferred Income Taxes (Note 6)..............................     53,096       53,745
                                                               --------     --------
Other Deferred Items........................................     40,419       25,216
                                                               --------     --------
Minority Interest...........................................      4,435        5,456
                                                               --------     --------
Commitments and Contingencies (Notes 7, 8, and 10)
Shareholders' Investment (Notes 4, 5, and 12):
  Common stock, $.10 par value, 50,000,000 shares
    authorized; 37,869,248 and 37,822,789 shares issued.....      3,787        3,782
  Capital in excess of par value............................    175,895      175,673
  Retained earnings.........................................     39,382       98,802
  Treasury stock at cost, 1,901,346 and 1,944,179 shares....    (28,084)     (28,735)
  Deferred compensation (Note 5)............................        (46)          --
  Accumulated other comprehensive items (Note 15)...........         47           40
                                                               --------     --------
                                                                190,981      249,562
                                                               --------     --------
                                                               $442,814     $488,077
                                                               ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                            YEAR ENDED
                                                              ---------------------------------------
                                                              OCTOBER 2,   OCTOBER 3,   SEPTEMBER 27,
                                                                 1999         1998          1997
                                                              ----------   ----------   -------------
                                                                          (IN THOUSANDS)
OPERATING ACTIVITIES
  Net income (loss).........................................   $(59,420)    $ 31,209      $ 22,545
  (Income) loss from discontinued operations (Note 18)......      2,463       (7,699)          (40)
                                                               --------     --------      --------
  Income (loss) from continuing operations..................    (56,957)      23,510        22,505
  Adjustments to reconcile income (loss) from continuing
    operations to net cash provided by operating activities:
    Noncash restructuring charges (Note 9)..................    118,351           --            --
    Gain on termination of power-sales agreement (Note 9)...    (13,462)          --            --
    Depreciation and amortization...........................     23,776       21,518        20,648
    Deferred income tax expense (benefit) (Note 6)..........    (29,135)       5,941        10,715
    Minority interest (income) expense (Note 9).............       (320)       1,373         1,334
    Other noncash items (Note 9)............................         11           --            --
    Deferred revenue (Note 11)..............................         --           --        (8,200)
    Changes in current accounts, excluding the effect
      of acquisitions:
      Restricted funds......................................     (3,488)      (3,763)         (877)
      Accounts receivable and unbilled revenues.............    (18,915)      (7,024)         (454)
      Inventories...........................................      1,603         (839)         (656)
      Other current assets..................................      1,311       (7,854)        1,210
      Accounts payable......................................     20,229        6,285           398
      Due from parent company...............................     (1,718)      12,631         3,667
      Other current liabilities.............................      4,740         (986)          382
                                                               --------     --------      --------
        Net cash provided by continuing operations..........     46,026       50,792        50,672
        Net cash used in discontinued operations............       (717)        (717)       (3,153)
                                                               --------     --------      --------
        Net cash provided by operating activities...........     45,309       50,075        47,519
                                                               --------     --------      --------
INVESTING ACTIVITIES
  Proceeds from termination of power-sales agreement
    (Note 9)................................................     40,000           --            --
  Payment for termination of lease agreement (Note 9).......    (17,425)          --            --
  Payment for termination of fuel contract (Note 9).........     (6,800)          --            --
  Acquisitions, net of cash acquired (Note 3)...............    (12,615)          --            --
  Purchases of property, plant, and equipment...............    (23,969)     (46,480)      (16,543)
  Advances to affiliate, net................................    (17,766)          --            --
  Funding of long-term restricted funds.....................     (4,122)      (5,146)       (6,793)
  Increase in other deferred items..........................     10,863       12,209         8,476
  Increase in other assets..................................     (7,252)      (2,432)       (2,186)
                                                               --------     --------      --------
        Net cash used in continuing operations..............    (39,086)     (41,849)      (17,046)
        Net cash used in discontinued operations............     (1,972)     (21,347)      (12,298)
                                                               --------     --------      --------
        Net cash used in investing activities...............   $(41,058)    $(63,196)     $(29,344)
                                                               --------     --------      --------

                           THERMO ECOTEK CORPORATION

                CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)

                                                                            YEAR ENDED
                                                              ---------------------------------------
                                                              OCTOBER 2,   OCTOBER 3,   SEPTEMBER 27,
                                                                 1999         1998          1997
                                                              ----------   ----------   -------------
                                                                          (IN THOUSANDS)
FINANCING ACTIVITIES
  Net proceeds from issuance of subordinated convertible
    debentures..............................................   $     --     $     --      $ 48,470
  Repayment of long-term obligations........................    (18,317)     (26,100)      (16,800)
  Payments under capital lease obligations..................    (10,097)      (8,912)       (8,006)
  Increase in short-term borrowings.........................      5,284           --            --
  Net proceeds from issuance of Company and subsidiary
    common stock............................................        232          870           698
  Payment of withholding taxes related to stock option
    exercises...............................................        (43)        (319)       (1,115)
  Purchases of Company common stock.........................         --      (10,248)      (19,743)
  Distribution to minority partner..........................     (1,547)      (1,147)       (1,346)
  Capital contribution by minority partner..................        748        1,961            --
                                                               --------     --------      --------
        Net cash provided by (used in) continuing
          operations........................................    (23,740)     (43,895)        2,158
        Net cash provided by discontinued operations........         --       14,907            --
                                                               --------     --------      --------
        Net cash provided by (used in) financing
          activities........................................    (23,740)     (28,988)        2,158
                                                               --------     --------      --------
Exchange Rate Effect on Cash in Continuing Operations.......        (58)           6            --
Exchange Rate Effect on Cash in Discontinued Operations.....         95          (66)          (31)
                                                               --------     --------      --------
Increase (Decrease) in Cash and Cash Equivalents............    (19,452)     (42,169)       20,302
Cash and Cash Equivalents at Beginning of Year..............     41,371       83,540        63,238
                                                               --------     --------      --------
                                                                 21,919       41,371        83,540
Cash and Cash Equivalents of Discontinued Operations at End
  of Year...................................................     (1,917)        (802)       (1,971)
                                                               --------     --------      --------
Cash and Cash Equivalents at End of Year....................   $ 20,002     $ 40,569      $ 81,569
                                                               ========     ========      ========
CASH PAID FOR
  Interest..................................................   $  7,698     $ 12,727      $ 13,100
  Income taxes..............................................   $  1,555     $     38      $      7
NONCASH ACTIVITIES
  Fair value of assets of acquired companies................   $ 18,078     $     --      $     --
  Cash paid for acquired companies..........................    (12,778)          --            --
                                                               --------     --------      --------
    Liabilities assumed of acquired companies...............   $  5,300     $     --      $     --
                                                               ========     ========      ========
  Conversions of subordinated convertible debentures
    (includes $68,500 converted by parent company in fiscal
    1998; Note 12)..........................................   $    630     $ 83,248      $ 19,579
                                                               ========     ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

  CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME AND SHAREHOLDERS' INVESTMENT

                                                                            YEAR ENDED
                                                              ---------------------------------------
                                                              OCTOBER 2,   OCTOBER 3,   SEPTEMBER 27,
                                                                 1999         1998          1997
                                                              ----------   ----------   -------------
                                                                          (IN THOUSANDS)
COMPREHENSIVE INCOME
Net Income (Loss)...........................................   $(59,420)    $ 31,209      $ 22,545
                                                               --------     --------      --------
Other Comprehensive Items (Note 15):
  Foreign currency translation adjustment...................        169           42            --
  Unrealized losses on available for sale investments.......       (162)      (2,438)       (6,327)
                                                               --------     --------      --------
                                                               $(59,413)    $ 28,813      $ 16,218
                                                               ========     ========      ========
SHAREHOLDERS' INVESTMENT
Common Stock, $.10 Par Value:
  Balance at beginning of year..............................   $  3,782     $  2,598      $  1,617
  Conversions of subordinated convertible debentures
    (Note 12)...............................................          5        1,183           145
  Issuance of Company common stock under employees' and
    directors' stock plans..................................         --            1            27
  Effect of three-for-two stock split.......................         --           --           809
                                                               --------     --------      --------
  Balance at end of year....................................      3,787        3,782         2,598
                                                               --------     --------      --------
Capital in Excess of Par Value:
  Balance at beginning of year..............................    175,673       95,573        74,740
  Conversions of subordinated convertible debentures
    (Note 12)...............................................        625       81,701        18,991
  Issuance of Company common stock under employees' and
    directors' stock plans..................................       (403)      (1,601)          204
  Tax benefit related to employees' and directors' stock
    plans...................................................         --           --         2,447
  Effect of three-for-two stock split.......................         --           --          (809)
                                                               --------     --------      --------
  Balance at end of year....................................    175,895      175,673        95,573
                                                               --------     --------      --------
Retained Earnings:
  Balance at beginning of year..............................     98,802       67,593        45,048
  Net income (loss).........................................    (59,420)      31,209        22,545
                                                               --------     --------      --------
  Balance at end of year....................................     39,382       98,802        67,593
                                                               --------     --------      --------
Treasury Stock:
  Balance at beginning of year..............................    (28,735)     (20,872)         (481)
  Activity under employees' and directors' stock plans......        651        2,385          (648)
  Purchases of Company common stock.........................         --      (10,248)      (19,743)
                                                               --------     --------      --------
  Balance at end of year....................................    (28,084)     (28,735)      (20,872)
                                                               --------     --------      --------
Deferred Compensation:
  Balance at beginning of year..............................         --           --            --
  Issuance of restricted stock under employees' stock plans
    (Note 5)................................................        (59)          --            --
  Amortization of deferred compensation.....................         13           --            --
                                                               --------     --------      --------
  Balance at end of year....................................        (46)          --            --
                                                               --------     --------      --------
Accumulated Other Comprehensive Items (Note 15):
  Balance at beginning of year..............................         40        2,436         8,763
  Other comprehensive items.................................          7       (2,396)       (6,327)
                                                               --------     --------      --------
  Balance at end of year....................................         47           40         2,436
                                                               --------     --------      --------
                                                               $190,981     $249,562      $147,328
                                                               ========     ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    Thermo Ecotek Corporation (the Company) is an environmental company providing a range of environmentally responsible technologies and products, including nonutility electric power generation using clean combustion processes and natural gas gathering, processing, storage, and marketing, through its Star Natural Gas subsidiary (Note 3).

    The Company primarily develops and operates alternative-energy electricity-generating facilities through joint ventures or limited partnerships in which the Company has a majority interest, or through wholly owned subsidiaries (the Operating Companies). The Company's interests in the Operating Companies ranged from 65% to 100% at October 2, 1999, and in each case, are held by wholly owned subsidiaries of the Company. Of the principal facilities operated by the Company at October 2, 1999, six were owned by the Operating Companies and the remainder were owned by unaffiliated parties who leased them to the Operating Companies under long-term leases (Notes 8 and 10).

RELATIONSHIP WITH THERMO ELECTRON CORPORATION

    The Company was incorporated on November 30, 1989, as a wholly owned subsidiary of Thermo Electron Corporation. At October 2, 1999, Thermo Electron owned 33,693,931 shares of the Company's common stock, representing 94% of such stock outstanding.

    In January 2000, Thermo Electron updated its proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. Under this plan, the Company would be merged into Thermo Electron. As a result, the Company would become a wholly owned subsidiary of Thermo Electron. In addition, the Company has announced that it plans to seek a buyer for its Thermo Trilogy Corporation subsidiary (Note 18).

PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements include the accounts of the Company, its majority-owned and wholly owned Operating Companies, and its majority-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments in businesses in which it owns between 20% and 50% using the equity method.

BASIS OF PRESENTATION

    The results of operations of the Company's Thermo Trilogy subsidiary, which represents the Biopesticides segment, have been classified as discontinued operations as a result of the Company's decision to divest this business
(Note 18). In addition, certain amounts in fiscal 1998 and 1997 have been reclassified to conform to the presentation in the fiscal 1999 financial statements.

FISCAL YEAR

    The Company has adopted a fiscal year ending the Saturday nearest
September 30. References to fiscal 1999, 1998, and 1997 are for the years ended October 2, 1999, October 3, 1998, and September 27, 1997, respectively. Fiscal 1999 and 1997 each included 52 weeks; fiscal 1998 included 53 weeks.

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
REVENUE RECOGNITION

    The Company earns revenues primarily from the operation of alternative-energy facilities. Revenues from plant operations are recorded as electricity is delivered. The Operating Companies, with the exception of those that terminated their agreements during fiscal 1999, have long-term power-supply arrangements with local utilities, expiring between 2005 and 2014, to sell all the output of the plants currently in operation at established or formula-based defined rates (Notes 9 and 10). Under certain of these arrangements, in the event of service termination by the Operating Companies prior to the end of the obligation period, the Operating Companies may be required to reimburse the utilities to the extent that cumulative revenue calculated at established rates exceeds the amounts calculated at the utilities' "avoided cost" rates. Management does not expect to incur any obligation under these provisions in the foreseeable future.

    The Company's Woodland, California, plant has conditions in its nonrecourse lease agreement that require the funding of a "power reserve" in years prior to 2000, based on projections of operating cash flow shortfalls in 2000 and thereafter. The power reserve represents funds available to make lease payments in the event that revenues are not sufficient following the transition to avoided cost rates in August 1999 (Note 9). This funding requirement significantly limits profit distributions that Woodland may make to the Company. Accordingly, beginning during the first quarter of fiscal 1997, the Company began recording as an expense the funding of reserves required under Woodland's nonrecourse lease agreement to cover projected shortfalls in lease payments beginning in fiscal 2000. Consequently, the results of the Woodland plant were reduced to approximately breakeven in fiscal 1999 and 1998. During fiscal 1997, the Woodland plant contributed $1.0 million of operating income.

REPAIRS AND MAINTENANCE

    The Company charges routine repairs and maintenance to expense in the period the costs are incurred. The Company accrues for major maintenance and overhauls in anticipation of scheduled outages at facilities that operate under long-term power-sales agreements. Other accrued expenses in the accompanying balance sheet includes approximately $0.3 million and $1.9 million at fiscal year-end 1999 and 1998, respectively, in anticipation of scheduled maintenance and overhauls.

INTEREST RATE SWAP AGREEMENTS

    The Company has entered into interest rate swap agreements in connection with debt on certain alternative-energy facilities (Notes 12 and 14). The interest rate swap agreements convert floating debt obligations to fixed rate obligations. Interest rate swap agreements are accounted for under the accrual method. Amounts to be received from or paid to the counter-parties of the agreements are accrued during the period to which the amounts relate and are reflected as interest expense. The related amounts payable to the counter-parties are included in other accrued expenses in the accompanying balance sheet. The fair value of the swap agreements is not recognized in the accompanying financial statements since the agreements are accounted for as hedges. The Company does not enter into speculative interest rate swap agreements.

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
STOCK-BASED COMPENSATION PLANS

    The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (Note 5). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to shareholders' investment.

INCOME TAXES

    The Company and Thermo Electron have a tax allocation agreement under which the Company is included in the consolidated federal and certain state income tax returns filed by Thermo Electron. The agreement provides that Thermo Electron charges or pays the Company amounts based on the Company's relative contribution to Thermo Electron's tax liability. If Thermo Electron's equity ownership of the Company were to drop below 80%, the Company would be required to file its own tax returns.

    In accordance with Statement of Financial Accounting Standards (SFAS)
No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

EARNINGS (LOSS) PER SHARE

    Basic earnings (loss) per share have been computed by dividing net income
(loss) by the weighted average number of shares outstanding during the period. Except where the result would be antidilutive, diluted earnings (loss) per share have been computed assuming the conversion of convertible debentures and the elimination of the related interest expense, and the exercise of stock options, as well as their related income tax effects (Note 16).

CASH AND CASH EQUIVALENTS AND RESTRICTED FUNDS

    At fiscal year-end 1998, $21.2 million of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lent excess cash to Thermo Electron, which Thermo Electron collateralized with investments principally consisting of corporate notes, U.S. government agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The repurchase agreement earned a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Effective June 1999, the Company adopted a new cash management arrangement with Thermo Electron, described below, that replaces the repurchase agreement. Cash equivalents also include investments in money market accounts. The use of cash and cash equivalents totaling $12.5 million and $12.0 million at fiscal year-end 1999 and 1998, respectively, was restricted by the terms of certain Operating Companies' lease and financing agreements.

    Restricted funds in the accompanying balance sheet represents amounts held in trust for lease and debt payments and working capital requirements, as required by certain of the Operating Companies'

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) lease and financing agreements, and are invested in money market accounts. Restricted funds that are not expected to be used within the next fiscal year are classified as long-term in the accompanying balance sheet.

    All cash equivalents and restricted funds are carried at cost, which approximates market value.

ADVANCE TO AFFILIATE

    Effective June 1999, the Company and Thermo Electron commenced use of a new domestic cash management arrangement. Under the new arrangement, amounts advanced to Thermo Electron by the Company for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate (DCP Rate) plus 50 basis points, set at the beginning of each month. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Amounts invested in this arrangement are included in "advance to affiliate" in the accompanying balance sheet.

    In addition, under this arrangement, amounts may be borrowed from Thermo Electron by the Company for domestic cash management purposes, bearing interest at the 30-day DCP Rate plus 150 basis points, set at the beginning of each month; provided such rate shall be reduced to the DCP Rate plus 50 points to the extent of any funds invested by the Company's majority-owned subsidiary in the cash management arrangement. Amounts borrowed under this arrangement are included in short-term obligations and current portion of long-term obligations in the accompanying balance sheet.

INVENTORIES

    Inventories consist of fuel, operating supplies, spare parts, and materials and are stated at the lower of cost (on a first-in, first-out or average basis) or market value. Work in process and finished goods were not material at fiscal year-end 1999 and 1998.

    The Company periodically reviews its quantities of inventories on hand and compares these amounts to expected usage. The Company records as a charge to cost of revenues any amounts required to reduce the carrying value of inventories to net realizable value.

PROPERTY, PLANT, AND EQUIPMENT

    The costs of additions and improvements are capitalized. The Company provides for depreciation and amortization primarily using the straight-line method over the estimated useful lives of the property as follows: buildings and electricity-generating facilities, 10 to 25 years; property under capital lease, the life of the asset; leasehold improvements, the shorter of the term of the lease or the life of the asset; and machinery and equipment, 3 to 7 years. The Company's subbituminous coal-beneficiation facility was depreciated based on a rate per ton of product produced that was computed by estimating

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) total production over the life of the facility (Note 9). Property, plant, and equipment consists of the following:

                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Land........................................................  $  4,812   $  6,147
Buildings and Electricity-generating Facilities (Notes 8, 9,
  and 12)...................................................   182,220    280,748
Property Under Capital Lease................................    47,020     47,020
Machinery and Equipment.....................................     3,537      4,726
Leasehold Improvements......................................     9,927     15,954
Construction in Process.....................................     3,954     16,846
                                                              --------   --------
                                                               251,470    371,441
Less: Accumulated Depreciation and Amortization.............    63,263     85,459
                                                              --------   --------
                                                              $188,207   $285,982
                                                              ========   ========

    In March 1998, the Company purchased two power-generation facilities and related sites in California for approximately $9.5 million and the assumption of certain liabilities.

OTHER ASSETS

    Other assets in the accompanying balance sheet includes prepaid rent relating to an Operating Company's lease agreement, certain costs associated with the development of the Company's alternative-energy facilities, and deferred debt expense relating to the Company's issuances of subordinated convertible debentures. These assets are being amortized using the straight-line method over their estimated useful lives, which range from 5 to 30 years. These assets were $8.0 million and $8.9 million, net of accumulated amortization of $8.0 million and $7.5 million at fiscal year-end 1999 and 1998, respectively.

OTHER DEFERRED ITEMS

    Other deferred items in the accompanying balance sheet includes obligations under an Operating Company lease to cover projected short-falls in lease payments beginning in fiscal 2000, as described above under the caption "Revenue Recognition." Other deferred items also includes rent that has been recognized ratably for financial reporting purposes in connection with an Operating Company's lease agreement (Note 7).

FOREIGN CURRENCY

    All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected in the "Accumulated other comprehensive items" component of shareholders' investment. Foreign currency transaction gains and losses are included in the accompanying statement of operations and are not material for the three years presented.

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. AVAILABLE-FOR-SALE INVESTMENT

    The Company's marketable equity securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded in the "Accumulated other comprehensive items" component of shareholders' investment. At fiscal year-end 1999 and 1998, the Company held one long-term available-for-sale investment, an investment in the common stock of KFx, Inc., described below.

    In fiscal 1995, the Company purchased 1,500,000 shares of KFx common stock for $3.0 million, representing an approximate 7% equity interest in KFx. In fiscal 1996, the Company purchased an additional 1,500,000 shares of KFx common stock for $3.0 million, representing an additional 7% equity interest in KFx. In fiscal 1997, the Company purchased an additional 1,250,000 shares of KFx common stock for $2.5 million pursuant to the purchase agreement, bringing its total equity interest in KFx to approximately 17%. Simultaneously with the execution of the purchase agreement, KFx granted to the Company a warrant to purchase an additional 7,750,000 shares at $3.65 per share, as well as a warrant to purchase further shares of the common stock of KFx at then market value, defined so that the number, when added to all other shares of such common stock owned by the Company, would result in the Company owning 51% of the common stock of KFx on a diluted basis. These warrants are exercisable from January 1, 2000, through July 1, 2001.

    The fair market value of this investment at October 2, 1999, was $6.1 million. The Company has written down the value of its investment in KFx in fiscal 1999, as discussed in Note 9.

3. ACQUISITIONS AND PROJECTS UNDER DEVELOPMENT

ACQUISITIONS

    In May 1999, the Company's Star Natural Gas subsidiary acquired one gas gathering system and two gas processing plants (the gas facilities) for $8.6 million in cash and future contingent payments based on the performance of the gas facilities of up to $5.6 million, of which $1.1 million was accrued at October 2, 1999. In September 1999, the Company acquired, through a joint venture, a 58-megawatt electricity-generating facility in Germany for approximately $4.5 million, including the assumption of debt.

    These acquisitions have been accounted for using the purchase method of accounting and their results have been included in the accompanying financial statements from their respective dates of acquisition. The aggregate cost of these acquisitions approximated the fair value of the net assets acquired. Allocation of the purchase price was based on an estimate of the fair value of the net assets

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. ACQUISITIONS AND PROJECTS UNDER DEVELOPMENT (CONTINUED) acquired. Pro forma data is not presented since the acquisitions were not material to the Company's results of operations.

PROJECTS UNDER DEVELOPMENT

    During fiscal 1999, the Company completed a $32 million expansion of its power operations in the Czech Republic. The Company is planning to expand and repower an electricity-generating facility in Southern California bringing its capacity to approximately 1,100 megawatts. In addition, the Company is in the process of developing a 210-megawatt electricity-generating facility in Florida and, together with a 10% joint venture partner, is developing a gas storage facility in Colorado. The Company expects to expend approximately $700 million dollars through fiscal 2003 to complete these projects, a large portion of which it will seek to finance through external means.

4. SHAREHOLDERS' INVESTMENT

    The net assets of certain Operating Companies are generally restricted as to the amounts that can be transferred to the parent company in the form of dividends, loans or advances, pursuant to certain lease or debt agreements. As of October 2, 1999, net assets of certain subsidiaries of approximately
$114.2 million were not restricted from distribution.

    At October 2, 1999, the Company had reserved 4,349,365 unissued shares of its common stock for possible issuance under stock-based compensation plans and for issuance upon possible conversion of the Company's convertible obligations.

5. EMPLOYEE BENEFIT PLANS

STOCK-BASED COMPENSATION PLANS

STOCK OPTION PLANS

    The Company has stock-based compensation plans for its key employees, directors, and others. Two of these plans permit the grant of nonqualified and incentive stock options. A third plan permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a one- to ten-year period, after the first anniversary of the grant date, depending on the term of the option, which generally ranges from five to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and expire three to ten years after the date of grant. In addition to the Company's stock-based compensation plans, certain

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. EMPLOYEE BENEFIT PLANS (CONTINUED)
officers and key employees may also participate in the stock-based compensation plans of Thermo Electron.

    In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 71,200 shares at a weighted average exercise price of $14.93 per share elected to participate in this exchange and, as a result, received options to purchase 35,600 shares of Company common stock at $10.58 per share, which are included in the fiscal 1999 grants in the table below. The other terms of the new options are the same as the exchanged options except that the holders may not sell shares purchased pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.

    In June 1999, the Company awarded 5,600 shares of restricted Company common stock to certain key employees. The shares had an aggregate value of $59,000 and vest three years from the date of award, assuming continued employment, with certain exceptions. The Company has recorded the fair value of the restricted stock as deferred compensation in the accompanying balance sheet and is amortizing such amount over the vesting period.

    A summary of the Company's stock option activity is as follows:

                                                         1999                  1998                  1997
                                                  -------------------   -------------------   -------------------
                                                             WEIGHTED              WEIGHTED              WEIGHTED
                                                   NUMBER    AVERAGE     NUMBER    AVERAGE     NUMBER    AVERAGE
                                                     OF      EXERCISE      OF      EXERCISE      OF      EXERCISE
                                                   SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                                  --------   --------   --------   --------   --------   --------
                                                                       (SHARES IN THOUSANDS)
Options Outstanding, Beginning of Year..........   1,124      $ 9.70     1,281      $ 8.64     1,439      $ 6.55
  Granted.......................................     132       10.50        83       17.72       264       14.13
  Exercised.....................................     (41)       5.60      (205)       6.37      (369)       4.46
  Forfeited.....................................     (90)      11.33       (35)       9.33       (53)       8.21
  Canceled due to exchange......................     (71)      14.93        --                    --
                                                   -----                 -----                 -----
Options Outstanding, End of Year................   1,054      $ 9.47     1,124      $ 9.70     1,281      $ 8.64
                                                   =====      ======     =====      ======     =====      ======
Options Exercisable.............................   1,054      $ 9.47     1,124      $ 9.70     1,281      $ 8.64
                                                   =====      ======     =====      ======     =====      ======
Options Available for Grant.....................     333                   305                   353
                                                   =====                 =====                 =====

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. EMPLOYEE BENEFIT PLANS (CONTINUED)
    A summary of the status of the Company's stock options at October 2, 1999, is as follows:

                                                               OPTIONS OUTSTANDING AND EXERCISABLE
                                                           --------------------------------------------
                                                                                WEIGHTED       WEIGHTED
                                                               NUMBER           AVERAGE        AVERAGE
                                                                 OF            REMAINING       EXERCISE
RANGE OF EXERCISE PRICES                                       SHARES       CONTRACTUAL LIFE    PRICE
------------------------                                   --------------   ----------------   --------
                                                           (IN THOUSANDS)
$ 5.50--$ 8.96..........................................         485        5.4 years           $ 5.71
  8.97-- 12.42..........................................         379        6.0 years            11.46
 12.43-- 15.87..........................................         143        6.8 years            13.79
 15.88-- 19.33..........................................          47        4.6 years            19.10
                                                               -----
$ 5.50--$19.33..........................................       1,054        5.8 years           $ 9.47
                                                               =====

EMPLOYEE STOCK PURCHASE PROGRAM

    Substantially all of the Company's employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron. Under this program, shares of Company and Thermo Electron common stock may be purchased at 85% of the lower of the fair market value at the beginning or end of the plan year, and shares purchased are subject to a one-year resale restriction. Prior to November 1, 1998, the applicable shares of common stock could be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period and shares purchased were subject to a six-month resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.

PRO FORMA STOCK-BASED COMPENSATION EXPENSE

    In October 1995, the Financial Accounting Standards Board issued SFAS
No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB
No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted after fiscal 1995 under the Company's stock-based compensation plans been determined based

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. EMPLOYEE BENEFIT PLANS (CONTINUED)
on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on certain financial information of the Company would have been as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                 (IN THOUSANDS EXCEPT PER
                                                                      SHARE AMOUNTS)
Income (Loss) from Continuing Operations:
  As reported...............................................  $(56,957)  $23,510    $22,505
  Pro forma.................................................   (57,676)   22,996     22,119
Basic Earnings (Loss) per Share from Continuing Operations:
  As reported...............................................     (1.58)      .80        .91
  Pro forma.................................................     (1.60)      .78        .90
Diluted Earnings (Loss) per Share from Continuing
  Operations:
  As reported...............................................     (1.58)      .65        .64
  Pro forma.................................................     (1.60)      .65        .63
Net Income (Loss):
  As reported...............................................   (59,420)   31,209     22,545
  Pro forma.................................................   (60,222)   30,614     22,159
Basic Earnings (Loss) per Share:
  As reported...............................................     (1.65)     1.07        .92
  Pro forma.................................................     (1.68)     1.04        .90
Diluted Earnings (Loss) per Share:
  As reported...............................................     (1.65)      .86        .64
  Pro forma.................................................     (1.68)      .84        .63

    Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.

    The weighted average fair value per share of options granted was $3.32, $5.79, and $5.72 in fiscal 1999, 1998, and 1997, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                1999        1998        1997
                                                              ---------   ---------   ---------
Volatility..................................................        30%         28%         26%
Risk-free Interest Rate.....................................       4.8%        5.5%        6.1%
Expected Life of Options....................................  4.0 years   4.2 years   6.4 years

    The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. EMPLOYEE BENEFIT PLANS (CONTINUED)
value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

401(K) SAVINGS PLANS

    Substantially all of the Company's corporate, full-time employees are eligible to participate in Thermo Electron's 401(k) savings plan. Contributions to the Thermo Electron 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. Employees of the Operating Companies who meet eligibility requirements may participate in a separate defined contribution plan. Contributions to the plan are made by both the employee and the Operating Companies. The Operating Companies' contributions are based on the level of employee contributions. The Company contributed and charged to expense for these plans $427,000, $325,000, and $271,000 in fiscal 1999, 1998, and 1997, respectively.

6. INCOME TAXES

    The components of income (loss) from continuing operations before income taxes and minority interest are as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Domestic....................................................  $(89,086)  $39,005    $37,666
Foreign.....................................................      (864)      408        582
                                                              --------   -------    -------
                                                              $(89,950)  $39,413    $38,248
                                                              ========   =======    =======

    The components of the income tax (provision) benefit for continuing operations are as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Currently (Payable) Refundable:
  Federal...................................................  $ 4,104    $ (7,141)  $ (3,209)
  State.....................................................     (837)     (1,305)      (485)
  Foreign...................................................      271        (143)        --
                                                              -------    --------   --------
                                                                3,538      (8,589)    (3,694)
                                                              -------    --------   --------
(Deferred) Prepaid:
  Federal...................................................   26,557      (5,732)    (9,250)
  State.....................................................    2,578        (209)    (1,465)
                                                              -------    --------   --------
                                                               29,135      (5,941)   (10,715)
                                                              -------    --------   --------
                                                              $32,673    $(14,530)  $(14,409)
                                                              =======    ========   ========

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. INCOME TAXES (CONTINUED)
    The total income tax (provision) benefit included in the accompanying statement of operations was as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Continuing Operations.......................................  $32,673    $(14,530)  $(14,409)
Discontinued Operations.....................................    2,143      (1,172)        (6)
                                                              -------    --------   --------
                                                              $34,816    $(15,702)  $(14,415)
                                                              =======    ========   ========

    The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the Company's common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $1,012,000 of such benefits that have been allocated to capital in excess of par value in fiscal 1998.

    The income tax (provision) benefit for continuing operations in the accompanying statement of operations differs from the provision calculated by applying the statutory federal income tax rate of 35% to income (loss) from continuing operations before income taxes and minority interest due to the following:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Income Tax (Provision) Benefit at Statutory Rate............  $31,483    $(13,795)  $(13,387)
Increases (Decreases) Resulting From:
  State income taxes, net of federal tax....................    1,132        (984)    (1,267)
  Minority interest expense.................................      449         491        466
  Nondeductible expenses....................................     (133)        (84)      (221)
  Other.....................................................     (258)       (158)        --
                                                              -------    --------   --------
                                                              $32,673    $(14,530)  $(14,409)
                                                              =======    ========   ========

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. INCOME TAXES (CONTINUED)
    Deferred income taxes in the accompanying balance sheet consist of the following:

                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Deferred Tax Asset (Liability):
  Depreciation..............................................  $ 54,947   $54,470
  Restructuring costs.......................................   (23,731)       --
  State tax net operating loss carryforwards................    (3,904)   (2,811)
  Capitalized costs and other...............................    (2,125)   (2,097)
  Other reserves and accruals...............................   (14,483)   (9,788)
  Available-for-sale investments............................      (109)       (2)
  Intangible assets.........................................       959     1,372
  Stock options not benefited...............................       253       341
                                                              --------   -------
                                                                11,807    41,485
  Valuation allowance.......................................     3,904     2,811
                                                              --------   -------
                                                              $ 15,711   $44,296
                                                              ========   =======

    The valuation allowance relates principally to uncertainty surrounding the realization of certain state tax loss carryforwards. State tax loss carryforwards of approximately $41 million began expiring in 1998.

    The Company has not recognized a deferred tax liability for the difference between the book basis and tax basis of its investment in the common stock of its subsidiary (such difference relates primarily to unremitted earnings of foreign subsidiaries and gain on issuance of stock by subsidiary) because the Company does not expect this basis difference to become subject to tax at the parent level. The Company believes it can implement certain tax strategies to recover its investment in its domestic subsidiaries tax free.

7. COMMITMENTS

LEASES

    Certain Operating Companies have operating lease agreements for their facilities expiring in various years through 2010. The lease agreements provide for renewal of each of the leases for additional periods ranging from one to five years at the Operating Companies' option. In general, renewal options are at the lower of a predetermined percentage of the average annual lease rental during the lease terms or the fair market rental as determined by an independent appraisal. In general, at the end of the lease terms or renewal terms, the Operating Companies have a right of first refusal or an option to purchase the facilities, at their fair market value, as determined by an independent appraisal.

    Lease payments under the operating leases are made to the owner of the facility only to the extent that power revenues exceed essential operating expenses, as defined, up to certain specified maximum levels (Note 8). Subject to the foregoing, as of October 2, 1999, the contractual amounts payable pursuant to the lease agreements total approximately $104.5 million over the remaining initial lease

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. COMMITMENTS (CONTINUED)
terms, averaging approximately $12.3 million per year. The Company recognizes rent expense ratably over the respective lease terms. The accompanying statement of operations includes expenses from operating leases for the Operating Companies' facilities of $14.7 million, $15.2 million, and $15.5 million in fiscal 1999, 1998, and 1997, respectively.

    In addition, the Company and a subsidiary lease office and production facilities under operating lease arrangements expiring from fiscal 2002 through fiscal 2004. The accompanying statement of operations includes expenses from operating leases excluding the related-party lease discussed below of $1,216,000, $804,000, and $688,000 in fiscal 1999, 1998, and 1997, respectively.
Future minimum lease payments due under noncancellable operating leases as of October 2, 1999, net of annual sublease income of $187,000, are $611,000 in fiscal 2000; $549,000 in fiscal 2001; $393,000 in fiscal 2002; $286,000 in fiscal 2003; and $24,000 in fiscal 2004. Total future minimum lease payments are $1,863,000.

    During part of fiscal 1997, the Company leased part of its office facilities from Thermo Electron. The agreement called for the Company to pay rent based on Thermo Electron's occupancy costs per square foot. The accompanying statement of operations included expense of $27,000 in fiscal 1997, under the agreement with Thermo Electron.

FUEL SUPPLY

    The Operating Companies have entered into fuel supply agreements with various suppliers guaranteeing the purchase of certain minimum quantities of acceptable fuel at negotiated prices and terms. The Operating Companies purchased $20.9 million, $17.6 million, and $20.4 million of fuel under such contracts in fiscal 1999, 1998, and 1997, respectively. The agreements call for price adjustments based on certain published indices or stated rates over their terms expiring between calendar 1999 and 2005. See Note 8 for fuel supply agreements with related parties.

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. RELATED-PARTY TRANSACTIONS

CORPORATE SERVICE AGREEMENT

    The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company currently pays Thermo Electron annually an amount equal to 0.8% of the Company's revenues. In calendar years 1997 and 1996, the Company paid an amount equal to 1.0% of the Company's revenues. For these services, the Company was charged $1.4 million, $1.5 million, and $1.6 million in fiscal 1999, 1998, and 1997, respectively. The fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationships among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

FUEL SUPPLY

    A portion of the fuel used by the Operating Companies' facilities is obtained under agreements with related parties of the Operating Companies or their joint venture partners (Note 7). During fiscal 1999, 1998, and 1997, the Company paid $3.9 million, $4.2 million, and $4.2 million, respectively, under these agreements.

MANAGEMENT FEES

    One of the Operating Companies has entered into management agreements with a related party of its joint venture partner for the day-to-day operation of its facility and the procurement and management of fuel. During fiscal 1999, 1998, and 1997, the Company paid $405,000, $386,000, and $368,000, respectively, under these agreements.

THERMO ELECTRON GUARANTEES

    Thermo Electron has issued an operating standards support agreement for each of the facilities leased or financed by the Operating Companies. These agreements provide that Thermo Electron will loan the Operating Companies, on a subordinated basis, enough funds to meet their lease or debt payments in the event the power plants are unable to generate power at a designated level and such inability is related to the design, construction, operation, or maintenance of the plants and not caused by certain uncontrollable circumstances.

    Thermo Electron has also guaranteed the lease payments of one of the Operating Companies under certain events. Under the terms of this guarantee, Thermo Electron will loan funds to the Operating Company to cover any shortfall in its lease payment in the event and to the extent the terms

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. RELATED-PARTY TRANSACTIONS (CONTINUED) of the Operating Company's power purchase agreements are changed by Public Service Company of New Hampshire (PSNH; Note 9). No such payments have been required under this guarantee.

    The Company and Thermo Electron have entered into a Master Cash Management, Guarantee Reimbursement, and Loan Agreement through which the Company will reimburse Thermo Electron in the event that Thermo Electron is required to make any payments pursuant to guarantees, including those guarantees described above.

OPERATING LEASE

    See Note 7 for a description of the Company's operating lease with Thermo Electron.

LONG-TERM OBLIGATIONS

    See Note 12 for a description of the Company's long-term obligations held by Thermo Electron.

CASH MANAGEMENT

    The Company invests excess cash in arrangements with Thermo Electron as discussed in Note 1.

9. RESTRUCTURING AND UNUSUAL COSTS, NET

CONTINUING OPERATIONS

    During fiscal 1999, the Company recorded restructuring costs of $125.7 million, unusual income of $13.5 million and other expense of $2.1 million, as a result of the actions detailed below.

    Following significant investments of resources in attempts to correct operational problems, in May 1999, the Company made a decision to cease further efforts and hold for sale or disposal its subbituminous coal-beneficiation facility near Gillette, Wyoming (the K-Fuel Facility). As a result, the Company recorded a charge of $68.0 million, including $63.3 million to write down the plant and related equipment to a nominal salvage value, $4.4 million for estimated land reclamation costs, and $0.3 million of other exit costs, primarily abandoned-facility payments. The Company recorded $1.5 million of minority interest income, representing a minority partner's share of these charges. The Company is seeking damages against the facility contractor and its bonding company. The amount of future recovery, if any, is dependent on the successful resolution of this claim. Revenues of this facility were nominal during the time it operated. The facility had unaudited operating losses, excluding restructuring costs, of $10.1 million in fiscal 1999. The Company expects to dispose of the facility or undertake salvage and reclamation activities in 2000.

    The Company's Delano, California, biomass facilities will reach the end of the fixed price contract period of their power-sales agreement in September 2000. While the Company forecasts positive cash flows for periods after that time, the facilities would operate at a loss due to depreciation expense that extends beyond fiscal 2000. In response, in May 1999, the Company entered into an agreement to terminate the power-sales agreement for its Delano facilities, effective December 31, 1999. The terms of the agreement call for the Company to receive payments over seven years in lieu of operating under its current agreement. The Company recorded a charge of $51.0 million as a result of entering into the new agreement, including $47.5 million to write down the plants and related assets to the present value

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. RESTRUCTURING AND UNUSUAL COSTS, NET (CONTINUED) of their estimated future cash flows, $2.4 million related to a charge for the cancellation of the facilities' primary fuel contract, and $1.1 million to write off cost in excess of net assets acquired that arose in connection with the acquisition of the facilities.

    Pacific Gas & Electric (PG&E), the customer under a long-term power-sales agreement at the Company's Woodland, California, plant, has interpreted the terms of such agreement to permit PG&E to cease payment of fixed contract rates effective August 1999, and to thereafter purchase power at avoided cost rates. The Company believes that PG&E stopped paying fixed cost rates six months earlier than called for under the Company's power-sales agreement with PG&E. Although the Company is considering its alternatives concerning this dispute, during fiscal 1999 the Company recorded a charge of $3.8 million, representing impairment of the Company's remaining net investment in the Woodland facility as a result of PG&E's decision to cease making payments of the fixed contract rates six months earlier than anticipated.

    During fiscal 1999, the Company recorded a charge of $1.5 million to write off a power plant that is held for sale. The Company believes that the salvage value, if any, is nominal. In addition, the Company wrote off $0.4 million of unrecovered development costs for a project in Italy. The Company agreed to sell its interest in the Italy project to its joint venture partner for $2.5 million and wrote off the balance of its development costs. The Company also recorded other restructuring costs of $0.8 million, primarily representing the write-off of abandoned fixed assets.

    In connection with certain of these restructuring actions, the Company provided $0.2 million for severance for 3 employees.

    In September 1999, the Company entered into an agreement to terminate the power-sales agreement for its Gorbell facility in Athens, Maine. Under the terms of the agreement, the Company received a payment in lieu of operating under its current agreement, which was scheduled to expire in fiscal 2007. The Company has recorded unusual income of $13.5 million as a result of entering into this agreement. This amount represents the excess of the proceeds from the termination of the agreement over lease and fuel agreement termination costs, aggregating $17.4 million and $6.8 million, respectively, and $2.3 million of assets that were written off. The assets principally consist of leasehold improvements and related plant assets. The Company obtained ownership of the Gorbell facility in this transaction, although the Company has not determined if it will be economically beneficial to operate the plant in the future. In fiscal 1999, the Gorbell facility had revenues and operating income prior to the nonrecurring gain of $9.2 million and $1.3 million, respectively.

    In fiscal 1999, the Company also recorded a charge of $2.1 million representing the write-down of available-for-sale equity securities of KFx, its minority partner in the K-Fuel Facility. The Company deemed the impairment to be permanent based on stock prices at that time. This charge is included in other expense in the accompanying fiscal 1999 statement of operations.

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. RESTRUCTURING AND UNUSUAL COSTS, NET (CONTINUED)
    Except for activity recorded in accrued restructuring costs, the fiscal 1999 restructuring and related charges represent noncash charges. The Company expects to pay amounts accrued in fiscal 2000. A summary of the changes in accrued restructuring costs is as follows:

                                                  LAND
                                               RECLAMATION   FUEL CONTRACT
                                                  COSTS      CANCELLATION    SEVERANCE    OTHER      TOTAL
                                               -----------   -------------   ---------   --------   --------
                                                                      (IN THOUSANDS)
BALANCE AT OCTOBER 3, 1998...................     $   --        $   --         $ --        $ --      $   --
  Provision charged to expense...............      4,394         2,444          189         446       7,473
  Usage......................................         --            --           --          --          --
                                                  ------        ------         ----        ----      ------
BALANCE AT OCTOBER 2, 1999...................     $4,394        $2,444         $189        $446      $7,473
                                                  ======        ======         ====        ====      ======

DISCONTINUED OPERATIONS

    During fiscal 1999, Thermo Trilogy recorded restructuring and related costs of $3.6 million. Thermo Trilogy recorded $0.6 million of restructuring costs, including $0.4 million for severance for 14 employees, all of whom were terminated as of October 2, 1999, and $0.2 million of other restructuring costs.

    In addition, following a period of weak performance in the biopesticides industry, Thermo Trilogy established inventory provisions of $3.0 million for inventories deemed unsaleable or excess based on current demand.

10. CONTINGENCIES

    Two of the Operating Companies have rate orders from the New Hampshire Public Utilities Commission (NHPUC) to sell all of their power to PSNH. In 1990, a plan of reorganization (the Plan) for PSNH was approved by the U.S. Bankruptcy Court for the District of New Hampshire. Pursuant to the Plan, Northeast Utilities (NU) acquired the assets of PSNH. An agreement between NU and the State of New Hampshire contains language to the effect that PSNH will seek to renegotiate some of the terms of certain rate orders with small power producers, including the Whitefield and Hemphill Operating Companies, and that the state will support PSNH in such efforts. PSNH reached agreements in principle with these two Operating Companies to settle the renegotiation of their rate orders. The settlement agreements were subject to the approval of the NHPUC on terms acceptable to both PSNH and the Operating Companies. The principal terms of the agreement generally called for the two Operating Companies to reduce the amount of power sold annually to PSNH to 70% of the plants' capacities, and to reduce the price per kilowatt paid by PSNH to $0.06 per kilowatt hour, escalating three percent per year for the remainder of the term of the original, applicable rate order. In consideration of these reductions, the Operating Companies would receive certain cash settlement payments, paid over several years. In May 1998, the NHPUC issued a written ruling rejecting these settlement agreements. Certain members of the N.H. Legislature filed a motion requesting that the NHPUC reconsider its ruling and instead provide that the settlement agreements be left open. The NHPUC approved this request in July 1998. No further action has occurred on the settlement

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. CONTINGENCIES (CONTINUED)
agreements. Rejection of the Company's rate orders would result in a claim for damages by the Company and could be the subject of lengthy litigation.

    In January 1997, NU disclosed in a filing with the Securities and Exchange Commission that if a proposed deregulation plan for the New Hampshire electric utility industry were adopted, PSNH could default on certain financial obligations and seek bankruptcy protection. In February 1997, the NHPUC voted to adopt a deregulation plan, and in March 1997, PSNH filed suit to block the plan. In March 1997, the federal district court issued a temporary restraining order which prohibits the NHPUC from implementing the deregulation plan as it affects PSNH, pending a determination by the court as to whether PSNH's claim could then be heard by the court. In April 1997, the court ruled that it could hear the case and ordered that the restraining order continue indefinitely pending the outcome of the suit. In addition, in March 1997, the Company, along with a group of other biomass power producers, filed a motion with the NHPUC seeking clarification of the NHPUC's proposed deregulation plan regarding several issues, including purchase requirements and payment of current rate order prices with respect to the Company's energy output. In March 1998, the NHPUC addressed the Operating Companies' motion and stated it was not the NHPUC's intent in the February 1997 order to impair any of the Operating Companies' legal rights in their rate orders. In August 1999, PSNH and the State reached a comprehensive settlement agreement which was filed with the NHPUC. The NHPUC has stayed its dockets concerning the deregulation plan pending review of this settlement agreement. The federal district court lawsuit has also been stayed pending settlement agreement review. If the NHPUC approves the settlement agreement as filed, then the NHPUC deregulation plan docket, other related dockets, and the federal district court lawsuits will be dismissed. The PSNH/State settlement agreement purports not to make any changes in the Operating Companies' rate orders. It does provide for PSNH to resell the power from the Operating Companies to assist in mitigating the cost of that power. No assurances may be made as to the outcome of this matter. An unfavorable resolution of this matter, including the bankruptcy of PSNH, could have a material adverse effect on the Company's results of operations and financial position.

    The Company is contingently liable with respect to lawsuits and matters that arose in the normal course of business. In the opinion of management, these contingencies will not have a material adverse effect on the financial position or results of operations of the Company.

11. TERMINATION OF POWER-SALES AGREEMENT

    In August 1993, in exchange for a cash payment, the Company agreed to terminate a power-sales agreement with a utility, which required the utility to purchase the power that was to be generated by the Company's 55-megawatt natural gas cogeneration facility under development in Staten Island, New York. Under the agreement, the Company received $18.0 million in a series of payments through May 1997, plus interest at 5.8%. The Company would have been obligated to return $8.2 million of this amount if the Company had elected to proceed with the Staten Island facility and the plant were to commence commercial operation before January 1, 2000. Accordingly, the Company deferred recognition of $8.2 million through fiscal 1996, pending final determination of the project's status.

    During fiscal 1997, the Company determined that due to continuing economic conditions in the domestic energy market it would not be feasible to design, construct, and commence commercial

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. TERMINATION OF POWER-SALES AGREEMENT (CONTINUED) operation of the Staten Island facility prior to January 1, 2000. As a result, the refund obligation terminated and the previously deferred revenue was recognized during fiscal 1997.

12. LONG-TERM OBLIGATIONS

    Long-term obligations consist of the following:

                                                                 1999        1998
                                                               ---------   ---------
                                                               (IN THOUSANDS EXCEPT
                                                                PER SHARE AMOUNTS)
8.3% Tax-exempt Revenue Bonds, Series 1989 (payable in semi-
 annual installments, with a final payment in December
 2000)......................................................    $13,400     $17,400
8.3% Tax-exempt Revenue Bonds, Series 1990 (payable in semi-
 annual installments, with a final payment in December
 2000)......................................................     13,800      18,200
6.0% Tax-exempt Revenue Bonds, Series 1991 (payable in semi-
 annual installments, with a final payment in June 2000)....      6,500      16,200
Noninterest-bearing Subordinated Convertible Debentures, due
 March 2001 (convertible at $13.56 per share)...............      1,820       2,450
4.875% Subordinated Convertible Debentures, due April 2004
 (convertible at $16.50 per share)..........................     44,950      44,950
                                                                -------     -------
                                                                 80,470      99,200
Less: Current Portion of Long-term Obligations..............     19,200      18,100
                                                                -------     -------
                                                                $61,270     $81,100
                                                                =======     =======

    The annual requirements for long-term obligations are as follows:

                                                              (IN THOUSANDS)
2000........................................................     $19,200
2001........................................................      16,320
2002........................................................          --
2003........................................................          --
2004........................................................      44,950
                                                                 -------
                                                                 $80,470
                                                                 =======

    The Company's noninterest-bearing and 4.875% subordinated convertible debentures are guaranteed on a subordinated basis by Thermo Electron.

    In May 1998, Thermo Electron converted $68.5 million principal amount of the Company's 4.0% subordinated convertible debentures, convertible at $6.33 per share and due January 2001, into 10,815,846 shares of the Company's common stock. In fiscal 1999 and 1998, $0.6 million and $14.7 million principal amount, respectively, of the noninterest-bearing and 4.875% subordinated convertible debentures were converted into 46,459 shares and 1,021,244 shares, respectively, of the Company's common stock.

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. LONG-TERM OBLIGATIONS (CONTINUED)
    Thermo Electron purchased $2.8 million principal amount of the Company's 4.875% subordinated convertible debentures in the open market in fiscal 1999.

    The tax-exempt revenue bonds were issued by the California Pollution Control Financing Authority to finance the construction of the Delano I and Delano II facilities. The obligations are credit-enhanced by a letter of credit issued by a bank group. Repayment of the debt is an obligation of Delano and the obligations are nonrecourse to the Company. As of October 2, 1999, Delano I and Delano II plant and equipment totaling approximately $93.8 million were collateral for this debt.

13. SIGNIFICANT CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK

SIGNIFICANT CUSTOMERS

    Revenues from three electric utility customers as a percentage of total revenues were approximately 19%, 34%, and 30% in fiscal 1999; 19%, 35%, and 35% in fiscal 1998; and 20%, 34%, and 35% in fiscal 1997.

CONCENTRATIONS OF CREDIT RISK

    At fiscal year-end 1999 and 1998, a significant amount of accounts receivable due to the Company was from its four principal electric utility customers. The Company does not normally require collateral or other security to support its accounts receivable. Management does not believe that this concentration of credit risk has or will have a significant negative impact on the Company.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist mainly of cash and cash equivalents, advance to affiliate, restricted funds, accounts receivable, long-term available-for-sale investment, short-term and current portion of long-term obligations, accounts payable, due to parent company, long-term obligations, and interest rate swaps. The carrying amounts of these financial instruments, with the exception of long-term available-for-sale investments, long-term obligations, and interest rate swaps, approximate fair value due to their short-term nature.

    The Company's long-term available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair value was determined based on a quoted market price. See Note 2 for the fair value information pertaining to this financial instrument.

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The carrying amount and fair value of the Company's long-term obligations and interest rate swaps are as follows:

                                                 1999                  1998
                                          -------------------   -------------------
                                          CARRYING     FAIR     CARRYING     FAIR
                                           AMOUNT     VALUE      AMOUNT     VALUE
                                          --------   --------   --------   --------
                                                       (IN THOUSANDS)
Long-term Obligations:
  Convertible obligations...............  $46,770    $39,846    $47,400    $47,617
  Other long-term obligations...........   14,500     15,329     46,046     48,098
                                          -------    -------    -------    -------
                                          $61,270    $55,175    $93,446    $95,715
                                          =======    =======    =======    =======
Interest Rate Swaps Receivable..........             $   853               $ 2,052

    The fair value of long-term obligations was determined based on quoted market prices and on borrowing rates available to the Company at the respective year ends. The fair value of convertible obligations at fiscal year-end 1999 is below the carrying amount primarily due to the conversion price of the convertible obligations exceeding the market price of the Company's common stock.

    Interest rate swap agreements are in place on the borrowings associated with the Delano facilities and are with a different counter-party than the holders of the underlying debt. These swaps have terms expiring in December 2000 commensurate with the final maturity of the debt. The swaps have effectively converted floating rate debt (Note 12) to fixed rate borrowings. Management believes any credit risk associated with the swaps is remote. The notional amount of the swap agreements was $33.6 million and $53.6 million at fiscal year-end 1999 and 1998, respectively. The fair value of such agreements is the estimated amount that the Company would pay upon termination of the contract, taking into account the change in market interest rates and creditworthiness of the counterparties. During fiscal 1999 and 1998, the average variable rate received under the swap agreement was 3.0% and 3.6%, respectively.

15. COMPREHENSIVE INCOME

    During the first quarter of fiscal 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This pronouncement sets forth requirements for disclosure of the Company's comprehensive income and accumulated other comprehensive items. In general, comprehensive income combines net income (loss) and "other comprehensive items, net," which represents certain amounts that are reported as components of shareholders' investment in the accompanying balance sheet, including foreign currency translation adjustments and unrealized net of tax losses on available-for-sale investments.

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. COMPREHENSIVE INCOME (CONTINUED)
    Accumulated other comprehensive items in the accompanying balance sheet consist of the following:

                                                               1999             1998
                                                             --------         --------
                                                                  (IN THOUSANDS)
Cumulative Translation Adjustment..........................   $ 211             $42
Net Unrealized Loss on Available-for-sale Investments......    (164)             (2)
                                                              -----             ---
                                                              $  47             $40
                                                              =====             ===

16. EARNINGS (LOSS) PER SHARE

    Basic and diluted earnings (loss) per share were calculated as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                   (IN THOUSANDS EXCEPT
                                                                    PER SHARE AMOUNTS)
BASIC
Income (Loss) from Continuing Operations....................  $(56,957)  $23,510    $22,505
Income (Loss) from Discontinued Operations..................    (2,463)    7,699         40
                                                              --------   -------    -------
Net Income (Loss)...........................................  $(59,420)  $31,209    $22,545
                                                              --------   -------    -------
Weighted Average Shares.....................................    35,944    29,299     24,613
                                                              --------   -------    -------
Basic Earnings (Loss) per Share:
  Continuing operations.....................................  $  (1.58)  $   .80    $   .91
  Discontinued operations...................................      (.07)      .26         --
                                                              --------   -------    -------
                                                              $  (1.65)  $  1.07    $   .92
                                                              ========   =======    =======
DILUTED
Income (Loss) from Continuing Operations....................  $(56,957)  $23,510    $22,505
Income (Loss) from Discontinued Operations..................    (2,463)    7,699         40
                                                              --------   -------    -------
Net Income (Loss)...........................................   (59,420)   31,209     22,545

Effect of:
  Convertible debentures....................................        --     2,387      2,374
  Majority-owned subsidiary's dilutive
    securities--discontinued operations.....................        --       (13)        --
                                                              --------   -------    -------
Income (Loss) Available to Common Shareholders, as
  Adjusted..................................................  $(59,420)  $33,583    $24,919
                                                              --------   -------    -------
Weighted Average Shares.....................................    35,944    29,299     24,613
Effect of:
  Convertible debentures....................................        --     9,541     13,746
  Stock options.............................................        --       312        381
                                                              --------   -------    -------
Weighted Average Shares, as Adjusted........................    35,944    39,152     38,740
                                                              --------   -------    -------
Diluted Earnings (Loss) per Share:
  Continuing operations.....................................  $  (1.58)  $   .66    $   .64
  Discontinued operations...................................      (.07)      .20         --
                                                              --------   -------    -------
                                                              $  (1.65)  $   .86    $   .64
                                                              ========   =======    =======

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. EARNINGS (LOSS) PER SHARE (CONTINUED)
    Options to purchase 633,000, 73,000, and 76,000 shares of common stock were not included in the computation of diluted earnings (loss) per share for fiscal 1999, 1998, and 1997, respectively, because their effect would have been antidilutive due to the options' exercise prices exceeding the average market price for the common stock and, in fiscal 1999, due to the Company's net loss position. In addition, the computation of diluted earnings (loss) per share for fiscal 1999 excludes the effect of assuming the conversion of the Company's $45.0 million principal amount of 4.875% convertible debentures, convertible at $16.50 per share, and $1.8 million principal amount of noninterest-bearing subordinated convertible debentures, convertible at $13.56 per share because the effect would be antidilutive due to the Company's net loss position.

17. UNAUDITED QUARTERLY INFORMATION

                                                          FIRST      SECOND    THIRD (A)   FOURTH (B)
                                                         --------   --------   ---------   ----------
                                                           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
1999
Revenues...............................................  $40,375    $41,036     $45,403      $51,524
Gross Profit...........................................    9,876      7,959      12,732       14,652
Income (Loss) from Continuing Operations...............    3,067      1,871     (74,435)      12,540
Net Income (Loss)......................................    2,510      1,754     (74,558)      10,874
Earnings (Loss) per Share from Continuing Operations:
  Basic................................................      .09        .05       (2.07)         .35
  Diluted..............................................      .08        .05       (2.07)         .33
Earnings (Loss) per Share:
  Basic................................................      .07        .05       (2.07)         .30
  Diluted..............................................      .07        .05       (2.07)         .29

                                                          FIRST      SECOND     THIRD     FOURTH (C)
                                                         --------   --------   --------   ----------
                                                           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
1998
Revenues...............................................  $41,420    $39,167    $42,930      $52,426
Gross Profit...........................................   13,671     10,249     12,394       23,354
Income from Continuing Operations......................    5,002      1,841      4,492       12,175
Net Income.............................................    9,258      4,198      4,824       12,929
Earnings per Share from Continuing Operations:
  Basic................................................      .20        .08        .14          .34
  Diluted..............................................      .15        .06        .13          .32
Earnings per Share:
  Basic................................................      .38        .17        .15          .36
  Diluted..............................................      .25        .13        .14          .34

------------------------

(a) Reflects restructuring and related costs of $126.4 million.

(b) Reflects $1.1 million of fees associated with the sale of a power-sales agreement, nonrecurring income of $13.5 million, and restructuring and related costs of $1.3 million from continuing

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17. UNAUDITED QUARTERLY INFORMATION (CONTINUED) operations. Reflects restructuring costs of $0.6 million and inventory provisions of $3.0 million from discontinued operations.

(c) Reflects the inclusion of $1.9 million of fees received from the release by the Company of certain rights relating to power-generating equipment.

18. SUBSEQUENT EVENTS

PROPOSED REORGANIZATION

    In January 2000, Thermo Electron updated its proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. Under this plan, Thermo Electron will acquire the minority interest in the Company by exchanging 0.431 shares of Thermo Electron common stock for each share of Company common stock. As a result, the Company would become a wholly owned subsidiary of Thermo Electron. This transaction is expected to be completed by the end of the third quarter of fiscal 2000. The proposed transaction will require completion of review by the Securities and Exchange Commission of necessary filings. Thermo Electron has determined that the Company is no longer a core business and is therefore evaluating its strategic options for the Company.

DISCONTINUED OPERATIONS

    On January 31, 2000, Thermo Electron announced a plan under which the Company will divest its Thermo Trilogy Corporation subsidiary, which represents its Biopesticides segment. In accordance with the provisions of APB No. 30 concerning reporting the effect of disposal of a segment of a business, the Company classified the results of operations of the Biopesticides segment as discontinued in the accompanying statement of operations. In addition, the net assets of the Biopesticides segment were classified as net assets of discontinued operations in the accompanying balance sheet, and primarily consisted of inventories, accounts receivable, and machinery and equipment, net of certain current liabilities, principally accounts payable.

    Summary operating results of the Biopesticides segment were as follows:

                                                     1999       1998       1997
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Revenues.........................................  $27,155    $33,028    $15,930
Costs and Expenses...............................   32,448     23,849     15,884
                                                   -------    -------    -------
Income (Loss) from Discontinued Operations Before
  Income Tax Benefit and Minority Interest.......   (5,293)     9,179         46
Income Tax (Provision) Benefit...................    2,143     (1,172)        (6)
Minority Interest (Expense) Income...............      687       (308)        --
                                                   -------    -------    -------
Income (Loss) from Discontinued Operations.......  $(2,463)   $ 7,699    $    40
                                                   =======    =======    =======

    The Company expects to complete the sale of the Biopesticides segment by the end of the first quarter of fiscal 2001.

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Thermo Ecotek Corporation:

    We have audited the accompanying consolidated balance sheet of Thermo Ecotek Corporation (a Delaware corporation and 94%-owned subsidiary of Thermo Electron Corporation) and subsidiaries as of October 2, 1999, and October 3, 1998, the related consolidated statements of operations, cash flows, and comprehensive income and shareholders' investment for each of the three years in the period ended October 2, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Ecotek Corporation and subsidiaries as of October 2, 1999, and October 3, 1998, and the results of their operations and their cash flows for each of the three years in the period ended October 2, 1999, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
November 8, 1999 (Except for the
matters discussed in Note 18, as to
which the date is January 31, 2000)

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "Forward-looking Statements."

OVERVIEW

    The Company's continuing operations operate independent electric power-generation facilities through joint ventures, limited partnerships, or wholly owned subsidiaries (the Operating Companies), as well as a natural gas business (Star Natural Gas).

    Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. Under this plan, the Company would be merged into and become a wholly owned subsidiary of Thermo Electron. In addition, Thermo Electron has announced that the Company will divest its Thermo Trilogy Corporation subsidiary, which represented its Biopesticides segment (Note 18). Following this announcement, the Company's continuing operations operate in one reportable segment, Energy.

    Each Operating Company in the United States typically sells power under a long-term power-sales agreement. The profitability of operating the Company's facilities depends on the price received for power under the power-sales agreements with power purchasers, on plant performance or availability, and on the fuel, operating, and maintenance costs for the facilities. The Company earns a disproportionately high share of its income in May to October due to the rate structures under the power-sales agreements for its California plants, which provide strong incentives to operate during this period of high demand. Conversely, the Company has historically operated at marginal profitability during the second fiscal quarter due to the rate structure under these agreements. The Company's profitability is also dependent on the amount of development expenses that it incurs.

    Through May 1999, the Company also operated in the field of engineered clean fuels through a limited partnership agreement with KFx, Inc. The Company is a 95% partner in a partnership that was established to develop, construct, and operate a subbituminous coal-beneficiation facility near Gillette, Wyoming (the K-Fuel Facility). In May 1999, the Company made a decision to hold the K-Fuel Facility for sale or disposal (Note 9).

    The Company has expanded its energy operations into international markets and has begun business-development efforts in the Czech Republic and Germany. In January 1998, the Company, through a wholly owned subsidiary's participation in a joint venture, indirectly acquired a majority interest in the assets of a 12-megawatt energy center near Tabor, Czech Republic, along with the business of five auxiliary boilers in the town of Pribram, Czech Republic (the Czech Republic operations). The Company completed an expansion of the facility to 50-megawatt capacity in March 1999. In September 1999, the Company purchased, through a joint venture, a 58-megawatt electricity generating facility in Premnitz, Germany (Premnitz) for $4.5 million, including the

                           THERMO ECOTEK CORPORATION

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW (CONTINUED)
assumption of debt (Note 3). The cost of business-development efforts may increase as the Company expands into these markets due to increased complexity inherent in foreign development. In addition, the amount of cash required to fund the equity component of these investments is expected to increase, due to the financing requirements of lenders in foreign markets.

    During fiscal 1998, the Company established its Star Natural Gas subsidiary in Dallas, Texas, to pursue opportunities in the natural gas gathering, processing, storage, and marketing business. In May 1999, Star purchased one gas gathering system and two gas processing plants (the gas facilities) for $8.6 million in cash and future contingent payments based on the performance of the gas facilities of up to $5.6 million (Note 3).

    Since its inception, the Company has derived a substantial majority of its revenue from the development, construction, and operation of biomass-fueled electric-generation facilities. While the Company's U.S. biomass energy business is expected to continue to generate revenues for the foreseeable future, the Company expects the aggregate revenues and profitability associated with this business to decline significantly beginning in fiscal 2000 due to the expiration or termination of power-sales agreements at the biomass facilities. In anticipation of this decline, the Company has explored other options for its biomass facilities, including disposal or repowering (Note 9). Such efforts will continue in fiscal 2000. In addition, within the next few years, the Company expects a substantial portion of its revenues to be derived from other business ventures such as repowering, and natural gas gathering and storage. A major portion of the Company's efforts will be focused on developing and acquiring new power projects, including repowering existing power plants and natural gas gathering and storage projects. The Company has had limited prior experience in the repowering of power plants and in the natural gas gathering and storage business, and there can be no assurance that the Company will be able to successfully develop, market, or sell its services in these areas. The Company's future success will depend significantly on its ability to develop, introduce, and integrate new products and services in these areas. No assurance can be given that the Company will be successful in this regard. Any failure or inability of the Company to implement these strategies would have a material adverse effect on the Company's business, financial condition, and results of operations.

RESULTS OF OPERATIONS

FISCAL 1999 COMPARED WITH FISCAL 1998

    Revenues were $178.3 million in fiscal 1999, compared with $175.9 million in fiscal 1998. Revenues increased by $5.7 million from the operation of newly acquired electricity-generating facilities and by $3.5 million at Star Natural Gas, primarily due to the inclusion of revenues from the gas facilities, acquired in May 1999. Revenues also increased $4.7 million at the Company's Czech Republic operations due to a plant expansion and, to a lesser extent, the inclusion of its revenues for a full twelve months in fiscal 1999, compared with nine months in fiscal 1998. These increases were offset in part by decreases in revenues aggregating $9.1 million at the Company's Mendota and Woodland facilities. The utility that purchases power from the Mendota and Woodland facilities commenced paying for power at avoided cost rates during the fourth quarter of fiscal 1999, as discussed below.

                           THERMO ECOTEK CORPORATION

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL 1999 COMPARED WITH FISCAL 1998 (CONTINUED)
During fiscal 1999 and 1998, the Company included revenues of $1.1 million and $1.9 million, respectively, of developer fees for the transfer to third parties of rights to two power-sales agreements.

    During fiscal 1999, Southern California Edison (SCE), the utility that purchases the output of the Company's Delano I and Delano II facilities, interpreted the power-sales agreement for the Delano facilities to permit SCE to pay reduced rates for energy produced during off-peak periods. Although the Company contests this interpretation, SCE has reduced its payments to reflect the lower rate and accordingly, during the fourth quarter of fiscal 1999, the Company recorded a reduction in revenues of $2.8 million related to this dispute. The Company is considering its alternatives concerning its claim.

    The gross profit margin decreased to 25% in fiscal 1999 from 34% in fiscal 1998, primarily due to a $5.8 million increase in operating losses before restructuring charges at the Company's K-Fuel Facility, which was placed in service in April 1998 and closed in May 1999. In addition, the transition to avoided cost rates at the Mendota plant contributed to the decrease in the gross profit margin.

    The power-sales agreements for the Company's Mendota, Woodland, and Delano plants in California are so-called standard offer #4 (SO#4) contracts, which require Pacific Gas & Electric (PG&E), in the case of Mendota and Woodland, and SCE, in the case of the Delano facilities, to purchase the power output of the projects at fixed rates through specified periods. Thereafter, the utility will pay a rate based upon the costs that would have otherwise been incurred by the purchasing utilities in generating their own electricity or in purchasing it from other sources (avoided cost). Avoided cost rates are currently substantially lower than the rates the Company has received under the fixed-rate portions of its contracts and are expected to remain so for the foreseeable future. PG&E stopped paying for power purchased from the Mendota and Woodland facilities at fixed cost rates effective in July and August 1999, respectively, although the Company believes that this change from fixed cost rates occurred six months earlier than the power-sales agreements provided. The Company is considering its alternatives concerning this dispute. Based on current avoided cost rates, the Company expects that the Woodland plant will operate at breakeven or nominal operating losses, primarily as a result of nonrecourse lease obligations that have been partially funded from the Woodland plant's past cash flows. Absent sufficient reductions in fuel prices and other operating costs, the Company will draw down power reserve funds to cover operating cash shortfalls and then, if such funds are depleted, either renegotiate its nonrecourse lease for the Woodland plant or forfeit its interest in the plant. Revenues from the Woodland plant were $28.9 million in fiscal 1999. The results of the Woodland facility were approximately breakeven, as a result of recording as an expense the funding of reserves required under Woodland's nonrecourse lease agreement to cover expected shortfalls in lease payments.

    As a result of the transition from fixed contract rates to avoided costs rates, the Mendota plant operated at a loss in the fourth quarter of fiscal 1999 and expects to do so in the first quarter of fiscal 2000. However, based on current avoided cost rates, the Mendota plant is expected to operate at a profit subsequent to the first quarter of fiscal 2000. The Mendota plant's revenues and operating income were $24.4 million and $3.8 million, respectively, in fiscal 1999. In May 1999, the Company reached an agreement to terminate its power-sales agreement, effective December 31, 1999, for the Delano facilities. As a result of reaching this agreement, the Company expects that the results of the Delano facilities will be reduced to breakeven or a nominal loss subsequent to December 1999. The

                           THERMO ECOTEK CORPORATION

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL 1999 COMPARED WITH FISCAL 1998 (CONTINUED)
Delano plants' aggregate revenues and operating income before restructuring charges were approximately $63.6 million and $33.4 million, respectively, in fiscal 1999. If the Company had been paid avoided cost rates for all of fiscal 1999 at its four principal California plants, revenues would have been approximately $67 million lower. In anticipation of these expected declines in revenues and operating income, the Company may continue to explore other options for its biomass facilities, including disposal or repowering.

    Selling, general, and administrative expenses as a percentage of revenues increased to 9% in fiscal 1999 from 8% in fiscal 1998, primarily due to the inclusion of higher selling, general, and administrative expenses as a percentage of revenues at Star Natural Gas and an increase of $2.0 million in business development costs over fiscal 1998.

    During fiscal 1999, the Company recorded restructuring and unusual costs, net, of $112.2 million (Note 9). Restructuring costs of $125.7 million include $68.0 million recorded due to the Company's decision to hold the K-Fuel Facility for sale or disposal, $51.0 million recorded as a result of entering into an agreement to terminate the power-sales agreement at its Delano facilities, $3.8 million representing impairment of the Company's net investment in the Woodland facility, $1.5 million to write off a power plant that is held for sale, $1.2 million of other asset write-offs, and $0.2 million for severance. The Company also recorded $13.5 million of unusual income as a result of entering into an agreement to terminate the power-sales agreement at its Gorbell facility in Athens, Maine. The Gorbell plant's revenues and operating income before nonrecurring items were $9.2 million and $1.3 million, respectively, in fiscal 1999. The Company expects to complete the sale or disposal of the K-Fuel Facility in fiscal 2000.

    Interest income decreased to $2.7 million in fiscal 1999 from $4.1 million in fiscal 1998. The decrease was primarily due to lower average invested balances due to cash expended for the acquisition and expansion of the Czech Republic operations, the repurchase of Company common stock in fiscal 1998, construction of the K-Fuel Facility, the purchase of power-generation facilities and related sites in California, and the purchase of the gas facilities.

    Interest expense decreased to $7.3 million in fiscal 1999 from $11.0 million in fiscal 1998, primarily due to lower outstanding debt related to the Company's Delano and Mendota plants and, to a lesser extent, the conversion by Thermo Electron Corporation of $68.5 million principal amount of the Company's 4% subordinated convertible debentures in May 1998.

    Other expense of $2.1 million in fiscal 1999 represents the write-down of available-for-sale equity securities held by the Company due to an impairment that the Company deems permanent (Note 9).

    The effective tax rate was a benefit of 36% in fiscal 1999 and a provision of 37% in fiscal 1998. The effective tax rate in fiscal 1999 differed from the statutory federal income tax rate, primarily due to tax credits earned from the production of fuel prior to the closure of the K-Fuel Facility and the exclusion of income taxed directly to a minority partner, offset in part by the effect of certain nondeductible restructuring costs. The effective tax rate in fiscal 1998 exceeded the statutory federal tax rate, primarily due to the impact of state income taxes, offset in part by the exclusion of income taxed directly to a minority partner.

                           THERMO ECOTEK CORPORATION

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL 1999 COMPARED WITH FISCAL 1998 (CONTINUED)
    The Company recorded minority interest income in fiscal 1999, primarily due to the allocation of $1.5 million in restructuring costs to the Company's minority partner in the K-Fuel Facility (Note 9), offset in part by the allocation of income from plant operations to a minority partner in an Operating Company. Minority interest expense in fiscal 1998 represents the allocation of income from plant operations to a minority partner in an Operating Company.

    In accordance with the provisions of Accounting Principles Board Opinion No. 30 concerning reporting the effect of disposal of a segment of a business, the results of the Company's Biopesticides segment has been classified as discontinued operations in the accompanying statement of operations (Note 18). The Company's discontinued operations recorded a loss of $2.5 million in fiscal 1999, compared with income of $7.7 million in fiscal 1998. The loss from discontinued operations in fiscal 1999 includes $0.6 million of restructuring costs and $3.0 million of inventory provisions for inventories deemed excess based on recent demand. Income from discontinued operations in fiscal 1998 includes a gain of $6.3 million on the sale of Thermo Trilogy common stock.

FISCAL 1998 COMPARED WITH FISCAL 1997

    Revenues increased to $175.9 million in fiscal 1998 from $164.3 million in fiscal 1997. The increase was primarily due to higher contractual energy rates at the Company's Delano, Gorbell, and Whitefield facilities and, to a lesser extent, the inclusion of $6.0 million of revenues from the Czech Republic operations, acquired in January 1998. Revenues in fiscal 1998 included
$1.9 million of fees received from the release by the Company of certain rights relating to power-generating equipment. Revenues in fiscal 1997 included
$8.2 million of previously deferred revenue related to an August 1993 agreement with a utility (Note 11).

    The gross profit margin decreased to 34% in fiscal 1998 from 35% in fiscal 1997. The decrease was primarily due to the effect on gross profit in fiscal 1997 of recording $8.2 million of previously deferred revenue and, to a lesser extent, $4.2 million of losses in fiscal 1998 at the Company's K-Fuel Facility.

    Selling, general, and administrative expenses as a percentage of revenues increased to 8% in fiscal 1998 from 6% in fiscal 1997. The increase resulted primarily from the inclusion of selling, general, and administrative expenses at the K-Fuel Facility.

    Interest income decreased to $4.1 million in fiscal 1998 from $5.1 million in fiscal 1997. The decrease was primarily due to lower average invested balances due to cash expended for the acquisition and expansion of the Czech Republic operations, the repurchase of Company common stock, construction of the K-Fuel Facility, and the purchase of power-generation facilities and related sites in California.

    Interest expense decreased to $11.0 million in fiscal 1998 from $13.9 million in fiscal 1997. The decrease was primarily due to lower outstanding debt related to the Company's Delano and Mendota plants and, to a lesser extent, the conversion by Thermo Electron of $68.5 million principal amount of the Company's 4% subordinated convertible debentures in May 1998.

                           THERMO ECOTEK CORPORATION

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL 1998 COMPARED WITH FISCAL 1997 (CONTINUED)
    The effective tax rate was 37% and 38% in fiscal 1998 and 1997, respectively. The effective tax rate exceeded the statutory federal income tax rate, primarily due to the impact of state income taxes, offset in part by the exclusion of income taxed directly to a minority partner.

    Minority interest expense represents the allocation of income from plant operations to a minority partner in an Operating Company.

    The Company's discontinued operations had income of $7.7 million in fiscal 1998, compared with approximately breakeven results in fiscal 1997. Income from discontinued operations in fiscal 1998 includes a gain of $6.3 million on the sale of Thermo Trilogy common stock.

LIQUIDITY AND CAPITAL RESOURCES

    Working capital was $117.7 million at October 2, 1999, compared with $98.0 million at October 3, 1998. The Company had cash, cash equivalents, and current restricted funds of $48.0 million at October 2, 1999, compared with $65.1 million at October 3, 1998. In addition, at October 2, 1999, the Company had $17.8 million invested in an advance to affiliate. Prior to the use of a new domestic cash management arrangement between the Company and Thermo Electron, which became effective June 1999, amounts invested with Thermo Electron were included in cash and cash equivalents. Current restricted funds, which consists of funds held in trust pursuant to certain lease and debt agreements, totaled $28.0 million and $24.5 million at October 2, 1999, and October 3, 1998, respectively. In addition, cash and cash equivalents in the accompanying balance sheet includes $12.5 million and $12.0 million of cash at October 2, 1999, and October 3, 1998, respectively, which is restricted by the terms of certain lease and financing agreements. These restrictions limit the ability of the Operating Companies to transfer funds to the Company in the form of dividends, loans, advances, or other distributions. Further, until such time, if ever, as projections of avoided costs change, all cash flows from the Woodland Operating Company, other than cash required for tax distributions, will be restricted from distribution to the Company.

    During fiscal 1999, the Company's operating activities provided cash and restricted funds of $48.8 million, including $49.5 million from continuing operations. Cash provided by the Company's operations and an increase in accounts payable of $20.2 million was offset in part by $18.9 million of cash used to fund an increase in accounts receivable. The increase in accounts payable and accounts receivable are primarily due to increased business activity at Star Natural Gas, which did not have substantial operations until fiscal 1999. The Company expects to pay accrued restructuring costs of $7.5 million primarily over the next 12 months.

    The Company's investing activities, excluding advance to affiliate activity, used $23.3 million of cash during fiscal 1999, including $21.3 million from continuing operations. The Company's continuing operations expended
$24.0 million on capital expenditures during fiscal 1999, including
$11.0 million to complete construction on an expansion to 50-megawatt capacity at the Czech Republic operations. In addition, the Company, through its Limited Partnership Agreement with KFx Wyoming, Inc., expended $4.7 million for additions to the K-Fuel Facility. The Company expects to make capital expenditures for existing operations of approximately $47.0 million during fiscal 2000, primarily related to the projects discussed below. The Company also expended $12.6 million, net of cash acquired, for the purchase of

                           THERMO ECOTEK CORPORATION

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES (CONTINUED) one gas gathering system and two gas processing facilities and a power-generation facility in Germany (Note 3). Proceeds from the termination of a power-sales agreement provided $15.8 million of cash in fiscal 1999 (Note 9).

    During fiscal 1999, the Company's financing activities used cash of $23.7 million, primarily for the repayment of long-term obligations and payments under capital lease obligations related to three of its California plants.

    The Company has completed the expansion project of its Czech Republic operations. The cost of the acquisition and expansion of this facility was approximately $32 million. The Company has begun repowering and expansion efforts at an existing project in Southern California and development efforts for an electricity-generating facility in Florida. The Company estimates the total cost of the Southern California and Florida projects to be $570 million and $105 million, respectively. The Company has committed to spend approximately $140 million for the purchase of certain equipment for the Southern California facility, of which it has expended $5 million as a nonrefundable deposit. The Company expects to obtain project financing to fund this purchase although it does not currently have any firm available credit facilities. In addition, together with a 10% joint venture partner, the Company is developing a gas storage facility in Colorado at an expected cost of $35 million. The Company expects it will require significant financing for these development and expansion projects, although the Company does not currently have any firm available credit facilities. Although the Company's projects are designed to produce positive cash flow over the long term, the Company will have to obtain significant additional funds from time to time to meet project development requirements, including the funding of equity investments, and to complete acquisitions. As the Company acquires, invests in, or develops future plants, the Company expects to finance them with nonrecourse debt, internal funds, or through borrowings from third parties. The Company has no agreements with third parties that assure funds will be available on acceptable terms, or at all.

MARKET RISK

    The Company is exposed to market risk from changes in equity prices, foreign currency exchange rates, and interest rates, which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities.

EQUITY PRICES

    The Company's long-term available-for-sale investment includes an equity security that is sensitive to fluctuations in price. In addition, the Company's convertible debentures are sensitive to fluctuations in the price of Company common stock into which the debentures are convertible. Changes in equity prices would result in changes in the fair value of the Company's long-term available-for-sale investment and convertible debentures due to the difference between the current market price and the market price at the date of purchase or issuance of the financial instrument. A 10% increase in the fiscal year-end 1999 and 1998 market equity prices would result in a negative impact of $1.1 million and $6.2 million, respectively, on the net fair value of the Company's price-sensitive equity financial

                           THERMO ECOTEK CORPORATION

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MARKET RISK (CONTINUED)
instruments. The change in the net fair value from fiscal 1998 to 1999 is primarily due to a decrease in the market price of the Company's common stock relative to the conversion price of the debentures.

FOREIGN CURRENCY EXCHANGE RATES

    The Company generally views its investment in foreign subsidiaries with a functional currency other than the Company's reporting currency as long-term. The Company's investment in foreign subsidiaries is sensitive to fluctuations in foreign currency exchange rates. The functional currencies of the Company's foreign subsidiaries are principally denominated in Czech koruna and British pounds sterling. The effect of a change in foreign exchange rates on the Company's net investment in foreign subsidiaries is recorded as a separate component of shareholders' investment. A 10% depreciation in fiscal year-end 1999 and 1998 functional currencies, relative to the U.S. dollar, would result in a reduction of shareholders' investment of $3.9 million and $0.5 million, respectively.

INTEREST RATES

    The Company's long-term obligations and interest rate swap agreements are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of these financial instruments due to the difference between the market interest rate and the rate at the date of purchase or issuance of the financial instrument. A 10% decrease in fiscal year-end 1999 and 1998 market interest rates would result in a negative impact of $0.6 million and $0.4 million, respectively, on the net fair value of the Company's interest-sensitive financial instruments.

YEAR 2000

    The following information constitutes a "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act. The Company continues to assess the potential impact of the year 2000 date recognition issue on the Company's internal business systems and operations. The Company's year 2000 initiatives include (i) testing and upgrading significant information technology systems and facilities; (ii) assessing the year 2000 readiness of its key suppliers, customers, and vendors to determine their year 2000 compliance status; and (iii) developing a contingency plan.

THE COMPANY'S STATE OF READINESS

    The Company has implemented a compliance program to ensure that its critical information technology systems and non-information technology systems will be ready for the year 2000. The first phase of the program, testing and evaluating the Company's critical information technology systems and non-information technology systems for year 2000 compliance, has been completed. During phase one, the Company tested and evaluated its significant computer systems, software applications, and related equipment for year 2000 compliance. The Company also evaluated the potential year 2000 impact on its critical non-information technology systems, which efforts included testing the year 2000 readiness of its manufacturing, utility, and telecommunications systems at its critical facilities. In phase two of its program, any material noncompliant information technology systems or non-information technology systems that were identified during phase one were prioritized and remediated. The Company

                           THERMO ECOTEK CORPORATION

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEAR 2000 (CONTINUED)
substantially completed the process of upgrading or replacing such noncompliant information technology systems as of October 31, 1999. The Company has also completed upgrading its hardware and software relating to plant control operations at all eight of its U.S. facilities. In many cases, such upgrades or replacements were made in the ordinary course of business, without accelerating previously scheduled upgrades or replacements. For phase three of the program, the Company will continue monitoring its critical internal business systems and non-information technology systems in an effort to ensure that no operating disruptions due to year 2000 issues occur.

    The Company is continuing its process of identifying and assessing the year 2000 readiness of key suppliers, vendors, and customers that are believed to be significant to the Company's business operations, including its most significant electric utility customers. As part of this ongoing effort, the Company has developed and distributed questionnaires requesting year 2000 compliance information from its significant suppliers, vendors, and customers. To date, no significant supplier, vendor, or customer has indicated that it believes its business operations will be materially disrupted by the year 2000 issue. The Company has been contacting and working with its significant suppliers, vendors, and customers to verify the information that has been provided. The Company has placed increased focus on any significant supplier, vendor, or customer that either does not respond to the Company's questionnaire or, from information provided, is considered to be lacking in its year 2000 compliance effort. The Company has completed its assessment of significant vendors, suppliers, customers, and all other third-party risks. The Company has developed and implemented internal systems and procedures to monitor the response of its significant suppliers, vendors, and customers regarding the state of their year 2000 compliance readiness.

CONTINGENCY PLAN

    The Company has developed a contingency plan that will allow its primary business operations to continue despite disruptions due to year 2000 problems. This plan includes identifying and securing other suppliers and modifying production facilities and schedules. As the Company continues to monitor the year 2000 readiness of its business systems and facilities, significant suppliers, vendors, and customers, it will modify and adjust its contingency plan as may be required.

ESTIMATED COSTS TO ADDRESS THE COMPANY'S YEAR 2000 ISSUES

    To date, costs incurred in connection with the year 2000 issue have not been material. Year 2000 costs relating to facilities were funded from working capital. All internal costs and related external costs other than capital additions related to year 2000 remediation have been expensed as incurred. The Company does not track the internal costs incurred for its year 2000 compliance project. Such costs are principally the related payroll costs for its information systems group.

REASONABLY LIKELY WORST CASE SCENARIO

    At this point in time, the Company is not able to determine the most reasonably likely worst case scenario to result from the year 2000 issue. One possible worst case scenario would be that certain of the Company's material suppliers, vendors, or customers experience business disruptions due to the

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                           THERMO ECOTEK CORPORATION

                     1999 FINANCIAL STATEMENTS (CONTINUED)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEAR 2000 (CONTINUED)
year 2000 issue and, with respect to suppliers and vendors, are unable to provide materials and services to the Company on time and, with respect to customers, may result in their inability to accept power produced. The Company's operations could be delayed or temporarily shut down, and it could be unable to meet its obligations to customers in a timely fashion. The Company's business, operations, and financial condition could be adversely affected in amounts that cannot be reasonably estimated at this time. If the Company believes that any of its key suppliers or vendors may not be year 2000 ready, it will seek to identify and secure other suppliers or vendors as part of its contingency plan.

RISKS OF THE COMPANY'S YEAR 2000 ISSUES

    While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. Further, while the Company has completed work on its material business systems and supporting operations, there can be no assurance that the Company will not encounter unexpected costs or delays beyond its control. If any of the Company's material suppliers, vendors, or customers experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. If any of the countries in which the Company operates experience significant year 2000 disruption, the Company could also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a significant adverse impact on the Company's business, operations, and financial condition in amounts that cannot be reasonably estimated at this time.

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                           1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

    In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important risk factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in fiscal 2000 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

GENERAL

    TRANSITION OF BUSINESS FOCUS. Since its inception, the Company has derived a substantial majority of its revenue from the development, construction, and operation of biomass-fueled electric-generation facilities. While the Company's U.S. biomass energy business is expected to continue to generate revenues for the foreseeable future, the Company expects the aggregate revenues and profitability associated with this business to decline significantly beginning in fiscal 2000 due to the expiration or termination of power-sales agreements at the biomass facilities. In anticipation of this decline, the Company has explored other options for its biomass facilities, including disposal or repowering. Such efforts will continue in fiscal 2000. In addition, within the next few years, the Company expects a substantial portion of its revenues to be derived from other business ventures such as repowering, and/or natural gas gathering and storage. A major portion of the Company's efforts will be focused on developing and acquiring new power projects, including repowering existing power plants, and natural gas gathering and storage projects. The Company has had limited prior experience in the repowering of power plants and in the natural gas gathering and storage business, and there can be no assurance that the Company will be able to successfully develop, market, or sell its products and services in these areas. The Company's future success will depend significantly on its ability to develop, introduce, and integrate new products and services in these areas. No assurance can be given that the Company will be successful in this regard. Any failure or inability of the Company to implement these strategies would have a material adverse effect on the Company's business, financial condition, and results of operations.

    RISKS ASSOCIATED WITH ACQUISITION STRATEGY. The Company's strategy includes the acquisition of businesses that complement or augment the Company's business strategy or existing product lines. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. Any acquisitions completed by the Company may be made at substantial premiums over the fair value of the net assets of the acquired companies that would result in substantial expenses for the amortization of goodwill. There can be no assurance that the Company will be able to complete future acquisitions or that the Company will be able to successfully integrate any acquired businesses. In order to finance such acquisitions, it may be necessary for the Company to raise additional funds through public or private financings. Any equity or debt financing, if available at all, may be on terms that are not favorable to the Company.

RISKS ASSOCIATED WITH ENERGY BUSINESS

    DEVELOPMENT RISKS

    UNCERTAINTY OF PROJECT DEVELOPMENT. The process of locating, developing, permitting, financing, and constructing power plants is complex, lengthy, and expensive. Only a small percentage of the projects that the Company evaluates and pursues ultimately results in operating projects. As a result, the Company may not recover any expenses that it incurs in the evaluation and development of many projects.

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                           1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

    The Company currently operates seven U.S. facilities that utilize biomass as fuel. The Company is not currently considering the development of further biomass-fueled projects in the U.S. due to high biomass fuel costs and the relatively high costs of constructing and operating biomass-fueled plants. The Company is actively exploring opportunities for repowering or developing power facilities in the U.S. The Company is considering the development of biomass-fueled projects internationally in countries where market conditions may support profitable biomass operations. The Company has also expanded its development focus to include international clean power opportunities and other environmentally sound technologies such as developing or repowering natural gas or coal-fueled power facilities. In this regard, the Company has established operations in the Czech Republic and Germany. The completion or success of these projects and new ventures is subject to a number of significant conditions, including obtaining financing, negotiating key contracts with partners and other third parties, and other material development activities such as obtaining required permits. No assurance can be given that these projects or new ventures will be completed on a timely basis, or at all. Any failure by the Company to successfully develop new projects would have a material adverse effect on the future growth of the Company.

    UNCERTAINTY OF ACCESS TO CAPITAL. The Company has sought to finance the debt portion of each of its power projects in a manner that is substantially nonrecourse to the Company. To minimize its equity commitment, the Company must borrow substantial amounts from third-party lenders. The borrowings are typically secured only by the applicable project assets and the capital stock of the appropriate entity, typically a joint venture or limited partnership in which the Company has a majority interest or wholly owned subsidiary through which the Company develops its projects and operates its facilities (an Operating Company). The Company anticipates that it will require substantial financing to fund both the equity and debt components of future projects. No assurance can be given that financing for future projects will be available on a nonrecourse basis or on acceptable terms, or at all. Any failure by the Company to obtain adequate amounts of financing on acceptable terms would have a material adverse effect on the future growth of the Company.

    DEPENDENCE ON TERMS OF POWER-SALES AGREEMENT. The profitability of any of the Company's power facilities is heavily dependent upon the power-sales agreement that it has entered into with the electric utility or other customer. Under certain of these agreements, in the event of service termination by the Operating Company prior to the end of the applicable obligation period, the Operating Company may be required to reimburse the utilities to the extent that cumulative revenue calculated at established rates exceeds the amounts calculated at the utilities avoided cost rates. Most of the Company's existing power-sales agreements were obtained as a direct negotiation with the purchasing utility. However, in recent years, in the U.S. such agreements have increasingly been awarded as a result of competitive bidding. Consequently, obtaining a power-sales agreement in the U.S. has become progressively more competitive and expensive and, in many cases, less profitable. In the future, foreign power-sales agreements also may increasingly be subject to competitive bidding. In addition, the passage of the National Energy Policy Act of 1992 has removed certain barriers to entry into the independent power market by utilities and others, and is expected to increase competition in that market. There can be no assurance that power-sales agreements, if any, entered into by the Company in the future will be as profitable as the Operating Companies' power-sales agreements prior to fiscal 1999.

    RISKS ASSOCIATED WITH DOING BUSINESS OUTSIDE THE UNITED STATES. The Company believes that significant growth opportunities in the power market exist outside of the U.S. In that regard, the Company is currently pursuing projects in the Czech Republic and Germany, and intends to identify

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                           1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

other countries in which to develop power projects. Doing business in many foreign countries exposes the Company to many risks that are not present in the U.S., including political, military, privatization, currency exchange and repatriation risks, and higher credit risks related to the utility purchaser. In addition, it is possible that legal obligations may be more difficult for the Company to enforce in foreign countries and that the Company may be at a disadvantage in any legal proceeding with the local entity. Local laws may also limit the ability of the Company to hold a majority interest in some of the projects that it develops or acquires. The Company's costs associated with business development efforts outside the U.S. are expected to increase due to increased complexity inherent in foreign development. In addition, the amount of cash required to fund equity investments is expected to increase due to the financing requirements of lenders in foreign markets.

    INTENSE COMPETITION FOR PROJECTS. The Company believes that there are approximately 200 companies that are actively engaged in the worldwide nonutility power market. Many of the companies in the power market have substantially greater financial and technical resources than those of the Company. Domestic competition in this market is expected to intensify as a result of deregulation at the federal and state levels, and due to the trend toward awarding contracts based upon competitive bidding. Such competition may reduce the ability of the Company to secure future projects and may have a material adverse effect on the profitability of future projects.

    UNCERTAINTY OF REGULATORY OR COMMUNITY SUPPORT. Development, construction, and operation of a power project requires numerous environmental, siting, and other permits. The process of obtaining these permits can be lengthy and expensive. In addition, local opposition to a particular project can substantially increase the cost and time associated with developing a project, and can potentially render a project unfeasible or uneconomic. The Company may incur substantial costs or delays or may be unsuccessful in developing power projects as a result of such opposition.

    OPERATING RISKS

    EXPECTED PRICE REDUCTIONS UNDER CALIFORNIA SO#4 CONTRACTS. The power-sales agreements for the Company's Woodland, Mendota, and Delano plants in California are so-called standard offer #4 (SO#4) contracts, which require Pacific Gas & Electric (PG&E), in the case of Woodland and Mendota, and Southern California Edison (SCE), in the case of Delano and Delano II, to purchase the power output of the projects at fixed rates through specified periods. Thereafter, the utility will pay a rate based upon the costs that would have otherwise been incurred by the purchasing utilities in generating their own electricity or in purchasing it from other sources (avoided cost) (as determined from time to time by the California Public Utility Commission (CPUC)). Avoided cost is determined pursuant to a formula that is intended to estimate the price that the utility would, but for its contract with the power producer, be paying for the same amount of energy. The rate fluctuates with the price of fuels and certain other factors. Avoided cost rates are currently substantially lower than the rates the Company has received under the fixed-rate portions of its contracts and are expected to remain so for the foreseeable future. PG&E stopped paying for power purchased from the Mendota and Woodland facilities at fixed cost rates effective in July and August 1999, respectively, although the Company believes that this change from fixed cost rates occurred six months earlier than the power-sales agreements provided. The Company is considering its alternatives concerning this dispute. Based on current avoided cost rates, the Company expects that the Woodland plant will operate at breakeven or nominal operating losses through 2010, primarily as a result of nonrecourse lease obligations that have been partially funded from the Woodland plant's past cash flows. Absent sufficient reductions in fuel

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                           1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

prices and other operating costs, the Company will draw down power reserve funds to cover operating cash shortfalls and then, if such funds are depleted, either renegotiate its nonrecourse lease for the Woodland plant or forfeit its interest in the plant. Revenues from the Woodland plant were $28.9 million in fiscal 1999. The results of the Woodland facility were approximately breakeven, as a result of recording as an expense the funding of reserves required under Woodland's nonrecourse lease agreement to cover expected shortfalls in lease payments.

    As a result of the transition from fixed costs rates to avoided costs rates, the Mendota plant operated at a loss in the fourth quarter of fiscal 1999 and expects to do so in the first quarter of fiscal 2000. Based on current avoided cost rates, the Mendota plant is expected to operate at a profit subsequent to the first quarter of fiscal 2000. The Mendota plant's revenues and operating income were $24.4 million and $3.8 million, respectively, in fiscal 1999. In
May 1999, the Company reached an agreement to terminate its power-sales agreements, effective December 31, 1999, for the Delano facilities. As a result of reaching this agreement, the Company expects that the results of the Delano facilities will be reduced to breakeven or a nominal loss subsequent to December 1999. The Delano plants' aggregate revenues and operating income before restructuring charges were approximately $63.6 million and $33.4 million, respectively, in fiscal 1999. In anticipation of these expected declines in revenues and operating income, the Company may continue to explore other options for its biomass facilities, including disposal or repowering.

    POTENTIAL DECREASED POWER SALES DUE TO POWER CURTAILMENTS. The power-sales agreements between the Woodland and Mendota Operating Companies and PG&E allowed PG&E to curtail the quantity of power purchased under each of these agreements by up to 2,000 hours of generating capacity annually. PG&E normally exercised its curtailment rights during periods when cheaper hydroelectric power was available, which generally occurred following periods of heavy rain or snow. Curtailment reduces the power payment received by the Operating Companies and, therefore, has an adverse effect on the financial results of those Operating Companies. In November 29, 1997, the Company renegotiated PG&E's curtailment rights, limiting PG&E to 1,000 hours per calendar year effective January 1, 1998. The limitations on PG&E's curtailment rights ended at the same time as the fixed-price portion of PG&E's power-sales agreement with Woodland and Mendota (discussed above). During fiscal 1999, the Company experienced approximately 1,030 hours of aggregate utility imposed curtailments at these plants.

    POTENTIAL INCREASED FUEL PRICES AND REDUCED AVAILABILITY OF FUEL. The profitability of the Company's plants is dependent in part upon the difference between the price the Company receives from its utility customers for power and the price the Company pays for the fuel. The Company has typically entered into long-term fuel supply agreements for a significant portion of its fuel requirements. These agreements generally provide for prices based upon predetermined formulas or indexes. If fuel prices rise significantly, the Company will be required to pay higher prices on the spot market for the portion of its fuel not covered by agreements. The Company's existing power sales agreements do not adjust to account for changes in the Company's fuel prices. Therefore, the profitability of these agreements, and any future power-sales agreements that do not provide for such an adjustment, could be materially adversely affected by increases in the Company's fuel prices. In addition, future fuel shortages could adversely affect the Company's ability to deliver power, and therefore receive payments, pursuant to its power-sales agreements.

    OPERATING DIFFICULTIES. The financial performance of each of the Company's plants depends to a significant extent upon the ability of each plant to be capable of performing at or near capacity. If a

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                           1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

plant is unable to perform at these levels, payments under the power-sales agreement will be reduced, possibly significantly. The Company has in the past experienced mechanical problems with the boilers at its Mendota and Woodland plants and suffered major equipment damage at its Whitefield plant. Although the Company believes that these problems have been corrected, no assurance can be given that these or other plants will not experience operating problems in the future. No assurance can be given that business interruption insurance will be adequate to cover all potential losses, or that such insurance will continue to be available on reasonable terms.

    DEPENDENCE ON UTILITY CUSTOMERS. Each of the current U.S. projects relies upon one power sales agreement with a single electric utility customer for the majority, if not all, of its revenues over the life of the power sales agreement. During fiscal 1999, Public Service of New Hampshire (PSNH), SCE, and PG&E accounted for 19%, 34%, and 30%, respectively, of the Company's revenues. The failure of any one utility customer to fulfill its contractual obligations could have a substantial negative impact on the Company. No assurance can be given that a particular utility will not be unwilling or unable, at some time, to make required payments under its power sales agreements. Further, in a deregulated market, the Company may do business with customers of various sizes and levels of credit-worthiness.

    POTENTIAL EARTHQUAKE DAMAGE. The Company's California plants are located in areas where there is a risk of potentially significant earthquake activity. Projects that the Company develops in the future may also be located in areas where there is earthquake risk. The Company's earthquake insurance is not sufficient to cover all potential losses and there can be no assurance that such insurance will continue to be available on reasonable terms.

    REGULATORY RISKS

    POTENTIAL RATE REDUCTION BY PSNH.  In 1990, a plan of reorganization (the
Plan) for PSNH was approved by the U.S. Bankruptcy Court for the District of New Hampshire. Pursuant to the Plan, Northeast Utilities (NU) acquired the assets of PSNH. An agreement between NU and the State of New Hampshire contains language to the effect that PSNH will seek to renegotiate some of the terms of certain rate orders with small power producers, including the Whitefield and Hemphill Operating Companies, and that the state will support PSNH in such efforts. PSNH reached agreements in principle with these two Operating Companies to settle the renegotiation of their rate orders. The settlement agreements were subject to the approval of the New Hampshire Public Utility Commission (NHPUC) on terms acceptable to both PSNH and the Operating Companies. The principal terms of the agreement generally called for the two Operating Companies to reduce the amount of power sold annually to PSNH to 70% of the plants' capacities, and to reduce the price per kilowatt paid by PSNH to $0.06 per kilowatt hour, escalating three percent per year for the remainder of the term of the original, applicable rate order. In consideration of these reductions, the Operating Companies would receive certain cash settlement payments, paid over several years. In May 1998, the NHPUC issued a written ruling rejecting these settlement agreements. Certain members of the N.H. Legislature filed a motion requesting that the NHPUC reconsider its ruling and instead provide that the settlement agreements be left open. The NHPUC approved this request in July 1998. No further action has occurred on the settlement agreements. Rejection of the Company's rate orders would result in a claim for damages by the Company and could be the subject of lengthy litigation.

    In January 1997, NU disclosed in a filing with the Securities and Exchange Commission that if a proposed deregulation plan for the New Hampshire electric utility industry were adopted, PSNH could default on certain financial obligations and seek bankruptcy protection. In February 1997, NHPUC

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                           1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

voted to adopt a deregulation plan, and in March 1997, PSNH filed suit to block the plan. In March 1997, the federal district court issued a temporary restraining order which prohibits the NHPUC from implementing the deregulation plan as it affects PSNH, pending a determination by the court as to whether PSNH's claim could then be heard by the court. In April 1997, the court ruled that it could hear the case and ordered that the restraining order continue indefinitely pending the outcome of the suit. In addition, in March 1997, the Company, along with a group of other biomass power producers, filed a motion with the NHPUC seeking clarification of the NHPUC's proposed deregulation plan regarding several issues, including purchase requirements and payment of current rate order prices with respect to the Company's energy output. In March 1998, the NHPUC addressed the Operating Companies' motion and stated it was not the NHPUC's intent in the February 1997 order to impair any of the Operating Companies' legal rights in their rate orders. In August 1999, PSNH and the State reached a comprehensive settlement agreement which was filed with the NHPUC. The NHPUC has stayed its dockets concerning the deregulation plan pending review of this settlement agreement. The federal district court lawsuit has also been stayed pending settlement agreement review. If the NHPUC approves the settlement agreement as filed, then the NHPUC deregulation plan docket, other related dockets, and the federal district court lawsuits will be dismissed. The PSNH/State settlement agreement purports not to make any changes in the Operating Companies' rate orders. It does provide for PSNH to resell the power from the Operating Companies to assist in mitigating the cost of that power. An unfavorable resolution of this matter, including the bankruptcy of PSNH, could have a material adverse effect on the Company's results of operations and financial position.

    POTENTIAL EFFECTS OF LOSS OF QF STATUS OR CHANGES TO PURPA. The Company's existing facilities are subject to the provisions of various laws and regulations, including the Public Utility Regulatory Policies Act of 1978, as amended (PURPA). PURPA provides to Qualifying Facilities (QFs) certain exemptions from substantial federal and state legislation, including regulation as public utilities. PURPA also requires electric utilities to purchase electricity generated by QFs at prices not exceeding their avoided cost. Any future changes to PURPA could have a material adverse effect on the Company.

    PUBLIC UTILITY HOLDING COMPANY ACT. The Public Utility Holding Company Act of 1935 (PUHCA) regulates public utility holding companies and their subsidiaries. The Company is not and will not be subject to regulation as a holding company under PUHCA as long as the domestic power plants it owns and/or operates are QFs under PURPA or otherwise are exempt from regulation as public utility holding companies under PUHCA. If a power plant were to lose such status, the Operating Company owning or leasing that plant could become a public utility company, which could result in the Company becoming a public utility holding company. In addition, loss of QF status, regardless of the Company's ability to avoid public utility holding company status, could be a default under many of the Company's facility lease and power sales agreements. In the event of any such default, the other parties to such agreements could seek various remedies against the Company or could seek to renegotiate such agreements on terms more favorable to such parties. In addition, to ensure that the Company will not be subject to regulation as a holding company under PUHCA, the foreign power plants it owns and/or operates also must be exempt from regulation as public utility companies under PUHCA.

    POTENTIAL INCREASED COMPETITION DUE TO REGULATORY CHANGES. The Company believes that certain regulatory changes are likely to have a significant impact on the domestic power market over the next several years. The National Energy Policy Act of 1992 exempts a new class of facilities, electric wholesale generators (EWG), from certain federal utility regulation and liberalizes access for nonutility generators to the utility power transmission grid. In addition, many states are considering the

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                           1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

elimination of many of the regulations that currently limit the ability of power generators to negotiate power sales agreements directly with industrial and commercial customers. The Company believes that the effect of these regulatory changes will be to increase competition for the sale of power.

    THE EVOLVING CALIFORNIA ELECTRIC UTILITY MARKET. The electric utility market in California has undergone a complex restructuring which is not yet complete. The CPUC and the California legislature have required the creation of an Independent System Operator (ISO), which operates transmission facilities owned by investor-owned utilities in the state, and a Power Exchange (PX), which conducts hourly and daily auctions of electric energy that are designed to set prices at market levels. The ISO and PX were created in May 1997 and commenced operations on March 31, 1998. The activities of the ISO and PX are subject to comprehensive Federal Energy Regulatory Commission (FERC) regulation. FERC has approved tariffs and rates for the ISO and PX, but these approvals are not final; they are subject to further FERC and judicial review. In addition, the restructuring of the California electric utility market may have an effect on avoided cost. Investor-owned utilities in California are required to buy power through the PX. The avoided cost for such utilities thus potentially will be determined based on market prices set through the PX. These market prices may be lower than energy rates set in current QF contracts which may adversely affect Operating Companies after the end of the fixed price period in their contracts with utilities.

    LIMITATIONS IMPOSED BY ENVIRONMENTAL REGULATION. Federal, state, and local environmental laws govern air emissions and discharges into water and the generation, transportation, storage, and treatment and disposal of solid and hazardous waste. These laws establish standards governing most aspects of the construction and operation of the Company's facilities, and often require multiple governmental permits before these facilities can be constructed, modified, or operated. There can be no assurance that all required permits will be issued for the Company's projects under development or for future projects, or that the requirements for continued environmental regulatory laws and policies governing their enforcement may change, requiring new technology or stricter standards for the control of discharges of air or water pollutants, or for solid or hazardous waste or ash handling and disposal. Such future developments could affect the manner in which the Company operates its plants and could require significant additional expenditures to achieve compliance with such requirements. It is possible that compliance may not be technically or economically feasible.

    NATURAL GAS BUSINESS OPERATING RISKS. The Company's proposed natural gas business is subject to all of the operating risks normally associated with the processing, transporting, and storage of natural gas, including blowouts, pollution, and fires, each of which could result in damage to or destruction of processing and storage facilities or properties, or in personal injury. The Company intends to obtain insurance coverage limiting financial loss resulting from certain of these operating hazards. Losses and liabilities arising from uninsured or underinsured events could reduce revenues and increase costs to the Company and could materially adversely affect the Company's financial condition and results of operations.

    VOLATILITY OF NATURAL GAS PRICES. Historically, the market for natural gas has been volatile and is likely to continue to be volatile in the future. Prices for natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and other factors over which the Company has no control. These factors include the extent of domestic production and importation of foreign natural gas and/or oil, political instability in oil and gas producing countries and regions, the ability of members of the Organization of Petroleum

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Exporting Countries to agree upon price and production levels for oil, the effect of federal regulation on the sale of natural gas and/or oil in interstate commerce, and other governmental regulation of the production and transportation of natural gas and/or oil. Certain other factors outside the Company's control, such as operational and transportation difficulties of pipeline or oil purchasing companies, may also limit sales. In addition, the price level of natural gas obtainable by the Company depends upon the needs of the purchasers to which the producer has access. Depending on the purchasers' needs and the price obtainable for natural gas which the Company is able to sell, the revenues of the Company from its proposed natural gas business could be materially adversely affected.

OTHER RISKS

    SIGNIFICANT QUARTERLY FLUCTUATIONS IN OPERATING RESULTS. The Company's operating results fluctuate significantly from quarter to quarter based on a number of factors, primarily seasonal energy demand in California, which results in higher payments under the Company's California power-sales agreements in the months of May through October, and lower payments during the remainder of the year, and seasonal demand for its biopesticide products. The Company historically has operated at marginal profitability during its second fiscal quarter due to the rate structure under these agreements. In addition, the Company's operating results can be affected by utility imposed curtailments or by any operating problems that cause a plant to operate at less than normal capacity.

    LIMITATION ON ACCESS TO OPERATING COMPANY ASSETS AND CASH FLOW. The Company's energy segment's operations are conducted through the Operating Companies, and the Company's cash flow is contingent on the ability of the Operating Companies to make dividends or other distributions to the Company. The terms of certain leases and financial agreements to which the Operating Companies are parties require that certain funds be held in trust and restricted from distribution to the Company. As of October 2, 1999, the Company and its subsidiaries had cash and cash equivalents totaling $20.0 million, of which approximately $12.5 million was restricted from distribution by the terms of certain Operating Companies' lease and financing agreements. In addition, until such time, if ever, as projections of avoided cost change, all cash flows from the Woodland operations, other than cash required for tax distributions, will be restricted from distribution to the Company. The inability of the Company to receive distributions from the Operating Companies could have a material adverse effect on the future growth of the Company.

    DEPENDENCE ON PROPRIETARY TECHNOLOGY. Proprietary rights relating to the Company's products will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. The Company has a number of U.S. patents and also owns corresponding foreign patents in a number of jurisdictions throughout the world. There can be no assurance that any patents now or hereafter owned by the Company will afford protection against competitors. Proceedings initiated by the Company to protect its proprietary rights could result in substantial costs to the Company. There can be no assurance that competitors of the Company, some of whom have substantially greater resources than those of the Company, will not initiate litigation to challenge the validity of the Company's patents, or that they will not use their resources to design comparable products that do not infringe the Company's patents. The Company could incur substantial costs and diversion of management resources with respect to the defense of any such claims, which could have a material adverse effect on the Company's business, financial condition, and results of operation. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

Company's ability to make, use, sell, distribute, or market its products and services in the U.S. and abroad. There may also be pending or issued patents held by parties not affiliated with the Company that relate to the Company's products or technologies. In the event that a claim relating to proprietary technology or information is asserted against the Company, the Company may need to acquire licenses to, or contest the validity of, any such competitor's proprietary technology. It is likely that significant funds would be required to contest the validity of any such competitor's proprietary technology. There can be no assurance that any license required under any such competitor's proprietary technology would be made available on acceptable terms or that the Company would prevail in any such contest. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology. In addition, the laws of some jurisdictions do not protect the Company's proprietary rights to the same extent as the laws of the U.S. There can be no assurance that these protections will be adequate.

    The Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

    RISKS ASSOCIATED WITH CASH MANAGEMENT ARRANGEMENT WITH THERMO ELECTRON. The Company participates in a cash management arrangement with its parent company, Thermo Electron. Under this cash management arrangement, the Company lends its excess cash to Thermo Electron on an unsecured basis. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Thermo Electron is contractually required to maintain cash, cash equivalents and/or immediately available bank lines of credit equal to at least 50% of all funds invested under the cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The funds are held on an unsecured basis and therefore are subject to the credit risk of Thermo Electron. The Company's ability to receive its cash upon notice of withdrawal could be adversely affected if participants in the cash management arrangement demand withdrawal of their funds in an aggregate amount in excess of the 50% reserve required to be maintained by Thermo Electron. In the event of a bankruptcy of Thermo Electron, the Company would be treated as an unsecured creditor and its right to receive funds from the bankruptcy estate would be subordinated to secured creditors and would be treated on a PARI PASSU basis with all other unsecured creditors. Further, all cash withdrawn by the Company from the cash management arrangement within one year before the bankruptcy would be subject to rescission. The inability of Thermo Electron to return the Company's cash on a timely basis or at all could have a material adverse effect on the Company's results of operations and financial position.

    POTENTIAL IMPACT OF YEAR 2000 ON PROCESSING DATE-SENSITIVE
INFORMATION. While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. Further, while the Company has completed work on its internal business systems and supporting operations there can be no assurance that the Company will not encounter unexpected costs or delays beyond its control. If any of the Company's material suppliers, vendors, or customers experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. The Company's research and development, production, distribution,

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

financial, administrative, and communications operations might be disrupted. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. Any unexpected costs or delays arising from the year 2000 issue could have a significant adverse impact on the Company's business, operations, and financial condition.

    RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. International sales accounted for 6% of the Company's total revenues in fiscal 1999. Over the next several years, the Company intends to continue to significantly expand its presence in international markets. International revenues are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business and results of operations.

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

                                                                                                      NINE
                                                                                                     MONTHS
                                                               YEAR ENDED                           ENDED (E)
                                        ---------------------------------------------------------   ---------
                                        OCT. 2,    OCT. 3,    SEPT. 27,   SEPT. 28,    SEPT. 30,    SEPT. 30,
                                        1999 (A)   1998 (B)   1997 (C)    1996 (D)       1995         1995
                                        --------   --------   ---------   ---------   -----------   ---------
                                                       (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenues..............................  $178,338   $175,943   $164,261    $148,389      $139,319    $107,139
Income (Loss) from Continuing
  Operations..........................   (56,957)    23,510     22,505      18,126        12,540      10,264
Net Income (Loss).....................   (59,420)    31,209     22,545      17,780        12,540      10,264
Earnings (Loss) per Share from
  Continuing Operations:
  Basic...............................     (1.58)       .80        .91         .77           .58         .46
  Diluted.............................     (1.58)       .65        .64         .54           .43         .34
Earnings (Loss) per Share:
  Basic...............................     (1.65)      1.07        .92         .76           .58         .46
  Diluted.............................     (1.65)       .86        .64         .54           .43         .34
Weighted Average Shares:
  Basic...............................    35,944     29,299     24,613      23,528        21,796      22,477
  Diluted.............................    35,944     39,152     38,740      36,292        33,014      33,815

BALANCE SHEET DATA
Working Capital.......................  $117,688   $ 97,982   $103,826    $ 81,463                  $ 58,361
Total Assets..........................   442,814    488,077    479,100     448,058                   390,476
Long-term Obligations.................    61,270     93,446    204,690     209,281                   202,360
Shareholders' Investment..............   190,981    249,562    147,328     129,687                    92,985

------------------------

(a) Reflects a $127.8 million pretax charge for restructuring and related costs, consisting of restructuring costs of $125.7 million and other expense of $2.1 million. Also reflects $13.5 million of unusual income.

(b) Reflects the conversion by Thermo Electron of $68.5 million principal amount of 4% subordinated convertible debentures.

(c) Reflects the April 1997 issuance of $50.0 million principal amount of 4.875% subordinated convertible debentures.

(d) Reflects the March 1996 issuance of $37.0 million principal amount of noninterest-bearing subordinated convertible debentures.

(e) In June 1995, the Company changed its fiscal year end from the Saturday nearest December 31 to the Saturday nearest September 30. Accordingly, the Company's 39-week transition period ended September 30, 1995, is presented.

                           THERMO ECOTEK CORPORATION

                           1999 FINANCIAL STATEMENTS

COMMON STOCK MARKET INFORMATION

    The Company's common stock is traded on the American Stock Exchange under the symbol TCK. The following table sets forth the high and low sale prices of the Company's common stock for fiscal 1999 and 1998, as reported in the consolidated transaction reporting system.

                                                   FISCAL 1999                          FISCAL 1998
                                          ------------------------------       -----------------------------
QUARTER                                      HIGH               LOW               HIGH               LOW
-------                                   -----------       ------------       -----------       -----------
First...................................  $15 1/4           $10 1/16           $18 1/2           $13
Second..................................  11 1/8            7 3/4              19 3/4            16 3/4
Third...................................  10 7/8            6 1/4              19 3/4            15 5/8
Fourth..................................  9 1/4             7 3/8              16 7/8            14 1/8

    As of October 29, 1999, the Company had 577 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on October 29, 1999, was $7 5/8 per share.

STOCK TRANSFER AGENT

    American Stock Transfer & Trust Company is the stock transfer agent and maintains shareholder activity records. The agent will respond to questions on issuance of stock certificates, change of ownership, lost stock certificates, and change of address. For these and similar matters, please direct inquiries to:

    American Stock Transfer & Trust Company
    Shareholder Services Department
    40 Wall Street, 46th Floor
    New York, New York 10005
    (718) 921-8200

DIVIDEND POLICY

    The Company has never paid cash dividends because its policy has been to use earnings to finance expansion and growth. Payment of dividends will rest within the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, capital requirements, and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of certain restrictions applicable to the use of certain funds.

                                   APPENDIX C
                 QUARTERLY REPORT ON FORM 10-Q OF THERMO ECOTEK
                      FOR THE QUARTER ENDED APRIL 1, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------

                                   FORM 10-Q

(MARK ONE)

   /X/     QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
           SECURITIES EXCHANGE ACT OF 1934B FOR THE QUARTER ENDED
           APRIL 1, 2000

   / /     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
           SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 1-13572

                            ------------------------

                           THERMO ECOTEK CORPORATION

             (Exact name of Registrant as specified in its charter)

               DELAWARE                                     04-3072335
    (State or other jurisdiction of            (I.R.S. Employer Identification No.)
    incorporation or organization)

     245 WINTER STREET, SUITE 300                             02451
        WALTHAM, MASSACHUSETTS                              (Zip Code)
    (Address of principal executive
               offices)

       Registrant's telephone number, including area code: (781) 622-1000

                            ------------------------

    Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

    Indicate the number of shares outstanding of each of the issuer's classes of Common Stock, as of the latest practicable date.

           Class              Outstanding at April 28, 2000
----------------------------  -----------------------------
Common Stock, $.10 par value           35,985,668

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PART I--FINANCIAL INFORMATION

ITEM 1--FINANCIAL STATEMENTS

                           THERMO ECOTEK CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                              APRIL 1,   OCTOBER 2,
                                                                2000        1999
                                                              --------   ----------
                                                                 (IN THOUSANDS)
                                      ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  8,541    $ 20,002
  Advance to affiliate......................................    29,883      17,766
  Restricted funds..........................................    27,102      28,024
  Accounts receivable and unbilled revenues, less allowances
    of $49 and $12..........................................    33,558      57,980
  Inventories...............................................     5,820       7,292
  Deferred tax asset........................................    41,123      37,384
  Other current assets (Note 6).............................    83,604       2,573
  Net assets of discontinued operations (Note 4)............    26,082      39,280
                                                              --------    --------
                                                               255,713     210,301
                                                              --------    --------
Property, Plant, and Equipment, at Cost (Note 6)............   180,748     251,470
  Less: Accumulated depreciation and amortization...........    65,701      63,263
                                                              --------    --------
                                                               115,047     188,207
                                                              --------    --------
Long-term Available-for-sale Investments, at Quoted Market
  Value (amortized cost of $6,379)..........................    13,816       6,111
                                                              --------    --------
Restricted Funds............................................    27,193      30,205
                                                              --------    --------
Other Assets................................................     7,499       7,990
                                                              --------    --------
                                                              $419,268    $442,814
                                                              ========    ========

                     LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
  Short-term obligations and current portion of long-term
    obligations.............................................  $  5,809    $ 37,752
  Accounts payable..........................................    23,294      30,252
  Accrued restructuring costs (Note 5)......................     7,589       7,473
  Lease obligations payable.................................     1,116       1,005
  Other accrued expenses....................................    12,485      15,758
  Due to parent company.....................................     1,775         373
                                                              --------    --------
                                                                52,068      92,613
                                                              --------    --------
Long-term Obligations:
  Tax-exempt obligations....................................    31,575      14,500
  Subordinated convertible debentures (includes $10,061 and
    $2,826 due to parent company)...........................    46,770      46,770
                                                              --------    --------
                                                                78,345      61,270
                                                              --------    --------
Deferred Income Taxes.......................................    61,922      53,096
                                                              --------    --------
Other Deferred Items........................................    37,122      40,419
                                                              --------    --------
Minority Interest...........................................     4,111       4,435
                                                              --------    --------
Shareholders' Investment:
  Common stock, $.10 par value, 50,000,000 shares
    authorized; 37,874,355 and 37,869,248 shares issued.....     3,787       3,787
  Capital in excess of par value............................   175,828     175,895
  Retained earnings.........................................    29,789      39,382
  Treasury stock at cost, 1,891,401 and 1,901,346 shares....   (27,928)    (28,084)
  Deferred compensation.....................................       (36)        (46)
  Accumulated other comprehensive items (Note 2)............     4,260          47
                                                              --------    --------
                                                               185,700     190,981
                                                              --------    --------
                                                              $419,268    $442,814
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO ECOTEK CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                  (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                              APRIL 1,    APRIL 3,
                                                                2000        1999
                                                              ---------   ---------
                                                              (IN THOUSANDS EXCEPT
                                                               PER SHARE AMOUNTS)
Revenues....................................................  $ 25,949     $41,036
                                                              --------     -------
Costs and Operating Expenses:
  Cost of revenues (includes $681 and $1,324 to related
    parties)................................................    20,311      33,077
  Selling, general, and administrative expenses (includes
    $258 and $379 to related parties).......................     3,616       4,223
  Restructuring costs and other unusual income, net (Note
    5)......................................................      (312)         --
                                                              --------     -------
                                                                23,615      37,300
                                                              --------     -------
Operating Income............................................     2,334       3,736
Interest Income.............................................       687         827
Interest Expense (includes $169 and $7 to parent company)...      (801)     (1,504)
                                                              --------     -------
Income from Continuing Operations Before Income Taxes and
  Minority Interest.........................................     2,220       3,059
Provision for Income Taxes..................................       818         845
Minority Interest Expense...................................       320         343
                                                              --------     -------
Income from Continuing Operations...........................     1,082       1,871
Loss from Discontinued Operations (net of income tax benefit
  and minority interest of $135; Note 4)....................        --        (117)
                                                              --------     -------
Net Income..................................................  $  1,082     $ 1,754
                                                              ========     =======
Basic and Diluted Earnings per Share from Continuing
  Operations (Note 3).......................................  $    .03     $   .05
                                                              ========     =======
Basic and Diluted Earnings per Share (Note 3)...............  $    .03     $   .05
                                                              ========     =======
Weighted Average Shares (Note 3):
  Basic.....................................................    35,976      35,944
                                                              ========     =======
  Diluted...................................................    36,167      36,194
                                                              ========     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO ECOTEK CORPORATION

                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                              ---------------------
                                                              APRIL 1,    APRIL 3,
                                                                2000        1999
                                                              ---------   ---------
                                                              (IN THOUSANDS EXCEPT
                                                               PER SHARE AMOUNTS)
Revenues....................................................   $64,559     $81,411
                                                               -------     -------
Costs and Operating Expenses:
  Cost of revenues (includes $1,514 and $2,725 to related
    parties)................................................    50,412      63,576
  Selling, general, and administrative expenses (includes
    $603 and $739 to related parties).......................     7,433       8,387
  Restructuring costs and other unusual income, net (Note
    5)......................................................      (312)         --
                                                               -------     -------
                                                                57,533      71,963
                                                               -------     -------
Operating Income............................................     7,026       9,448
Interest Income.............................................     1,544       1,590
Interest Expense (includes $286 and $7 to parent company)...    (2,174)     (3,395)
                                                               -------     -------
Income from Continuing Operations Before Income Taxes and
  Minority Interest.........................................     6,396       7,643
Provision for Income Taxes..................................     2,536       2,348
Minority Interest Expense...................................       358         357
                                                               -------     -------
Income from Continuing Operations...........................     3,502       4,938
Loss from Discontinued Operations (net of income tax benefit
  and minority interest of $605 and $718; Note 4)...........      (495)       (674)
Provision for Loss on Disposal of Discontinued Operations
  (net of income tax benefit of $2,700; Note 4).............   (12,600)         --
                                                               -------     -------
Net Income (Loss)...........................................   $(9,593)    $ 4,264
                                                               =======     =======
Basic and Diluted Earnings per Share from Continuing
  Operations (Note 3).......................................   $   .10     $   .14
                                                               =======     =======
Basic and Diluted Earnings (Loss) per Share (Note 3)........   $  (.27)    $   .12
                                                               =======     =======
Weighted Average Shares (Note 3):
  Basic.....................................................    35,974      35,935
                                                               =======     =======
  Diluted...................................................    36,167      36,220
                                                               =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO ECOTEK CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                              -------------------
                                                              APRIL 1,   APRIL 3,
                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Operating Activities:
  Net income (loss).........................................  $ (9,593)  $  4,264
  Adjustments to reconcile net income (loss) to income from
    continuing operations:
    Loss from discontinued operations.......................       495        674
    Provision for loss on disposal of discontinued
      operations............................................    12,600         --
                                                              --------   --------

Income from continuing operations...........................     3,502      4,938
Adjustments to reconcile income from continuing operations
  to net cash provided by operating activities of continuing operations:
  Depreciation and amortization.............................     6,474     11,949
  Increase in deferred income taxes.........................     2,459      3,354
  Gain on sale of property, plant, and equipment (Note 5)...    (2,000)        --
  Noncash restructuring costs (Note 5)......................       592         --
  Minority interest expense.................................       358        357
  Provision for losses on accounts receivable...............        37         --
  Other noncash items.......................................        10         --
  Changes in current accounts, excluding the effect of
    discontinued operations:
    Restricted funds........................................       922     12,714
    Accounts receivable and unbilled revenues...............    29,345       (144)
    Inventories.............................................     1,399     (1,534)
    Other current assets....................................    (2,056)    (1,784)
    Accounts payable........................................    (6,778)     4,239
    Other current liabilities...............................    (1,216)    (3,391)
                                                              --------   --------
      Net cash provided by continuing operations............    33,048     30,698
      Net cash used in discontinued operations..............    (2,269)    (2,401)
                                                              --------   --------
      Net cash provided by operating activities.............    30,779     28,297
                                                              --------   --------

Investing Activities:
  Advances to affiliate, net................................   (12,117)        --
  Purchases of property, plant, and equipment...............   (18,535)   (13,052)
  Proceeds from sale of property, plant, and equipment (Note
    5)......................................................     2,000         --
  Use (funding) of long-term restricted funds...............     3,012     (4,692)
  Increase (decrease) in other deferred items...............    (3,099)     4,867
  Increase in other assets..................................       720     (2,685)
                                                              --------   --------
      Net cash used in continuing operations................   (28,019)   (15,562)
      Net cash provided by (used in) discontinued
        operations..........................................       276     (1,545)
                                                              --------   --------
      Net cash used in investing activities.................  $(27,743)  $(17,107)
                                                              --------   --------

                           THERMO ECOTEK CORPORATION

                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                              -------------------
                                                              APRIL 1,   APRIL 3,
                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Financing Activities:
  Repayment of long-term obligations........................  $(14,000)  $(14,200)
  Payments under capital lease obligations..................   (12,181)    (6,959)
  Net proceeds from issuance of long-term obligations.......    11,875         --
  Increase (decrease) in short-term borrowings..............    (1,399)     5,992
  Net proceeds from issuance of Company and subsidiary
    common stock............................................        88         88
  Distribution to minority partner..........................      (840)      (753)
  Contribution from minority partner........................       124        754
                                                              --------   --------
      Net cash used in continuing operations................   (16,333)   (15,078)
      Net cash used in discontinued operations..............        --         --
                                                              --------   --------
      Net cash used in financing activities.................   (16,333)   (15,078)
                                                              --------   --------
Exchange Rate Effect on Cash of Continuing Operations.......       (87)      (215)
Exchange Rate Effect on Cash of Discontinued Operations.....        23         49
                                                              --------   --------

Decrease in Cash and Cash Equivalents.......................   (13,361)    (4,054)
Cash and Cash Equivalents at Beginning of Period............    21,919     41,371
                                                              --------   --------
                                                                 8,558     37,317

Cash and Cash Equivalents of Discontinued Operations at End
  of Period.................................................       (17)      (760)
                                                              --------   --------

Cash and Cash Equivalents at End of Period..................  $  8,541   $ 36,557
                                                              ========   ========

Noncash Activities:
  Conversion of subordinated convertible debentures.........  $     --   $    630
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO ECOTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

    The interim consolidated financial statements presented have been prepared by Thermo Ecotek Corporation (the Company) without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the financial position at April 1, 2000, the results of operations for the three- and six-month periods ended April 1, 2000, and April 3, 1999, and the cash flows for the six-month periods ended April 1, 2000, and April 3, 1999. Interim results are not necessarily indicative of results for a full year.

    Historical financial results have been restated to reflect a decision to sell the Company's majority-owned Thermo Trilogy Corporation subsidiary, which has been presented as discontinued operations in the accompanying financial statements (Note 4). The consolidated financial statements and notes are presented as permitted by Form 10-Q and do not contain certain information included in the annual financial statements and notes of the Company. The consolidated financial statements and notes included herein should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the fiscal year ended October 2, 1999, as amended, filed with the Securities and Exchange Commission.

2. COMPREHENSIVE INCOME

    Comprehensive income combines net income and "other comprehensive items," which represents certain amounts that are reported as components of shareholders' investment in the accompanying balance sheet, including foreign currency translation adjustments and unrealized net of tax gains and losses on available-for-sale investments. The Company had comprehensive income of $4.4 million and $1.7 million in the second quarter of fiscal 2000 and 1999, respectively. The Company had a comprehensive loss of $5.4 million in the first six months of fiscal 2000 and comprehensive income of $2.9 million in the first six months of fiscal 1999.

                           THERMO ECOTEK CORPORATION

3. EARNINGS (LOSS) PER SHARE

    Basic and diluted earnings (loss) per share were calculated as follows:

                                                THREE MONTHS           SIX MONTHS
                                                    ENDED                 ENDED
                                             -------------------   -------------------
                                             APRIL 1,   APRIL 3,   APRIL 1,   APRIL 3,
                                               2000       1999       2000       1999
                                             --------   --------   --------   --------
                                              (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
BASIC
Income from Continuing Operations..........   $1,082     $1,871    $ 3,502     $4,938
Loss from Discontinued Operations..........       --       (117)      (495)      (674)
Provision for Loss on Disposal of
  Discontinued Operations..................       --         --    (12,600)        --
                                              ------     ------    -------     ------
Net Income (Loss)..........................   $1,082     $1,754    $(9,593)    $4,264
                                              ------     ------    -------     ------
Weighted Average Shares....................   35,976     35,944     35,974     35,935
                                              ------     ------    -------     ------
Basic Earnings (Loss) per Share:
  Continuing operations....................   $  .03     $  .05    $   .10     $  .14
  Discontinued operations..................       --         --       (.36)      (.02)
                                              ------     ------    -------     ------
                                              $  .03     $  .05    $  (.27)    $  .12
                                              ======     ======    =======     ======

DILUTED
Income from Continuing Operations..........   $1,082     $1,871    $ 3,502     $4,938
Loss from Discontinued Operations..........       --       (117)      (495)      (674)
Provision for Loss on Disposal of
  Discontinued Operations..................       --         --    (12,600)        --
                                              ------     ------    -------     ------
Net Income (Loss)..........................   $1,082     $1,754    $(9,593)    $4,264
                                              ------     ------    -------     ------
Weighted Average Shares....................   35,976     35,944     35,974     35,935
Effect of:
  Convertible obligations..................      134        134        134        137
  Stock options............................       57        116         59        148
                                              ------     ------    -------     ------
Weighted Average Shares, as Adjusted.......   36,167     36,194     36,167     36,220
                                              ------     ------    -------     ------
Diluted Earnings (Loss) per Share:
  Continuing operations....................   $  .03     $  .05    $   .10     $  .14
  Discontinued operations..................       --         --       (.36)      (.02)
                                              ------     ------    -------     ------
                                              $  .03     $  .05    $  (.27)    $  .12
                                              ======     ======    =======     ======

    Options to purchase 354,000 and 447,000 shares of common stock for the second quarter of fiscal 2000 and 1999, respectively, and 572,000 and 442,000 shares of common stock for the first six months of fiscal 2000 and 1999, respectively, were not included in the computation of diluted earnings (loss) per share because the options' exercise prices were greater than the average market price for the common stock and their effect would have been antidilutive.

    In addition, the computation of diluted earnings (loss) per share for all periods presented excludes the effect of assuming the conversion of the Company's $45.0 million principal amount of 4.875%

                           THERMO ECOTEK CORPORATION

3. EARNINGS (LOSS) PER SHARE (CONTINUED) subordinated convertible debentures, convertible at $16.50 per share, because the effect would be antidilutive.

4. PROPOSED REORGANIZATION AND DISCONTINUED OPERATIONS

PROPOSED REORGANIZATION

    In January 2000, Thermo Electron Corporation updated its proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. Under this plan, Thermo Electron will acquire the minority interest in the Company by exchanging 0.431 shares of Thermo Electron common stock for each share of Company common stock. As a result, the Company would become a wholly owned subsidiary of Thermo Electron. This transaction is expected to be completed by the end of the fourth quarter of fiscal 2000. The proposed transaction will require Securities and Exchange Commission clearance of necessary filings. Thermo Electron has determined that the Company is no longer a core business and expects to retain it after it acquires the minority interest while it continues to evaluate how to best exit the business and create maximum value for its shareholders.

DISCONTINUED OPERATIONS

    On January 31, 2000, Thermo Electron announced a plan under which the Company will divest its Thermo Trilogy subsidiary, which represents its Biopesticides segment. In accordance with the provisions of Accounting Principles Board Opinion (APB) No. 30 concerning reporting the effect of disposal of a segment of a business, the Company classified the results of operations of the Biopesticides segment as discontinued in the accompanying statement of operations. In addition, the net assets of the Biopesticides segment were classified as net assets of discontinued operations in the accompanying balance sheet, and primarily consisted of inventories, accounts receivable, and machinery and equipment, net of certain current liabilities, principally accounts payable.

    Summary operating results of the Biopesticides segment were as follows:

                                            THREE
                                           MONTHS          SIX MONTHS ENDED
                                            ENDED      -------------------------
                                          APRIL 3,      APRIL 1,      APRIL 3,
                                            1999        2000 (A)        1999
                                         -----------   -----------   -----------
                                         (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues...............................    $6,294        $4,510        $10,980
Costs and Expenses.....................     6,546         5,610         12,372
                                           ------        ------        -------
Loss from Discontinued Operations
  Before
  Income Tax Benefit and Minority
  Interest.............................      (252)       (1,100)        (1,392)
Income Tax Benefit.....................        95           461            530
Minority Interest Income...............        40           144            188
                                           ------        ------        -------
Loss from Discontinued Operations......    $ (117)       $ (495)       $  (674)
                                           ======        ======        =======

------------------------

(a) Includes results for the first quarter of fiscal 2000, the period prior to the decision to sell Thermo Trilogy.

                           THERMO ECOTEK CORPORATION

4. PROPOSED REORGANIZATION AND DISCONTINUED OPERATIONS (CONTINUED)
    In the first quarter of fiscal 2000, the Company provided $12.6 million, net of a tax benefit of $2.7 million, for the estimated loss on disposal of discontinued operations. During the second quarter of fiscal 2000, Thermo Trilogy had revenues and a net loss of $6.2 million and $0.6 million, respectively. The Company expects to complete the sale of its Biopesticides segment by the end of the first quarter of fiscal 2001.

5. RESTRUCTURING AND RELATED COSTS

    During fiscal 1999, the Company recorded cash restructuring costs, primarily for land reclamation costs at its subbituminous coal-beneficiation facility, a loss on the cancellation of a fuel contract at its Delano, California, facilities, and severance for 3 employees, all of whom were terminated during the first quarter of fiscal 2000.

    During the second quarter of fiscal 2000, the Company recorded a charge of $1.0 million for the termination of 45 employees in connection with cost reduction measures, primarily at its corporate office and Delano facilities, 8 of whom were terminated prior to April 1, 2000. The actions are expected to result in annual cost savings of $1.5 million. In addition, the Company recorded employee retention costs of $0.1 million during the second quarter of fiscal 2000. These costs are being recorded ratably over the period through which the employees must work to earn the payment. During the second quarter of fiscal 2000, the Company also recorded noncash charges of $0.3 million for the write off of capitalized development costs and $0.3 million to write off cost in excess of net assets of acquired companies associated with its gas marketing business that was closed.

    During the second quarter of fiscal 2000, the Company sold its Gorbell plant in Athens, Maine for $2.0 million in cash. The Company terminated the power-sales agreement for this facility in fiscal 1999. The facility had a nominal book value and the proceeds were recorded as a gain which is included in restructuring costs and other unusual income, net in the accompanying statement of operations.

    A summary of the changes in accrued restructuring costs is as follows:

FISCAL 1999 PLAN

                                                  LAND
                                               RECLAMATION   FUEL CONTRACT
                                                  COSTS      CANCELLATION    SEVERANCE    OTHER      TOTAL
                                               -----------   -------------   ---------   --------   --------
                                                                      (IN THOUSANDS)
BALANCE AT OCTOBER 2, 1999...................     $4,394        $2,444         $189        $446      $7,473
Usage........................................         --          (612)        (189)         --        (801)
                                                  ------        ------         ----        ----      ------
BALANCE AT APRIL 1, 2000.....................     $4,394        $1,832         $ --        $446      $6,672
                                                  ======        ======         ====        ====      ======

                           THERMO ECOTEK CORPORATION

5. RESTRUCTURING AND RELATED COSTS (CONTINUED)
FISCAL 2000 PLAN

                                                                          EMPLOYEE
                                                              SEVERANCE   RETENTION    TOTAL
                                                              ---------   ---------   --------
                                                                       (IN THOUSANDS)
Reserves Established........................................    $957        $139       $1,096
Usage.......................................................    (179)         --         (179)
                                                                ----        ----       ------
BALANCE AT APRIL 1, 2000....................................    $778        $139       $  917
                                                                ====        ====       ======

    The Company generally expects accrued restructuring costs to be paid primarily during the remainder of fiscal 2000, however, in May 2000, the Company completed the sale of its coal-beneficiation facility and 2.0 million shares of KFx Inc. common stock in exchange for the buyer's assumption of the reclamation liability totaling $4.4 million along with other obligations under certain contracts and permits related to the facility.

6. TERMINATION OF POWER-SALES AGREEMENT

    During the first quarter of fiscal 2000, an agreement became effective under which the Company terminated the power-sales agreement for its Delano plants. The agreement calls for the Company to receive a series of fixed payments in lieu of operating under the terms of the power-sales agreement. At the time the Company entered into the agreement in fiscal 1999, the plants were written down to the present value of the future cash flows. During fiscal 2000, the Company reclassified this present value, exclusive of the plant's residual value, from property, plant, and equipment to other current assets and other assets. During May 2000, the Company sold a portion of these payments on a nonrecourse basis to a bank group and received proceeds of approximately $53 million. This amount is included in other current assets in the accompanying balance sheet at April 1, 2000.

ITEM 2--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed under the heading "Forward-looking Statements" in Exhibit 13 to the Company's Annual Report on Form 10-K for the fiscal year ended October 2, 1999, as amended, filed with the Securities and Exchange Commission.

OVERVIEW

    The Company's continuing operations operate independent electric power-generation facilities through joint ventures, limited partnerships, or wholly owned subsidiaries (the Operating companies), as well as a natural gas business (Star Natural Gas).

    Thermo Electron Corporation has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. Under this plan, the Company would be merged into and become a wholly owned subsidiary of Thermo Electron. In addition, Thermo Electron has announced that the Company will divest its Thermo Trilogy Corporation subsidiary, which represents its Biopesticides segment (Note 4).

    Each Operating company in the United States typically sells power under a long-term power-sales agreement. The profitability of operating the Company's facilities depends on the price received for power under the power-sales agreements with power purchasers, on plant performance or availability, and on the fuel, operating, and maintenance costs for the facilities. The Company earns a disproportionately high share of its income in May to October due to the rate structures under the power-sales agreements for its California plants, which provide strong incentives to operate during this period of high demand. Conversely, the Company has historically operated at marginal profitability during the second fiscal quarter due to the rate structure under these agreements. The Company's profitability is also dependent on the amount of development expenses that it incurs.

    The Company has expanded its energy operations into international markets and has begun business-development efforts in the Czech Republic and Germany. In January 1998, the Company, through a joint venture established by a wholly owned subsidiary, indirectly acquired a majority interest in the assets of a 12-megawatt energy center near Tabor, Czech Republic, along with the business of five auxiliary boilers in the town of Pribram, Czech Republic (the Czech Republic operations). The Company completed an expansion of the facility to 50-megawatt capacity in March 1999. In September 1999, the Company purchased, also through a joint venture, a 58-megawatt electricity-generating facility in Premnitz, Germany. The cost of business-development efforts may increase as the Company expands into these markets due to increased complexity inherent in foreign development. In addition, the amount of cash required to fund the equity component of these investments is expected to increase due to the financing requirements of lenders in foreign markets.

    The Company's Star Natural Gas subsidiary pursues opportunities in the natural gas gathering, processing, storage, and marketing business. In
May 1999, Star Natural Gas purchased one gas gathering system and two gas processing plants (the gas facilities). In January 2000, Star Natural Gas decided to close its gas marketing operation after a determination that it is no longer a core business (Note 5).

    Through May 1999, the Company also operated in the field of engineered clean fuels through a limited partnership agreement with KFx, Inc. The Company is a 95% partner in a partnership that was established to develop, construct, and operate a subbituminous coal-beneficiation facility near Gillette, Wyoming (the K-Fuel Facility). In May 1999, the Company made a decision to hold the K-Fuel Facility for sale or disposal. In May 2000, the Company sold its interest in the K-Fuel Facility and 2.0 million shares of KFx common stock in exchange for the assumption by the buyer of a land reclamation obligation totaling $4.4 million to the state of Wyoming relating to the K-Fuel Facility along with other obligations under certain contracts and permits relating to the K-Fuel Facility.

    Since its inception, the Company has derived a substantial majority of its revenue from the development, construction, and operation of biomass-fueled electricity-generating facilities. While the Company's U.S. biomass energy business is expected to continue to generate revenues for the foreseeable future, the Company expects the aggregate revenues and profitability associated with this business to decline significantly beginning in fiscal 2000 due to the expiration or termination of power-sales agreements at the biomass facilities. In anticipation of this decline, the Company is exploring other options for its biomass facilities, including disposal. The Company intends to focus its efforts on the repowering and expansion of its Mountainview, California, facility and the development of the Lakeworth electricity-generating facility in Florida. Any failure or inability of the Company to develop these projects would have a material adverse effect on its business, financial condition, and results of operations.

RESULTS OF OPERATIONS

SECOND QUARTER FISCAL 2000 COMPARED WITH SECOND QUARTER FISCAL 1999

    Revenues were $25.9 million in the second quarter of fiscal 2000, compared with $41.0 million in the second quarter of fiscal 1999. Revenues decreased by an aggregate $14.1 million due to the termination of the power-sales agreements at the Company's Gorbell and Delano facilities during the fourth quarter of fiscal 1999 and the first quarter of fiscal 2000, respectively. Revenues decreased by an aggregate $8.8 million at the Company's Mendota and Woodland facilities. The utility that purchases power from the Mendota and Woodland facilities commenced paying for power at avoided cost rates during the fourth quarter of fiscal 1999, as discussed below. These decreases were offset by the inclusion of $4.2 million in revenues from the Company's electricity-generating facility in Premnitz, Germany, which was acquired in September 1999, and a $2.5 million increase in revenues from the Company's Star Natural Gas subsidiary, primarily due to the acquisition of the gas facilities in May 1999. Revenues also increased $1.3 million at the Company's Czech Republic operations due to a plant expansion that was completed in March 1999.

    The gross profit margin increased to 22% in the second quarter of fiscal 2000 from 19% in the second quarter of fiscal 1999. The increase was primarily due to the exclusion of $4.5 million of operating costs from the K-Fuel Facility, which was closed during the third quarter of fiscal 1999, offset in part by the effect of the transition to avoided cost rates at the Mendota and Woodland facilities.

    The power-sales agreements for the Company's Mendota, Woodland, and Delano facilities in California are so-called standard offer #4 (SO#4) contracts, which required Pacific Gas & Electric (PG&E), in the case of Mendota and Woodland, and Southern California Electric (SCE), in the case of the Delano facilities, to purchase the power output of the projects at fixed rates through specified periods. Thereafter, the utility will pay a rate based upon the costs that would have otherwise been incurred by the purchasing utilities in generating their own electricity or in purchasing it from other sources (avoided cost). Avoided cost rates are currently substantially lower than the rates the Company has received under the fixed-rate portions of its contracts and are expected to remain so for the foreseeable future. PG&E stopped paying for power purchased from the Mendota and Woodland facilities at fixed cost rates effective in July and August 1999, respectively. Based on current avoided cost rates, the Company expects that the Woodland facility will operate at breakeven or nominal operating losses, primarily as a result of nonrecourse lease obligations that have been partially funded from the Woodland facility's past cash flows. Absent sufficient reductions in fuel prices and other operating costs, the Company will draw down power reserve funds to cover operating cash shortfalls and then, if such funds are depleted, either renegotiate its nonrecourse lease for the Woodland facility or forfeit its interest in the facility. Revenues from the Woodland facility were $28.9 million in fiscal 1999 and its results were approximately breakeven.

    The Mendota facility's fiscal 2000 results have been affected by the transition to avoided cost rates. The Mendota facility's revenues and operating loss were $5.1 million and $2.3 million, respectively, in the first six months of fiscal 2000, compared with revenues and operating income of $13.5 million and $2.8 million, respectively, in the first six months of fiscal 1999. The power-sales agreement with SCE for the Delano facilities called for fixed contract rates through September 2000. In anticipation of a decline in rates at the Delano facilities, the Company reached an agreement in May 1999 to terminate its power-sales agreement, effective December 31, 1999, for the Delano facilities. During the second quarter of fiscal 2000, the Company decided it was uneconomical to operate the Delano facilities following the termination of the power-sales agreement and suspended operations in March 2000. The Delano facilities' aggregate revenues and operating income before restructuring charges were approximately $63.6 million and $33.4 million, respectively, in fiscal 1999. If Thermo Ecotek had been paid avoided cost rates at each of its California facilities, revenues would have been lower by approximately
$67 million in fiscal 1999. In response to these declines in revenues and operating income, the Company may continue to explore other options for its biomass facilities, including disposal.

    Selling, general, and administrative expenses decreased to $3.6 million in the second quarter of fiscal 2000 from $4.2 million in the second quarter of fiscal 1999, primarily due to a reduction in costs following the closure of the K-Fuel Facility and the Gorbell and Delano plants. Selling, general, and administrative expenses as a percentage of revenues increased to 14% in fiscal 2000 from 10% in fiscal 1999, primarily due to decreased revenues.

    The Company recorded restructuring and related income, net, of $0.3 million in the second quarter of fiscal 2000 (Note 5). Restructuring costs of $1.7 million include $1.0 million for severance, $0.3 million to write off capitalized development costs and $0.3 million to write off cost in excess of net assets of acquired companies associated with the Company's gas marketing business that was closed, and $0.1 million of accrued retention costs. Unusual income consists of a $2.0 million gain on the sale of the Company's Gorbell facility in Athens, Maine.

    Interest income decreased to $0.7 million in the second quarter of fiscal 2000 from $0.8 million in the second quarter of fiscal 1999, primarily due to lower average invested cash balances.

    Interest expense decreased to $0.8 million in the second quarter of fiscal 2000 from $1.5 million in the second quarter of fiscal 1999, primarily due to lower outstanding debt related to the Company's Delano and Mendota facilities.

    The effective tax rate was 37% and 28% in the second quarter of fiscal 2000 and 1999, respectively. The effective tax rate in fiscal 2000 exceeded the statutory federal income tax rate primarily due to the effect of state income taxes. The effective tax rate in fiscal 1999 was below the statutory federal income tax rate primarily due to tax credits earned from the production of K-Fuel prior to the closure of the K-Fuel Facility.

    Minority interest expense represents the allocation of income from plant operations to a minority partner in an Operating company.

    In accordance with the provisions of Accounting Principles Board Opinion
No. 30 concerning reporting the effect of disposal of a segment of a business, the results of the Company's Biopesticides segment have been classified as discontinued operations in the accompanying statement of operations (Note 4). The loss from discontinued operations was $0.1 million in the second quarter of fiscal 1999. The Company is not currently aware of any known trends, events, or uncertainties involving discontinued operations that it expects will materially affect its results of operations, financial condition, or liquidity through the date such operations are disposed.

FIRST SIX MONTHS FISCAL 2000 COMPARED WITH FIRST SIX MONTHS FISCAL 1999

    Revenues were $64.6 million in the first six months of fiscal 2000, compared with $81.4 million in the first six months of fiscal 1999. Revenues decreased by an aggregate $17.0 million at the Company's Mendota and Woodland facilities. The utility that purchases power from the Mendota and Woodland facilities commenced paying for power at avoided cost rates during the fourth quarter of fiscal 1999, as discussed in the results of operations for the second quarter. Revenues decreased by an aggregate $15.9 million due to the termination of the power-sales agreements at the Company's Gorbell and Delano facilities during the fourth quarter of fiscal 1999 and the first quarter of fiscal 2000, respectively. These decreases were offset by the inclusion of $9.4 million in revenues from the Company's electricity-generating facility in Premnitz, Germany, which was acquired in September 1999, and a $3.9 million increase in revenues from the Company's Star Natural Gas subsidiary, primarily due to the acquisition of the gas facilities in May 1999. Revenues also increased
$2.4 million at the Company's Czech Republic operations due to a plant expansion that was completed in March 1999.

    The gross profit margin was 22% in the first six months of fiscal 2000 and 1999. An increase in the gross profit margin due to the exclusion of $7.5 million of operating costs from the K-Fuel Facility, which was closed during the third quarter of fiscal 1999, was offset by the effect of the transition to avoided cost rates at the Mendota and Woodland facilities.

    Selling, general, and administrative expenses decreased to $7.4 million in the first six months of fiscal 2000 from $8.4 million in the first six months of fiscal 1999, primarily due to the reasons discussed in the results of operations for the second quarter. Selling, general, and administrative expenses as a percentage of revenues increased to 12% in fiscal 2000 from 10% in fiscal 1999, primarily due to decreased revenues.

    Interest income decreased to $1.5 million in the first six months of fiscal 2000 from $1.6 million in the first six months of fiscal 1999, primarily due to lower average invested cash balances.

    Interest expense decreased to $2.2 million in the first six months of fiscal 2000 from $3.4 million in the first six months of fiscal 1999, primarily due to lower outstanding debt related to the Company's Delano and Mendota facilities.

    The effective tax rate was 40% and 31% in the first six months of fiscal 2000 and 1999, respectively. The effective tax rate in fiscal 2000 exceeded the statutory federal income tax rate primarily due to the effect of state income taxes. The effective tax rate in fiscal 1999 was below the statutory federal income tax rate primarily due to tax credits earned from the production of K-Fuel prior to the closure of the K-Fuel Facility.

    Minority interest expense represents the allocation of income from plant operations to a minority partner in an Operating company.

    The loss from discontinued operations was $0.7 million in the first six months of fiscal 1999 and $0.5 million in fiscal 2000 prior to the decision to divest the Biopesticides segment. In the first six months of fiscal 2000, the Company provided $12.6 million, net of tax, for the estimated loss on disposal of the Biopesticides segment (Note 4).

LIQUIDITY AND CAPITAL RESOURCES

    Working capital was $203.6 million at April 1, 2000, compared with $117.7 million at October 2, 1999. The Company had cash, cash equivalents, and current restricted funds of $35.6 million at April 1, 2000, compared with $48.0 million at October 2, 1999. In addition, the Company had $29.9 million invested in an advance to affiliate at April 1, 2000, compared with $17.8 million at October 2, 1999. Current restricted funds, which consists of funds held in trust pursuant to certain lease and debt agreements, totaled
$27.1 million and $28.0 million at April 1, 2000, and October 2, 1999, respectively. In addition, cash and cash equivalents in the accompanying balance sheet includes $4.6 million and $12.5 million of cash at April 1, 2000, and October 2, 1999, respectively, which is restricted by the terms of certain lease and financing agreements. These restrictions limit the ability of the Operating companies to transfer funds to the Company in the form of dividends, loans, advances, or other distributions. During the first six months of fiscal 2000, the Company's continuing operations provided cash and restricted funds from operating activities of $32.1 million. Cash of $29.3 million was provided by a decrease in accounts receivable, primarily due to a reduction in second quarter fiscal 2000 revenues compared with the fourth quarter of fiscal 1999 as a result of the termination of the power-sales agreements of the Gorbell and Delano facilities. This source of cash was offset in part by $6.8 million of cash used to fund a seasonal decrease in accounts payable at Star Natural Gas subsidiary. The Company expects to pay accrued restructuring costs of $3.2 million primarily during the remainder of fiscal 2000 (Note 5).

    Excluding advance to affiliate activity, the investing activities of the Company's continuing operations used $15.9 million of cash during the first six months of fiscal 2000. The Company expended $18.5 million for capital expenditures, including $14.7 million related to the repowering of the Company's Mountainview, California, facility. The Company sold its interest in its Gorbell electricity-generating facility for $2.0 million. The Company expects to make capital expenditures of approximately $15 million during the remainder of fiscal 2000, primarily related to the Mountainview facility.

    During the first six months of fiscal 2000, the Company's financing activities used cash of $16.3 million, including $26.2 million for the repayment of long-term obligations and payments under capital lease obligations related to three of its California facilities. Subsequent to repaying a portion of the outstanding balance of the Company's tax-exempt obligations, the Company reached an agreement to extend the original maturity of these obligations to 2018. As part of this agreement, the bank group participating in the financing returned $11.9 million of previously paid obligations to the Company. Accordingly, as of April 1, 2000, the Company has outstanding $31.6 million of tax-exempt obligations.

    During May 2000, the Company entered into an agreement with a bank group to factor a portion of the payments to be received from the termination of the power-sales agreement at the Delano facilities. The Company received approximately $53 million under this arrangement. The Company has begun repowering and expansion efforts at an existing project in Southern California and development efforts for an electricity-generating facility in Florida. The Company estimates the total cost of the Southern California and Florida projects to be $600 million and $135 million, respectively. The Company has committed to spend approximately $140 million for the purchase of certain equipment for the Southern California facility. The Company expects to obtain project financing to fund this purchase although it does not currently have any firm available credit facilities. In addition, together with a 10% joint venture partner, the Company is developing a gas storage facility in Colorado at an expected cost of $40 million. The Company expects it will require significant financing for these development and expansion projects, although the Company does not currently have any firm available credit facilities. Although the Company's projects are designed to produce positive cash flow over the long term, the Company will have to obtain significant additional funds from time to time to meet project development requirements, including the funding of equity investments, and to complete acquisitions. As the Company acquires, invests in, or develops future plants, the Company expects to finance them with nonrecourse debt, internal funds, or through borrowings from third parties. The Company has no agreements with third parties that assure funds will be available on acceptable terms, or at all.

ITEM 3--QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The Company's exposure to market risk from changes in equity prices, foreign currency exchange rates, and interest rates has not changed materially from its exposure at fiscal year-end 1999.

PART II--OTHER INFORMATION

ITEM 6--EXHIBITS AND REPORTS ON FORM 8-K

    (a) Exhibits

    See Exhibit Index on the page immediately preceding exhibits.

    (b) Reports on Form 8-K

    On February 1, 2000, the Company filed a Current Report on Form 8-K dated January 31, 2000, with respect to a proposed reorganization plan at Thermo Electron Corporation, as well as a decision to hold for sale the Company's Thermo Trilogy Corporation subsidiary.

                           THERMO ECOTEK CORPORATION

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized as of the 12th day of May 2000.

                                                       THERMO ECOTEK CORPORATION

                                                                      /s/ THEO MELAS-KYRIAZI
                                                            -----------------------------------------
                                                                        Theo Melas-Kyriazi
                                                            VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                                               (PRINCIPAL FINANCIAL AND ACCOUNTING
                                                                             OFFICER)

                           THERMO ECOTEK CORPORATION

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
        10.1            Description of severance agreement for Brian D. Holt (filed as Exhibit 10.60 to Thermo Electron Corporation's Annual
                        Report on Form 10-K for the year ended January 1, 2000 [File
                        No. 1-8002] and incorporated herein by reference).

        10.2            Description of transaction bonus arrangement between Brian
                        D. Holt and Thermo Electron Corporation.

        10.3            Retention Agreement dated February 11, 2000, between Parimal
                        S. Patel and Thermo Electron Corporation.

        10.4            Retention Agreement dated February 11, 2000, between John T.
                        Miller and Thermo Electron Corporation.

        10.5            Retention Agreement dated February 11, 2000, between Floyd
                        M. Gent and Thermo Electron Corporation.

        10.6            Retention Agreement dated February 11, 2000, between Randall
                        W. Miselis and Thermo Electron Corporation.

        27.1            Financial Data Schedule for the quarter ended April 1, 2000.

        27.2            Restated Financial Data Schedule for the quarter ended April
                        3, 1999.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation Law and Thermo Electron's Certificate of Incorporation and Bylaws limit the monetary liability of directors to Thermo Electron and to its stockholders and provide for indemnification of Thermo Electron's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Thermo Electron and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Thermo Electron also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

    Thermo Electron has an insurance policy which insures its directors and officers against those liabilities set forth in the insurance policy which might be incurred in connection with the performance of their duties.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The following exhibits are filed herewith or incorporated herein by reference:

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
         3.1            Amended and Restated Certificate of Incorporation of Thermo
                        Electron (filed as Exhibit 1 to Thermo Electron's Amendment
                        No. 3 to Registration Statement on Form 8-A/A
                        [File No. 1-8002] and incorporated herein by reference).

         3.2            Bylaws of Thermo Electron (filed as Exhibit 3 to Thermo
                        Electron's Quarterly Report on Form 10-Q for the quarter
                        ended July 3, 1999 [File No. 1-8002] and incorporated herein by reference).

         4.1            Fiscal Agency Agreement dated as of January 3, 1996, between the Registrant and Chemical Bank pertaining to the
                        Registrant's 4 1/4% Subordinated Convertible Debentures due
                        2003 (filed as Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995
                        [File No. 1-8002] and incorporated herein by reference).

    The Registrant agrees, pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, to furnish to the Commission upon request, a copy of each instrument with respect to other long-term debt of the Registrant or its consolidated subsidiaries.

         4.2            Rights Agreement, dated as of January 19, 1996, between the
                        Registrant and The First National Bank of Boston, as Rights
                        Agent, which includes as Exhibit A the Form of Certificate of Designations, as Exhibit B the Form of Rights
                        Certificate, and as Exhibit C the Summary of Rights to
                        Purchase Preferred Stock (filed as Exhibit 1 to the
                        Registrant's Registration Statement on Form 8-A filed on
                        January 26, 1996, as amended by Amendment No. 1 to the
                        Registrant's Registration Statement on Form 8-A/A filed on
                        May 30, 1997 and incorporated herein by reference).

         4.3            Amendment No. 1 to Rights Agreement, dated as of June 11,
                        1999, between the Registrant and BankBoston, N.A. (formerly,
                        The First National Bank of Boston), as Rights Agent, which includes as Exhibit B the amended and restated Form of
                        Rights Certificate and as Exhibit C the amended and restated
                        Summary of Rights to Purchase Preferred Stock (filed as
                        Exhibit 2 to the Registrant's Amendment No. 2 to
                        Registration Statement on Form 8-A/ A filed on June 21, 1999 and incorporated herein by reference).

         4.4            Indenture dated as of October 29, 1998, by and between the
                        Registrant and Bankers Trust Company, as Trustee, relating to the issuance of senior debt securities by the Registrant
                        (filed as Exhibit 4.1 to the Registrant's Current Report on
                        Form 8-K dated October 29, 1998, filed with the Securities and Exchange Commission on October 30, 1998, and
                        incorporated herein by reference).

         4.5            First Supplemental Indenture dated as of October 29, 1998, by and between the Registrant and Bankers Trust Company, as
                        Trustee, relating to the issuance by the Registrant of
                        $150,000,000 aggregate principal amount of its 7.625% Notes due 2008 (filed as Exhibit 4.2 to the Registrant's Current
                        Report on Form 8-K dated October 29, 1998, filed with the
                        Securities and Exchange Commission on October 30, 1998, and
                        incorporated herein by reference).

        5.1* Opinion and consent of Seth H. Hoogasian, Esq. as to the validity of the Securities.

        8.1* Opinion and consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to tax matters.

        10.1            Form of Indemnification Agreement between the Registrant and the directors and officers of its majority-owned
                        subsidiaries (filed as Exhibit 10.1 to the Registrant's
                        Registration Statement on Form S-4 [Reg. No. 333-90661] and
                        incorporated herein by reference).

        10.2            Form of Amended and Restated Indemnification Agreement
                        between the Registrant and its directors and officers (filed as Exhibit 10.2 to the Registrant's Registration Statement
                        on Form S-4 [Reg. No. 333-90661] and incorporated herein by reference).

        23.1            Consent of Arthur Andersen LLP to the Registrant.

        23.2            Consent of Arthur Andersen LLP to Thermo Ecotek Corporation.

       23.3*            Consent of Seth H. Hoogasian, Esq. (included as part of
                        Exhibit 5.1).

       23.4*            Powers of Attorney (included in the signature pages to this
                        Registration Statement as originally filed).

       23.5*            Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C. (included as part of Exhibit 8.1).

------------------------

* Previously filed.

ITEM 22.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (5) That before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

        (6) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of this registration statement through the date of responding to such request; and

        (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

    Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on July 11, 2000.


                                                       THERMO ELECTRON CORPORATION

                                                       By:             /s/ RICHARD F. SYRON
                                                            -----------------------------------------
                                                                         Richard F. Syron
                                                              PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                                      CHAIRMAN OF THE BOARD

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       President, Chief Executive
                /s/ RICHARD F. SYRON                     Officer and Chairman of
     -------------------------------------------         the Board (Principal         July 11, 2000
                  Richard F. Syron                       Executive Officer)

                                                       Vice President and Chief
               /s/ THEO MELAS-KYRIAZI                    Financial Officer
     -------------------------------------------         (Principal Financial         July 11, 2000
                 Theo Melas-Kyriazi                      Officer and Principal
                                                         Accounting Officer)

                          *                            Director
     -------------------------------------------                                      July 11, 2000
                  Samuel W. Bodman

                          *                            Director
     -------------------------------------------                                      July 11, 2000
                   Peter O. Crisp

                          *                            Director
     -------------------------------------------                                      July 11, 2000
                Elias P. Gyftopoulos

                          *                            Director
     -------------------------------------------                                      July 11, 2000
                    Frank Jungers

                                                       Director
     -------------------------------------------
                    Jim P. Manzi

                          *                            Director
     -------------------------------------------                                      July 11, 2000
                  Robert A. McCabe

                          *                            Director
     -------------------------------------------                                      July 11, 2000
                  Hutham S. Olayan

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                          *                            Director
     -------------------------------------------                                      July 11, 2000
                  Robert W. O'Leary

*By /s/ THEO MELAS-KYRIAZI
   -------------------------------------------
            Theo Melas-Kyriazi
            Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
         3.1            Amended and Restated Certificate of Incorporation of Thermo
                        Electron (filed as Exhibit 1 to Thermo Electron's Amendment
                        No. 3 to Registration Statement on Form 8-A/A [File No.
                        1-8002] and incorporated herein by reference).

         3.2            Bylaws of Thermo Electron (filed as Exhibit 3 to Thermo
                        Electron's Quarterly Report on Form 10-Q for the quarter
                        ended July 3, 1999 [File No. 1-8002] and incorporated herein by reference).

         4.1            Fiscal Agency Agreement dated as of January 3, 1996, between the Registrant and Chemical Bank pertaining to the
                        Registrant's 4 1/4% Subordinated Convertible Debentures due
                        2003 (filed as Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995
                        [File No. 1-8002] and incorporated herein by reference).

    The Registrant agrees, pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, to furnish to the Commission upon request, a copy of each instrument with respect to other long-term debt of the Registrant or its consolidated subsidiaries.

         4.2            Rights Agreement, dated as of January 19, 1996, between the
                        Registrant and The First National Bank of Boston, as Rights
                        Agent, which includes as Exhibit A the Form of Certificate of Designations, as Exhibit B the Form of Rights
                        Certificate, and as Exhibit C the Summary of Rights to
                        Purchase Preferred Stock (filed as Exhibit 1 to the
                        Registrant's Registration Statement on Form 8-A filed on
                        January 26, 1996, as amended by Amendment No. 1 to
                        Registration Statement on Form 8-A/A filed on May 30, 1997 and incorporated herein by reference).

         4.3            Amendment No. 1 to Rights Agreement, dated as of June 11,
                        1999, between the Registrant and BankBoston, N.A. (formerly,
                        The First National Bank of Boston), as Rights Agent, which includes as Exhibit B the amended and restated Form of
                        Rights Certificate and as Exhibit C the amended and restated
                        Summary of Rights to Purchase Preferred Stock (filed as
                        Exhibit 2 to the Registrant's Amendment No. 2 to
                        Registration Statement on Form 8-A/ A filed on June 21,
                        1999 and incorporated herein by reference).

         4.4            Indenture dated as of October 29, 1998, by and between the
                        Registrant and Bankers Trust Company, as Trustee, relating to the issuance of senior debt securities by the Registrant
                        (filed as Exhibit 4.1 to the Registrant's Current Report on
                        Form 8-K dated October 29, 1998, filed with the Securities and Exchange Commission on October 30, 1998, and
                        incorporated herein by reference).

         4.5            First Supplemental Indenture dated as of October 29, 1998, by and between the Registrant and Bankers Trust Company, as
                        Trustee, relating to the issuance by the Registrant of
                        $150,000,000 aggregate principal amount of its 7.625% Notes due 2008 (filed as Exhibit 4.2 to the Registrant's Current
                        Report on Form 8-K dated October 29, 1998, filed with the
                        Securities and Exchange Commission on October 30, 1998, and
                        incorporated herein by reference).

        5.1* Opinion and consent of Seth H. Hoogasian, Esq. as to the validity of the Securities.

        8.1* Opinion and consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to tax matters.

        10.1            Form of Indemnification Agreement between the Registrant and the directors and officers of its majority-owned
                        subsidiaries (filed as Exhibit 10.1 to the Registrant's
                        Registration Statement on Form S-4 [Reg. No. 333-90661] and
                        incorporated herein by reference).

        10.2            Form of Amended and Restated Indemnification Agreement
                        between the Registrant and its directors and officers (filed as Exhibit 10.2 to the Registrant's Registration Statement
                        on Form S-4 [Reg. No. 333-90661] and incorporated herein by reference).

        23.1            Consent of Arthur Andersen LLP to the Registrant.

        23.2            Consent of Arthur Andersen LLP to Thermo Ecotek Corporation.

       23.3*            Consent of Seth H. Hoogasian, Esq. (included as part of
                        Exhibit 5.1).

       23.4*            Power of Attorney (see signature pages to this Registration
                        Statement).

       23.5*            Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C. (included as part of Exhibit 8.1).

------------------------

* Previously filed.